UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SYKES ENTERPRISES, INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SYKES ENTERPRISES, INCORPORATED

July 26, 2021

To our Shareholders:

You are cordially invited to attend a special meeting of the shareholders of Sykes Enterprises, Incorporated (“Sykes”) to be held at the Rivergate Tower, 400 N. Ashley Drive, Suite 320, 3rd Floor, Conference Room A, Tampa, FL 33602 on August 24, 2021 at 8:00 a.m., Eastern Time (the “Special Meeting”).

At the Special Meeting, shareholders of record of our common stock (“Sykes common stock”), at the close of business on July 23, 2021 (the “record date”), will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of June 17, 2021 (as it may be amended or modified from time to time, the “Merger Agreement”), by and among Sykes, Sitel Worldwide Corporation, a Delaware corporation (“Parent”) and Florida Mergersub, Inc., a Florida corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Subject to the terms and conditions of the Merger Agreement and the applicable provisions of the Florida Business Corporation Act (the “FBCA”), Merger Sub will be merged with and into Sykes and Sykes will survive the merger as a direct wholly-owned subsidiary of Parent (the “Merger”). Parent and Merger Sub are wholly-owned subsidiaries of Sitel Group SA (“Sitel Group”), a global provider of customer service (CX) products and solutions.

If the Merger is completed, each share of Sykes common stock outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than shares of Sykes common stock held by Parent, Merger Sub or Sykes (including treasury shares) at the Effective Time) will, at the Effective Time, automatically be converted into the right to receive $54.00 in cash, without interest, subject to applicable withholding taxes, which represents a premium of 31.2% to Sykes’ closing share price of $44.17 on June 17, 2021, which was the last trading day prior to the execution of the Merger Agreement. The proposal to adopt the Merger Agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Sykes common stock entitled to vote thereon in accordance with the applicable provisions of the FBCA.

Sykes common stock is listed on the NASDAQ Stock Market (the “NASDAQ”) under the symbol “SYKE”. The closing sales price of Sykes common stock on the NASDAQ on July 23, 2021, the most recent practicable date prior to the date of the accompanying proxy statement, was $53.74 per share.

The Sykes board of directors (the “Board”) has reviewed and considered the terms and conditions of the Merger Agreement and the Merger and has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth therein, are fair to, and in the best interests of, the Company and the Company’s shareholders; (ii) approved and declared advisable the Merger Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, upon the terms and subject to the conditions set forth therein; (iii) directed that the Merger Agreement be submitted to a vote of the Company’s shareholders for adoption at the Special Meeting; and (iv) resolved to recommend that Company shareholders vote in favor of adoption of the Merger Agreement in accordance with the FBCA. The Board made its determination after consultation with its outside legal counsel and financial advisor and consideration of a number of factors more fully described in the accompanying proxy statement. The Board unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement.

At the Special Meeting, shareholders will also be asked to vote on (i) a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid or become payable to Sykes’ named executive officers by Sykes based on or otherwise relating to the Merger, as required by the rules adopted by the U.S. Securities and Exchange Commission (the “SEC”) and (ii) a proposal to approve an adjournment of the

Special Meeting, from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement or in the absence of a quorum. The Board unanimously recommends that you vote “FOR” each of these proposals.

The Board is soliciting your proxy to assure that a quorum is present and that your shares are represented and voted at the Special Meeting and any postponement or adjournment thereof. In considering the recommendations of the Board, you should be aware that certain of Sykes’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally, as further described in the accompanying proxy statement.

If your shares are held in “street name,” you should instruct your bank, brokerage firm or other nominee how to vote your shares on each proposal in accordance with your voting instruction form.

The Merger cannot be completed unless Sykes shareholders adopt the Merger Agreement. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the Special Meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Special Meeting. If you attend the Special Meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you fail to return your proxy card and you are a shareholder of record on the record date, unless you attend the Special Meeting in person, the effect will be that your shares of Sykes common stock will not be considered present at the Special Meeting for the purpose of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement. Similarly, if you hold your shares in “street name” and fail to instruct your bank, brokerage firm or other nominee how to vote your shares, your shares will not be counted for purposes of determining whether a quorum is present and will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

The accompanying proxy statement contains detailed information about Sykes, the Special Meeting, the Merger Agreement, the Merger, the Merger-related named executive officer compensation proposal and the adjournment-related proposal. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement and incorporated therein by reference. We urge you to, and you should, read the entire proxy statement carefully, including the Merger Agreement and the other annexes and the documents referred to or incorporated by reference in the accompanying proxy statement. You may obtain additional information about Sykes from documents we have filed with the SEC.

If you have any questions or need assistance voting your shares of Sykes common stock, please contact our proxy solicitor OKAPI Partners by phone at 1-(877) 629-6356 or by email at info@okapipartners.com.

Thank you for your confidence in Sykes.

Sincerely,

/s/ Charles E. Sykes
Charles E. Sykes
Chief Executive Officer

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the Merger, passed upon the merits or fairness of the Merger Agreement or the Merger or determined if the accompanying proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated July 26, 2021 and, together with the enclosed form of proxy card, is first being mailed to Sykes shareholders on or about July 26, 2021.

SYKES ENTERPRISES, INCORPORATED

400 N. Ashley Drive, Suite 2800

Tampa, FL 33602

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

DATE & TIME	August 24, 2021 at 8:00 a.m., Eastern Time

PLACE	The Rivergate Tower, 400 N. Ashley Drive, Suite 320, 3rd Floor, Conference Room A, Tampa, FL 33602

ITEMS OF BUSINESS

•   To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of June 17, 2021 (as may be amended or modified from time to time, the “Merger Agreement”), by and among Sykes Enterprises, Incorporated (“Sykes”), Sitel Worldwide Corporation, a Delaware corporation (“Parent”) and Florida Mergersub, Inc., a Florida corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) (the “Merger Proposal”); a copy of the Merger Agreement is attached to the accompanying proxy statement as Annex A and is incorporated therein by reference;

•   To consider and vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid or otherwise become payable by Sykes to its named executive officers that is based on or otherwise relates to the Merger (the “named executive officer Merger-related compensation proposal”); and

•   To consider and vote on a proposal to approve an adjournment of the special meeting of Sykes shareholders (the “Special Meeting”) from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal or in the absence of a quorum (the “Adjournment Proposal”).

Shareholders may also be asked to transact such other business as may properly be brought before the Special Meeting, or any adjournments or postponements of the Special Meeting, by or at the direction of the Sykes board of directors (the “Board”).

RECORD DATE	Only shareholders of record of Sykes common stock, par value $0.01 per share (“Sykes common stock”), at the close of business on July 23, 2021 (the “record date”) are entitled to notice of, and to vote at, the Special Meeting and at any adjournment or postponement of the Special Meeting.

VOTING BY PROXY	Your vote is very important, regardless of the number of shares you own. The Board is soliciting your proxy to assure that a quorum is present and that your shares are represented and voted at the Special Meeting in accordance with the applicable provisions of the FBCA. For information on submitting your proxy over the Internet, by telephone or by mailing back the traditional proxy card (no extra postage is needed for the provided envelope if mailed in the U.S.), please see the attached proxy statement and enclosed proxy card. If you later decide to vote in person at the Special Meeting, information on revoking your proxy prior to the Special Meeting is also provided.

RECOMMENDATIONS	The Board recommends that you vote: • “FOR” the Merger Proposal; • “FOR” the named executive officer Merger-related compensation proposal; and • “FOR” the Adjournment Proposal.

APPRAISAL	Under Section 607.1302 of the FBCA, appraisal rights will not be available to Sykes’ shareholders in connection with the Merger.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE SUBMIT A PROXY TO VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE PURSUANT TO THE INSTRUCTIONS CONTAINED IN THESE MATERIALS OR COMPLETE, DATE, SIGN AND RETURN A PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU RECEIVE MORE THAN ONE PROXY BECAUSE YOU OWN SHARES REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE SUBMITTED. IF YOU DO NOT SUBMIT YOUR PROXY OR VOTE IN PERSON AT THE SPECIAL MEETING ON THE MERGER PROPOSAL, IT WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THE MERGER PROPOSAL. IF YOU HOLD YOUR SHARES IN “STREET NAME” AND DO NOT INSTRUCT YOUR BANK, BROKERAGE FIRM OR OTHER NOMINEE HOW TO VOTE YOUR SHARES, IT WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THE MERGER PROPOSAL.

Your proxy may be revoked at any time before the vote at the Special Meeting by following the procedures outlined in the accompanying proxy statement.

If your shares are held by a bank, brokerage firm or other nominee and you wish to vote in person at the Special Meeting, you must bring to the Special Meeting a proxy from the bank, brokerage firm or other nominee that holds your shares authorizing you to vote in person at the Special Meeting. Please also bring to the Special Meeting your account statement evidencing your beneficial ownership of Sykes common stock as of the record date. All shareholders should also bring photo identification.

The proxy statement of which this notice forms a part provides a detailed description of the Merger, the Merger Agreement, the Merger Proposal, the named executive officer Merger-related compensation proposal and the Adjournment Proposal and provides specific information concerning the Special Meeting. In considering the recommendations of the Board, you should be aware that certain of Sykes’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally, as further described in the accompanying proxy statement. We urge you to read the proxy statement, including any documents incorporated therein by reference, and its annexes carefully and in their entirety. If you have any questions concerning the Merger or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of Sykes common stock, please contact Sykes’ proxy solicitor, OKAPI Partners by phone at 1-(877) 629-6356 or by email at info@okapipartners.com.

By Order of the Board of Directors,

/s/ James T. Holder
James T. Holder
Corporate Secretary

Tampa, FL

July 26, 2021

-i-

ii

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	96

FUTURE SYKES SHAREHOLDER PROPOSALS	98

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS	99

WHERE YOU CAN FIND MORE INFORMATION	100

ANNEX A (Merger Agreement)	A-1

ANNEX B (Fairness Opinion)	B-1

iii

SUMMARY TERM SHEET

This summary highlights information contained elsewhere in this proxy statement and may not contain all the information that is important to you with respect to the Merger Agreement, the Merger and the other matters being considered at the Special Meeting of Sykes shareholders. We urge you to carefully read the remainder of this proxy statement, including the attached annexes, and the other documents to which we have referred you. For additional information on Sykes, see the section entitled “Where You Can Find More Information” beginning on page 100. We have included page references in this summary to direct you to a more detailed description of the topics presented below.

All references to “Sykes,” the “Company,” “we,” “us,” or “our” in this proxy statement refer to Sykes Enterprises, Incorporated, a Florida corporation. Sykes, following the completion of the Merger, is sometimes referred to in this proxy statement as the “surviving corporation.” In addition, unless otherwise indicated, or unless the context otherwise requires, a reference in this proxy statement to:

•	“Board” means the board of directors of Sykes;

•	“FBCA” means the Florida Business Corporation Act, Chapter 607, Part I, Florida Statutes (as the same is in effect and applicable on the relevant date or dates);

•

“Merger” means the merger of Merger Sub with and into Sykes on the terms and subject to the conditions set forth in the Merger Agreement, with Sykes surviving as a direct wholly-owned subsidiary of Parent;

•

“Merger Agreement” means the Agreement and Plan of Merger, dated as of June 17, 2021, as may be amended or modified from time to time, a copy of which is attached as Annex A to this proxy statement and is incorporated by reference herein;

•

“Merger Sub” means Florida Mergersub, Inc., a Florida corporation and a wholly-owned subsidiary of Parent, formed solely for the purpose of entering into the Merger Agreement and engaging in the transactions contemplated by the Merger Agreement;

•	“Parent” means Sitel Worldwide Corporation, a Delaware corporation and the sole shareholder of Merger Sub; and

•	“Sykes common stock” means the common stock, par value $0.01 per share, of Sykes.

The Parties

Sykes Enterprises, Incorporated (see page 25)

Sykes is a full lifecycle provider of global customer experience management services, multichannel demand generation and digital transformation. SYKES provides full lifecycle customer experience management solutions and services primarily to Global 2000 companies and their end customers principally in the financial services, technology, communications, transportation & leisure and healthcare industries. The Company’s full lifecycle services platform effectively engages customers at every touchpoint within the customer journey, including digital media and acquisition, sales expertise, customer service, technical support and retention, many of which can be optimized through a suite of digital transformation capabilities under its SYKES Digital Services group, which spans robotic process automation, self-service, insight analytics and digital learning. In addition to digital transformation, SYKES also provides artificial intelligence solutions that can be embedded and leveraged across its lifecycle offerings. The Company serves its clients through two geographic operating regions: the Americas (United States, Canada, Latin America, Australia and the Asia Pacific Rim) and EMEA (Europe, the Middle East and Africa). The Company’s Americas and EMEA regions primarily provide customer management solutions and services with an emphasis on inbound multichannel demand generation, customer service and technical support to its clients’ customers. These services are delivered through multiple communication channels including phone, e-mail, social media, text messaging, chat and digital self-service. The Company also provides various enterprise support services in the United States that include services for its clients’ internal support operations, from technical staffing services to outsourced corporate help desk services. In Europe, the Company also provide fulfillment services, which include order processing, payment processing, inventory control, product delivery and product returns handling. Additionally, through the Company’s acquisition of RPA provider Symphony Ventures Ltd coupled with its investment in AI through XSell Technologies, Inc., the Company also provides a suite of digital transformation capabilities that optimizes its differentiated full lifecycle management services platform. The Company’s complete service offering helps its clients acquire, retain and increase the lifetime value of their customer relationships. The Company has developed global reach with customer experience management centers across six continents, including North America, South America, Europe, Asia, Australia and Africa. The Company delivers cost-effective solutions that generate demand, enhance the customer service experience, promote stronger brand loyalty, and bring about high levels of performance and profitability. For additional information please visit www.sykes.com.

Sykes is a corporation organized under the laws of the State of Florida and headquartered in Tampa, Florida. Sykes’ principal offices are located at 400 N. Ashley Drive, Suite 2800, Tampa, FL 33602 and our telephone number is (813) 274-1000. Sykes common stock is traded on the NASDAQ Global Select Market (the “NASDAQ”) under the ticker symbol “SYKE”. Our corporate web address is www.sykes.com. The information provided on, or that may be accessed through, the Sykes website is not part of this proxy statement and is not incorporated in this proxy statement by reference hereby or by any other reference to Sykes’ website provided in this proxy statement.

Additional information about Sykes is contained in our public filings with the U.S. Securities and Exchange Commission (the “SEC”). See the section entitled “Where You Can Find More Information” beginning on page 100.

Sitel Worldwide Corporation (see page 25)

Parent is a Delaware corporation and the sole shareholder of Merger Sub. Parent is a subsidiary of Sitel Group. Sitel Group is a global provider of customer service (CX) products and solutions. Upon completion of the transactions contemplated thereby, Sykes will be a wholly-owned subsidiary of Parent.

Florida Mergersub, Inc. (see page 25)

Merger Sub is a Florida corporation and a wholly-owned subsidiary of Parent that was formed solely for the purpose of entering into the Merger Agreement and completing the transactions contemplated thereby. Merger Sub has not conducted any business operations other than in connection with the transactions contemplated by the Merger Agreement and related agreements. Upon completion of the Merger, Merger Sub will merge with and into Sykes, and Merger Sub will cease to exist.

The Special Meeting

Date, Time and Place (see page 26)

The special meeting of Sykes shareholders (the “Special Meeting”) is scheduled to be held at the Rivergate Tower, 400 N. Ashley Drive, Suite 320, 3rd Floor, Conference Room A, Tampa, FL 33602, on August 24, 2021 at 8:00 a.m., Eastern Time.

Purpose of the Special Meeting (see page 26)

The Special Meeting is being held in order for Sykes shareholders to consider and vote on the following proposals:

•	To adopt the Merger Agreement (the “Merger Proposal”);

•

To approve, on a non-binding, advisory basis, certain compensation that will or may be paid or become payable by Sykes to its named executive officers that is based on or otherwise relates to the Merger (the “named executive officer Merger-related compensation proposal”); and

•

To approve the adjournment of the Special Meeting, from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal or in the absence of a quorum (the “Adjournment Proposal”).

Shareholders may also be asked to transact such other business as may properly be brought before the Special Meeting, or any adjournments or postponements of the Special Meeting, by or at the direction of the Board.

The Board has reviewed and considered the terms and conditions of the Merger Agreement and the Merger. After consulting with its outside legal counsel and financial advisor and after consideration of various factors more fully described in this proxy statement, the Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth therein, are fair to, and in the best interests of, the Company and the Company’s shareholders; (ii) approved and declared advisable the Merger Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, upon the terms and subject to the conditions set forth therein; (iii) directed that the Merger Agreement be submitted to a vote of the Company’s shareholders for adoption at the Special Meeting; and (iv) resolved to recommend that Company shareholders vote in favor of adoption of the Merger Agreement in accordance with the FBCA.

The holders of at least a majority of the outstanding shares of Sykes common stock entitled to vote on the Merger Proposal must vote to approve the Merger Proposal as a condition for the Merger to occur. If Sykes shareholders fail to approve the Merger Proposal by the requisite vote, the Merger will not occur.

The Board unanimously recommends that Sykes shareholders vote “FOR” the Merger Proposal, “FOR” the named executive officer Merger-related compensation proposal and “FOR” the Adjournment Proposal.

For a discussion of the material factors that the Board considered in determining to recommend the adoption of the Merger Agreement, please see the section entitled “The Merger Proposal (Proposal 1) – Recommendation of the Board and Reasons for the Merger.”

Record Date; Shareholders Entitled to Vote (see page 27)

Only shareholders of record of Sykes common stock at the close of business on July 23, 2021, the record date for the Special Meeting (the “record date”), will be entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements of the Special Meeting. On the record date, 39,796,017 shares of Sykes common stock were issued and outstanding, held by approximately 694 holders of record.

Holders of record of Sykes common stock are entitled to one vote on each matter submitted to a vote at the Special Meeting for each share of Sykes common stock they own of record on the record date. A complete list of shareholders entitled to vote at the Special Meeting will be available for inspection for any purpose germane to the Special Meeting during regular business hours at the Company’s principal place of business, 400 N. Ashley Drive, Suite 2800 Tampa, FL 33602, for a period of no less than 10 days before the Special Meeting, and also at the Special Meeting.

Quorum (see page 27)

Under our bylaws and the FBCA, the holders (as of the record date) of a majority of the outstanding shares of Sykes common stock entitled to vote on a matter at the Special Meeting, whether represented in person or by proxy, will constitute a quorum on that matter at the Special Meeting. There must be a quorum for business to be conducted at the Special Meeting. If there is less than a quorum present at the Special Meeting, the shareholders present may adjourn the meeting from time to time without further notice other than announcement at the meeting in accordance with the FBCA, until a quorum shall be present or represented.

If you submit (and do not thereafter revoke) a properly executed proxy card, even if you abstain from voting, your shares of Sykes common stock will be counted for purposes of determining whether a quorum is present at the Special Meeting. In the event that a quorum is not present at the Special Meeting or additional votes must be solicited to approve the Merger Proposal, the meeting may be adjourned or postponed to solicit additional proxies.

As of the record date, there were 39,796,017 shares of Sykes common stock issued and outstanding.

Required Vote (see page 27)

The approval of the Merger Proposal requires the affirmative vote of at least a majority of all votes entitled to be cast by the holders of shares of Sykes common stock outstanding on the record date.

The approval of the named executive officer Merger-related compensation proposal (on a non-binding, advisory basis) requires the affirmative vote of the holders of at least a majority of the votes cast at the Special Meeting (assuming a quorum is present).

The approval of the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of the votes cast at the Special Meeting.

As of the record date, there were 39,796,017 shares of Sykes common stock issued and outstanding.

Voting at the Special Meeting (see page 29)

If your shares of Sykes common stock are registered directly in your name with Computershare, our transfer agent, you are considered a “shareholder of record.” Shareholders of record can vote their shares of Sykes common stock in the following four ways: (i) by indicating your vote by completing, signing and dating the proxy card where indicated and by mailing or otherwise returning the card in the prepaid reply envelope provided to you, (ii) by submitting your proxy by telephone by dialing the toll-free number 1-800-690-6903 and following the voting instructions provided on the proxy card, (iii) by submitting your proxy over the Internet by going to www.proxyvote.com and following the voting instructions provided on the proxy card or (iv) by attending the Special Meeting and voting your shares in person. Even if you plan to attend the Special Meeting, Sykes encourages you to submit a proxy in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Special Meeting. Votes cast in person or by proxy at the Special Meeting will be tabulated by the inspector of election appointed for the Special Meeting, who also will determine whether a quorum is present.

If your shares are held by your bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a form from your bank, brokerage firm or other nominee seeking instruction from you as to how your shares should be voted. You should instruct your bank, brokerage firm or other nominee how to vote your shares of Sykes common stock on each proposal in accordance with your voting instruction form. If you beneficially own your shares and receive a voting instruction form, you can vote by following the instructions on your voting instruction form. Please refer to information from your bank, brokerage firm or other nominee on how to submit voting instructions. Shareholders who own their shares in “street name” are not able to vote at the Special Meeting unless they have a legal proxy, executed in their favor, from the shareholder of record (bank, brokerage firm or other nominee) giving them the right to vote the shares at the Special Meeting.

You may revoke your proxy at any time prior to the vote at the Special Meeting by (i) sending a written statement to that effect to Sykes, at 400 N. Ashley Drive, Suite 2800, Tampa, FL 33602, Attention: James T. Holder, Corporate Secretary, bearing a date later than the date of the proxy, that is received prior to the Special Meeting, (ii) voting again by Internet or telephone, so long as you do so before the deadline of 11:59 p.m. Eastern Time on August 23, 2021, (iii) submitting a properly signed proxy card with a later date and mailing it to the address set forth therein so that it is received prior to the Special Meeting, or (iv) attending the Special Meeting and voting in person. Attendance at the Special Meeting will not, in and of itself, result in the revocation of a proxy or cause your shares of Sykes common stock to be voted. If you hold shares in “street name,” you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also change your vote or revoke your proxy in person at the Special Meeting if you obtain a signed proxy from the shareholder of record (bank, brokerage firm or other nominee) giving you the right to vote the shares.

Sykes recommends that you submit a proxy to vote your shares as soon as possible, even if you are planning to attend the Special Meeting to ensure that your shares are represented and voted at the meeting and so that the vote count will not be delayed.

Abstentions and Broker Non-Votes (see page 28)

An abstention occurs when a shareholder attends a meeting, either in person or by proxy, but abstains from voting. At the Special Meeting, abstentions will be counted as present for purposes of determining whether a quorum exists. Abstaining from voting will have the same effect as a vote “AGAINST” the Merger Proposal, the named executive officer Merger-related compensation proposal, and the Adjournment Proposal.

Broker non-votes are shares held in “street name” by banks, brokerage firms or other nominees that are present or represented by proxy at the Special Meeting, but with respect to which the bank, brokerage firm or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such bank, brokerage firm or other nominee does not have discretionary voting power on such proposal. Because, under NASDAQ rules, banks, brokerage firms or other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of shares of Sykes common stock held in “street name” does not give voting instructions to the bank, brokerage firm or other nominee, then those shares will not be counted as present in person or by proxy at the Special Meeting. As the vote to approve the Merger Proposal is based on the total number of shares of Sykes common stock outstanding and entitled to vote on the Merger Proposal on the record date, not just the shares that are counted as present in person or by proxy at the Special Meeting, if you fail to issue voting instructions to your bank, brokerage firm or other nominee, the shares of Sykes common stock that you own will not be counted for purposes of determining whether a quorum is present at the Special Meeting and it will have the same effect as a vote “AGAINST” the Merger Proposal.

The approval of each named executive officer Merger-related compensation proposal and the Adjournment Proposal requires the affirmative vote of the majority of the votes cast at the meeting (and, in the case of the named executive officer Merger-related compensation proposal, subject to a quorum being present). Accordingly, shares deemed not in attendance at the special meeting, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee, and broker non-votes will have no effect on the outcome of the named executive officer Merger-related compensation proposal (assuming a quorum is present) and no effect on the outcome of the Adjournment Proposal.

Solicitation of Proxies (see page 30)

The Board is soliciting your proxy, and Sykes will bear the cost of soliciting proxies. OKAPI Partners has been retained to assist with the solicitation of proxies and provide related proxy advisory services. OKAPI Partners will be paid a fee of $18,500 plus reasonable and documented out-of-pocket expenses for these services in connection with the Special Meeting. Sykes will also indemnify OKAPI Partners for certain losses arising out of these services. OKAPI Partners will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders.

Adjournment (see page 30)

In addition to the Merger Proposal and the named executive officer Merger-related compensation proposal, Sykes shareholders are also being asked to approve the Adjournment Proposal, which will enable the adjournment of the Special Meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal or in the absence of a quorum.

Although it is not currently expected, if a quorum is not present at the Special Meeting, the shareholders holding a majority of the shares of Sykes common stock present in person or by proxy at the Special Meeting and entitled to vote thereat may adjourn the Special Meeting from time to time until a quorum shall be present. All proxies will be voted in the same manner as they would have been voted at the original convening of the Special Meeting, except for any proxies that have been validly revoked or withdrawn prior to the time such proxies are voted at the reconvened meeting. If a new record date is or must be fixed under law, a notice of the adjourned meeting must be given to each shareholder of record as of the new record date and who is otherwise entitled to notice of and vote at such meeting. In addition, the Special Meeting could be postponed before it commences, subject to the terms of the Merger Agreement. If the Special Meeting is adjourned or postponed, shareholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If you return a proxy and do not indicate how you wish to vote on the Adjournment Proposal, your shares will be voted in favor of the Adjournment Proposal.

The Merger

The rights and obligations of the parties to the Merger Agreement are governed by the specific terms and conditions of the Merger Agreement and not by any summary or other information in this proxy statement. The information in this proxy statement regarding the Merger Agreement and the Merger is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated herein by reference. We encourage you to read the Merger Agreement carefully and in its entirety because it is the principal legal agreement that governs the terms and conditions of the Merger.

Structure of the Merger (see page 32)

If the Merger is completed, then at the effective time of the Merger (the “Effective Time”), Merger Sub will merge with and into Sykes, the separate corporate existence of Merger Sub will cease and Sykes will survive the Merger as a direct wholly-owned subsidiary of Parent.

Merger Consideration (see page 32)

Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, each share of Sykes common stock outstanding immediately prior to the Effective Time (other than shares held by Sykes as treasury stock or held by Parent, in each case, immediately prior to the Effective Time (the “canceled shares”)) will automatically be converted into the right to receive $54.00 in cash, without interest, subject to any applicable withholding taxes (the “Merger Consideration”).

Treatment of Sykes Equity Awards (see page 32)

Pursuant to the Merger Agreement, as of the Effective Time, each Company Restricted Stock Unit (as defined in the Merger Agreement) or Company Performance Stock Unit (as defined in the Merger Agreement) that is outstanding under any Company Stock Plan (as defined in the Merger Agreement) immediately prior to the Effective Time (a “Company Restricted Share”) will vest at closing and be canceled and converted into the right to receive an amount in cash equal to the Merger Consideration for each share of Sykes common stock subject to such award immediately prior to the Effective Time, (with any such Company Performance Stock Units deemed achieved at one hundred percent (100%) of the Company Performance Stock Units granted), less applicable withholding taxes.

Additionally, at the Effective Time, each Company stock appreciation right (“Company SAR”) that is outstanding under any Company Stock Plan immediately prior to the Effective Time shall have all rights thereunder cancelled by virtue of the Merger and each former holder of any cancelled In-the-Money SAR (as defined in the Merger Agreement), in exchange therefor shall be entitled to an amount in cash, without interest, equal to the product of (A) the SAR Per Share Consideration multiplied by (B) the number of shares of Company Common Stock subject to such In-the-Money SAR, less any applicable withholding taxes. Each Company SAR that is not an In-the-Money SAR shall be automatically cancelled immediately prior to the Effective Time for no consideration. “SAR Per Share Consideration” means, with respect to a Company SAR, an amount equal to the difference between (a) $54.00, minus (b) the per share exercise price of such Company SAR. “In-the-Money SAR” means a vested Company SAR for which the SAR Per Share Consideration is greater than zero.

Recommendation of the Board (see page 42)

The Board has reviewed and considered the terms and conditions of the Merger Agreement and the Merger. After consulting with its outside legal counsel and financial advisor and after consideration of various factors, the Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth therein, are fair to, and in the best interests of, the Company and the Company’s shareholders; (ii) approved and declared advisable the Merger Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, upon the terms and subject to the conditions set forth therein; (iii) directed that the Merger Agreement be submitted to a vote of the Company’s shareholders for adoption at the Special Meeting; and (iv) resolved to recommend that Company shareholders vote in favor of adoption of the Merger Agreement in accordance with the FBCA. Certain factors considered by the Board in reaching its decision to adopt the Merger Agreement and to recommend that shareholders approve the Merger Proposal can be found in “The Merger Proposal (Proposal 1) — Recommendation of the Board and Reasons for the Merger” beginning on page 42.

The Board unanimously recommends that Sykes shareholders vote:

•	“FOR” the Merger Proposal;

•	“FOR” the named executive officer Merger-related compensation proposal; and

•	“FOR” the Adjournment Proposal.

Opinion of the Transaction Committee’s Financial Advisor (see page 47)

Goldman Sachs & Co. LLC (“Goldman Sachs”) delivered its opinion to the Transaction Committee (and indicated that it could be relied upon by the Board) that, as of June 17, 2021 and based upon and subject to the factors and assumptions set forth therein, the $54.00 in cash per share of Sykes common stock to be paid to the holders (other than Sitel and its affiliates) of shares of Sykes common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated June 17, 2021, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Transaction Committee and the Board in connection with their consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of Sykes common stock should vote with respect to the transaction or any other matter. Pursuant to an engagement letter among the Transaction Committee, the Company and Goldman Sachs, the Company has agreed to pay Goldman

Sachs a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $27 million, $2 million of which became payable at announcement of the transaction, and the remainder of which is contingent upon consummation of the Merger.

Interests of Sykes’ Executive Officers and Directors in the Merger (see page 55)

In considering the recommendation of the Board, Sykes shareholders should be aware that certain directors and executive officers of Sykes will have interests in the Merger that are different from, or in addition to, the interests of Sykes shareholders generally and which may create potential conflicts of interest. The Board was aware of these interests and considered them when it adopted the Merger Agreement and approved the Merger. These interests include:

•

Sykes’ executive officers are entitled to severance protections and other benefits under their employment agreements with Sykes in the event of certain terminations of employment, including, in connection with or following the completion of the Merger;

•	the accelerated vesting and payout of the equity awards held by Sykes’ directors and executive officers as of the Effective Time;

•

Sykes’ directors and executive officers are entitled to the payout of all of the compensation they deferred, matching contributions and additional payments to offset tax obligations under the non-qualified deferred compensation plan maintained by Sykes;

•

Sykes’ directors and executive officers are entitled to indemnification and insurance arrangements pursuant to the Merger Agreement and Sykes’ organizational documents (please see the section below titled “The Merger Agreement – Indemnification and Insurance”);

•

As consideration for their services to Sykes in connection with the Merger, the Chair of the Transaction Committee will receive a one-time payment of $15,000 and each of the three other members of the Transaction Committee will receive a one-time payment of $10,000; and

•	Certain Sykes’ executive officers as of the Effective Time may become executive officers of the surviving corporation.

These interests are discussed in more detail in the section entitled “The Merger Proposal (Proposal 1) — Interests of Sykes’ Executive Officers and Directors in the Merger” beginning on page 55.

Financing of the Merger (see page 61)

We anticipate that the total amount of funds necessary at closing to complete the Merger and the related transactions will be approximately $2.3 billion in cash. This amount includes the funds needed to: (i) make the payment of all amounts payable to shareholders of common stock and equity awards in connection with or as a result of the Merger; (ii) repay, prepay or discharge (after giving effect to the merger) the principal amount of and interest on all outstanding indebtedness of the Company required to be repaid at the Effective Time under the Merger Agreement; and (iii) pay all related fees and expenses required to be paid at the closing by Parent or Merger Sub under the Merger Agreement.

Parent has obtained debt financing commitments (in each case, pursuant to the Commitment Letter (as defined below)) for the purpose of financing the foregoing items related to the transactions contemplated by the Merger Agreement.

Pursuant to a debt commitment letter, dated as of June 17, 2021 (the “Original Commitment Letter”) and later amended and restated on June 23, 2021 (the “Amended and Restated Commitment Letter” together with the Original Commitment Letter, the “Commitment Letter”) certain financial institutions (in each case, acting directly or through their respective affiliates or branches, as appropriate, collectively, the “Debt Commitment Parties”) have committed to provide to Parent upon the terms and subject to the conditions set forth in the

Commitment Letter, debt financing in the aggregate up to approximately $2,838 million, consisting of a U.S. dollar denominated term b loan tranche in an aggregate principal amount of $1,400 million, a Euro denominated term b loan tranche in an aggregate principal amount of €1,000 million, and a $250 million senior secured revolving credit facility. The consummation of the Merger is not subject to any financing condition.

Antitrust Review Required for the Merger and Other Regulatory Filings (see page 61)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), we cannot complete the Merger until we have given notification and furnished information to the Federal Trade Commission (“FTC”) and the Antitrust Division of the Department of Justice (“DOJ”), and until the applicable waiting period has expired or been terminated. On July 9, 2021, Sykes and Parent each filed a premerger notification and report form under the HSR Act.

The obligation of the parties to the Merger Agreement to consummate the Merger is also subject to (a) the submission of an export classification request with the US Department of Commerce’s Bureau of Industry and Security (the “Commerce Department Notification”), (b) submitting notice and receipt of clearance from the Federal Cartel Office in Germany (Bundeskartellamt), (c) submitting notice and receipt of clearance from the Superintendence of Industry and Commerce in Colombia (Superintendencia de Industria y Comercio), and (d) (i) confirmation in writing that the UK Competition and Markets Authority (“CMA”) does not intend to request further information or open an investigation in relation to the Merger or any matters arising therefrom, after submission by Parent of a briefing paper to the CMA’s merger intelligence committee setting out the reasons why the CMA should not commence an investigation (provided that the CMA has not subsequently decided to open an investigation in relation to the Merger or any matters arising therefrom prior to Closing), or (ii) confirmation that the CMA does not intend to refer the Merger or any matters arising therefrom to the Chair of the CMA for the constitution of a group under Schedule 4 to the Enterprise and Regulatory Reform Act 2013 (Phase 2). On July 9, 2021, Parent and Sykes filed a notification to the Federal Cartel Office in Germany (Bundeskartellamt). On July 9, 2021, Parent filed a notification to the Superintendence of Industry and Commerce in Colombia (Superintendencia de Industria y Comercio) and one July 22, 2021 received an acknowledgment of receipt clearing the transaction. On July 9, 2021, Parent submitted a briefing paper to the CMA and on July 22, 2021 the CMA indicated that it had no further questions and therefore does not intend to open an investigation in relation to the Merger or any matters arising therefrom. On July 12, 2021, Sykes submitted the Commerce Department Notification.

While we have no reason to believe the applicable waiting period under the HSR Act will not expire or be terminated or that clearance from the Federal Cartel Office in Germany will not be received, there is no certainty that these will be completed within the period of time currently contemplated or that a regulatory challenge to the Merger will not be made.

Material U.S. Federal Income Tax Consequences of the Merger (see page 96)

In general, the exchange of Sykes common stock for cash in the Merger will be a taxable transaction to U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 96) for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 96. The tax consequences of the Merger to you will depend on your particular circumstances. You should consult your tax advisors regarding the U.S. federal income tax consequences of the Merger to you in your particular circumstances, as well as the tax consequences arising under other U.S. federal tax laws and the laws of any state, local or foreign taxing jurisdiction.

Appraisal Rights (see page 62)

Under Section 607.1302 of the FBCA, appraisal rights will NOT be available to Sykes’ shareholders in connection with the Merger.

Litigation Relating to the Merger (see page 63)

Two lawsuits relating to the Merger, each filed by an individual shareholder, have been filed in the United States District Court for the Southern District of New York, captioned Shiva Stein v. Sykes Enterprises, Incorporated, et al., Case No. 1:21-cv-06043, and Matthew Whitfield v. Sykes Enterprises, Incorporated, et al., Case No. 1:21-cv-06163.

Sykes and individual members of the Board are named as defendants in each complaint. The complaints generally allege that the defendants violated the Securities Exchange Act of 1934 (the “Exchange Act”) by making untrue statements in, or failing to disclose material information in, Sykes’ preliminary proxy statement filed on July 12, 2021, and generally seeks, among other things, injunctive relief prohibiting consummation of the Merger and unspecified damages and attorneys’ fees.

The defendants deny the allegations made in the complaints. Additional complaints arising out of or relating to the Merger Agreement and the transactions contemplated thereby may be filed in the future. If additional similar complaints are filed, absent new or different allegations that are material, we will not necessarily announce such additional filings.

Expected Timing of the Merger

We expect to complete the Merger in the second half of 2021. However, the Merger remains subject to antitrust reviews, U.S. and foreign regulatory clearances and various other conditions, and it is possible that factors outside of the control of Sykes, Parent or Merger Sub could result in the Merger being completed at a later time, or not at all. There may be a substantial amount of time between the Special Meeting and the completion of the Merger. We expect to complete the Merger promptly following Company shareholder approval of the Merger Proposal and the receipt of all applicable regulatory clearances and approvals and the satisfaction or, to the extent permitted, waiver of the other conditions to the consummation of the Merger.

Company Takeover Proposal; Non-Solicitation (see page 73)

Pursuant to the Merger Agreement, Sykes will not, and will cause its subsidiaries and its and their respective directors, officers, employees not to, and shall direct and use reasonable best efforts to cause its and their respective representatives not to, directly or indirectly, solicit, initiate, propose or knowingly take any action to facilitate, encourage or induce the making, the submission or announcement of, any Takeover Proposal (as defined below) or the making of any proposal that would reasonably be expected to lead to any Takeover Proposal, or, subject to certain specified exceptions:

•

conduct or engage in any discussions or negotiations with, disclose any non-public information relating to Sykes or any of its subsidiaries to any person or its representatives, or afford to any person or its representatives access to the business, properties, assets, books, records or other non-public information, or to any personnel of Sykes or its subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in each case, which actions or circumstances would reasonably be expected to lead to, result in or facilitate or that is otherwise known to be relating to a Takeover Proposal, including the making, submission or announcement thereof;

•	knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal;

•

except where Sykes’ Board makes a good faith determination that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Sykes or any of its subsidiaries or any limit on making Takeover Proposals; or

•

approve, recommend, or propose to approve or recommend, or execute or enter into any letter of intent, term sheet or other Contract or other agreement or understanding (whether binding or non-binding, written or oral, preliminary or definitive) relating to any Takeover Proposal (each, a “Company Acquisition Agreement”).

If, at any time following the date of the Merger Agreement but prior to the receipt of Sykes Shareholder Approval, Sykes or any of its representatives receives an unsolicited bona fide written Takeover Proposal that did not result from a breach of the Merger Agreement, (i) Sykes and its representatives may engage in contact with the person or group of persons making the Takeover Proposal solely to clarify the terms and conditions thereof or to request that any Takeover Proposal made orally be made in writing and, (ii) if Sykes’ Board (or a committee thereof) has determined in good faith (after consultation with its independent financial advisor and outside legal counsel) that such Takeover Proposal either constitutes a Superior Proposal (as defined below) or would reasonably be expected to result in a Superior Proposal, then Sykes and Sykes’ Board (or a committee thereof) may, subject to certain specified exceptions, directly or indirectly through any representative: (A) participate in negotiations or discussions with any third party that has made a bona fide, unsolicited Takeover Proposal in writing; and (B) thereafter furnish to such third party non-public information relating to Sykes or any of its subsidiaries, subject to (x) first entering into an acceptable confidentiality agreement with such third party and (y) Sykes promptly (and in any event within 24 hours) providing to Parent any such non-public information in the event such information was not previously made available to Parent; but in each case referred to in the foregoing clauses (A) and (B), only if Sykes’ Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law.

Conditions to the Closing of the Merger (see page 83)

Each party’s obligation to complete the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

•	adoption of the Merger Agreement by the Company’s shareholders;

•	the expiration or termination of the waiting periods applicable to the Merger under the HSR Act;

•

no law, order or injunction having been enacted, issued, enforced or promulgated by a governmental entity having jurisdiction over the parties that is in effect and make illegal, enjoin, or otherwise prohibit consummation of the Merger or the other transactions contemplated by the Merger Agreement; and

•

all consents, approvals, clearances and other authorizations from certain specified governmental entities shall have been obtained and any applicable waiting periods with respect thereto shall have expired or been terminated.

The respective obligations of Parent and Merger Sub, on one hand, and Sykes, on the other hand, to complete the Merger are subject to the satisfaction or waiver of certain additional conditions, including:

•	subject to certain materiality and other qualifiers, the accuracy of the representations and warranties of the other party;

•

the performance in all material respects by the other party of its covenants, obligations and agreements required to be performed or complied with under the Merger Agreement at or prior to the closing;

•

in the case of the Parent’s and Merger Sub’s obligations, the absence of a Company material adverse effect having occurred since the date of the Merger Agreement (which term is described in the section titled “The Merger Agreement – Representations and Warranties”); and

•

in the case of the Parent’s and Merger Sub’s obligations, the absence of a Substantial Detriment resulting from the required consents, approvals, clearances, and other authorizations or expirations related to the HSR Act or by certain specified governmental entities.

The consummation of the Merger is not conditioned upon Parent’s receipt of financing. Before the closing, each of Sykes, Parent and Merger Sub may waive any of the conditions to its obligation to consummate the Merger even though one or more of the conditions described above has not been met, except where waiver is not permissible under applicable law.

Change in the Sykes Board Recommendation (see page 75)

The Board has unanimously recommended that Sykes shareholders vote “FOR” the Merger Proposal.

The Board generally is not permitted under the Merger Agreement to change its recommendation in favor of the adoption of the Merger Agreement. However, in certain circumstances, the Board is permitted to make a Company Adverse Recommendation Change (as defined below in the section titled “The Merger Agreement – Company Takeover Proposal; Non Solicitation”) in response to certain unforeseen, intervening events or to accept a superior proposal if, in either case, among other things, the Board determines in good faith that the failure to do so would be inconsistent with its fiduciary duties and negotiates in good faith with Parent (to the extent Parent desires to do so) for five business days (and for each revision in price or any material revision to the terms of a Superior Proposal, such period shall be extended, if applicable, to ensure that at least three business days remain in such period (it being understood that there may be multiple extensions)) to make adjustment to the Merger Agreement so that the Board’s fiduciary duties no longer require it to make a Company Adverse Recommendation Change in response to the intervening event or so that the Takeover Proposal no longer constitutes a Superior Proposal. Generally, the Board must not effect a Company Adverse Recommendation Change.

However, the Merger Agreement permits the Board to effect a Company Adverse Recommendation Change or terminate the Merger Agreement to enter into (or permit any subsidiary to enter into) a definitive written Company Acquisition Agreement in connection with such Company Adverse Recommendation Change, if:

•

Sykes promptly notifies Parent, in writing, at least five (5) business days (the “Superior Proposal Notice Period”) before making a Company Adverse Recommendation Change or entering into (or causing a subsidiary to enter into) such definitive written Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal;

•

prior to effecting such Company Adverse Recommendation Change or such termination, Sykes and its representatives, during the Superior Proposal Notice Period, negotiate with Parent in good faith to make such adjustments to the terms and conditions of the Merger Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, elects to engage in such negotiations;

•	Sykes has complied in all material respects with its obligations pursuant to the Merger Agreement with respect to such Takeover Proposal; and

•

Sykes’ Board determines in good faith, after consulting with outside legal counsel and its financial advisor, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Parent during the Superior Proposal Notice Period to the terms and conditions of this Agreement.

In addition, the Board may also effect a Company Adverse Recommendation Change in response to an Intervening Event if the Board determines in good faith in its reasonable discretion, after consultation with its independent financial advisor and outside legal counsel, that the failure to effect a Company Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable law, subject to a five (5) business day negotiation period with Parent (it being agreed that in the event that, after the commencement of such period, if there is any material development in an Intervening Event, such period shall be extended, if applicable, to ensure that at least three (3) business days remain in the period subsequent to the time when Sykes notifies Parent of any such material development, and that there may be multiple such extensions).

The Board has not effected a Company Adverse Recommendation Change.

Termination of the Merger Agreement and Termination Fees (see page 84)

The Merger Agreement may be terminated by either party and the Merger may be abandoned in certain circumstances, including if (i) the Merger is not completed by November 17, 2021, subject to certain extension rights by the parties on no more than two successive occasions of two (2) months each (not to exceed 9 months after the date of the Merger Agreement) (an “Outside Date Termination”), (ii) Sykes’ shareholders fail to approve the Merger Proposal (a “Shareholder Vote Termination”), (iii) a governmental entity of competent jurisdiction has issued a final non-appealable governmental order prohibiting the Merger or (iv) the other party breaches its representations, warranties or covenants in the Merger Agreement which gives rise to the failure of a condition to the consummation of the Merger, subject in certain cases, to the right of the breaching party to cure the breach (a “Representation/Covenant Breach Termination”).

Parent may terminate the Merger Agreement if (i) prior to receiving the Company’s shareholder approval, the Board changes, withholds or withdraws its recommendation in favor of the Merger to the Company’s shareholders (an “Adverse Recommendation Termination”) or (ii) the Company has willfully and materially breached its “no-shop” obligations (a “No-Shop Breach Termination”).

In addition, subject to compliance with specified process and notice requirements, the Company may terminate the Merger Agreement (i) in order to concurrently enter into a definitive agreement for a transaction that constitutes a Superior Proposal (as defined below) prior to receiving the Company’s shareholder approval (a “Superior Proposal Termination”) or (ii) if all conditions set forth in the Merger Agreement have been satisfied, Parent fails to close the Merger when required to do so under the Merger Agreement, and Sykes has irrevocably notified Parent in writing that it is ready, willing and able to consummate the Merger, but Parent and Merger Sub fail to consummate the Merger within three (3) business days of such note (or such later date specified in Sykes’ notice) of its intent to terminate (a “Closing Failure Termination”). Parent and the Company may also terminate the Merger Agreement by mutual written consent.

The Company is entitled to terminate the Merger Agreement, and receive a termination fee of $99,000,000 from Parent if Parent and Merger Sub fail to consummate the Merger when required to do so under the Merger Agreement.

The Company will be required to make a payment to Parent of $66,000,000 (the “Company Termination Fee”) if an Adverse Recommendation Termination, a No-Shop Breach Termination or a Superior Proposal Termination occurs. The Company Termination Fee may also become payable by the Company under certain specified circumstances where (i) an Outside Date Termination or a Shareholder Vote Termination occurs, (ii) prior to such termination, a Takeover Proposal has been publicly announced or disclosed and not withdrawn or otherwise abandoned and (iii) within one year following such termination, either a Takeover Transaction (as defined below) is consummated by the Company or the Company enters into a definitive agreement providing for the consummation of a Takeover Transaction (provided that, for purposes of this paragraph, all references to “15%” in the definition of “Takeover Transaction” are deemed to be references to “50%”).

Delisting and Deregistration of Sykes Common Stock (see page 63)

As promptly as practicable following the effectiveness of the Merger, Sykes common stock will be delisted from the NASDAQ and deregistered under the Exchange Act.

Market Prices of Sykes Common Stock (see page 91)

On June 17, 2021, the last trading day prior to the execution of the Merger Agreement, the closing price per share of Sykes common stock on the NASDAQ was $44.17. The closing sales price of Sykes common stock on the NASDAQ on July 23, 2021, the most recent practicable date prior to the date of this proxy statement, was $53.74 per share. You are encouraged to obtain current market prices of Sykes common stock in connection with voting your shares of Sykes common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following are brief answers to certain questions that you may have regarding the Merger, the Merger Agreement, the Special Meeting and the proposals being considered at the Special Meeting. We urge you to carefully read the remainder of this proxy statement because the information in this section does not provide all of the information that might be important to you with respect to the Merger and the Special Meeting. Additional important information is also contained in the annexes attached to this proxy statement and the documents referred to or incorporated by reference into this proxy statement.

Q.	Why am I receiving these proxy materials?

A.

On June 17, 2021, Sykes entered into the Merger Agreement pursuant to which Merger Sub will merge with and into Sykes, with Sykes continuing as the surviving corporation in the Merger. A copy of the Merger Agreement is attached to this proxy statement as Annex A and is incorporated by reference herein. In order to complete the Merger, Sykes shareholders must vote to approve the Merger Proposal. The approval of the Merger Proposal by our shareholders is a condition to the consummation of the Merger. You are receiving this proxy statement in connection with the solicitation by the Board of proxies of Sykes shareholders to vote their shares in favor of the Merger Proposal.

You are also being asked to vote on a proposal to approve on a non-binding, advisory basis, certain compensation that will or may be paid by Sykes to its named executive officers that is based on or otherwise relates to the Merger and on a proposal to approve the adjournment of the Special Meeting, from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal or in the absence of a quorum.

This proxy statement, which you should read carefully, contains important information about the Merger, the Merger Agreement and the Special Meeting of our shareholders and the matters to be voted on thereat. The enclosed materials allow you to submit a proxy to vote your shares without attending the Special Meeting and to ensure that your shares are represented and voted at the Special Meeting.

Your vote is very important. Even if you plan to attend the Special Meeting, we encourage you to submit a proxy as soon as possible.

Q.	What is the proposed transaction?

A.

If the Merger Proposal is approved by Sykes shareholders and the other conditions to the consummation of the Merger contained in the Merger Agreement are satisfied or waived, Merger Sub will merge with and into Sykes, with Sykes continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of Parent. As noted elsewhere herein, Parent and Merger Sub are affiliates of Sitel Group SA.

Q.	What will I receive in the Merger if it is completed?

A.

Under the terms of the Merger Agreement, if the Merger is completed, you will be entitled to receive $54.00 in cash, without interest and subject to any applicable withholding taxes, for each share of Sykes common stock you own, which represents a premium of 31.2% to the Company’s closing share price on June 17, 2021, which was the last trading day prior to the execution of the Merger Agreement. For example, if you own 100 shares of Sykes common stock, you will be entitled to receive $5,400 in cash in exchange for your shares, without interest and subject to any applicable withholding taxes. You will not be entitled to receive shares in the surviving corporation or in Parent.

Q.	Where and when is the Special Meeting, and who may attend?

A.	The Special Meeting will be held at the Rivergate Tower, 400 N. Ashley Drive, Suite 320, 3rd Floor, Conference Room A, Tampa, FL 33602, on August 24, 2021 at 8:00 a.m., Eastern Time. Eastern Time and

registration will begin at that time. Shareholders of record as of the record date of the Special Meeting may attend the meeting. All shareholders and proxyholders will need proof of identification along with their proxy card or proof of stock ownership to enter the Special Meeting. Beneficial owners of shares held in “street name” who wish to attend the meeting must present proof of ownership of Sykes common stock as of the record date, such as a bank or brokerage account statement, and will only be able to vote at the Special Meeting if they have a legal proxy, executed in their favor, from the shareholder of record (bank, brokerage firm or other nominee) giving them the right to vote the shares at the Special Meeting.

Q.	Who can vote at the Special Meeting?

A.

All Sykes shareholders of record as of the close of business on July 23, 2021, the record date for the Special Meeting, are entitled to receive notice of, attend and vote at the Special Meeting, or any adjournment or postponement thereof. Each share of Sykes common stock is entitled to one vote on all matters that come before the Special Meeting. On the record date, there were 39,796,017 shares of Sykes common stock issued and outstanding, held by approximately 694 holders of record.

Q.	What matters will be voted on at the Special Meeting?

A.	At the Special Meeting, you will be asked to consider and vote on the following proposals:

•	the Merger Proposal;

•	the named executive officer Merger-related compensation proposal; and

•	the Adjournment Proposal.

Shareholders may also be asked to transact such other business as may properly be brought before the Special Meeting or any adjournments or postponements of the Special Meeting, by or at the direction of the Board.

Q.	What is the position of the Board regarding the Merger?

A.

After consulting with its outside legal counsel and financial advisor and after consideration of various factors, the Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth therein, are fair to, and in the best interests of, the Company and the Company’s shareholders; (ii) approved and declared advisable the Merger Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, upon the terms and subject to the conditions set forth therein; (iii) directed that the Merger Agreement be submitted to a vote of the Company’s shareholders for adoption at the Special Meeting; and (iv) resolved to recommend that Company shareholders vote in favor of adoption of the Merger Agreement in accordance with the FBCA.

Q.	How does the Board recommend that I vote on the proposals to be considered at the Special Meeting?

A.	The Board unanimously recommends that you vote:

•	“FOR” the Merger Proposal;

•	“FOR” the named executive officer Merger-related compensation proposal; and

•	“FOR” the Adjournment Proposal.

Q.	What vote is required to approve the Merger Proposal?

A.

The Merger Proposal will be approved if shareholders holding at least a majority of all votes entitled to be cast by the shares of Sykes common stock outstanding on the record date vote “FOR” the proposal. As of the close of business on the record date, there were 39,796,017 shares of Sykes common stock outstanding. Accordingly, 19,898,009 shares of Sykes common stock must vote in favor of the Merger Proposal in order for it to be approved.

Q.	What vote is required to approve the named executive officer Merger-related compensation proposal and the Adjournment Proposal?

A.

The named executive officer Merger-related compensation proposal will be approved if there is a quorum present at the Special Meeting and at least a majority of the votes that are cast at the Special Meeting are “FOR” such proposal. The Adjournment Proposal will be approved if at least a majority of the votes that are cast at the Special Meeting are “FOR” such proposal.

Q.	Is the Merger expected to be taxable to holders of Sykes common stock?

A.

In general, the exchange of Sykes common stock for cash in the Merger will be a taxable transaction to U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 96) for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 96. The tax consequences of the Merger to you will depend on your particular circumstances. You should consult your tax advisors regarding the U.S. federal income tax consequences of the Merger to you in your particular circumstances, as well as the tax consequences arising under other U.S. federal tax laws and the laws of any state, local or foreign taxing jurisdiction.

Q.	What other effects will the Merger have on Sykes?

A.

If the Merger is completed, Sykes common stock will be delisted from the NASDAQ and deregistered under the Exchange Act, and Sykes will no longer be required to file periodic reports with the SEC with respect to Sykes common stock, in each case in accordance with applicable law, rules and regulations. Following the completion of the Merger, Sykes common stock will no longer be publicly traded and you will no longer have any interest in Sykes’ future earnings or growth. In addition, from and after the date the Merger is completed, each share of Sykes common stock (other than canceled shares) you hold will represent only the right to receive $54.00 in cash, without interest and subject to any applicable withholding taxes.

Q.	When is the Merger expected to be completed?

A.

Assuming timely satisfaction of necessary closing conditions, including the approval by our shareholders of the Merger Proposal, the parties to the Merger Agreement expect to complete the Merger in the second half of 2021. However, Sykes cannot assure completion by any particular date, if at all. Because the Merger is subject to a number of conditions, including the receipt of shareholder approval of the Merger Proposal, the expiration of the waiting period under the HSR Act and the approval of certain other regulatory clearances as set forth in the Merger Agreement, the exact timing of the Merger cannot be determined at this time and we cannot guarantee that the Merger will be completed.

Q.	What happens if the Merger is not completed?

A.

If the Merger Proposal is not approved by the requisite vote of Sykes shareholders, or if the Merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their shares of Sykes common stock in connection with the Merger. Instead, the Company will remain a public company, and shares of Sykes common stock will continue to be registered under the Exchange Act, as well as listed and traded on the NASDAQ. In the event that either Sykes or Parent terminates the Merger Agreement, then, in certain specified circumstances, Sykes may be required to pay Parent a termination fee of $66,000,000 (the “Company Termination Fee”), or Parent may be required to pay Sykes a termination fee of $99,000,000 (the “Parent Termination Fee”), as applicable. For more information on these termination fees, see the section entitled “The Merger Agreement — Termination Fees and Expenses.”

Q.	How will our directors and executive officers vote on the Merger Proposal?

A.

Each of the directors and executive officers of Sykes have informed Sykes that, as of the date of this proxy statement, they intend to vote in favor of the Merger Proposal (although none of them is obligated to do so).

As of the record date for the Special Meeting, the directors and executive officers of Sykes owned, in the aggregate, 819,472 shares of Sykes common stock, representing approximately 2.06% of the issued and outstanding shares of Sykes common stock entitled to vote at the Special Meeting.

Q.	Do any of Sykes’ directors or executive officers have interests in the Merger that may differ from or be in addition to my interests as a shareholder?

A.

Yes. In considering the recommendation of the Board with respect to the Merger Proposal, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally. The Board was aware of and considered these differing interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, in determining to adopt the Merger Agreement, and in recommending that the Merger Proposal be approved by Sykes shareholders. See the section entitled “The Merger Proposal (Proposal 1) — Interests of Sykes’ Executive Officers and Directors in the Merger” beginning on page 55 for more information.

Q.	Why am I being asked to consider and vote on the named executive officer Merger-related compensation proposal?

A.

SEC rules require Sykes to seek approval on a non-binding, advisory basis with respect to certain payments and benefits that will or may be made or provided to Sykes’ named executive officers in connection with the Merger. Approval of the named executive officer Merger-related compensation proposal, however, is not required to complete the Merger. If the Merger Proposal is approved by Sykes’ shareholders and the Merger is completed, the Merger-related compensation will be paid to Sykes’ named executive officers in accordance with and subject to the terms of their compensation agreements and arrangements even if shareholders fail to approve the named executive officer Merger-related compensation proposal.

Q.	Who is soliciting my vote? Who will pay for the cost of this proxy solicitation?

A.

The Board is soliciting your proxy, and Sykes will bear the cost of soliciting proxies. OKAPI Partners has been retained to assist with the solicitation of proxies and provide related proxy advisory services. OKAPI Partners will be paid a fee of $18,500 plus reasonable and documented out-of-pocket expenses for these services in connection with the Special Meeting. Sykes will also indemnify OKAPI Partners for certain losses arising out of these services. OKAPI Partners will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders.

Q.	What do I need to do now? If I am going to attend the Special Meeting, should I still submit a proxy?

A.

Carefully read and consider the information contained in and incorporated by reference into this proxy statement, including the attached annexes. Whether or not you expect to attend the Special Meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Special Meeting.

Q.	How do I vote if my shares are registered directly in my name?

A.

If your shares are registered directly in your name with our transfer agent, you are considered a “shareholder of record.” Shareholders of record can vote their shares of Sykes common stock in the following four ways:

•

By Internet — You may submit your proxy by going to www.proxyvote.com and by following the voting instructions on the proxy card on how to complete an electronic proxy card. You will need the 16-digit number included on your proxy card in order to vote by Internet.

•

By Telephone — You may submit your proxy by dialing (800) 690-6903 and by following the recorded instructions and following the voting instructions provided on the proxy card. You will need the 16-digit number included on your proxy card in order to vote by telephone.

•

By Mail — You may vote by mail by indicating your vote by completing, signing and dating the proxy card where indicated and by mailing or otherwise returning the card in the prepaid reply envelope provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

•

At the Special Meeting — If you are a shareholder of record and prefer to vote your shares at the Special Meeting, you must bring proof of identification along with your proxy card or proof of ownership.

Even if you plan to attend the Special Meeting, we encourage you to submit a proxy in advance by Internet, telephone or mail so that your shares will be voted if you later decide not to attend the Special Meeting. Telephone and Internet facilities for the submission of a proxy to vote shares will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on August 23, 2021.

If you beneficially own your shares and receive a voting instruction form, you can vote by following the instructions on your voting instruction form. Please refer to information from your bank, broker or other nominee on how to submit voting instructions. Shareholders who own their shares in “street name” are not able to vote at the Special Meeting unless they have a legal proxy, executed in their favor, from the shareholder of record (bank, brokerage firm or other nominee) giving them the right to vote the shares.

Q.	How do I vote if my shares are held in the name of my bank, brokerage firm or other nominee?

A.

If your shares are held by your bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a form from your bank, brokerage firm or other nominee seeking instruction from you as to how your shares should be voted. If you beneficially own your shares and receive a voting instruction form, you can vote by following the instructions on your voting instruction form. Please refer to information from your bank, brokerage firm or other nominee on how to submit voting instructions. Shareholders may be able to vote by telephone and by Internet. Shareholders who own their shares in “street name” are not able to vote at the Special Meeting unless they have a proxy, executed in their favor, from the shareholder of record (bank, brokerage firm or other nominee) giving them the right to vote the shares.

Q.	What is a proxy?

A.

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Sykes common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Sykes common stock is called a “proxy card.”

Q.	If a shareholder gives a proxy, how are the shares voted?

A.

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way you indicate. When completing the Internet or telephone process for submitting a proxy, you may specify whether your shares should be voted “FOR” or “AGAINST” or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign and return your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted as recommended by the Board with respect to each proposal.

Q.	Can I change or revoke my proxy after it has been submitted?

A.	Yes. You can change or revoke your proxy at any time before the final vote at the Special Meeting. If you are the shareholder of record, you may change or revoke your proxy by:

•	sending a written statement to that effect to our Corporate Secretary, provided such statement is received no later than August 23, 2021;

•	submitting a new proxy by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m. Eastern Time on August 23, 2021;

•	timely submitting a properly signed proxy card with a later date; or

•

attending the Special Meeting and voting in person. Shareholders who own their shares in “street name” are not able to vote at the Special Meeting unless they have a proxy, executed in their favor, from the shareholder of record (bank, brokerage firm or other nominee) giving them the right to vote the shares.

If you hold shares in “street name,” you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy in person at the Special Meeting if you obtain a proxy, executed in your favor, from the shareholder of record (bank, brokerage firm or other nominee) giving you the right to vote the shares.

If you submit a proxy or provide instructions to vote your shares and do not thereafter revoke such proxy or change such instructions in accordance with one of the methods set forth above, your shares will be represented and voted at the Special Meeting.

Q.	How many shares of Sykes common stock must be present to constitute a quorum for the Special Meeting? What if there is no quorum?

A.

Under our bylaws and the FBCA, the holders (as of the record date) of a majority of the outstanding shares of Sykes common stock entitled to vote on a matter at the Special Meeting, whether represented in person or by proxy, will constitute a quorum on that matter at the Special Meeting. There must be a quorum for business to be conducted at the Special Meeting. If a quorum is not present, the shareholders holding a majority of the shares of Sykes common stock present in person or by proxy at the Special Meeting and entitled to vote thereat may adjourn the Special Meeting from time to time. Failure of a quorum to be present at the Special Meeting will necessitate an adjournment or postponement of the Special Meeting and may subject Sykes to additional expense. If a new record date is or must be fixed under law, a notice of the adjourned meeting must be given to each shareholder of record as of the new record date and who is otherwise entitled to notice of and vote at such meeting. As of the close of business on the record date, there were 39,796,017 shares of Sykes common stock outstanding. Accordingly, 19,898,009 shares of Sykes common stock must be present or represented by proxy at the Special Meeting to constitute a quorum.

Q.	What if I abstain from voting on any proposal?

A.

If you attend the Special Meeting or submit (and do not thereafter revoke) a properly executed proxy card, even if you abstain from voting, your shares of Sykes common stock will still be counted for purposes of determining whether a quorum is present at the Special Meeting, but will not be counted for purposes of voting on the proposals. As a result, your abstention from voting will have the same effect as a vote “AGAINST” the Merger Proposal, the named executive officer Merger-related compensation proposal and the Adjournment Proposal.

Q.	Will my shares be voted if I do not sign and return my proxy card or vote by telephone or over the Internet or in person at the Special Meeting?

A.

If you are a shareholder of record of Sykes and you do not attend the Special Meeting, sign and return your proxy card by mail, or submit your proxy by telephone or over the Internet, your shares will not be voted at the Special Meeting and will not be counted as present for purposes of determining whether a quorum exists. The failure to return your proxy card or otherwise vote your shares at the Special Meeting will have no effect on the outcome of the named executive officer Merger-related compensation proposal (assuming a quorum is present) or the Adjournment Proposal. However, the vote to approve the Merger Proposal is based on the total number of shares of Sykes common stock outstanding and entitled to vote as of the close of business on the record date, not just the shares that are counted as present in person or by proxy at the Special Meeting. As a result, if you fail to return your proxy card or otherwise vote your shares at the Special Meeting, it will have the same effect as a vote “AGAINST” the Merger Proposal.

You will have the right to receive the Merger Consideration if the Merger Proposal is approved and the Merger is completed even if your shares are not voted at the Special Meeting.

Q.	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A.

No. Because any shares you may hold in “street name” will be deemed to be held by a different shareholder than any shares you hold of record, any shares held in “street name” will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for each of those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.

Q.	Am I entitled to exercise appraisal rights instead of receiving the per share Merger Consideration for my shares of Sykes common stock in connection with the Merger?

A.	No. Holders of Sykes common stock do not have appraisal rights under the FBCA in connection with the Merger.

Q.	What happens if I sell my shares of Sykes common stock before the completion of the Merger?

A.

In order to receive the Merger Consideration, you must hold your shares of Sykes common stock through completion of the Merger. Consequently, if you transfer your shares of Sykes common stock before completion of the Merger, you will have transferred your right to receive the Merger Consideration in the Merger. The record date for shareholders entitled to vote at the Special Meeting is earlier than the date of completion of the Merger. If you transfer your shares of Sykes common stock after the record date but before the closing of the Merger, you will have the right to vote at the Special Meeting but not the right to receive the Merger Consideration with respect to your transferred shares.

Q.	Should I send in my evidence of ownership now?

A.

No. After the Merger is completed, you will receive transmittal materials from the paying agent for the Merger with detailed written instructions for exchanging your shares of Sykes common stock for the Merger Consideration to be paid to former Sykes shareholders in connection with the Merger. If you are the beneficial owner of shares of Sykes common stock held in “street name,” you may receive instructions from your bank, brokerage firm or other nominee as to what action, if any, you need to take to effect the surrender of such shares.

Q.	What does it mean if I get more than one proxy card or voting instruction card?

A.

If your shares are registered differently or are held in more than one account, you will receive more than one proxy card or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies over the Internet or by telephone) to ensure that all of your shares are voted.

Q.	What is householding and how does it affect me?

A.

The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing an address by delivering a single proxy statement to those shareholders, unless contrary instructions have been received. This procedure reduces the amount of duplicate information that shareholders receive and lowers printing and mailing costs for companies. Certain brokerage firms may have instituted householding for beneficial owners of Sykes common stock held through brokerage firms. If your family has multiple accounts holding Sykes common stock, you may have already received a householding notification from your broker. You may decide at any time to revoke your decision to household, and thereby receive multiple copies of proxy materials. If you wish to opt out of this procedure and receive a separate set of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one, you should contact your broker, trustee or other nominee or Sykes at the address and telephone number below. A separate copy of these proxy materials will be promptly delivered upon request by writing sent to: Sykes Enterprises, Incorporated, Attention: James T. Holder, Corporate Secretary, 400 N. Ashley Drive, Suite 2800, Tampa, FL 33602.

Q.	What will the holders of outstanding Sykes equity awards receive in the Merger?

A.

Pursuant to the Merger Agreement, as of the Effective Time, each Company Restricted Stock Unit (as defined in the Merger Agreement) or Company Performance Stock Unit (as defined in the Merger Agreement) that is outstanding under any Company Stock Plan immediately prior to the Effective Time (a “Company Restricted Share”) will vest at closing and be canceled and converted into the right to receive an amount in cash equal to $54.00 for each share of Sykes common stock subject to such Company Restricted Share immediately prior to the Effective Time, (with any such Company Performance Stock Units deemed achieved at one hundred percent (100%) of the Company Performance Stock Units granted), less applicable withholding taxes.

Additionally, at the Effective Time, each Company stock appreciation right (“Company SAR”) that is outstanding under any Company stock incentive plan immediately prior to the Effective Time shall have all rights thereunder cancelled by virtue of the Merger and each former holder of any cancelled In-the-Money SAR (as defined in the Merger Agreement), in exchange therefor shall be entitled to an amount in cash, without interest, equal to the product of (A) the SAR Per Share Consideration multiplied by (B) the number of shares of Company Common Stock subject to such In-the-Money SAR, less any applicable withholding Taxes. Each Company SAR that is not an In-the-Money SAR shall be automatically cancelled immediately prior to the Effective Time for no consideration. “SAR Per Share Consideration” means, with respect to a Company SAR, an amount equal to the difference between (a) $54.00, minus (b) the per share exercise price of such Company SAR (such Company SARs have a weighted average exercise price of $28.24 per share). “In-the-Money SAR” means a vested Company SAR for which the SAR Per Share Consideration is greater than zero.

Any payment to which a holder of a Company Restricted Share or In-the-Money SAR may become entitled to receive will be paid as promptly as reasonably practicable following the closing date, but in no event later than the next regularly scheduled payroll date that is at least two (2) business days following the closing date, through Sykes’ payroll systems.

Q.	When will Sykes announce the voting results of the Special Meeting, and where can I find the voting results?

A.

Sykes intends to announce the preliminary voting results at the Special Meeting and will report the final voting results of the Special Meeting in a Current Report on Form 8-K filed with the SEC within four business days after the meeting. All reports that Sykes files with the SEC are publicly available when filed.

Q.	Where can I find more information about Sykes?

A.	You can find more information about us from various sources described in the section entitled “Where You Can Find More Information” beginning on page 100 of this proxy statement.

Q.	Who can help answer my other questions?

A.

If you have questions about the Merger, the Merger Agreement or the Special Meeting, require assistance in submitting your proxy or voting your shares, or need additional copies of this proxy statement or the enclosed proxy card, please contact our proxy solicitor:

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

Banks and Brokers Call Collect: (212) 297-0720

All Others Call Toll Free: (877) 629-6356

Email: info@okapipartners.com

If your bank, brokerage firm or other nominee holds your shares, you should also call your bank, brokerage firm or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Some of these statements can be identified by words such as “anticipate,” “approximate,” “believe,” “commit,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “outlook,” “plan,” “project,” “potential,” “should,” “would,” “will,” and other similar words or expressions. Sykes cautions readers of this proxy statement that such forward-looking statements are inherently uncertain, and shareholders and other potential investors must recognize that actual results may differ materially from Sykes’ expectations as a result of a variety of factors. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which Sykes is unable to predict or control, that may cause Sykes’ actual results, performance, or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements.

Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements and as it relates to the proposed Merger include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filings on Forms 10-K and 10-Q, factors and matters described in this proxy statement, and the following factors:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement or the abandonment of the transactions contemplated thereby;

•

the failure of the parties to satisfy conditions to completion of the Merger, including the failure of Sykes shareholders to approve the Merger Proposal or the failure of the parties to obtain required regulatory approvals;

•

the risk that regulatory or other approvals are delayed or are subject to terms and conditions that are not anticipated, or that the proposed Merger may not be otherwise completed in a timely manner or at all;

•	risks related to disruption of management’s attention from Sykes’ ongoing business operations due to the Merger;

•	risks related to limitations placed on Sykes’ ability to operate its business under the Merger Agreement;

•	the effect of the announcement of the Merger on Sykes’ relationships with its customers, vendors and other business partners;

•	the potential difficulties in employee retention as a result of the Merger;

•	the amount of the costs, fees, expenses and charges related to the Merger Agreement and the risk of exceeding the expected costs;

•	the failure of Parent to obtain the necessary debt financing arrangements set forth in the Commitment Letter received in connection with the Merger;

•	the risk that the Merger Agreement may be terminated in circumstances that require Sykes to pay a termination fee;

•

the risk that shareholder litigation in connection with the Merger may affect the timing or occurrence of the Merger, or the outcome of any legal proceedings that may be instituted against us and others related to the Merger Agreement;

•	risks that our stock price may decline significantly if the Merger is not completed; and

•

the possibility that Parent could, at a later date, engage in unspecified transactions, including restructuring efforts, special dividends or the sale of some or all of Sykes’ assets to one or more purchasers, that could conceivably produce a higher aggregate value than that available to Sykes shareholders in the Merger.

Consequently, all of the forward-looking statements that we make in this proxy statement are qualified by the information contained herein or contained in Sykes’ other public filings with the SEC, including (1) the information contained under this caption, and (2) the information contained under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and information in our consolidated financial statements and notes thereto included in Sykes’ most recent Annual Report on Form 10-K filed with the SEC on February 26, 2021 and in Sykes’ Quarterly Report on Form 10-Q filed on May 5, 2021. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Many of the factors that will determine future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which speak only as of the date hereof. We cannot guarantee any future results, outcomes, levels of activity, performance or achievements.

THE PARTIES TO THE MERGER

Sykes Enterprises, Incorporated

Sykes Enterprises, Incorporated

400 N. Ashley Drive, Suite 2800

Tampa, FL 33602

(813) 274-1000

Sykes is a full lifecycle provider of global customer experience management services, multichannel demand generation and digital transformation. Sykes is a complex global business serving sophisticated and demanding clients. Our business and financial strategies require careful expense management while providing superior customer service and value.

Sykes is a corporation organized under the laws of the State of Florida and headquartered in Tampa, Florida. Sykes’ principal offices are located at 400 N. Ashley Drive, Suite 2800, Tampa, FL 33602 and our telephone number is (813) 274-1000. Sykes common stock is traded on the NASDAQ under the ticker symbol “SYKE”. Our corporate web address is www.sykes.com. The information provided on, or that may be accessed through, the Sykes website is not part of this proxy statement and is not incorporated in this proxy statement by reference hereby or by any other reference to Sykes’ website provided in this proxy statement.

Additional information about Sykes is contained in our public filings with the SEC. See the section entitled “Where You Can Find More Information” beginning on page 100.

Sitel Worldwide Corporation

Sitel Worldwide Corporation

600 Brickell Avenue, Unit 3200

Miami, FL 33131

(866) 957-4835

Parent is a Delaware corporation and the sole shareholder of Merger Sub. Parent is a subsidiary of Sitel Group, a global provider of customer experience (CX) products and solutions. Upon completion of the transactions contemplated thereby, Sykes will be a wholly-owned subsidiary of Parent.

Florida Mergersub, Inc.

Florida Mergersub, Inc.

c/o Sitel Worldwide Corporation

600 Brickell Avenue, Unit 3200

Miami, FL 33131

(866) 957-4835

Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Parent that was formed solely for the purpose of entering into the Merger Agreement and completing the transactions contemplated thereby. Merger Sub has not conducted any business operations other than in connection with the transactions contemplated by the Merger Agreement and related agreements. Upon completion of the Merger, Merger Sub will merge with and into Sykes, and Merger Sub will cease to exist.

THE SPECIAL MEETING

This proxy statement is being provided to holders of shares of Sykes common stock as of the record date as part of a solicitation by the Board of proxies for use at the Special Meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement of the Special Meeting.

Date, Time and Place

The Special Meeting is scheduled to be held at the Rivergate Tower, 400 N. Ashley Drive, Suite 320, 3rd Floor, Conference Room A, Tampa, FL 33602 on August 24, 2021 at 8:00 a.m., Eastern Time.

Purpose of the Special Meeting

At the Special Meeting, Sykes shareholders will be asked to consider and vote on the following proposals:

•

the Merger Proposal, which is further described in the sections entitled “The Merger Proposal (Proposal 1)” and “The Merger Agreement,” beginning on pages 32 and 64, respectively. A copy of the Merger Agreement is attached to this proxy statement as Annex A and is incorporated herein by reference;

•

the named executive officer Merger-related compensation proposal, which is further described in the sections entitled “The Merger Proposal (Proposal 1) — Interests of Sykes’ Executive Officers and Directors in the Merger” and “Advisory Vote On Named Executive Officer Merger-Related Compensation Proposal (Proposal 2)” beginning on pages 55 and 89, respectively; and

•	the Adjournment Proposal, which is further described in the section entitled “The Adjournment Proposal (Proposal 3)” beginning on page 90.

Shareholders may also be asked to transact such other business as may properly be brought before the Special Meeting or any adjournments or postponements of the Special Meeting, by or at the direction of the Board.

The holders of at least a majority of the outstanding shares of Sykes common stock entitled to vote on the Merger Proposal must vote to approve the Merger Proposal at the Special Meeting as a condition to the completion of the Merger. If Sykes shareholders fail to approve the Merger Proposal by such vote, the Merger will not occur. The vote on the named executive officer Merger-related compensation proposal is a vote separate and apart from the vote to approve the Merger Proposal. Accordingly, a shareholder may vote to approve the Merger Proposal and vote not to approve the named executive officer Merger-related compensation proposal, and vice versa. Because the vote on the named executive officer Merger-related compensation proposal is only advisory in nature, it will not be binding on Sykes, Parent or the surviving corporation. Accordingly, because Sykes is contractually obligated to pay such Merger-related compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the Merger Proposal is approved, regardless of the outcome of the advisory vote.

Other than the matters described above, Sykes does not expect a vote to be taken on any other matters at the Special Meeting or any adjournment or postponement thereof. However, if any other matters are properly brought before the Special Meeting or any adjournment or postponement thereof for consideration, the holders of the proxies will have discretion to vote on such matters in accordance with their best judgment.

Recommendation of the Board

The Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth therein, are fair to, and in the best interests of, the Company and the Company’s shareholders; (ii) approved and declared advisable the Merger Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, upon the terms and subject to the conditions set forth therein; (iii) directed that the Merger Agreement be submitted to a vote of the Company’s shareholders for adoption at the Special Meeting; and (iv) resolved to recommend that Company shareholders vote in favor of adoption of the Merger Agreement in accordance with the FBCA. The Board made its determination after consultation with its outside legal counsel and financial advisor and consideration of a number of factors more fully described in the section entitled “The Merger Proposal (Proposal 1) — Recommendation of the Board and Reasons for the Merger” beginning on page 42.

The Board unanimously recommends that Sykes shareholders vote “FOR” the Merger Proposal, “FOR” the named executive officer Merger-related compensation proposal and “FOR” the Adjournment Proposal.

Record Date; Shareholders Entitled to Vote

Only holders of record of Sykes common stock at the close of business on July 23, 2021, the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements of the Special Meeting. On the record date, 39,796,017 shares of Sykes common stock were issued and outstanding, held by approximately 694 holders of record.

Shareholders of record of Sykes common stock are entitled to one vote on each matter submitted to a vote at the Special Meeting for each share of Sykes common stock they owned of record on the record date. A complete list of shareholders entitled to vote at the Special Meeting will be available for inspection for any purpose germane to the Special Meeting during regular business hours at the Company’s principal place of business, 400 N. Ashley Drive, Suite 2800 Tampa, FL 33602, for a period of no less than 10 days before the Special Meeting, and also at the Special Meeting.

Quorum

As of the close of business on the record date, there were 39,796,017 shares of Sykes common stock outstanding and entitled to vote. Under our bylaws and the FBCA, the holders (as of the record date) of a majority of the outstanding shares of Sykes common stock entitled to vote on a matter at the Special Meeting on the record date, whether represented in person or by proxy, will constitute a quorum on that matter at the Special Meeting. Accordingly, 19,898,009 shares of Sykes common stock must be present or represented by proxy at the Special Meeting to constitute a quorum. There must be a quorum for business to be conducted at the Special Meeting. Failure of a quorum to be represented, in person or by proxy, at the Special Meeting will necessitate an adjournment or postponement of the Special Meeting and may subject Sykes to additional expense.

If you submit (and do not thereafter revoke) a properly executed proxy card, even if you abstain from voting, your shares of Sykes common stock will be counted for purposes of determining whether a quorum is present at the Special Meeting. In the event that a quorum is not present or represented at the Special Meeting or additional votes must be solicited to approve the Merger Proposal, the meeting may be adjourned or postponed to solicit additional proxies.

Required Vote

The approval of the Merger Proposal requires the affirmative vote of at least a majority of all votes entitled to be cast by the holders of Sykes common stock outstanding on the record date.

The approval of the named executive officer Merger-related compensation proposal (on a non-binding, advisory basis) requires the affirmative vote of at least a majority of the votes cast at the Special Meeting.

The approval of the Adjournment Proposal requires the affirmative vote of at least a majority of the votes cast at the Special Meeting.

As of the record date, 39,796,017 shares of Sykes common stock were issued and outstanding, held by approximately 694 holders of record. Accordingly, 19,898,009 shares of Sykes common stock must vote in favor of the Merger Proposal in order for it to be approved.

Abstentions and Broker Non-Votes

An abstention occurs when a shareholder attends a meeting, either in person or by proxy, but abstains from voting. At the Special Meeting, abstentions will be counted as present for purposes of determining whether a quorum exists. Abstaining from voting will have the same effect as a vote “AGAINST” the Merger Proposal, the named executive officer Merger-related compensation proposal, and the Adjournment Proposal.

Broker non-votes are shares held in “street name” by banks, brokerage firms or other nominees that are present or represented by proxy at the Special Meeting, but with respect to which the bank, brokerage firm or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such bank, brokerage firm or other nominee does not have discretionary voting power on such proposal. Under NASDAQ rules, banks, brokerage firms or other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement. Accordingly, if a beneficial owner of shares of Sykes common stock held in “street name” does not give voting instructions to the bank, brokerage firm or other nominee, then those shares will not be permitted under NASDAQ rules to be voted at the Special Meeting, and thus will not be counted as present in person or by proxy at the Special Meeting. The vote to approve the Merger Proposal is based on the total number of shares of Sykes common stock entitled to vote on the Merger Proposal on the record date, not just the shares that are counted as present in person or by proxy at the Special Meeting. As a result, if you fail to issue voting instructions to your bank, brokerage firm or other nominee, the shares of Sykes common stock that you own will not be counted for purposes of determining whether a quorum is present at the Special Meeting and it will have the same effect as a vote “AGAINST” the Merger Proposal.

The approval of each named executive officer Merger-related compensation proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast at the Special Meeting (and, in the case of the named executive officer Merger-related compensation proposal, subject to a quorum being present). Accordingly, shares deemed not in attendance at the special meeting, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee, and broker non-votes will have no effect on the outcome of the named executive officer Merger-related compensation proposal (assuming a quorum is present) and no effect on the outcome of the Adjournment Proposal.

Failure to Vote

If you are a shareholder of record and you do not sign and return your proxy card by mail or vote over the Internet, by telephone or in person at the Special Meeting, your shares will not be voted at the Special Meeting, will not be counted as present in person or by proxy at the Special Meeting and will not be counted as present for purposes of determining whether a quorum exists.

As discussed above, under NASDAQ rules, brokers and other record holders do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement. Accordingly, if you are the beneficial owner of shares held in “street name” and you do not issue voting instructions to your bank, brokerage firm or other nominee, your shares will not be voted at the Special Meeting and will not be counted as present in person or by proxy at the Special Meeting or counted as present for purposes of determining whether a quorum exists.

Voting by Sykes’ Directors and Executive Officers

On the record date, directors and executive officers of Sykes and their affiliates were entitled to vote 819,472 shares of Sykes common stock, or approximately 2.06% of the shares of Sykes common stock issued and outstanding on that date. Each of Sykes’ directors and executive officers have informed us that they intend to vote their shares in favor of the Merger Proposal and the other proposals to be considered at the Special Meeting, although none of Sykes’ directors and executive officers is obligated to do so.

Voting at the Special Meeting

If your shares are registered directly in your name with Computershare, our transfer agent, you are considered a “shareholder of record.” Shareholders of record can vote their shares of Sykes common stock in the four ways listed below. Even if you plan to attend the Special Meeting, Sykes encourages you to submit a proxy in advance by Internet, telephone or mail so that your shares will be voted if you later decide not to attend the Special Meeting. Votes cast in person or by proxy at the Special Meeting will be tabulated by the inspector of election appointed for the Special Meeting, who also will determine whether a quorum is present. Telephone and Internet facilities for the submission of proxies to vote shares will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on August 23, 2021. Proxy cards mailed with respect to shares must be received no later than August 23, 2021 in order to be counted in the vote.

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By Internet — You may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your proxy card in order to vote by Internet.

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By Telephone — You may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions and voting instructions provided on the proxy card. You will need the 16-digit number included on your proxy card in order to vote by telephone.

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By Mail — You may vote by mail by indicating your vote by completing, signing and dating the proxy card where indicated and by mailing or otherwise returning the card in the prepaid reply envelope that provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

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At the Special Meeting — If you are a shareholder of record and prefer to vote your shares at the Special Meeting, you must bring proof of identification along with your proxy card or proof of ownership. If you are disabled, Sykes can provide reasonable assistance to help you participate in the Special Meeting if you inform Sykes of your disability and how you plan to attend. Please write to Sykes at 400 N. Ashley Drive, Suite 2800, Tampa, FL 33602, Attention: James T. Holder, Secretary, or call at (813) 274-1000.

If your shares are held by your bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a form from your bank, brokerage firm or other nominee seeking instruction from you as to how your shares should be voted. You should instruct your bank, brokerage firm or other nominee how to vote your shares on each proposal in accordance with your voting instruction form. If you beneficially own your shares and receive a voting instruction form, you can vote by following the instructions on your voting instruction form. Please refer to information from your bank, broker or other nominee on how to submit voting instructions. Shareholders who hold their shares in “street name” are not able to vote at the Special Meeting unless they have a proxy, executed in their favor, from the shareholder of record (bank, brokerage firm or other nominee) giving them the right to vote the shares at the Special Meeting.

Shareholders who are entitled to vote at the Special Meeting (i.e., who own shares of Sykes common stock as of the record date) may attend the Special Meeting. If you are a shareholder of record, you should bring the proxy card and proof of identification. If you are a beneficial owner of shares held in “street name,” you should present proof of ownership of Sykes common stock as of the record date, such as a bank or brokerage account statement, along with proof of identification.

Revocation of Proxies

You can change or revoke your proxy at any time before the final vote at the Special Meeting. If you are the shareholder of record, you may change or revoke your proxy by:

•	sending a written statement to that effect to our Corporate Secretary, provided such statement is received no later than August 23, 2021;

•	voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m. Eastern Time on August 23, 2021;

•	submitting a properly signed proxy card with a later date that is received no later than August 23, 2021; or

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attending the Special Meeting and voting in person. Shareholders who own their shares in “street name” are not able to vote at the Special Meeting unless they have a proxy, executed in their favor, from the shareholder of record (bank, brokerage firm or other nominee) giving them the right to vote the shares.

If you hold shares in “street name,” you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy in person at the Special Meeting if you obtain a proxy, executed in your favor, from the shareholder of record (bank, brokerage firm or other nominee) giving you the right to vote the shares.

If you submit a proxy or provide instructions to vote your shares and do not thereafter revoke such proxy or change such instructions in accordance with one of the methods set forth above, your shares will be represented and voted at the Special Meeting in accordance with your instructions.

Solicitation of Proxies

The Board is soliciting your proxy, and Sykes will bear the cost of soliciting proxies. OKAPI Partners has been retained to assist with the solicitation of proxies and provide related proxy advisory services. OKAPI Partners will be paid a fee of $18,500 plus reasonable and documented out-of-pocket expenses for these services in connection with the Special Meeting. Sykes will also indemnify OKAPI Partners for certain losses arising out of these services. OKAPI Partners will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders.

Adjournment

In addition to the Merger Proposal and the named executive officer Merger-related compensation proposal, Sykes shareholders are also being asked to approve the Adjournment Proposal, which will enable the adjournment of the Special Meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal or in the absence of a quorum. If a quorum is not present, the shareholders holding a majority of the shares of Sykes common stock present in person or by proxy at the Special Meeting and entitled to vote thereat may adjourn the Special Meeting from time to time until a quorum shall be present. If a new record date is or must be fixed under law, a notice of the adjourned meeting must be given to each shareholder of record as of the new record date and who is otherwise entitled to notice of and vote at such meeting. In addition, the Special Meeting could be postponed before it commences, subject to the terms of the Merger Agreement. If the Special Meeting is adjourned or postponed, shareholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If you return a proxy and do not indicate how you wish to vote on the Adjournment Proposal, your shares will be voted in favor of the Adjournment Proposal.

The Board recommends a vote “FOR” the Adjournment Proposal, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal or in the absence of a quorum.

Other Information

You should not send documents representing Sykes common stock or your ownership thereof with the proxy card. If the Merger is completed, the paying agent for the Merger will send you transmittal materials and instructions for exchanging your shares of Sykes common stock for the Merger Consideration to be paid to the former Sykes shareholders in connection with the Merger. If you are the beneficial owner of shares of Sykes common stock held in “street name,” you may receive instructions from your bank, brokerage firm or other nominee as to what action, if any, you need to take to effect the surrender of such shares.

Questions

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor:

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

Banks and Brokers Call Collect: (212) 297-0720

All Others Call Toll Free: (877) 629-6356

Email: info@okapipartners.com

THE MERGER PROPOSAL (PROPOSAL 1)

The discussion of the Merger Agreement and the Merger in this proxy statement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and is hereby incorporated by reference into this proxy statement. We urge you to read the Merger Agreement carefully and in its entirety.

Structure of the Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with the FBCA, at the Effective Time, Merger Sub will merge with and into Sykes, the separate corporate existence of Merger Sub will cease and Sykes will survive the Merger as a direct wholly-owned subsidiary of Parent.

What Shareholders Will Receive in the Merger

At the Effective Time, each outstanding share of Sykes common stock (other than canceled shares) will be automatically converted into the right to receive $54.00 in cash, without interest and subject to any applicable withholding taxes. After the Merger is completed, holders of Sykes common stock will have only the right to receive a cash payment in respect of their shares of Sykes common stock and will no longer have any rights as holders of Sykes common stock, including voting or other rights.

Treatment of Sykes Equity Awards

Pursuant to the Merger Agreement, as of the Effective Time, each Company Restricted Stock Unit (as defined in the Merger Agreement) that is outstanding will fully vest at closing and be canceled and converted into the right to receive an amount in cash, without interest, equal to $54.00 for each share of Sykes common stock subject to such Company Restricted Stock Unit immediately prior to the Effective Time (less applicable withholding taxes). Each Company Performance Stock Unit (as defined in the Merger Agreement) that is outstanding will be deemed achieved at one hundred percent (100%) and at closing, will be canceled and converted into the right to receive an amount in cash, without interest, equal to $54.00 for each share of Sykes common stock subject to such Company Performance Stock Unit immediately prior to the Effective Time (less applicable withholding taxes).

Additionally, at the Effective Time, each Company stock appreciation right (“Company SAR”) that is outstanding under any Company stock incentive plan immediately prior to the Effective Time shall have all rights thereunder cancelled by virtue of the Merger and each former holder of any cancelled Company SAR that has an exercise price that is greater than the Merger Consideration shall be entitled to an amount in cash, without interest, equal to the product of (A) the Merger Consideration minus the exercise price thereof multiplied by (B) the number of shares of Company Common Stock subject to such Company SAR, less any applicable withholding taxes. Each Company SAR that is not an In-the-Money SAR shall be automatically cancelled immediately prior to the Effective Time for no consideration. “In-the-Money SAR” means a vested Company SAR for which the difference between (a) $54.00, minus (b) the per share exercise price of such Company SAR is greater than zero (such Company SARs have a weighted average exercise price of $28.24 per share).

Effects on Sykes if the Merger Is Not Completed

If the Merger Proposal is not approved by the requisite vote of Sykes shareholders or if the Merger is not completed for any other reason, Sykes shareholders will not receive any payment for their shares of Sykes common stock in connection with the Merger. Instead, Sykes will remain a standalone public company, shares of Sykes common stock will continue to be listed and traded on the NASDAQ and Sykes will be required to continue to file periodic reports with the SEC. In addition, if the Merger is not completed, Sykes expects that management will operate Sykes’ business in a manner similar to that in which it is being operated today and that Sykes shareholders will continue to be subject to the same risks and opportunities to which they are currently subject with respect to ownership of common stock, including, without limitation, risks related to our commercial operations and relationships, laws and regulations affecting our industry, as well as the evolving regulatory environment and adverse economic conditions, and the various additional risks and uncertainties that are described in Sykes’ most recent Annual Report on Form 10-K filed with the SEC.

Furthermore, if the Merger is not completed, and depending on the circumstances that would have caused the Merger not to be completed, the price of Sykes common stock may decline. If that were to occur, it is uncertain when, if ever, the price of Sykes common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Sykes common stock. If the Merger is not completed, the Board will continue to evaluate and review Sykes’ business operations, properties and capitalization, among other things, make such changes as are deemed appropriate by the Board and management, and continue to consider strategic plans and alternatives to enhance shareholder value. If the Merger Proposal is not approved by the requisite vote of Sykes shareholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to Sykes will be offered or that Sykes’ stock price, business, prospects or results of operation will not be adversely impacted.

Further, upon termination of the Merger Agreement, under certain specified circumstances, Sykes may be required to pay a termination fee of $66,000,000 pursuant to the terms and conditions of the Merger Agreement. Upon termination of the Merger Agreement, under certain specified circumstances, Parent may be required to pay Sykes a reverse termination fee of $99,000,000 pursuant to the terms and conditions of the Merger Agreement. See the section entitled “The Merger Agreement — Termination Fees and Expenses” beginning on page 85 for a discussion of the circumstances under which either party will be required to pay a termination fee.

Background of the Merger

The Board, in the exercise of its duties, has kept apprised of market opportunities, both as buyer and seller. The Board and management of the Company regularly review and evaluate the Company’s stand-alone business plan and the possibility of pursuing various strategic alternatives and transactions as part of their ongoing efforts to strengthen the Company’s business and enhance shareholder value, taking into account economic, competitive and other conditions. As part of this review, the Board and management has from time to time during the two-year period preceding the execution and delivery of the Merger Agreement assessed the Company’s existing assets, the acquisition of assets and contractual commitments to complement the Company’s existing business and strategy. During such time, with the assistance of Goldman Sachs & Co. LLC, its financial advisor, the Company engaged in an evaluation of potential transaction opportunities available during the late summer and fall of 2019, including a potential sale of the Company (the “2019 strategic review process”). In connection with the Board’s decision to undertake the review of such opportunities, the Board formed a special transaction committee consisting of all independent directors to supervise the review and negotiate any potential agreements. Over the course of several months, Goldman Sachs, at the direction of the special transaction committee, contacted a total of twelve potential strategic partners and financial sponsors. The Company established a data room, entered into non-disclosure agreements with certain of the contacted parties, shared other non-public information with several parties and received several indications of interest for a potential transaction involving the Company. After discussions and negotiations, Sykes and a merger partner were prepared to enter into a transaction in December 2019 but, ultimately, no agreement was finalized. The purchase price proposed in such potential transaction was significantly less than the purchase price contemplated by the Merger Agreement.

On December 14, 2020, Geraud Mazel, Sitel Group’s Head of Strategy and Mergers and Acquisitions, contacted Charles Sykes, Chief Executive Officer of Sykes, to request an introductory meeting in mid-January 2021 with Mr. Sykes that would include Laurent Uberti, President and Chief Executive Officer of Sitel Group.

From December 15, 2020 through January 7, 2021, Mr. Sykes and the representative of Sitel Group exchanged correspondences regarding the date and time of a meeting, with the parties ultimately agreeing to meet in Miami, Florida on February 4, 2021.

On February 4, 2021, Mr. Uberti, Mr. Sykes, Mr. Mazel and Olivier Camino, Sitel Group’s Chief Operating Officer, met for lunch in Miami. Mr. Sykes indicated that he thought Sykes and Sitel Group would make a strong combined entity. Mr. Uberti told Mr. Sykes that Sitel Group would not be interested in being acquired and that Sitel Group was in a more acquisitive mode. There was no discussion of Sitel Group acquiring Sykes at the meeting.

On April 1, 2021, Mr. Mazel asked Mr. Sykes if he would be willing to continue the discussions that the parties had begun in Miami on February 4, 2021.

From April 6, 2021 through April 8, 2021, the parties exchanged various correspondences regarding a potential follow-up meeting, with the parties ultimately agreeing to meet in Tampa, Florida on April 20, 2021.

On April 20, 2021, Mr. Uberti, Elisabeth Destailleur, Sitel Group’s Chief Financial Officer and Mr. Mazel visited Sykes’ offices and met with Mr. Sykes and John Chapman, Sykes’ Chief Financial Officer, to discuss Sykes’ history and strategy, its prior acquisitions, its culture and the industries in which it operates and to assess Sykes’ interest in a transaction pursuant to which Sitel Group would acquire Sykes. The parties did not discuss any terms for a potential transaction at the meeting.

On the morning of April 23, 2021, Mr. Sykes and Sykes’ Chairman of the Board, Jim MacLeod, met for a regularly scheduled breakfast meeting. After the general discussion of Company operations, Mr. Sykes informed Mr. MacLeod of the April 20, 2021 meeting with representatives of Sitel Group and Sitel Group’s interest in possibly acquiring the Company. Mr. Sykes stated that Sitel Group’s strategic rationale for a combination made a lot of sense, that the fit between Sykes and Sitel Group was very compelling, and that Sitel Group was confident in its ability to secure the requisite financing for such a transaction. Mr. Sykes indicated that the timing of selling Sykes was not exactly as he had envisioned but that strategically and culturally it felt like a good fit. Mr. Sykes told Mr. MacLeod that no discussions had taken place regarding price and that given where Sykes was currently performing and its current stock price, in his opinion, Sitel Group would have to offer at least $50.00 per share for a bid to be seriously considered. Mr. MacLeod and Mr. Sykes concluded their discussion with a view that Sitel Group should submit an offer for consideration by the Board, but before asking Sitel Group to do so, they wanted to make Carlos Evans, Chair of the Finance Committee of the Board, aware of the discussions with Sitel Group that had taken place.

Later on April 23, 2021, Messrs. Sykes, MacLeod and Evans met by teleconference where Mr. Evans was made aware of the April 20, 2021 meeting and they collectively decided to ask Sitel Group for a formal written offer.

On the evening of April 23, 2021, Mr. Sykes and Mr. Uberti met by teleconference where Mr. Sykes updated Mr. Uberti on his conversations with Mr. MacLeod and Mr. Evans and asked Mr. Uberti to submit a written offer containing an indication of value, financial approach and timing. Mr. Uberti indicated that he would have a response to Mr. Sykes by the end of the week.

During the week of April 26, 2021, Mr. Sykes received an unsolicited request from the Chief Executive Officer of strategic buyer B to schedule a call to discuss an unspecified matter. On May 3, 2021, Mr. Sykes spoke to the Chief Executive Officer of strategic buyer B who indicated that if Sykes had an interest in pursuing a transaction where it would sell the call center business and retain the digital marketing business, strategic buyer B would have an interest in such a deal. Mr. Sykes told strategic buyer B that Sykes was not interested in pursuing that strategy at that time. Mr. Sykes believed that there was meaningful synergy between Sykes’ core business and the digital marketing business making a separation of the two unattractive.

On May 3, 2021, Mr. Sykes contacted Mr. Uberti asking for an update on the offer. Mr. Uberti indicated that he was waiting to receive confirmatory feedback from potential lenders regarding their ability to provide financing before submitting an offer and that he expected to have them within a few days.

On May 6, 2021, Sitel Group presented a non-binding, written proposal, along with a “highly confident” letter from a potential lender, for Sitel Group to acquire all of the shares of common stock for $53.00 per share, subject to due diligence and certain other conditions. In its proposal, Sitel Group requested that the Company agree to exclusively negotiate with Sitel on a potential transaction.

On May 7, 2021, the Board held a special meeting, with certain members of management in attendance. At that meeting, the Board discussed the proposal from Sitel Group regarding a possible acquisition of the Company by Sitel Group. Representatives of Shumaker, the Company’s regular outside counsel, and the Board discussed the Board’s fiduciary duties in connection with its consideration of a possible strategic transaction with Sitel Group. Also at that meeting, the Board formed a Transaction Committee, comprised of independent directors Carlos E. Evans, James S. MacLeod, William Muir, Jr., and W. Mark Watson, with Mr. Evans serving as chair, to manage day-to-day matters related to the strategic review process and to supervise and direct any process with Sitel Group or other potential strategic partners. The members of the Transaction Committee were selected by the Board after a review of all relevant factors, including knowledge of and experience with strategic transactions, the absence of any conflicts of interest, and sufficient time to undertake the associated responsibilities. The Transaction Committee was not formed as a result of or in connection with any conflicts of interest in a potential transaction with Sitel Group, however, in anticipation of the Transaction Committee exploring other strategic alternatives, the Board considered that potential conflicts could arise and therefore having a committee entirely comprised of independent directors could be advantageous.

On May 7, 2021, Mr. Sykes and Mr. Uberti met telephonically at which time Mr. Sykes informed Mr. Uberti that the Sykes Board had met to discuss the proposal and that the Company was willing to engage in a dialogue with Sitel Group. Mr. Sykes told Mr. Uberti that Goldman Sachs, who recently represented Sykes in the 2019 strategic review process, would likely assist Sykes, subject to Transaction Committee approval, and that he would introduce Goldman Sachs to Mr. Uberti. Mr. Sykes stressed that speed was very important in connection with the negotiation as balanced against overall conduct of the process and confidentiality. Later on May 7, 2021, Mr. Sykes introduced Mr. Uberti to representatives of Goldman Sachs.

Between May 8, 2021 and May 12, 2021, the parties and their respective legal advisors exchanged several drafts of a confidentiality agreement, and on May 13, 2021, the parties executed the confidentiality agreement.

On May 13, 2021, the Transaction Committee held a meeting at which James T. Holder, Chief Legal Officer and Corporate Secretary, and representatives of Ballard Spahr LLP were present. At the meeting, the Transaction Committee considered and, following confirmation by Ballard Spahr that it had no conflicts of interest with Sykes or Sitel Group, approved the appointment of Ballard Spahr as independent counsel to the Transaction Committee. The representatives of Ballard Spahr discussed the Transaction Committee’s fiduciary duties and noted the importance of identifying any potential conflicts of interest that members of the Transaction Committee might have with respect to a potential acquisition by Sitel Group. Following a discussion of potential conflicts of interest and interviews with each of the committee members, it was determined that none of the Transaction Committee members had any conflicts of interest with respect to a potential transaction with Sitel Group. At the same meeting, Mr. Evans provided an update on management’s most recent discussions with Sitel Group and the progress of the proposed transaction. Mr. Evans also reported that Sitel Group had provided Sykes a due diligence request list and that management was in the process of preparing responses to such requests. The Transaction Committee and its legal advisors discussed whether to conduct a market check to determine whether any third parties might have an interest in exploring an acquisition of the Company. Sitel Group’s request for exclusivity was also considered by the Transaction Committee. The Transaction Committee determined that it was not appropriate to agree to exclusivity at that time. The Transaction Committee also discussed the engagement of Goldman Sachs as the Transaction Committee’s financial advisor in connection with a potential transaction. The Transaction Committee reviewed Goldman Sachs’ qualifications, industry experience and familiarity with Sykes, as well as the substantial work Goldman Sachs had performed for Sykes in the past, including with respect to the 2019 strategic review process. The Transaction Committee also concluded that Goldman Sachs could serve as the Transaction Committee’s independent financial advisor and therefore determined to engage Goldman Sachs as its financial advisor in connection with the potential transaction, subject to confirming the absence of conflicts and entry into a satisfactory engagement letter with Goldman Sachs.

On May 14, 2021, the Transaction Committee held a meeting at which representatives of the Company’s senior management, Goldman Sachs and Ballard Spahr were present. At the meeting, representatives of Goldman Sachs updated the Transaction Committee on the proposed work plan for continuing discussions and meetings with Sitel Group, as well as the due diligence process. Representatives of management also presented to the Transaction Committee certain financial forecasts prepared by Company management, which forecasts are described in more detail in the section entitled “Financial Forecasts.” Following a review of such forecasts, the Transaction Committee authorized Goldman Sachs and the Company to share such forecasts with Sitel Group. The Transaction Committee and its legal and financial advisors discussed whether to have Goldman Sachs contact other financial and strategic parties, including some contacted during the 2019 strategic review process, to evaluate such parties’ interest in a potential acquisition of the Company. After discussion, the Transaction Committee determined that such contacts should be undertaken.

On May 14, 2021, Sykes opened a virtual data room to Sitel Group and its advisors. The confirmatory due diligence process commenced and continued through June 17, 2021, and included, among other things, a review of financial, operational and legal information and a series of due diligence in-person meetings and calls with representatives of Sykes and Sitel Group and their respective advisors.

Also, on May 18, 2021, the Transaction Committee held a meeting at which representatives of the Company’s senior management, Goldman Sachs and Ballard Spahr were present. At the meeting, representatives of Goldman Sachs provided an update on the status of the process with Sitel Group and also presented preliminary financial analyses with respect to Sykes. The Transaction Committee and its legal and financial advisors reviewed the non-binding proposal submitted by Sitel Group on May 6, 2021 and noted that Sitel Group was engaged in due diligence review and sessions despite Sykes unwillingness to grant Sitel Group exclusivity. The Transaction Committee and its legal and financial advisors discussed a request to have Sitel Group submit another proposal with an updated price indication after it had substantially completed its due diligence review. Also at the meeting, the Transaction Committee and its legal and financial advisors further discussed conducting a market check with other potential interested parties. Representatives of Goldman Sachs reviewed the extensive market check conducted during the 2019 strategic review process, including the parties contacted at that time and their potential interest in a transaction. The Transaction Committee’s legal and financial advisors reviewed the benefits and risks of having Goldman Sachs contact other financial and strategic parties, including some contacted during the 2019 strategic review process, to evaluate such parties’ interest in a potential acquisition of the Company. The Transaction Committee’s financial and legal advisors also noted that such risks included the risk of leaks created by making outbound calls to a broad set of potential interested parties and market risk resulting from delays in the process with Sitel Group in order to obtain additional indications of interest from other potential interested parties. Representatives of Goldman Sachs presented a list of third parties, based on, among other things, their knowledge of the industry and market participants as well as the results of the 2019 strategic review process, who might have an interest in exploring a potential acquisition of Sykes based on their financial resources and likelihood of interest and suggested that they contact four of these potentially interested parties, which consisted of two financial sponsor parties and two strategic parties, three of whom the Company had previously contacted during the 2019 strategic review process, including the merger partner with whom Sykes was preparing to enter into a merger transaction in the 2019 strategic review process. After discussion, the Transaction Committee instructed Goldman Sachs to contact such parties to assess their interest in a transaction with Sykes. Representatives of Goldman Sachs contacted the four parties during the weeks of May 17, 2021 and May 24, 2021.

During the remainder of May 2021, representatives of Sitel Group and Sykes held several virtual and in-person, in-depth due diligence sessions.

On May 19, 2021, the Board held a meeting to review and discuss the Sitel Group proposal with representatives of Goldman Sachs, Ballard Spahr, and Shumaker present. Representatives of Shumaker again reviewed with the Board its fiduciary duties in considering strategic alternatives and a response to the Sitel Group proposal. The members of the Transaction Committee also provided an update to the Board on the status of the potential transaction with Sitel Group, as well as the plans for contacting certain other potential interested parties.

On May 20, 2021, Mr. Uberti, Ms. Destailleur and Mr. Mazel met with Mr. Sykes and Mr. Chapman at Sykes’ offices. At this meeting Mr. Sykes presented information on Sykes, including the countries where it engages in business, its organizational structure and strategy, and the business conducted by its subsidiary, Clear Link Technologies, LLC. Senior Sykes executives, Lance Zingale, Chief Customer Officer and General Manager EMEA, Kelly Morgan, Chief Customer Officer and General Manager, Mike Henderson, Chief Operations Officer, North America and APAC, Jenna R. Nelson, Chief Human Resource Officer and Dave Pearson, Executive Vice President and Chief Information Officer also met with Mr. Uberti, Ms. Destailleur and Mr. Mazel at lunch, where the parties introduced themselves and engaged in a round table discussion. The parties also decided that more in depth due diligence would take place the following week.

On May 21, 2021, the Transaction Committee held a meeting at which representatives of the Company’s senior management, Goldman Sachs and Ballard Spahr were present. Representatives of Goldman Sachs provided an update regarding the most recent due diligence meetings with representatives of Sitel Group and the plans for completing due diligence and requesting an updated proposal, including a more favorable price indication, from Sitel Group. Such representatives also reported on their initial outreach to the other potential interested parties.

On May 26, 2021 and May 27, 2021, Mr. Uberti, Ms. Destailleur, David Slaviero, Nordine Benbekti, Olivier Camino and Mr. Mazel (among other Sitel Group executives) visited Sykes’ offices to conduct in-person due diligence meetings. Representatives of Goldman Sachs attended these meetings along with members of Sykes’ management. The attendees at these meetings varied and included James T. Holder, Sykes’ Chief Legal Officer, Emily Biel, Sykes’ Vice President, Human Resources Total Rewards and Andrea Kiehl, Sykes’ Vice President Compliance and Employment Counsel, Jenna Nelson, Chief Human Resources Officer, David Pearson, Chief Information Officer, John Chapman, Chief Financial Officer, Joanne Diaz, Global Treasurer and Strategy, Subhaash Kumar, Vice President of Investor Relations, William Rocktoff, Sr. Vice President and Corporate Controller, Laura McKenna, Vice President of Global Taxation, Lance Zingale, Chief Customer Officer and General Manager EMEA, Kelly Morgan, Chief Customer Officer and President of Assistant Services Group, Mike Henderson, Chief Operating Officer APAC and North America, David Brain, Chief Digital Officer and President Digital Operations, Theodore Roxbury, Clearlink President and Christopher Rogers, Sykes’ Chief Security Officer and Deputy Chief Information Officer. Representatives of Shumaker and Sitel Group’s legal counsel, Freshfields Bruckhaus Deringer US LLP (“Freshfields”) as well as members of Sitel Group’s advisors PriceWaterhouseCoopers, attended certain of those meetings by videoconference.

Mr. Mazel called Mr. Chapman after the May 27, 2021 meetings to discuss selling, general and administrative expenses (“SG&A”) so that Sitel Group could gain a better understanding of possible synergies associated with the potential transaction.

On May 27, 2021, the Transaction Committee held a meeting at which representatives of the Company’s senior management, Goldman Sachs and Ballard Spahr were present. Representatives of Goldman Sachs reported on Sitel Group’s diligence review process and the expected timing to receive an updated proposal from Sitel Group, as well as an update on the diligence conducted by Sitel Group’s potential lenders. Such representatives also provided an update on outreach made to other potential interested parties. Representatives of Goldman Sachs reached out to four potentially interested parties: senior executives of both strategic buyer A, strategic buyer B (who had previously approached Sykes during the week of April 26, 2021), and senior investment professionals for both financial buyer A and financial buyer B via telephone. Strategic buyer A, financial buyer A, and financial buyer B were all contacted as part of the 2019 strategic review process. Representatives of Goldman Sachs reported to the Transaction Committee that, with the exception of one party from which they were waiting for additional feedback, none of such potential interested parties had either serious interest in a potential acquisition of Sykes or their interest was likely far below Sitel Group’s initial offer. Potential strategic buyer A was not interested in a transaction, concluding that an acquisition of Sykes was not and would not be a current strategic priority. Potential strategic buyer B indicated it would only be interested in a portion of Sykes’ business and would engage in the process only if Sykes were to retain or separately divest its digital marketing business. The Transaction Committee discussed strategic buyer B’s response and concluded that it presented substantial risks as compared to Sitel Group’s proposal since Sykes would be required to separately divest its various business units. Potential financial buyer A indicated it could be interested in a transaction but only at a price per share significantly lower than Sitel Group’s proposal. Representatives of Goldman Sachs reported that, as of this meeting, they were awaiting a response from potential financial buyer B. The Transaction Committee discussed the feedback provided from each of these parties in comparison to Sitel Group’s proposal. None of the four potentially interested parties entered into any confidentiality or standstill agreements with Sykes in connection with the Transaction Committee’s outreach.

Following the May 27, 2021 meeting of the Transaction Committee, the full Board held a meeting for the purpose of receiving a report from the Transaction Committee on the status of negotiations with Sitel Group and the market check. Representatives of senior management, Goldman Sachs, Shumaker and Ballard Spahr were present. Mr. Evans presented a report on the status of negotiations and the results of the market check undertaken by Goldman Sachs.

On May 27, 2021, Ballard Spahr sent a draft of the merger agreement to Freshfields.

From May 30, 2021 through June 8, 2021, Mr. Sykes and Mr. Uberti corresponded regarding the due diligence process and work completed by Sitel Group and its advisors. In addition, they discussed the fact that Sitel Group was undergoing its own due diligence process to obtain bank financing and holding board meetings in preparation to send a final proposal to Sykes.

On June 1, 2021, a joint due diligence call was held with representatives of Sitel Group and its advisors and Mr. Chapman, Ms. McKenna, Ms. Diaz, Mr. Rocktoff and Mr. Kumar in order to review finance diligence materials that Sykes had provided to Sitel Group and answer questions related thereto.

On June 2, 2021, the Transaction Committee held a meeting at which representatives of the Company’s senior management, Goldman Sachs and Ballard Spahr were present. Mr. Evans updated the Transaction Committee on management’s most recent diligence meetings with Sitel Group and their advisors. He also reported on the timing of a revised proposal from Sitel Group, which was expected to be received early the following week. Representatives of Goldman Sachs noted that Sitel Group’s lenders were also finalizing their due diligence review of the Company and that Sitel Group’s board would be meeting in the next few days to review the transaction. The representatives of Goldman Sachs also reported that Sitel Group indicated that they could move quickly to complete definitive agreements for the transaction. Representatives of Goldman Sachs also reported that potential financial buyer B had responded to Goldman Sachs’ prior outreach noting they would not be interested in a potential transaction with Sykes at this time.

On June 2, 2021, representatives of Sitel Group and its advisors and Mr. Chapman, Ms. McKenna, Ms. Diaz, Mr. Rocktoff and Mr. Kumar reconvened by teleconference to continue discussing financial due diligence matters. After the teleconference, Mr. Mazel called Mr. Chapman. On this teleconference they discussed some of the items discussed earlier in the day on the due diligence call to ensure Mr. Mazel fully understood them.

On June 4, 2021, representatives of Sitel Group and its advisors discussed their due diligence findings with Mr. Chapman, Ms. McKenna, Ms. Diaz, Mr. Rocktoff and Mr. Kumar.

On June 4, 2021, the Transaction Committee held a meeting at which Mr. Holder and Ballard Spahr were present. At the meeting, representatives of Ballard Spahr reported on recent legal due diligence meetings and meetings related to regulatory matters, as well as preliminary negotiations of the merger agreement with Freshfields. The representatives also reported that Sykes expected to receive an updated proposal from Sitel Group in the coming days. At the meeting, the Transaction Committee also confirmed Goldman Sachs’ independence and approved the entry into an engagement letter with Goldman Sachs in the form provided to the Transaction Committee in advance of the meeting.

On June 4, 2021, the Transaction Committee and Company executed a formal engagement letter with Goldman Sachs as approved during the Transaction Committee meeting on June 4, 2021.

On June 7, 2021, Mr. Mazel and Mr. Chapman spoke by telephone regarding certain financial information of Sykes. Mr. Mazel indicated to Mr. Chapman that he was working to complete a presentation to Sitel Group’s board of directors as well as obtaining information necessary for Sitel Group to provide a final updated proposal by June 8, 2021. Messrs. Chapman and Mazel reviewed Sykes’ SG&A in detail as a follow up to the discussions held in Tampa on May 27, 2021.

On June 8, 2021, Sitel Group presented a revised, non-binding, written proposal for Sitel Group to acquire all of the shares of Sykes’ common stock for $54.00 per share, subject to certain conditions. Sitel Group also provided a mark-up of the draft merger agreement as well as a draft exclusivity agreement that Sitel Group desired Sykes to sign and an executed debt commitment letter from a bank for the full purchase price assuming a price of $54.00 per share.

From June 8, 2021 until the execution of the merger agreement on June 17, 2021, the parties and their respective legal and financial advisors exchanged several drafts of, and engaged in numerous discussions and negotiations concerning the terms of the merger agreement. Significant areas of discussion and negotiation included, among others, the scope and terms of representations, warranties and covenants, including the interim operating restrictions (primarily related to employment matters, material contracts, possible cybersecurity breaches and responses thereto, responses to matters related to COVID), the impact of the financing on the timing of the closing, Sykes’ obligations related to financing, “deal protection” provisions of the merger agreement (including the fiduciary-out that Sykes insisted on in order to comply with the Board’s fiduciary duties, the termination fee and reverse termination fee) and the parties’ respective efforts related to obtaining regulatory clearances.

On June 9, 2021, the Transaction Committee held a meeting at which representatives of the Company’s senior management, Goldman Sachs and Ballard Spahr were present. The Transaction Committee and its financial and legal advisors discussed the revised proposal submitted by Sitel Group and the status of the potential transaction. Representatives of Ballard Spahr reported on the review and continued negotiation of the merger agreement. The Transaction Committee also discussed that an alternative to entering into a transaction with Sitel Group was to remain an independent company.

Following the June 9, 2021 meeting of the Transaction Committee, the Board held a meeting to receive a report from the Transaction Committee regarding the revised offer from Sitel Group and the status of the transaction. Representatives of senior management, Goldman Sachs, Shumaker and Ballard Spahr were present at that meeting. Mr. Evans reported on the terms of Sitel Group’s revised proposal, the status of due diligence, the significant points being negotiated in the merger agreement, Sitel Group’s renewed request for exclusivity and the proposed termination fees. Mr. Evans requested that the Board grant the Transaction Committee the authority to enter into a letter of intent, if requested in order to memorialize the parties’ discussions and the revised offer from Sitel Group. Following discussion, the Board agreed to such request. Representatives of Goldman Sachs next reviewed the increased offer and presented updated preliminary financial analyses in respect of the revised offer.

On June 10, 2021, the Transaction Committee held a meeting at which representatives of the Company’s senior management, Goldman Sachs, Ballard Spahr, and Shumaker were present. The Transaction Committee’s legal advisors reported on the key issues to be negotiated in the merger agreement and their current status. The Transaction Committee, together with its financial and legal advisors, discussed the plan for further negotiations with Sitel Group and Freshfields.

On June 12, 2021, Ballard Spahr sent a revised draft of the merger agreement to Freshfields.

On June 12, 2021, the Transaction Committee held a meeting at which representatives of the Company’s senior management, Goldman Sachs, Ballard Spahr, and Shumaker were present. The Transaction Committee and its advisors discussed the plans for further negotiation of the merger agreement with Sitel Group and Freshfields. The Transaction Committee provided input to its legal advisors on the key issues in the merger agreement previously identified by representatives of Ballard Spahr and Shumaker. In addition, the Transaction Committee determined not to accept Sitel Group’s request to enter into an exclusivity agreement until certain key issues in the merger agreement were resolved.

On June 12, 2021, Ballard Spahr sent an initial draft of the Company’s disclosure schedules to the merger agreement to Freshfields.

On June 13, 2021, Mr. Holder and representatives of Ballard Spahr and Shumaker held a videoconference meeting with representatives of Freshfields in order to discuss and explain the Company’s reluctance to accept certain terms of the merger agreement.

On the morning of June 14, 2021, the parties and their legal and financial advisors met by videoconference to further discuss and negotiate certain terms of the merger agreement.

Also on June 14, 2021, the Transaction Committee held a meeting at which representatives of the Company’s senior management, Goldman Sachs, Ballard Spahr, and Shumaker were present. The Transaction Committee’s financial and legal advisors reported on the most recent negotiations of the merger agreement.

Later on June 14, 2021, Freshfields sent a revised draft of the merger agreement to Ballard Spahr and Shumaker.

From June 14, 2021 to June 17, 2021, Mr. Mazel and Mr. Chapman held multiple teleconferences to discuss the terms of the merger agreement.

On June 15, 2021, the Transaction Committee held a meeting at which representatives of the Company’s senior management, Goldman Sachs, Ballard Spahr, and Shumaker were present. Representatives of Ballard Spahr and Shumaker reported on the status of the merger agreement and the remaining open points to be negotiated.

Following the June 15, 2021 meeting of the Transaction Committee, the Board held a meeting to receive a report from the Transaction Committee about the status of the potential transaction. Representatives of senior management, Goldman Sachs, Shumaker and Ballard Spahr were present at the meeting. Mr. Evans reported on the status of the potential transaction. He reported that substantial progress had been made, but there remained some matters in the merger agreement that were in the process of resolution.

Later on June 15, 2021, Ballard sent a revised draft of the merger agreement to Freshfields.

Also on June 15, 2021, Mr. Mazel, Mr. Chapman and Joanne Diaz had a teleconference where they discussed Sykes’ current cash projections.

On the morning of June 16, 2021, the parties and their legal and financial advisors met by videoconference to discuss issues related to the merger agreement.

Later on June 16, 2021, the parties exchanged drafts of the merger agreement and representatives of Ballard Spahr and Shumaker continued to discuss and explain the Company’s reluctance to accept certain terms of the merger agreement with representatives of Freshfields.

On the morning of June 17, 2021, the parties and their legal and financial advisors met by videoconference to discuss open points in the merger agreement, including each parties’ efforts related to obtaining regulatory clearances.

Later on June 17, 2021, the parties exchanged drafts of the merger agreement and representatives of Ballard Spahr and Shumaker continued to discuss and explain the Company’s reluctance to accept certain terms of the merger agreement with representatives of Freshfields.

Following completion of such negotiations, during the afternoon of June 17, 2021, the Transaction Committee held a meeting at which representatives of the Company’s senior management, Goldman Sachs, Ballard Spahr, and Shumaker were present. Representatives of Goldman Sachs, Ballard Spahr, and Shumaker summarized recent negotiations regarding the merger agreement and confirmed that the merger agreement and related documentation were substantially final. The Transaction Committee and its legal and financial advisors reviewed the extensive 2019 strategic review process undertaken by the Company, noting the robust outreach conducted by Goldman Sachs at such time, as well as the current market check. Representatives of Goldman Sachs confirmed that they were prepared to deliver their fairness opinion if requested by the Transaction Committee. The Transaction Committee then met in executive session with the representatives of Ballard Spahr. Such representatives again reviewed the Transaction Committee’s fiduciary duties in connection with the proposed transaction and the process undertaken by the Transaction Committee in evaluating the proposed transaction, including the negotiation of an increased price in Sitel Group’s revised proposal. The Transaction Committee again confirmed that each of the members was free of any conflicts of interest relating to the proposed transaction. The representatives of Ballard Spahr also summarized the merger agreement and debt commitment letter for the Transaction Committee. After discussion, the Transaction Committee agreed to recommend to the Board that the Company enter into the merger agreement with Parent.

Following the Transaction Committee meeting, on June 17, 2021, the Board held a meeting at which representatives of the Company’s senior management, Goldman Sachs, Ballard Spahr and Shumaker were present. In advance of the meeting, the Board was provided with copies of the finalized merger agreement and debt commitment letter and a summary thereof, drafts of which had been previously distributed to the Board and Transaction Committee members in connection with their prior meetings. Mr. Evans summarized the history of the negotiations and transaction, including the increase in the price per share from Sitel Group’s initial proposal, material merger agreement terms that had been negotiated, the 2019 strategic review process, and the current market check undertaken by the Transaction Committee, among other factors. Representatives of Goldman Sachs reviewed its financial analyses in detail with the Board, which had been provided to the Board in advance. The Goldman Sachs representatives also described the results of the current market check, following which Goldman Sachs delivered its oral opinion (later confirmed in writing on June 17, 2021) that, as of such date and based upon and subject to the assumptions and limitations set forth in such written opinion, the $54.00 in cash per share of Sykes common stock to be paid to the holders (other than Sitel Group and its affiliates) of shares of Sykes common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The Board then discussed the reasons for, advantages of, and risks involved with, the merger as contrasted with remaining an independent company. The Board noted that remaining an independent company presented some significant challenges, including business and operating risks, for the Company. Representatives of Shumaker again advised the Board of its fiduciary responsibilities. In addition, such representatives noted that the Board may rely on the advice of experts, including counsel and financial advisors. Following those presentations, senior management, including Mr. Sykes, and the representatives of Goldman Sachs left the meeting. The Board further considered the challenges of remaining independent. The Transaction Committee then provided its recommendation to the Board that it is in the best interests of the Company and its shareholders and the Company’s other constituencies to enter into the merger agreement as presented to the Board. Mr. Sykes and Mr. Holder returned to the Board meeting. Thereafter, the Board voted unanimously to adopt the recommendation of the Transaction Committee and approved the Company’s entry into the merger agreement with Parent.

Parent, Merger Sub and the Company executed the merger agreement in the evening of June 17, 2021.

The following morning, on June 18, 2021, the Company issued a press release announcing the transaction and the execution of the merger agreement.

Recommendation of the Board and Reasons for the Merger

The Board unanimously recommends that you vote “FOR” the Merger Proposal, Merger-related Compensation Proposal, and the Adjournment Proposal.

After careful consideration, the Board, upon the unanimous recommendation of the Transaction Committee, unanimously adopted resolutions that: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth therein, are fair to, and in the best interests of, the Company and the Company’s shareholders; (ii) approved and declared advisable the Merger Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, upon the terms and subject to the conditions set forth therein; (iii) directed that the Merger Agreement be submitted to a vote of the Company’s shareholders for adoption at the Special Meeting; and (iv) resolved to recommend that Company shareholders vote in favor of adoption of the Merger Agreement in accordance with the FBCA.

When you consider the Board’s recommendation, you should be aware that Sykes’ directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of Sykes shareholders generally. These interests are described in the section entitled “The Merger Proposal (Proposal 1) — Interests of Sykes Executive Officers and Directors in the Merger.”

In reaching its decision, the Board and the Transaction Committee, as described in the prior section entitled “the Merger Proposal (Proposal 1) – Background of the Merger”, met and consulted with Sykes’ senior management, as well as the Transaction Committee’s financial advisor, Goldman Sachs, and its legal counsel, Ballard Spahr, and Sykes’ outside legal counsel, Shumaker, Loop & Kendrick. In addition, the Board and the Transaction Committee reviewed information and considered a number of factors with respect to the Merger and the other transactions contemplated by the Merger Agreement, including, among others, the following factors and benefits (not necessarily in order of relative importance), in coming to its determination, approval and related recommendation:

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Best Alternative for Maximizing Shareholder Value. The Board and the Transaction Committee believed that receipt of the Merger Consideration of $54.00 per share in cash was a compelling opportunity for Sykes shareholders to maximize the value of their shares, one that was more favorable to Sykes shareholders than the likely value that would result from other potential transactions or remaining a stand-alone public company taking into account Sykes’ prospects. This decision was based on, among other things, the Board’s and the Transaction Committee’s assessment of:

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Sykes’ historical operating and financial performance, including its results in the first quarter of its fiscal year 2021 and outlook for the remainder of its fiscal year 2021, taking into account the Board’s knowledge of Sykes’ business and the industries in which Sykes operates, competitive position and business strategy, on both a historical and prospective basis, including the Forecasts, and the revenue growth and operating margins contemplated therein;

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Sykes’ future prospects if it were to remain a stand-alone public company, including the significant business, financial and execution risks related to achieving the revenue growth and improved operating margins contemplated by Sykes’ financial projections as a stand-alone public company (including as set forth in the Forecasts), Sykes’ strategic direction and competitive position, the anticipated future trading prices of Sykes common stock and the various additional risks and uncertainties that are described in Sykes’ most recent Annual Report on Form 10-K filed with the SEC; and

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the possible alternatives to a sale of the entire company, including continuing as a stand-alone public company, which alternatives the Board and the Transaction Committee evaluated with the assistance of Sykes’ financial advisor and outside legal counsel and determined did not represent more attractive alternatives to a sale in light of, among other factors, the significant business, financial and execution risk of remaining a stand-alone public company, and the other potential risks, rewards and uncertainties associated with those alternatives.

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Attractive Value. The Board and the Transaction Committee considered the fact that Sykes has not historically paid dividends to its shareholders. The Board and the Transaction Committee also considered the fact that the $54.00 per share in cash to be paid as Merger Consideration represents an attractive value given the anticipated future trading prices of Sykes common stock. In particular, the Merger Consideration represents (i) a 38.9% percent premium to the unaffected 30-day volume weighted average closing share price of Sykes common stock, (ii) a 49.4% percent premium to the unaffected 90-day volume weighted average closing share price of Sykes common stock, (iii) a 30.2% percent premium to the spot closing share price of Sykes common stock, and (iv) a 30.2% premium to the 52-week high closing share price of Sykes common stock, in each case as of June 17, 2021, the last trading day prior to the execution of the Merger Agreement. The Board and the Transaction Committee also considered that, based on discussions and negotiations with Parent and its advisors and its discussions and negotiations with other potential counterparties, in the Board’s and the Transaction Committee’s view, the Merger Consideration represented the highest price per share of Sykes common stock that was realistically available to Sykes’ shareholders, and any request for a further price increase created a meaningful risk that Parent or one or more of its financing sources might determine not to enter into the transaction and to terminate negotiations, in which event Sykes shareholders would lose the opportunity to obtain the $54.00 per share in cash being offered.

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Cash Consideration and Greater Certainty of Value. The Board and the Transaction Committee considered the fact that the Merger Consideration would be paid solely in cash, which, compared to non-cash consideration, provides immediate certainty of value and liquidity to Sykes shareholders at the closing of the Merger, enabling Sykes shareholders to realize the value that has been created at Sykes while eliminating significant long-term business, regulatory and execution risks that Sykes would face if it remained as a stand-alone public company.

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Opinion of Goldman Sachs and Related Analyses. The Board considered the opinion of Goldman Sachs to the Transaction Committee, dated June 17, 2021, as to the fairness, from a financial point of view and as of the date of the opinion, of the $54.00 in cash per share to be paid to the holders of Sykes common stock (other than Parent and its affiliates), which opinion was based upon and subject to the assumptions and limitations set forth in such opinion and as more fully described in the section entitled “The Merger Proposal—Opinion of the Transaction Committee’s Financial Advisor.” The full text of Goldman Sachs’ opinion is attached to this proxy statement as Annex B.

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Negotiation Process and Procedural Fairness. The Board considered the process conducted by the Board and the Transaction Committee with the assistance of Sykes’ advisors, which involved numerous meetings of the Board and the Transaction Committee. The Board and the Transaction Committee also considered the fact that the terms of the Merger Agreement were the result of arm’s-length negotiations with Parent and its advisors; that the Board and the Transaction Committee were advised in these negotiations by a qualified and experienced financial advisor and qualified and experienced outside legal counsel; the terms that Sykes and its advisors were able to obtain during such negotiations; that the Board and the Transaction Committee met multiple times over the course of the weeks leading up to the execution of the Merger Agreement to evaluate Parent’s proposal to acquire Sykes; and that the final Merger Agreement contained terms and conditions that were, in the Board’s and the Transaction Committee’s view, fair to, and in the best interests of, Sykes and its shareholders.

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Right to Receive Higher Offers. The Board and the Transaction Committee considered Sykes’ rights under the Merger Agreement to consider and negotiate certain higher offers thereafter (which are more fully described in the section entitled “The Merger Agreement — Company Takeover Proposal; Non-Solicitation” beginning on page 73), including:

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the right of Sykes and its representatives, subject to certain conditions, to respond to and negotiate with respect to certain unsolicited acquisition proposals made prior to the time Sykes’ shareholders approve the proposal to adopt the Merger Agreement, and to terminate the Merger Agreement to enter into an agreement with respect to such proposal with any such bidder, subject to certain notice requirements and “matching” rights in favor of Parent and Parent’s right to receive payment of a termination fee of $66 million, which amount the Board and Transaction Committee believed to be reasonable under the circumstances, taking into account the size of the transaction, the range of such termination fees in similar transactions; and

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the belief of the Board and the Transaction Committee that the termination fee provisions are customary for transactions of this type, were reasonable in the context of comparable transactions, and that payment of fees in such amounts would not likely deter any potential interested party from making a competing acquisition proposal.

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Merger Agreement. The Board and the Transaction Committee considered, in consultation with Sykes’ outside legal counsel, the other terms of the Merger Agreement, which are more fully described in the section entitled “The Merger Agreement” beginning on page 64. Certain provisions of the Merger Agreement that the Board and the Transaction Committee considered important included, among others:

•	the representations, warranties and covenants of the parties, the conditions to the parties’ obligations to complete the Merger and their ability to terminate the Merger Agreement;

•	the fact that the consummation of the Merger is not conditioned on Parent’s ability to obtain financing;

•	the fact that Sykes has sufficient operating flexibility to conduct its business in the ordinary course between the execution of the Merger Agreement and consummation of the Merger;

•	the obligation of Parent under certain circumstances to pay Sykes a reverse termination fee of $99 million;

•	the fact that the definition of “material adverse effect” has a number of customary exceptions and a “material adverse effect” is generally a very high standard as applied by Delaware courts;

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the Board’s right to change its recommendation to Sykes shareholders in connection with an intervening event or a superior proposal prior to obtaining Sykes shareholder approval if the Board has determined in good faith, after consultation with its independent financial advisors and/or outside legal counsel, that the failure to make such change in recommendation would be inconsistent with its fiduciary duties under applicable law, subject to certain notice requirements and “matching” rights in favor of Parent;

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the fact that, in the Board’s and the Transaction Committee’s views, the outside date under the Merger Agreement allows for sufficient time to satisfy the relevant conditions and complete the Merger; and

•	Sykes’ right, under specified circumstances, to specifically enforce Parent’s and Merger Sub’s obligations under the Merger Agreement, in order to consummate the Merger.

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Committed Financing. The Board and the Transaction Committee considered the fact that Parent has obtained committed debt financing for the transaction from reputable financial institutions and that such financing will provide for funding of an amount sufficient to consummate the transactions contemplated by the Merger Agreement on the closing date, including the payment of the aggregate per share merger consideration and other amounts required to be paid at the closing of the Merger, repayment or refinancing of certain existing indebtedness of Sitel Group and Sykes and payment of all fees and expenses in connection therewith.

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Likelihood of Consummation. The Board and the Transaction Committee considered the likelihood that the Merger would be completed, in light of, among other things, the conditions to the Merger and the absence of a financing condition, the absence of any expected significant substantive antitrust or other regulatory risks with respect to the consummation of the Merger, the relative likelihood of obtaining required regulatory clearances and the remedies available to Sykes under the Merger Agreement, as well as the reputation and financial condition and capability of Parent and its financing sources and the level of commitment by Parent to obtain regulatory clearances.

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Shareholders’ Ability to Reject the Merger. The Board and the Transaction Committee considered the fact that the Merger is subject to the adoption of the Merger Agreement by the affirmative vote of a majority of all votes entitled to be cast by the holders of shares of Sykes common stock outstanding on the record date.

In reaching its decision, the Board and the Transaction Committee also considered with respect to the Merger and the other transactions contemplated by the Merger Agreement including, among others, the following (not necessarily in the order of relative importance):

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No Participation in Future Gains. The Board and the Transaction Committee considered the fact that, if the Merger is consummated, Sykes will no longer exist as a stand-alone public company and Sykes shareholders will no longer have the opportunity to participate in any future earnings or possible growth of Sykes or benefit from any potential future appreciation in the value of Sykes common stock, including any value that could be received if Sykes engages in future strategic or other transactions. The Board and the Transaction Committee concluded that the premium reflected in the Merger Consideration constituted fair compensation for the loss of the potential shareholder benefits that could be realized by Sykes’ strategic plan, particularly on a risk-adjusted basis and in light of Sykes’ historical performance, revenue growth and operating margins and the continuing significant business, financial and execution risks that Sykes would face if it remained a stand-alone public company.

•

Market Outreach. In the late summer and fall of 2019, the Company conducted an evaluation of potential opportunities, including a potential sale of the Company. As part of that evaluation, the Company engaged in a broad-based process that included contacting multiple financial and strategic parties. After consideration of that process and review of market and industry developments with its advisors, in connection with the current transaction, the Board and the Transaction Committee determined to engage in a more limited set of discussions with strategic buyer A, strategic buyer B, financial buyer A and financial buyer B for a sale of Sykes in connection with the potential sale to Sitel. The Board’s and the Transaction Committee’s decision to conduct a more limited outreach was based on: (i) in light of the communications with Sitel, the delay inherent in conducting a broad-based process created a meaningful risk that Sykes’ shareholders would lose the opportunity to obtain the $54 per share in cash being offered by Sitel in the Merger Agreement, without the assurance of obtaining a comparable opportunity; (ii) Sykes’ refusal to grant Sitel exclusivity prior to signing the Merger Agreement provided the opportunity for other potentially interested parties to contact Sykes regarding a potential transaction; (iii) the absence of any additional indications of interest prior to entering into the Merger Agreement; (iv) the inability of any of the other third parties with whom Sykes was engaged in sale discussions prior to signing the Merger Agreement to propose an offer price that was superior to the per share merger consideration; and (v) the ability under the Merger Agreement of third-parties to make a Superior Proposal to Sykes.

•	Regulatory Risk. The Board and the Transaction Committee considered the risk that the receipt of regulatory clearances, which is beyond Sykes’ control, may be delayed, conditioned or denied.

•

Risks Associated with a Failure to Consummate the Merger. The Board and the Transaction Committee considered the fact that there can be no assurance that all conditions to the parties’ obligations to consummate the Merger will be satisfied and as a result the possibility that the Merger might not be completed, and the fact that any reverse termination fee may not fully compensate Sykes for the costs of non-consummation in the circumstances in which such fee is payable. The Board and the Transaction Committee noted the fact that, if the Merger is not completed, (i) Sykes will have incurred significant transaction and lost opportunity costs, including the possibility of disruption to Sykes’ operations, diversion of management and employee attention, employee attrition and a potentially negative effect on Sykes’ business and business relationships, (ii) depending on the circumstances that caused the Merger not to be completed, it is likely that the price of Sykes common stock would decline, potentially significantly, and (iii) the market’s perception of Sykes’ prospects could be adversely affected.

•

Financing Risk. The Board and the Transaction Committee considered the risk that, while the Merger Agreement is not subject to any financing condition, if Parent fails to obtain sufficient financing, the Merger is unlikely to be consummated.

•

Restrictions on the Operation of Sykes’ Business. The Board and the Transaction Committee considered the restrictions on the conduct of Sykes’ business prior to the completion of the Merger, realizing certain business opportunities or taking certain actions with respect to Sykes’ operations that Sykes would otherwise take absent the pending merger.

•

Termination Fees. While the Board and the Transaction Committee considered such a possibility unlikely, the Board and the Transaction Committee considered the possibility that the $66,000,000 termination fee payable to Parent in connection with a termination to accept a superior proposal might have the effect of discouraging alternative acquisition proposals or reducing the price of such proposals.

•

Parent Termination Fee. The Board and the Transaction Committee considered the fact that Sykes’ monetary remedy in connection with a breach of the Merger Agreement by Parent or Merger Sub is limited to payment of the $99,000,000 reverse termination fee under certain limited circumstances, and such amounts may not be sufficient to compensate Sykes for losses suffered as a result of a breach of the Merger Agreement by Parent or Merger Sub and, under certain circumstances, Sykes may not be entitled to receive such a fee.

•

Tax Treatment. The Board and the Transaction Committee considered the fact that any gains arising from the receipt of the Merger Consideration generally would be taxable to U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 96) for U.S. federal income tax purposes.

•

Shareholder Litigation. The Board and the Transaction Committee considered the likelihood of distracting litigation from shareholder suits in connection with the merger or attempts by shareholders to discourage a vote in favor of the Merger.

While the Board and the Transaction Committee considered the above and other potentially positive and potentially countervailing factors, the Board and the Transaction Committee concluded that, overall, the potentially positive factors and benefits outweighed the potentially countervailing factors and risks. Accordingly, the Board determined that the Merger, Merger Agreement and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, Sykes and its shareholders.

The foregoing discussion is not intended to be an exhaustive list of the information and factors considered by each of the Board and the Transaction Committee in its consideration of the Merger, but includes the material positive factors and material negative factors considered by the Board and the Transaction Committee in that regard. In view of the number and variety of factors and the amount of information considered, the Board and the Transaction Committee did not find it practicable to, nor did it attempt to, make specific assessments of, quantify, or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, individual members of the Board and the Transaction Committee may have given different weights to different factors. Based on the totality of the information presented to the Board and the Transaction Committee, the members of the Board, upon the unanimous recommendation of the Transaction Committee, unanimously reached the decision to adopt and approve, and declare as fair to, and in the best interests of, Sykes and its shareholders, the Merger Agreement and the transactions contemplated thereby, including the Merger, in light of the factors described above and the other factors that such members of the Board felt were appropriate.

Portions of this explanation of the above reasons for the Merger and other information presented in this section are forward-looking in nature and, therefore, should be read in conjunction with the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 23.

Opinion of the Transaction Committee’s Financial Advisor

Goldman Sachs rendered its opinion to the Transaction Committee (and indicated that it could be relied upon by the Board) that, as of June 17, 2021 and based upon and subject to the factors and assumptions set forth therein, the $54.00 in cash per share of Sykes common stock to be paid to the holders (other than Parent and its affiliates) of shares of Sykes common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated June 17, 2021, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Transaction Committee and the Board in connection with their consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of Sykes common stock should vote with respect to the transaction, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2020;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

•	certain other communications from the Company to its stockholders;

•	certain publicly available research analyst reports for the Company; and

•	certain internal financial analyses and forecasts for the Company prepared by its management, as approved for Goldman Sachs’ use by the Transaction Committee, which are referred to as the “Forecasts”.

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition, and future prospects of the Company; reviewed the reported price and trading activity for the shares of Sykes common stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the business process outsourcing industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering this opinion, Goldman Sachs, with the Transaction Committee’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the Transaction Committee’s consent that the Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Transaction Committee. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction will be obtained without any adverse effect on the expected benefits of the transaction in any way meaningful to its analysis. Goldman Sachs has also assumed that the transaction will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the transaction or the relative merits of the transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of shares of Sykes common stock, as of the date of the opinion, of the $54.00 in cash per share of Sykes common stock to be paid to such holders pursuant to the Merger Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the transaction, including the fairness of the transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the transaction, whether relative to the $54.00 in cash per share of Sykes common stock to be paid to the holders (other than Parent and its affiliates) of shares of Sykes common stock pursuant to the merger agreement or otherwise. Goldman Sachs does not express any opinion as to the potential effects of volatility in the credit, financial and stock markets on the Company, Parent or the transaction, or as to the impact of the transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions, as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Transaction Committee and the Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 14, 2021 and is not necessarily indicative of current market conditions.

Implied Premia and Multiples Analysis. Goldman Sachs calculated and compared the implied premia and implied multiples described below based on the $54.00 in cash per shares of Sykes common stock to be paid to the holders (other than Parent and its affiliates) of shares of Sykes common stock pursuant to the Merger Agreement.

Goldman Sachs calculated the implied premia represented by the $54.00 in cash per share relative to:

•	$41.18, the closing price of the shares of Sykes common stock on June 14, 2021 (the “Unaffected Share Price”);

•	$53.00, the median price target of the shares of Sykes common stock based on analyst research (“Median Price Target”);

•	$46.16, the highest closing trading price of the shares of Sykes common stock over the 52-week period ended June 14, 2021 (“52-Week High”);

•	$42.29, the volume weighted average price (“VWAP”) of the shares of Sykes common stock over the 30-trading-day period ended June 14, 2021 (“30-Day VWAP”); and

•	$43.12, the VWAP of the shares of Sykes common stock over the 90-trading-day period ended June 14, 2021 (“90-Day VWAP”).

The results of these calculations and comparisons are as follows:

Implied Premium Represented by $54.00 in cash per Share of Sykes Common Stock
Reference Price Per Share of Sykes Common Stock:
Unaffected Share Price of $41.18	31.1%
Median Price Target of $53.00	1.9%
52-Week High of $46.16	17.0%
30-Day VWAP of $42.29	27.7%
90-Day VWAP of $43.12	25.2%

In addition, Goldman Sachs calculated an implied equity value of the Company for purposes of calculating the following multiples by multiplying the $54.00 in cash per share of Sykes common Stock by the total number of fully diluted outstanding shares of Sykes common stock as of June 15, 2021, as provided by the management of the Company. Goldman Sachs then calculated an implied enterprise value of the Company by adding to the implied equity value it calculated the net cash of the Company as of March 31, 2021, as provided by the management of the Company.

Using the foregoing, Goldman Sachs calculated the implied enterprise value for the Company as a multiple of the Company’s Adjusted EBITDA for fiscal years 2020 to 2022 and the last 12 months’ (“LTM”) ended March 31, 2021. For purposes of this section, “Adjusted EBITDA” means earnings before interest, taxes, depreciation and amortization, as adjusted to add back certain charges, including long-lived asset impairments, acquisition related depreciation and amortization of property and equipment and purchased intangibles, merger and integration costs and restructuring costs.

The results of these calculations are as follows:

Multiples
Implied Enterprise Value as a Multiple of:
2020 Adjusted EBITDA	11.1x
LTM ending 3/31/2021 Adjusted EBITDA	10.7x
2021 Adjusted EBITDA (estimated)	10.3x
2022 Adjusted EBITDA (estimated)	9.2x

Illustrative Discounted Cash Flow Analysis. Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on the Company. Using discount rates ranging from 8.0% to 9.0%, reflecting estimates of the Company’s weighted average cost of capital, Goldman Sachs discounted to present value as of March 31, 2021 (i) Goldman Sachs’ estimates of unlevered free cash flow for the Company for the nine months ended December 31, 2021 and fiscal years 2022 through 2025 derived from the Forecasts and (ii) a range of illustrative terminal values for the Company, which were calculated by applying multiples ranging from 7.0x to

9.0x to a terminal year estimate of the LTM Adjusted EBITDA, as reflected in the Forecasts (which analysis implied perpetuity growth rates ranging from (0.2)% to 2.5%). Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The terminal value to LTM Adjusted EBITDA multiple range was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical enterprise value to LTM Adjusted EBITDA multiples for the Company.

Goldman Sachs derived ranges of illustrative enterprise values for the Company by adding the ranges of present values it derived above. Goldman Sachs then added from the range of illustrative enterprise values it derived for the Company the net cash of the Company as of March 31, 2021, as provided by the management of the Company, to derive a range of illustrative equity values for the Company. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Sykes common stock as of June 15, 2021, as provided by the management of the Company, to derive a range of illustrative present values per share of Sykes common stock ranging from $45 to $56, rounded to the nearest dollar.

Illustrative Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Sykes common stock. For this analysis, Goldman Sachs used the Forecasts for each of the fiscal years 2021 to 2023. Goldman Sachs first calculated the implied enterprise values for the Company as of December 31 for each of the fiscal years 2021 to 2023 by applying enterprise value to next 12 months’ (“NTM”) Adjusted EBITDA multiples ranging from 6.5x to 8.5x to NTM Adjusted EBITDA estimates for each of the fiscal years 2021 to 2023. These illustrative enterprise value to NTM Adjusted EBITDA multiples were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account historical enterprise value to NTM Adjusted EBITDA multiples for the Company.

Goldman Sachs then calculated the implied equity values for the Company as of December 31 for each of the fiscal years 2021 to 2023 by adding to the range of implied enterprise values the estimated net cash of the Company as of December 31 for each of the fiscal years 2021 to 2023, as provided by the management of the Company. Goldman Sachs then calculated a range of implied prices per share of Sykes common stock as of December 31 for each of the fiscal years 2021 to 2023 by dividing the range of implied equity values by the total number of fully diluted shares of Sykes common stock estimated by the management of the Company to be outstanding as of December 31 for each of the fiscal years 2021 to 2023. Goldman Sachs then discounted the implied prices per share of Sykes common stock to present value as of March 31, 2021 using an illustrative discount rate of 8.5%, reflecting an estimate of the Company’s cost of equity. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $37 to $51 per share of Sykes common stock, rounded to the nearest dollar.

Selected Precedent Transactions Analysis. Goldman Sachs analyzed certain publicly available information relating to the selected acquisition transactions listed below announced since 2011 involving targets in the business process outsourcing industry where the disclosed enterprise values were over $350 million.

Based on information in public filings, press releases and investor relations documents for each of the selected transactions, Goldman Sachs calculated and compared the implied enterprise value of the applicable target company based on the consideration paid in the transaction as a multiple of the target company’s LTM Adjusted EBITDA.

The following table presents the results of this analysis:

Announcement Date	Acquiror	Target	Enterprise Value / LTM Adj. EBITDA
July 2011	One Equity Partners / NCO Group, Inc.	APAC Customer Services, Inc.	8.4x
October 2012	Bain Capital Partners LLC	Atento Inversiones y Teleservicios, S.A.	6.5x
January 2014	Convergys Corporation	Stream Global Services, Inc.	7.1x
July 2015	Groupe Acticall S.A.	SITEL Worldwide Corporation	6.4x
August 2016	Teleperformance SE	LanguageLine Solutions LLC	10.4x
May 2017	Apollo Global Management, LLC	West Corporation	7.8x
June 2018	Teleperformance SE	Intelenet Global Services	12.0x
June 2018	SYNNEX Corporation	Convergys Corporation	8.4x
July 2019	Groupe Bruxelles Lambert S.A.	Webhelp SAS	12.4x
December 2020	Brookfield Business Partners L.P.	Everise Holdings Pte. Ltd.	11.3x

While none of the target companies that participated in the selected transactions are directly comparable to the Company, the target companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of the Company’s results, market size and service profile.

Based on the results of the foregoing calculations and Goldman Sachs’ analyses of the selected transactions and its professional judgment, Goldman Sachs applied a reference range of enterprise value to LTM Adjusted EBITDA multiples of 7.0x to 11.5x to the Company’s LTM Adjusted EBITDA as of March 31, 2021, as provided by the management of the Company, to derive a range of implied enterprise values for the Company. Goldman Sachs then added the net cash of the Company as of March 31, 2021, as provided by the management of the Company, and divided the result by the number of fully diluted outstanding shares of Sykes common stock as of June 15, 2021, as provided by the management of the Company, to derive a reference range of implied values per share of Sykes common stock of $36 to $58, rounded to the nearest dollar.

Premia Analysis. Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for all-cash acquisition transactions announced since 2016 involving a public company based in the United States as the target where the disclosed enterprise value for the transaction was over $500 million. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premiums of the price paid in the transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a median premium of 26% across the period. This analysis also indicated a 25th percentile premium of 14% and 75th percentile premium of 48% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 14% to 48% to the undisturbed closing price per share of Sykes common stock of $41.18 as of June 14, 2021 and calculated a range of implied equity values per share of Sykes common stock of $47 to $61, rounded to the nearest dollar.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or Parent or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Transaction Committee as to the fairness from a financial point of view to the holders (other than Parent and its affiliates) of shares of Sykes common stock, as of the date of its opinion, of the $54.00 in cash per share of Sykes common stock to be paid to such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Parent, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The $54.00 in cash per share of Sykes common stock consideration was determined through arm’s-length negotiations between the Company and Sitel Group and was approved by the Board. Goldman Sachs provided advice to the Transaction Committee during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Transaction Committee or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

As described above Goldman Sachs’ opinion to the Transaction Committee was one of many factors taken into consideration by the Transaction Committee in making its recommendation to the Board to approve the Merger Agreement and by the Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including Creadev, a significant shareholder of Parent (“Creadev”), and/or its affiliates and portfolio companies, or any currency or commodity that may be involved in the transaction. Goldman Sachs acted as financial advisor to the Transaction Committee in connection with, and participated in certain of the negotiations leading to, the transaction. During the two-year period ended June 17, 2021, the Investment Banking Division of Goldman Sachs has not been engaged by the Company, Parent, Creadev or its affiliates or portfolio companies or their respective affiliates for which Goldman Sachs has recognized compensation. Goldman Sachs may in the future provide financial advisory and/or underwriting services to the Company, Parent, Creadev and/or its affiliates and portfolio companies and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation. Affiliates of Goldman Sachs may also have co-invested with Creadev and its affiliates from time to time and may do so in the future.

The Transaction Committee selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement dated June 4, 2021, the Transaction Committee engaged Goldman Sachs to act as its financial advisor in connection with the contemplated Merger Agreement. The engagement letter among the Transaction Committee, the Company and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $27 million, $2 million of which became payable at announcement of the Merger Agreement, and the reminder of which is contingent upon consummation of the transaction. In addition, the Company has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Certain Unaudited Prospective Financial Information

The Transaction Committee, the Board and Goldman Sachs were each provided by the management of Sykes with certain prospective financial information for Sykes consistent with that described below.

As described further in “The Merger Proposal (Proposal 1) — Background of the Merger” beginning on page 33, on May 14, 2021, management of Sykes prepared and reviewed with the Transaction Committee certain preliminary projections for the financial performance of Sykes through the year 2025 that, in management’s view, were required to reflect management’s best currently available estimates and judgments of future financial performance of Sykes (the “Forecasts”).

The Transaction Committee and the Board reviewed the assumptions underlying the Forecasts with management. At the direction of the Transaction Committee, Goldman Sachs used the Forecasts in preparation of its financial analysis of the proposed transactions.

A summary of the Forecasts is set forth below.

(in thousands)	Historical			Projected
FYE December	FY2018 A	FY2019 A	FY2020 A	FY2021 E	FY2022 E	FY2023 E	FY2024 E	FY2025 E
Total Revenue	$1,626	$1,615	$1,710	$1,841	$1,929	$2,027	$2,132	$2,244
% Growth		(0.7)%	5.9%	7.6%	4.8%	5.1%	5.2%	5.2%

Gross Profit	$556	$573	$611	$650	$687	$722	$760	$800
% Margin	34.2%	35.5%	35.7%	35.3%	35.6%	35.6%	35.6%	35.7%

Site SG&A	$305	$306	$307	$320	$331	$345	$359	$374
Country SG&A	30	27	31	33	34	35	36	37
Regional SG&A	51	57	57	68	66	68	71	73

Total SG&A	$386	$390	$395	$422	$432	$448	$465	$483
% of Sales	23.7%	24.2%	23.1%	22.9%	22.4%	22.1%	21.8%	21.5%
Corporate Expenses	$59	$62	$71	$71	$75	$78	$81	$84
% of Sales	3.6%	3.8%	4.2%	3.9%	3.9%	3.8%	3.8%	3.7%

Adj. EBIT	$111	$121	$145	$157	$180	$196	$214	$233
% Margin	6.8%	7.5%	8.4%	8.5%	9.3%	9.7%	10.0%	10.4%

Depreciation	$55	$50	$50	$52	$54	$57	$60	$63
% of Sales	3.4%	3.1%	2.9%	2.8%	2.8%	2.8%	2.8%	2.8%

Adj. EBITDA	$166	$171	$194	$209	$234	$253	$274	$295
% Margin	10.2%	10.6%	11.4%	11.3%	12.1%	12.5%	12.8%	13.2%

Unlevered Free Cash Flow (1)					120	131	143	157

(1) Calculated as Adj. EBIT plus depreciation and amortization less taxes, capital expenditures and changes in net working capital, in each case, as set forth in the Forecasts. Unlevered free cash flow was arithmetically calculated by representatives of Goldman Sachs from the Forecasts prepared by management and provided to and approved for use by Goldman Sachs by the Transaction Committee. Goldman Sachs only arithmetically calculated unlevered free cash flow for the nine months ended December 31, 2021 and for fiscal years 2022 through 2025. For the nine months ended December 31, 2021, unlevered free cash flow was arithmetically calculated as $45.

Select Cash Flow Assumptions
Capital Expenditures	($47)	($39)	($53)	($50)	($58)	($61)	($64)	($67)
% of Revenue	(2.9)%	(2.4)%	(3.1)%	(2.7)%	(3.0)%	(3.0)%	(3.0)%	(3.0)%

Net Working Capital
Receivables, Net	$347	$390	$416	$447	$469	$493	$518	$545
Prepaid Expenses	24	21	21	24	26	27	28	30
Other Current Assets	17	20	19	21	22	23	24	25

Total Current Assets	$388	$431	$456	$493	$516	$542	$571	$600

(in thousands)	Historical			Projected
FYE December	FY2018 A	FY2019 A	FY2020 A	FY2021 E	FY2022 E	FY2023 E	FY2024 E	FY2025 E

Select Cash Flow Assumptions

Net Working Capital
Accounts Payable	$27	$34	$32	$33	$36	$40	$44	$49
Income Taxes Receivable / Payable	1	4	4	3	3	4	4	4
Accrued Employee Compensation and Benefits	96	110	147	125	130	137	144	152
Other Accrued Expenses and Current Liabilities	31	29	32	34	36	38	40	42

Total Current Liabilities	$155	$176	$215	$196	$206	$218	$231	$246

Net Working Capital	$232	$255	$242	$297	$310	$324	$339	$355
Δ in Net Working Capital		$(22)	$13	$(55)	$(13)	$(14)	$(15)	$(15)

General

Except for annual modeling assumptions and quarterly guidance of certain metrics from time to time, Sykes does not as a matter of course make public projections as to future performance. The Forecasts were not prepared with a view to public disclosure. The Forecasts are included in this proxy statement only because they were made available to Goldman Sachs in its capacity as financial advisor to the Transaction Committee, and because certain of them were made available to Sitel Group as described above.

The Forecasts were not prepared with a view to compliance with generally accepted accounting principles as applied in the United States (“GAAP”), the published guidelines of the SEC regarding projections or forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Forecasts included in this proxy statement have been prepared by, and are the responsibility of, Sykes and its management. Sykes’ independent registered public accounting firm, has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the Forecasts and, accordingly, does not express an opinion or any other form of assurance with respect thereto. The Forecasts were prepared solely for the use of the Board and Goldman Sachs and to be provided to potential bidders and are subjective in many respects.

Although this summary of the Forecasts is presented with numerical specificity, the Forecasts reflect numerous variables, assumptions and estimates as to future events made by management that management believed were reasonable at the time the Forecasts were prepared, taking into account the relevant information available to management at the time. However, such variables, assumptions and estimates are inherently uncertain and many of them are beyond the control of management. Because the Forecasts cover multiple years, by their nature they become subject to greater uncertainty with each successive year. The Forecasts are not fact and should not be relied upon as being necessarily indicative of actual future results.

The Forecasts are forward-looking statements. Important factors that may affect actual results and cause the Forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to Sykes’ business, general business, economic and regulatory conditions and other factors described or referenced under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 23. In addition, the Forecasts do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the Merger. As a result, there can be no assurance that the Forecasts will be realized, and actual results may be materially better or worse than those contained in the Forecasts. The inclusion of this information should not be regarded as an indication that the Transaction Committee, the Board, Sykes, Goldman Sachs, Parent, Parent’s financing sources, or any other recipient of this information considered, or now considers, the Forecasts to be predictive of actual future results. This summary of the Forecasts is not included in this proxy statement in order to induce any shareholder to vote in favor of the Merger Proposal or any of the other proposals to be voted on at the Special Meeting.

Except to the extent required by applicable federal securities laws, Sykes does not intend, and expressly disclaims any responsibility, to update or otherwise revise the Forecasts to reflect circumstances existing after the date when Sykes prepared the Forecasts or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the Forecasts are shown to be in error. By including in this proxy statement a summary of the Forecasts, neither Sykes nor any of its representatives or advisors (including Goldman Sachs) or Parent, or Parent’s financing sources, or any of their respective representatives or affiliates or any other recipient of this information makes any representation to any person regarding the ultimate performance of Sykes or the surviving entity compared to the information contained in such financial projections and should not be read to do so.

Certain of the measures included in the Forecasts may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Sykes may not be comparable to similarly titled amounts used by other companies.

Interests of Sykes’ Executive Officers and Directors in the Merger

In considering the recommendation of the Board that you vote to approve the Merger Proposal, you should be aware that, aside from their interests as Sykes shareholders, Sykes’ directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Sykes shareholders generally, which may create potential conflicts of interest. These interests are described in more detail below, and with respect to the named executive officers of Sykes, are quantified in the “Golden Parachute Compensation” table below. The Board was aware of these interests and considered them when it adopted the Merger Agreement and approved the Merger.

Sykes’ current executive officers are: Charles E. Sykes, President and Chief Executive Officer; John Chapman, Chief Financial Officer; Lawrence R. Zingale, Chief Customer Officer and General Manager EMEA; James T. Holder, Chief Legal Officer and Secretary; David L. Pearson, Chief Information Officer; Jenna Nelson, Chief Human Resources Officer, William Rocktoff, Senior Vice President and Corporate Controller.

Treatment of Director and Executive Officer Common Stock

As is the case for any shareholder of Sykes, Sykes’ directors and executive officers will be entitled to receive, in connection with the Merger and if the Merger is completed, $54.00 in cash, without interest, and subject to any applicable withholding taxes, for each share of Sykes common stock that they own at the Effective Time. For information regarding beneficial ownership of Sykes common stock by each of Sykes’ directors, Sykes’ named executive officers and all directors and executive officers as a group, see the section entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 93.

Treatment of Director and Executive Officer Equity Awards

The Merger Agreement provides that each Sykes equity award will be treated as described under “The Merger Agreement — Treatment of Sykes Equity Awards” beginning on page 66, which description is incorporated herein.

The tables below set forth, for each of our executive officers and directors, the number of Sykes equity awards outstanding (assuming, with respect to each Sykes equity award subject to vesting conditions, that such awards vest in accordance with the Merger Agreement as described under “The Merger Agreement — Treatment of Sykes Equity Awards” beginning on page 66), in each case, that was held by such executive officer and director as of July 20, 2021, the latest practicable date to determine such amounts before the filing of this proxy statement.

The following table sets forth, for each of Sykes’ executive officers and the members of the Sykes Board (i) the number of Company Restricted Shares, including restricted stock units and in the case of the executive officers, performance stock units, held as of July 20, 2021 and (ii) the cash consideration payable (on a pre-tax basis) in respect thereof, calculated by multiplying the number of shares subject to such Company Restricted Shares by the per share merger price of $54.00 per share, assuming that the Closing occurs on August 27, 2021.

Company RSUs and PSUs/Restricted Shares
Name of Executive Officer	Number of Shares Subject to Company RSUs and PSUs/ Restricted Shares (#)	Cash Consideration for Company RSUs and PSUs/ Restricted Shares ($)
Charles E. Sykes	383,404	$20,703,816
John Chapman	117,113	$6,324,102
Lawrence R. Zingale	120,113	$6,486,102
James T. Holder	48,143	$2,599,722
David L. Pearson	44,099	$2,381,346
Kelly J. Morgan	41,925	$2,263,950
Jenna R. Nelson	40,577	$2,191,158
William N. Rocktoff	14,238	$768,852

Company RSUs/Restricted Shares
Name of Director	Number of Shares subject to Company RSUs/ Restricted Shares (#)	Cash Consideration for Company RSUs/ Restricted Shares ($)
Jeanne Beliveau-Dunn	2,082	$112,428
Mark C. Bozek	2,670	$144,180
Vanessa C.L. Chang	2,082	$112,428
Carlos E. Evans	2,082	$112,428
Lorraine L. Lutton	2,082	$112,428
James S. MacLeod	2,988	$161,352
William D. Muir, Jr	2,082	$112,428
W. Mark Watson	2,082	$112,428

The following table sets forth, for each of Sykes’ executive officers and the members of the Sykes Board (i) the number of In-the-Money SARs held as of July 20, 2021 and (ii) the cash consideration payable (on a pre-tax basis) in respect thereof, calculated by multiplying the SAR Per Share Consideration by the number of shares of Company Common Stock subject to such In-the-Money SAR, assuming that the Closing occurs on August 27, 2021.

In-the-Money SARs
Name of Executive Officer	Number of In-the-Money SARs (#)	Cash Consideration for In-the-Money SARs ($)
Charles E. Sykes	43,304	$1,119,408
John Chapman	12,456	$321,988
Lawrence R. Zingale	—	—
James T. Holder	—	—
David L. Pearson	15,237	$387,453
Kelly J. Morgan	—	—
Jenna R. Nelson	—	—
William N. Rocktoff	—	—

In-the-Money SARs
Name of Director	Number of In-the-Money SARs (#)	Cash Consideration for In-the-Money SARs ($)
Jeanne Beliveau-Dunn	—	$—
Mark C. Bozek	—	$—
Vanessa C.L. Chang	—	$—
Carlos E. Evans	—	$—
Lorraine L. Lutton	—	$—
James S. MacLeod	—	$—
William D. Muir, Jr	—	$—
W. Mark Watson	—	$—

Executive Deferred Compensation

The Company maintains a non-qualified deferred compensation plan (the “Deferred Compensation Plan”). Participation in the Deferred Compensation Plan is limited to a select group of key management employees and employees who are expected to receive an annualized base salary that exceeds the amount taken into account for purposes of determining highly compensated employees as defined by the Internal Revenue Code. The Deferred Compensation Plan provides participants with the ability to defer between 1% and 80% of their compensation until the participant’s retirement, termination, disability or death, a change in control of the Company, as defined in the Deferred Compensation Plan, or an in-service distribution as described in the Deferred Compensation Plan. Using the Company’s common stock, the Company matches 50% of the amounts deferred by participants on a quarterly basis up to a total of $12,000 per year for the president, chief executive officer, and executive vice presidents, $7,500 per year for senior vice presidents, global vice presidents and vice presidents, and, $5,000 per year for all other participants. Generally, matching contributions and the associated earnings vest over a seven-year service period. However, vesting will be accelerated in the event of the participant’s death or disability, retirement (defined as separation from service after age 65 that is not an involuntary termination for cause, as defined in the Deferred Compensation Plan) or a change in control of the Company. In the event of a distribution of benefits as a result of a change in control, the Company will increase the benefits by an amount sufficient to offset the income tax obligations created by the distribution of benefits. The estimated amount of the payment to offset the income tax obligations, based on account balances as of July 20, 2021, was $15,047,256. This amount is subject to change as a result of future contributions to the plan prior to the consummation of the Merger in accordance with elections previously made by participants. Compensation deferred by a participant while participating in the Deferred Compensation Plan is deferred until such participant’s retirement, termination, disability or death, a change in control of the Company. The Closing under the Merger Agreement will constitute a change in control as defined in the Deferred Compensation Plan.

Participation in, and matching contributions under, the Deferred Compensation Plan are expected to continue in effect through the Effective Time in accordance with elections previously made by participants.

Immediately prior to the Effective Time, Sykes’ Deferred Compensation Plan will terminate and no further contributions will be made to the Deferred Compensation Plan after the Effective Time.

Potential Payments upon Termination or Change of Control

The Company has entered into employment agreements with Messrs. Sykes, Chapman and Zingale which contain change of control payment provisions. Pursuant to these provisions, if Mr. Sykes terminates his employment following a change of control for any reason (as a change in control of the Company constitutes “good reason” under his employment agreement), or if any of Messrs. Sykes, Chapman or Zingale terminates his employment for good reason (as defined in his employment agreement) within 24 months following a change of control (as defined in their employment agreement), he will receive the following benefits:

Mr. Sykes. Mr. Sykes will be entitled to receive an amount equal to three times his then annual base salary, plus an amount determined by multiplying the annual target bonus designated or otherwise indicated for Mr. Sykes in the year such change of control occurs by a factor of three. The target bonus amount is to be determined under the performance-based bonus plan in which Mr. Sykes is then participating. In addition, all stock options, stock grants or other similar equity incentives and/ or compensation programs will immediately accelerate and become fully vested and exercisable at the option of Mr. Sykes. Payment of these amounts and benefits are subject to Mr. Sykes executing a waiver and release agreement. Mr. Sykes will be subject to non-competition and non-solicitation provisions for two years following a termination of employment after a Change in Control. Under Mr. Sykes’ employment agreement, “good reason” generally means: mean (i) a change of control of the Company (such as the one contemplated by the Merger Agreement), (ii) a good faith determination by the Executive that there has been a breach of this Agreement by the Company, (iii) a material adverse change in Mr. Sykes’ working conditions or status, (iv) the deletion of, or change in, either of the following titles of Mr. Sykes: CEO or president, (v) a significant relocation of his principal office, (vi) a significant increase in travel requirements, or (vii) an impairment of his health to an extent that makes the continued performance of his duties hereunder hazardous to his physical or mental health or his life.

Messrs. Chapman and Zingale. Each of Messrs. Chapman and Zingale will be entitled to receive an amount equal to two times his then current annual base salary, plus an amount determined by multiplying the annual maximum bonus designated or otherwise indicated for him in the year such change of control occurs by a factor of two. The maximum bonus amount is to be determined under the performance-based bonus plan in which he is then participating. In addition, all stock options, stock grants or other similar equity incentives and/or compensation programs will immediately accelerate and become fully vested and exercisable at his option. Payment of these amounts and benefits are subject to Messrs. Chapman and Zingale executing a waiver and release agreement. Mr. Zingale will be subject to non-competition and non-solicitation provisions for one year following a termination of employment. Mr. Chapman will be subject to non-competition and non-solicitation provisions for the greater of one year following a termination of employment or the period of time during which Mr. Chapman is being paid Liquidated Damages (as defined in Mr. Chapman’s employment agreement). Severance payments may be reduced in order to avoid imposition of any loss of tax deduction to the employer under Section 280G and the imposition of excise tax on the Executive under Section 4999. Under Messrs. Chapman and Zingale’s employment agreements, “good reason” is generally defined as (i) a breach of the relevant employment agreement by the Company, (ii) a material adverse change in their working conditions, duties or status, (iii), a significant geographic relocation of their principal office, or (iv) a change in reporting such that either Mr. Chapman or Mr. Zingale is required to report to a position other than the CEO.

The foregoing amounts are to be paid biweekly in equal installments over 52 weeks, commencing immediately upon such officer’s separation from service. If such officer is determined to be a “specified employee” on the date of his “separation from service” (each as defined in Section 409(A) of the Internal Revenue Code and applicable regulations), to the extent that he is entitled to receive any benefit or payment upon such separation from service under the employment agreement that constitutes deferred compensation within the meaning of Section 409A of the Internal Revenue Code before the date that is six months after the date of his separation from service, such benefits or payments will not be provided or paid to him on the date otherwise required to be provided or paid. Instead, all such amounts shall be accumulated and paid in a single lump sum on the first business day after the date that is six months after the date of his separation from service (or, if earlier, within 15 days following his date of death). All remaining payments and benefits otherwise required to be paid or provided on or after the date that is six months after the date of his separation from service will be paid or provided or paid in accordance with the payment schedule described above.

Messrs. Holder and Pearson. Neither of Mr. Holder or Mr. Pearson has change of control provisions in his employment agreement, but under various equity incentive agreements, all stock options, stock grants or other similar equity incentives and/or compensation programs will immediately accelerate and become fully vested and exercisable at his option in the event of a change in control. However, in the event the employment of Mr. Holder or Mr. Pearson is terminated by the Company for any reason other than death, disability, or cause (as defined in their respective employment agreements), he will be entitled to receive an amount equal to his annual base salary. Payment of these amounts and benefits are subject to Messrs. Holder and Pearson executing a waiver and release agreement. Messrs. Holder and Pearson will be subject to non-competition and non-solicitation provisions for one year following a termination of employment.

New Management Arrangements

As of the date of this proxy statement, no new employment, reinvestment, participation, equity contribution or other agreements, arrangements or understandings between any executive officer or director, on the one hand, and Sykes, Parent, Merger Sub or their respective affiliates, on the other hand, have been entered into (other than as described above). The Merger is not conditioned upon any executive officer or director of Sykes entering into any such agreement. Certain executive officers may enter into arrangements with Sykes, Parent, Merger Sub or their respective affiliates following the date of this proxy statement that relate to employment or severance arrangements with, or the right to purchase or participate in the equity of, the surviving corporation or one or more of its affiliates. Prior to the following the Effective Time, however, certain of our executive officers may have discussions, and following the Effective Time, may enter into agreements with Parent or the surviving corporation, its subsidiaries or its affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation or one or more of its affiliates.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the terms of the Merger Agreement, certain directors and officers of Sykes will be entitled to certain new and ongoing indemnification and coverage under directors’ and officers’ liability and fiduciary liability insurance policies following the Merger. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement — Indemnification and Insurance.”

Golden Parachute Compensation

The table below, entitled “Golden Parachute Compensation,” along with its footnotes and the information incorporated therein, sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation payable to Sykes’ named executive officers, which compensation is subject to an advisory vote of Sykes’ shareholders, as described below under the heading “Advisory Vote On Named Executive Officer Merger-Related Compensation Proposal (Proposal 2)” beginning on page 89 of this proxy statement.

The table assumes the consummation of the Merger occurs on August 27, 2021 (which is the assumed date solely for purposes of this golden parachute compensation disclosure and which is the last practicable date prior to the date of this proxy statement), the employment of Mr. Sykes terminates for any reason and each other named executive officer is terminated without “cause” or for “good reason” on such date and the per share merger price of $54.00. The calculations in the table below do not include amounts that our named executive officers were already entitled to receive or will be vested in as of August 27, 2021, or amounts under contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of named executive officers and that are available generally to all the salaried employees of Sykes. The amounts indicated below are estimates of amounts that might become payable to the named executive officers and the estimates are based on multiple assumptions that may not prove correct. Accordingly, the actual amounts, if any, received by a named executive officer may differ in material respects from the amounts set forth below.

Golden Parachute Compensation

Name	Cash ($)		Equity[1] ($)	Pension/ NQDC ($)	Perquisites ($)	Tax Reim- bursement[3] ($)	Other ($)	Total ($)

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)
Charles E. Sykes	$4,819,500	[2]	$20,703,816	$—	$—	$1,053,951	$—	$26,577,267
John Chapman	$1,968,000	[4]	$6,324,102	$—	$—	$306,714	$—	$8,598,816
Lawrence R. Zingale	$1,965,130	[4]	$6,486,102	$—	$—	$785,180	$—	$9,236,412
James T. Holder	$385,000	[5]	$2,599,722	$—	$—	$757,097	$—	$3,741,819
David L. Pearson	$352,500	[5]	$2,381,346	$—	$—	$1,146,380	$—	$3,880,226

1

Under the Merger Agreement, all in-the-money stock options, restricted stock unit and performance stock unit grants will immediately accelerate and become fully vested upon the consummation of the Merger. See “The Merger Agreement – Treatment of Sykes Equity Awards” beginning on page 66, which description is incorporated herein.

2

Mr. Sykes will be entitled to receive, as indicated in his employment agreement, an amount equal to three times the annual base salary of $765,000, as approved by the Compensation Committee of the Board of Directors and effective on May 24, 2019 and reflected in the latest proxy filing of April 16, 2021, plus an amount determined by multiplying his annual target bonus of $841,500 by a factor of three. The target bonus amount is to be determined under the performance-based bonus plan in which Mr. Sykes is then participating.

3

The Non-Qualified Deferred Compensation Plan provides for an additional payment to each participant sufficient to offset the income tax obligations resulting from the distribution of benefits from that plan.

4

Each of Messrs. Chapman and Zingale will be entitled to receive an amount equal to two times his then current annual base salary, plus an amount determined by multiplying the annual maximum bonus designated or otherwise indicated for him in the year such change of control occurs by a factor of two. The maximum bonus amount is to be determined under the performance-based bonus plan in which he is then participating.

5	Each of Messrs. Holder and Pearson will be entitled to receive an amount equal to the annual base salary.

The payments set forth in column (b) of this table are “double-trigger” in nature as they will only be payable in the event of a termination of employment without “cause” or for “good reason” in connection with the completion of the Merger; provide, that in the case of Mr. Sykes, “good reason” includes a change of control. Payments for the equity awards set forth in column (c) of this table, as well as the tax payments reflected in column (f) of this table, respectively, will be made in connection with the Closing of the Merger, whether or not the applicable individual’s employment or provision of services continues beyond the Closing Date. The amounts shown above are based on the compensation and benefit levels in effect on July 20, 2021, the latest practicable date to determine such amounts before the filing of this proxy statement; therefore, if compensation and benefit levels are changed after such date, actual payments to an executive officer may be different than those provided for above.

The equity payments described in column (c) include the following components:

Name	Stock Options	Stock Grants	Total
Charles E. Sykes	$—	$20,703,816	$20,703,816
John Chapman	$—	$6,324,102	$6,324,102
Lawrence R. Zingale	$—	$6,486,102	$6,486,102
James T. Holder	$—	$2,599,722	$2,599,722
David L. Pearson	$—	$2,381,346	$2,381,346

Financing of the Merger

We anticipate that the total amount of funds necessary at closing to complete the Merger and the related transactions will be approximately $2.3 billion in cash. This amount includes the funds needed to: (i) make the payment of all amounts payable to shareholders of common stock and equity awards in connection with or as a result of the Merger; (ii) repay, prepay or discharge (after giving effect to the merger) the principal amount of and interest on all outstanding indebtedness of the Company required to be repaid at the Effective Time under the Merger Agreement; and (iii) pay all related fees and expenses required to be paid at the closing by Parent or Merger Sub under the Merger Agreement.

Parent has obtained debt financing commitments (in each case, pursuant to the Commitment Letter) for the purpose of financing the foregoing items related to the transactions contemplated by the Merger Agreement. Parent entered into the Commitment Letter with the Debt Commitment Parties, pursuant to which the Debt Commitment Parties have committed to provide, upon certain terms and subject to certain conditions, to Parent in the aggregate up to approximately $2,838 million in debt financing, consisting of a U.S. dollar denominated term b loan tranche in an aggregate principal amount of $1,400 million, a Euro denominated term b loan tranche in an aggregate principal amount of €1,000 million, and a $250 million senior secured revolving credit facility. The consummation of the Merger is not subject to any financing condition.

The Company has agreed to use its reasonable best efforts to provide, and to cause its subsidiaries to use their reasonable best efforts to provide, to Parent such cooperation as is reasonably requested by Parent in connection with the arrangement of the financing contemplated by the Commitment Letter, subject to the terms set forth in the Merger Agreement. For more information, see “The Merger Agreement — Financing and Financing Cooperation.”

Antitrust Review Required for the Merger and Other Regulatory Filings

U.S. Antitrust

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, we cannot complete the Merger until we have given notification and furnished information to the FTC and the DOJ, and until the applicable waiting period has expired or has been terminated. The Merger is subject to the waiting period requirements and may not be completed until the expiration of a 30-day waiting period (which may be extended as described below) following the filing of the premerger notification and report forms with the DOJ and the FTC. On July 9, 2021, Sykes and Parent each filed a premerger notification and report form under the HSR Act with the DOJ and the FTC.

Foreign Antitrust and Other Regulatory Filings

In addition, the obligation of the parties to the Merger Agreement to effect the Merger is subject to (a) the submission of an export classification request with the US Department of Commerce’s Bureau of Industry and Security (the “Commerce Department Notification”), (b) submitting notice and receipt of clearance from the Federal Cartel Office in Germany (Bundeskartellamt), (c) submitting notice and receipt of clearance from the

Superintendence of Industry and Commerce in Colombia (Superintendencia de Industria y Comercio), and (d) (i) confirmation in writing that the UK Competition and Markets Authority (“CMA”) does not intend to request further information or open an investigation in relation to the Merger or any matters arising therefrom, after submission by Parent of a briefing paper to the CMA’s merger intelligence committee setting out the reasons why the CMA should not commence an investigation (provided that the CMA has not subsequently decided to open an investigation in relation to the Merger or any matters arising therefrom prior to Closing), or (ii) confirmation that the CMA does not intend to refer the Merger or any matters arising therefrom to the Chair of the CMA for the constitution of a group under Schedule 4 to the Enterprise and Regulatory Reform Act 2013 (Phase 2). On July 9, 2021, Parent and Sykes filed a notification to the Federal Cartel Office in Germany (Bundeskartellamt). On July 9, 2021 Parent filed a notification to the Superintendence of Industry and Commerce in Colombia (Superintendencia de Industria y Comercio) and on July 22, 2021 received an acknowledgment of receipt clearing the transaction. On July 9, 2021, Parent submitted a briefing paper to the CMA and on July 22, 2021 the CMA indicated that it had no further questions and therefore does not intend to open an investigation in relation to the Merger or any matters arising therefrom. On July 12, 2021, Sykes submitted the Commerce Department Notification.

While we have no reason to believe it will not be possible to complete the antitrust review or obtain the applicable regulatory approvals in a timely manner, there is no certainty that these will be completed within the periods of time currently contemplated or that the completion of any of the review or receipt of the applicable regulatory approvals will not be conditioned upon actions that will be materially adverse to Sykes or Parent or that a challenge to the Merger will not be made. If a challenge is made, we cannot predict the result. For example, at any time before or after completion of the Merger, the FTC or DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Sykes. Private parties or State Attorneys General may also bring actions under antitrust and other laws under certain circumstances.

The expiration of the HSR waiting period merely implies the satisfaction of certain regulatory criteria, which do not include review of the Merger from the standpoint of the adequacy of the consideration to be received by Sykes shareholders. Further, antitrust reviews do not constitute an endorsement or recommendation of the Merger.

Material U.S. Federal Income Tax Consequences of the Merger

In general, the exchange of Sykes common stock for cash in the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. In general, a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 96) who receives cash in exchange for shares of Sykes common stock in the Merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. Such gain or loss will be determined separately for each block of shares of Sykes common stock (i.e., shares of Sykes common stock acquired at the same time and at the same cost in a single transaction). The determination of the actual tax consequences of the Merger to a holder of Sykes common stock will depend on the holder’s specific situation.

The tax consequences of the Merger to you will depend on your particular circumstances. You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 96 and consult your tax advisors regarding the U.S. federal income tax consequences of the Merger to you in your particular circumstances, as well as the tax consequences arising under other U.S. federal tax laws and the laws of any state, local or foreign taxing jurisdiction.

Appraisal Rights

Under Section 607.1302 of the FBCA, appraisal rights will NOT be available to Sykes’ shareholders in connection with the Merger.

Litigation Relating to the Merger

Two lawsuits relating to the Merger, each filed by an individual shareholder, have been filed in the United States District Court for the Southern District of New York, captioned Shiva Stein v. Sykes Enterprises, Incorporated, et al., Case No. 1:21-cv-06043, and Matthew Whitfield v. Sykes Enterprises, Incorporated, et al., Case No. 1:21-cv-06163.

Sykes and individual members of the Board are named as defendants in each complaint. The complaints generally allege that the defendants violated the Exchange Act by making untrue statements in, or failing to disclose material information in, Sykes’ preliminary proxy statement filed on July 12, 2021, and generally seeks, among other things, injunctive relief prohibiting consummation of the Merger and unspecified damages and attorneys’ fees.

The defendants deny the allegations made in the complaints. Additional complaints arising out of or relating to the Merger Agreement and the transactions contemplated thereby may be filed in the future. If additional similar complaints are filed, absent new or different allegations that are material, we will not necessarily announce such additional filings.

Delisting and Deregistration of Sykes Common Stock

As promptly as practicable following the effectiveness of the Merger, the Sykes common stock currently listed on the NASDAQ will cease to be listed on the NASDAQ, will be deregistered under the Exchange Act and Sykes will no longer be required to file periodic reports with the SEC.

THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

The following summary of the Merger Agreement, and the copy of the Merger Agreement attached as Annex A to this proxy statement, are intended to provide information regarding its material terms. It is not intended to provide any other factual information about the Company, Parent, Merger Sub or their respective subsidiaries or affiliates. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this discussion, which is summary by nature. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or reports and documents filed with the SEC. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in the Company’s public disclosures. You are encouraged to read the Merger Agreement carefully in its entirety, as well as this proxy statement and any documents incorporated by reference herein, before making any decisions regarding the Merger. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, Parent and Merger Sub and the transactions contemplated by the Merger Agreement that is contained in or attached as an annex to this proxy statement, as well as in the other filings that the Company will make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 100.

Structure and Effectiveness of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

The Merger shall become effective at such time as the articles of merger have been filed with the Department of State of the State of Florida or at such time as may be agreed between the parties and specified in articles of merger in accordance with the relevant provisions of the FBCA (such time is hereinafter referred to as the “Effective Time”). Upon the terms and subject to the conditions of the Merger Agreement and in accordance with the FBCA, at the Effective Time, Merger Sub will merge with and into Sykes, and the separate corporate existence of Merger Sub will cease. Sykes will be the surviving corporation in the Merger and will continue its corporate existence as a Florida corporation and a wholly-owned subsidiary of Parent. The Merger will have the effects set forth in the Merger Agreement and the relevant provisions of the FBCA. At the Effective Time: (a) the articles of incorporation of the surviving corporation shall be amended and restated so as to read substantially identically to the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time and, as so amended and restated, shall be the articles of incorporation of the surviving corporation until thereafter amended in accordance with the terms thereof or as provided by applicable law; and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the surviving corporation, except that references to Merger Sub’s name shall be replaced with references to Sykes’ name, until thereafter amended in accordance with the terms thereof, the articles of incorporation of the surviving corporation, or as provided by applicable law.

The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the articles of incorporation and by-laws of the surviving corporation.

Closing

The closing of the Merger (the “Closing”) will take place at the offices of Freshfields Bruckhaus Deringer US LLP (provided that the Closing may take place by conference call and electronic delivery (e.g., email/PDF) of signatures), unless another place is agreed to in writing by the parties hereto, as soon as practicable (and, in any event, within three business days) after the satisfaction or, to the extent permitted thereunder, waiver of all conditions to the closing (described below under “The Merger Agreement — Conditions to the Closing of the Merger”) set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted thereunder, waiver of all such conditions), unless the Merger Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties thereto; provided that, subject to Parent’s waiver in its sole discretion, in no event will the Closing Date be prior to August 20, 2021.

For purposes of the Merger Agreement, “business day” refers to any day except a Saturday, a Sunday or any other day on which bank institutions located in New York City are required or authorized by law to close.

Merger Consideration

At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, par value $0.01 per share, of the surviving corporation and each issued and outstanding share of Sykes common stock immediately prior to the Effective Time (other than canceled shares) will cease to be outstanding and automatically be canceled and converted into the right to receive $54.00 in cash (the “Merger Consideration”), upon surrender of certificates or book-entry shares. The Merger Consideration will be paid without interest and is subject to any applicable withholding taxes. At the Effective Time, each of the canceled shares will automatically be canceled and retired without payment of any consideration and will cease to exist.

Exchange and Payment Procedures

Prior to the Effective Time, Parent will appoint a paying agent reasonably acceptable to Sykes to make payments of the per share Merger Consideration to Sykes shareholders (the “Paying Agent”).

At or prior to the Effective Time, Parent will deposit, or cause to be deposited, with the paying agent, for the benefit of holders of shares of Sykes common stock, cash sufficient to pay the aggregate Merger Consideration (the “Payment Fund”).

Promptly after the Effective Time (but in no event later than five business days after the Effective Time), Parent will cause the Paying Agent to send to each holder of record of a certificate or book-entry share that immediately prior to the Effective Time represented shares of Sykes common stock (other than holders of canceled shares) a letter of transmittal and instructions (which will specify that the delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the certificates or transfer of the book-entry shares to the Paying Agent, and which letter of transmittal will be in customary form and have such other provisions as Parent and the surviving corporation may reasonably specify).

Upon surrender to the Paying Agent of a Certificate, together with a duly completed and validly executed letter of transmittal in accordance with the instructions thereto and such other documents as may reasonably be requested by the Paying Agent or receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of book-entry shares, each holder of shares of Sykes’ common stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or book-entry share. Until so surrendered or transferred, as the case may be, each such certificate or book-entry share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any certificate or book-entry share.

No Transfers Following the Effective Time

At the close of business on the day on which the Effective Time occurs, the share transfer books of Sykes will be closed and there will be no further transfers on the share transfer books of Sykes of the shares of Sykes common stock that were outstanding immediately prior to the Effective Time.

Termination of Payment Fund

If any cash deposited with the paying agent is not claimed or otherwise remains undistributed to any holders of the certificates or book-entry shares of Sykes common stock for twelve months after the Effective Time, such cash will be delivered to Parent, upon demand, and any holders of the certificates of Sykes common stock who have not complied with the exchange procedures in the Merger Agreement must thereafter look only to Parent for payment of the Merger Consideration (subject to abandoned property, escheat or similar laws) as a general creditor of Parent without any interest thereon. None of Parent, Merger Sub, Sykes, the surviving corporation or the paying agent will be liable to any person for any amount delivered to a public official pursuant to any abandoned property, escheat or similar law. Any amounts unclaimed by any holders of the certificates or book-entry shares of Sykes common stock two years after the Effective Time (or on such earlier date that such amounts would escheat or become the property of a governmental entity) will become, to the extent permitted by law, property of Parent free and clear of any claims.

Lost, Stolen or Destroyed Certificates

If a Sykes share certificate has been lost, stolen or destroyed, then, before a Sykes shareholder will be entitled to receive the Merger Consideration, subject to any applicable withholding taxes, such shareholder will need to deliver an affidavit of that fact to the paying agent (or, if subsequent to the termination of the Payment Fund, Parent), and post a bond and make a customary indemnity.

Withholding Taxes

Each of Sykes, Parent, Merger Sub, the surviving corporation and the paying agent will be entitled to deduct and withhold applicable taxes from the Merger Consideration otherwise payable pursuant to the Merger Agreement and pay over such withheld amounts to the appropriate governmental entity. Any amounts so deducted or withheld will be treated for all purposes of the Merger Agreement as having been paid to the holder in respect of which such deduction or withholding was made.

Treatment of Sykes Equity Awards

Pursuant to the Merger Agreement, as of the Effective Time, each Company Performance Stock Unit or Company Performance Stock Unit that is outstanding under any Company Stock Plan immediately prior to the Effective Time (a “Company Restricted Share”) will vest at closing and be canceled and converted into the right to receive an amount in cash equal to $54.00 for each share of Sykes common stock subject to such Company Restricted Share immediately prior to the Effective Time, (with any such Company Performance Stock Units deemed achieved at one hundred percent (100%) of the Company Performance Stock Units granted), less applicable withholding taxes. “Company Restricted Stock Units” means a restricted stock unit issued by the Company pursuant to a Company Stock Plans that vests solely on the basis of time, pursuant to which the holder has a right to receive Common Shares or cash after the vesting or lapse of restrictions applicable to such restricted stock unit. “Company Performance Stock Units” means a performance restricted stock unit issued by the Company pursuant to a Company Stock Plans that vests on the basis of time and the achievement of performance targets, pursuant to which the holder has a right to receive Common Shares after the vesting or lapse of restrictions applicable to such performance restricted stock unit. “Company Stock Plans” means the following plans, in each case as amended: the 2011 Equity Incentive Plan and the 2019 Equity Incentive Plan.

Additionally, at the Effective Time, each Company stock appreciation right (“Company SAR”) that is outstanding under any Company Stock Plan immediately prior to the Effective Time shall have all rights thereunder cancelled by virtue of the Merger and each former holder of any cancelled In-the-Money SAR (as defined in the Merger Agreement), in exchange therefor shall be entitled to an amount in cash, without interest, equal to the product of (A) the SAR Per Share Consideration multiplied by (B) the number of shares of Company Common Stock subject to such In-the-Money SAR, less any applicable withholding taxes. Each Company SAR that is not an In-the-Money SAR shall be automatically cancelled immediately prior to the Effective Time for no consideration. “SAR Per Share Consideration” means, with respect to a Company SAR, an amount equal to the difference between (a) $54.00, minus (b) the per share exercise price of such Company SAR (such Company SARs have a weighted average exercise price of $28.24 per share). “In-the-Money SAR” means a vested Company SAR for which the SAR Per Share Consideration is greater than zero.

Any payment to which a holder of a Company Restricted Share or In-the-Money SAR may become entitled to receive will be paid as promptly as reasonably practicable following the closing date, but in no event later than the next regularly scheduled payroll date that is at least two (2)  business days following the closing date, through Sykes’ payroll systems.

Representations and Warranties

In the Merger Agreement, Sykes made representations and warranties subject to certain exceptions in the Merger Agreement, in the Company’s disclosure letter delivered to the Parent in connection with the Merger Agreement and in Sykes’ public filings that are publicly available at least two days prior to the date of the Merger Agreement, regarding, among other things:

•	due organization and capitalization;

•	corporate power and authority relating to the execution, delivery and performance of the Merger Agreement;

•	consents and approvals relating to the execution, delivery and performance of the Merger Agreement and consummation of the Merger and the absence of certain violations related thereto;

•	approval of the Merger and the Merger Agreement by the Board and recommendation to the Sykes’ shareholders;

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the forms, documents and reports required to be filed or furnished with the SEC, accuracy of the consolidated financial statements of the Company included in such documents, the establishment and maintenance of certain disclosure controls and procedures and internal control over financial reporting, the absence of material complaints, allegations, assertions or claims regarding the Company’s accounting or auditing practices, the absence of undisclosed liabilities or off-balance sheet arrangements;

•	compliance in all material respects with applicable listing and corporate governance rules and regulations of the NASDAQ;

•	title to assets;

•	the governmental consents and approvals required in connection with the transactions contemplated by the Merger Agreement;

•	the absence of certain changes or events;

•	tax returns and tax matters;

•	intellectual property, privacy and information technology and data security;

•	compliance with applicable laws;

•	litigation;

•	broker’s fees payable in connection with the Merger;

•	affiliate transactions;

•	employee benefits plans and other agreements, plans and policies with or concerning employees;

•	real and personal property matters;

•	the absence of certain liabilities relating to, and violations of, environmental laws;

•	certain material contracts;

•	the accuracy of the information supplied for the purposes of this proxy statement;

•	insurance policies;

•	anti-corruption and sanctions matters;

•	the opinion of the Company’s financial advisor; and

•	state takeover statutes.

In the Merger Agreement, Parent and Merger Sub have made representations and warranties, subject to certain exceptions in the Merger Agreement and Parent’s disclosure letter delivered in connection with the Merger Agreement, regarding, among other things:

•	due organization;

•	corporate power and authority relating to the execution, deliver and performance of the Merger Agreement;

•	consents and approvals relating to the execution, delivery and performance of the Merger Agreement and consummation of the Merger and the absence of certain violations related thereto;

•	the accuracy of the information supplied for purposes of this proxy statement;

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the enforceability of the Commitment Letter, and the sufficiency of the proceeds to be disbursed pursuant to the debt financing (together with other sources of financing available to Parent) to pay the aggregate Merger Consideration and the other amounts payable under the Merger Agreement;

•	the absence of legal proceedings;

•	the absence of beneficial ownership of shares of Sykes capital stock by Parent; and

•	broker’s fees payable in connection with the Merger.

Some of the representations and warranties in the Merger Agreement are qualified by materiality qualifications or a “Company Material Adverse Effect” qualification. For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any change, effect, event, occurrence, circumstance, occurrence, condition, effect or development that, individually or in the aggregate:

(i) has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of Sykes and its subsidiaries taken as a whole, excluding, however, the impact of

(A) any changes or developments in domestic, foreign or global markets or domestic, foreign or global economic conditions generally, including (1) any changes or developments in or affecting the domestic or any foreign securities, equity, credit or financial markets or (2) any changes or developments in or affecting domestic or any foreign interest or exchange rates,

(B) changes in GAAP or any official interpretation or enforcement thereof,

(C) changes in applicable law or any changes or developments in the official interpretation or enforcement thereof by governmental entities,

(D) changes in domestic, foreign or global political conditions (including the outbreak or escalation of war, military actions, or acts of terrorism), including any worsening of such conditions threatened or existing on the date of the Merger Agreement,

(E) weather conditions or other acts of God (including storms, earthquakes, tornados, floods or other natural disasters),

(F) a decline in the trading price or trading volume of Sykes’s common stock or any change in the ratings or ratings outlook for Sykes or any of its subsidiaries (provided, that the underlying causes thereof may be considered in determining whether a Company Material Adverse Effect has occurred if not otherwise excluded hereunder),

(G) the failure to meet any projections, guidance, budgets, forecasts or estimates (provided, that the underlying causes thereof may be considered in determining whether a Company Material Adverse Effect has occurred if not otherwise excluded hereunder),

(H) any action taken or omitted to be taken by Sykes or any of its subsidiaries at the written request of Parent (but excluding, for the avoidance of doubt, requests to comply with Section 5.01 (Conduct of Business Pending the Merger) of the Merger Agreement),

(I) any actions or claims made or brought by any of the current or former shareholders of Sykes (or on their behalf or on behalf of Sykes) against Sykes or any of its directors, officers or employees arising out of the Merger Agreement or the Merger,

(J) the announcement or the existence of the Merger Agreement if arising from the identity of Parent or its affiliates,

(K) changes in, or effects arising from or relating to, any epidemic, pandemic or disease outbreak (including the COVID-19 Pandemic or any COVID-19 Measure), curfews or other restrictions that relate to, or arise out of, any epidemic, pandemic or disease outbreak (including the COVID-19 Pandemic) or material worsening of such conditions threatened or existing as of the date of the Merger Agreement, and (L) the failure to obtain any approvals or consents from any governmental entity required by the transactions contemplated by the Merger Agreement (provided, that the underlying causes thereof may be considered in determining whether a Company Material Adverse Effect has occurred if not otherwise excluded hereunder); except, with respect to clauses (A), (B), (C), (D), (E) or (K), to the extent that such impact is disproportionately adverse to Sykes and its subsidiaries, taken as a whole, relative to others in the industry or industries in which Sykes and its subsidiaries operate (in which case the such disproportionate effect(s) may be taken into account in determining whether there has been a Company Material Adverse Effect); or

(ii) would reasonably be expected to prevent or materially hinder, materially impair or materially delay the ability of Sykes to consummate the Merger and the other transactions contemplated by the Merger Agreement by the Outside Date.

The representations and warranties of each of the parties to the Merger Agreement will expire upon the completion of the Merger or the termination of the Merger Agreement.

Covenants Relating to the Conduct of Business Pending the Merger

The Merger Agreement provides that, from and after the date of the Merger Agreement and prior to the Effective Time or termination of the Merger Agreement, except with Parent’s prior written consent (which consent may not be unreasonably withheld, delayed or conditioned) or as permitted by the Merger Agreement or applicable law, Sykes will, and will cause its subsidiaries to use its commercially reasonable efforts to:

•	conduct its business in the ordinary course of business consistent with past practice;

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preserve substantially intact its and its subsidiaries’ business organizations, assets, properties, contracts or other legally binding understandings, licenses and business organizations in all material respects;

•	maintain its existence in good standing under the laws of its incorporation or formation;

•	keep available the services of its current employees at the level of vice president or above; and

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preserve the current relationships with material customers, suppliers, lessors, licensors, licensees, creditors, contractors and other persons with which Sykes and its subsidiaries have business relations.

In addition, the Company will not, and will cause its subsidiaries not to, other than (i) as permitted by the Merger Agreement or applicable law or (ii) with the prior written consent of Parent(which consent may not be unreasonably withheld, delayed or conditioned:

•	amend or propose to amend its charter documents;

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(A) split, combine, or reclassify any of its or its subsidiaries’ securities, (B) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, of its or its subsidiaries’ securities, or (C) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned subsidiaries);

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issue, sell, pledge, grant, transfer, dispose of or encumber or authorize the issuance, sale, pledge, grant, transfer, guarantee, disposition or encumbrance of any its securities, other than the issuance of shares of its common stock in respect of the exercise or settlement of Company equity awards outstanding under Sykes stock plans as of the date of this Agreement as required by their terms;

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except as required by applicable law or by any Company benefit plan or contract in effect as of the date of this Agreement, (A) increase the compensation payable or that could become payable by Sykes or any of its subsidiaries to directors, officers, employees or other service providers, other than increases in compensation made in the ordinary course of business consistent with past practice for employees or other service providers below the level of Vice President, (B) establish, adopt, enter into, amend, terminate or exercise any discretion under any Company benefit plan or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company benefit plan if it were in existence as of the date of this Agreement, except for adoptions, amendments or terminations in the ordinary course of business consistent with past practice for employees or other service providers below the level of Vice President that do not materially increase costs, (C) make any contribution to any Company benefit plan, other than contributions required by law, the terms of such Company benefit plan as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practice for employees or other service providers below the level of Vice President, (D) enter into any change-in-control contract or grant any change-in-control benefits to, any officer, employee, director or independent contractor of Sykes or any of its subsidiaries, (E) enter into any retention, severance, termination or other similar contract with, or grant any retention, severance, termination or similar compensation or benefits to, any officer, employee, director or independent contractor of Sykes or any of its subsidiaries, other than in the ordinary course of business consistent with past practice for employees or other service providers below the level of Vice President (F) accelerate the time of payment or vesting of any compensation or benefits for any current or former officer, employee, director or independent contractor of Sykes or any of its subsidiaries, other than in the ordinary course of business consistent with past practice for employees or other service providers below the level of Vice President, (G) hire, engage, promote, temporarily layoff, furlough or terminate (other than termination for cause) any current or former officer, employee, director or independent contractor of Sykes or any of its subsidiaries, except in the ordinary course of business with respect to employees or independent contractors below the level of Vice President, (H) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or service provider of Sykes or any of its subsidiaries at the level of Vice President or above, (I) forgive any loans to any current or former employee or service provider of Sykes or any of its subsidiaries at the level of Vice President or above, or (J) effectuate a “plant closing,” “mass layoff” (each as defined in WARN) or other employee layoff event affecting in whole or in part any site of employment, facility, operating unit or employee;

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enter into, amend, negotiate or extend any labor agreement or, unless required by law, recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of Sykes or its subsidiaries;

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acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or person or division thereof or make any loans, advances, or capital contributions to or investments in any person in each case other than a wholly-owned Subsidiary of Sykes (or any assets thereof), if such acquisition or loan is in excess of $2,000,000 individually or $5,000,000 in the aggregate;

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incur any indebtedness for borrowed money or guarantee such indebtedness of another person (other than a wholly-owned subsidiary of Sykes), or issue or sell any debt securities or warrants or other rights to acquire any debt security of Sykes or any of its subsidiaries, except for borrowings under the its existing credit agreement so long as the aggregate outstanding balances under the its existing credit agreement do not exceed $40,000,000;

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(A) incur or commit to incur any capital expenditures (x) in excess of the amounts specified for such capital expenditures in Sykes’s latest capital expenditures forecast made available to Parent prior to the execution of this Agreement or (y) that individually have a cost that exceeds $1,000,000 (whether or not contemplated in Sykes’s latest capital expenditures forecast); or (B) enter into, or modify or amend in any material respect (including, for the avoidance of doubt, any material modification or material amendment in respect of economic terms), or terminate any material contract or contract that would constitute a material contract if such contract were entered into prior to the date of this Agreement;

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transfer, license, sell, lease, surrender, divest, cancel, abandon or allow to lapse or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, mortgage or otherwise subject to any lien, any assets of Sykes or its subsidiaries having a value in excess of $2,000,000 individually or $5,000,000 in the aggregate to any person (other than to Sykes or a subsidiary of Sykes and other than (1) sales of inventory, (2) sales of rental equipment in the ordinary course or obsolete or worthless equipment, or (3) commodity, purchase, sale or hedging agreements that can be terminated upon 90 days or less notice without penalty (which term shall not be construed to include customary settlement costs), in each case in the ordinary course of business consistent with past practice, or (B) to adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization other than any restructuring, recapitalization, or other reorganization solely among Sykes and its subsidiaries or among Sykes’s subsidiaries;

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terminate, fail to renew, abandon, cancel, let lapse, fail to continue to prosecute or defend, encumber, license (including through covenants not to sue, non-assertion provisions or releases, immunities from suit that relate to intellectual property or any option to any of the foregoing), sell, transfer or otherwise dispose of any material intellectual property, in each case, other than the ordinary course of business and consistent with past practices;

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settle, waive, release, compromise or otherwise resolve any legal action (excluding any audit, claim or other proceeding in respect of taxes) in a manner resulting in liability for, or restrictions on the conduct of business by, Sykes or any of its subsidiaries, other than settlements, waivers or releases of, or compromises for or resolutions of any legal action (1) funded, subject to payment of a deductible, by insurance coverage maintained by Sykes or any of its subsidiaries or (2) for payment of less than $500,000 individually or $1,500,000 in the aggregate during any calendar quarter (after taking into account insurance coverage maintained by Sykes or any of its subsidiaries) in the aggregate beyond the amounts reserved on the consolidated financial statements of Sykes; provided, that, in the case of the foregoing exceptions in clauses (1) and (2), that such settlements do not obligate Sykes or any of its subsidiaries to take any action (other than make a payment or agree to de minimis actions that do not impose material liabilities or material restrictions on Sykes or its subsidiaries);

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make any material change in any method of financial accounting principles or practices, or revalue in any material respect any of its properties or assets, including writing off notes or accounts receivables, in each case except for impairments required by GAAP and any such change required by a change in GAAP or applicable law;

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except as set forth in Sykes’ disclosure letter to the Merger Agreement, (A) settle consent to or compromise any material tax claim, audit, or assessment for an amount materially in excess (other than by a de minimis amount) of the amount reserved or accrued on Sykes’ balance sheet dated December 31, 2020 (or most recent consolidated balance sheet included in Sykes SEC Documents), (B) make, revoke or change any material tax election, change any annual tax accounting period, or adopt or change any method of tax accounting, (C) make any material amendment to any tax Returns, (D) surrender or waive any right to claim a material tax refund or (E) consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;

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subject to as set forth in the Merger Agreement in respect of cyber policies, terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

•	propose or adopt a plan or complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Sykes or any subsidiary; or

•	agree or commit to do any of the foregoing.

Nothing contained in the Merger Agreement gives Parent, directly or indirectly, the right to control or direct Sykes’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of Parent and Sykes will exercise, subject to the terms and conditions of the Merger Agreement, complete control and supervision over its and its subsidiaries’ respective businesses, assets, and operations.

Notwithstanding the restrictions described above, Sykes may, without Parent’s consent:

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make or continue any reasonably necessary changes in its respective business practices as required by law (including to the extent such business practices were adopted prior to the date hereof in response to the COVID-19 pandemic and to comply with applicable Law); and

•	continue or take such further actions as are commercially reasonably necessary in order to

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(A) protect Sykes’ employees, suppliers, partners and other individuals having business dealings with Sykes in response to any health or safety emergency caused by the COVID-19 pandemic where time is of the essence and obtaining Parent’s prior consent would not be reasonably practicable under the circumstance, or

•	(B) respond to third-party supply or service disruptions caused by the COVID-19 pandemic in a commercially reasonable manner.

To the extent permitted by law, Sykes will promptly keep Parent reasonably informed of, and consult with Parent with respect to, any action that would otherwise require Parent’s consent prior to taking any such action under the restrictions described above and Sykes will, to the extent reasonably practicable, shall consider in good faith all recommendations made by Parent.

Sykes will also maintain in effect through its expiration date, and following its expiration date, obtain and cause to be bound insurance policies for cyber/technology errors and omissions on the most favorable terms reasonably available. Sykes will keep Parent apprised of material developments in the renewal process and provide parent copies of final summaries, binders and policies with respect to the new policies.

Sykes will notify Parent promptly (and in any event within three business days) of any actual or known cybersecurity incident involving Sykes or any notice from a third party alleging an actual or threatened cybersecurity incident.

Access

Subject to certain exceptions and limitations, from and after the date of the Merger Agreement until the earlier of the Effective Time or termination of the Merger Agreement, Sykes shall, and shall cause its Subsidiaries to, afford to Parent and Parent’s representatives reasonable access, during normal business hours upon reasonable advance notice to Sykes and in a manner as shall not unreasonably interfere with the business or operations of Sykes or any subsidiary thereof, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of Sykes and its subsidiaries, and Sykes shall, and shall cause its Subsidiaries to, furnish promptly to Parent such other information concerning the business and properties of Sykes and its subsidiaries as Parent may reasonably request from time to time.

The foregoing will not require Sykes or its subsidiaries to permit access or disclose any information if such access or disclosure would be in violation of applicable laws or binding agreements entered into by the Company or its subsidiaries or would reasonably be expected to result in a loss or impairment of attorney-client or work product privilege, provided that in such instances Sykes must inform Parent of the general nature of the information being withheld and, upon Parent’s request, exercise commercially reasonable efforts to provide such information in a permitted manner, including by entering into a customary joint defense agreement or common interest agreement with Parent.

All information provided by the Company must be held in confidence in accordance with the confidentiality agreement between Parent and the Company, which will remain in full force and effect until the closing (and terminate upon closing).

Company Takeover Proposal; Non-Solicitation

Takeover Proposal

Sykes will not, and will cause its subsidiaries and its and their respective directors, officers, employees and other representatives not to, and will direct and use reasonable best efforts to cause its and their respective representatives not to, directly or indirectly, solicit, initiate, propose or knowingly take any action to facilitate, encourage or induce the making, the submission or announcement of, any Takeover Proposal (as defined below) or the making of any proposal that would reasonably be expected to lead to any Takeover Proposal, or, subject to the Merger Agreement:

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conduct or engage in any discussions or negotiations with, disclose any non-public information relating to Sykes or any of its subsidiaries to any person or its representatives, or afford to any person or its representatives access to the business, properties, assets, books, records or other non-public information, or to any personnel of Sykes or its subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in each case, which actions or circumstances would reasonably be expected to lead to, result in or facilitate or that is otherwise known to be relating to a Takeover Proposal;

•	knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal;

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except where Sykes’ Board makes a good faith determination that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Sykes or any of its subsidiaries or any limit on making Takeover Proposals; or

•

approve, recommend, or propose to approve or recommend, or execute or enter into any letter of intent, term sheet or other Contract or other agreement or understanding (whether binding or non-binding, written or oral, preliminary or definitive) relating to any Takeover Proposal (each, a “Company Acquisition Agreement”).

Sykes will, and will cause its subsidiaries, and will direct and use reasonable best efforts to cause its and their respective representatives to, cease immediately and cause to be terminated any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal.

A “Takeover Proposal” means any proposal or offer made by any Person or group (other than Parent and its Subsidiaries and Affiliates) (as defined pursuant to Section 13(d) of the Exchange Act), and whether involving a transaction or series of related transactions, for a Takeover Transaction.

A “Takeover Transaction” means any:

•

merger, reorganization, share exchange, consolidation, business combination, dissolution, liquidation or similar transaction involving Sykes pursuant to which any person or group) would hold securities representing more than 15% of the total outstanding voting power of Sykes after giving effect to the consummation of such transaction

•

direct or indirect acquisition by any person or group (other than Parent and its Affiliates) of assets constituting or accounting for more than 15% of the assets, revenue or net income of Sykes and its subsidiaries, on a consolidated basis (in each case, including securities of the Subsidiaries of Sykes, and measured by the fair market value thereof as of the date of such acquisition, as determined in good faith by Sykes’ Board), or

•

direct or indirect acquisition by any person or group (other than Parent and its Affiliates) of securities representing more than 15% of the total outstanding voting power of Sykes or outstanding equity of Sykes after giving effect to the consummation of such acquisition, including pursuant to a tender offer or exchange offer.

Superior Proposal

If, at any time following the date of the Merger Agreement but prior to the receipt of Sykes Shareholder Approval, Sykes or any of its representatives receives an unsolicited bona fide written Takeover Proposal that did not result from a breach of the Merger Agreement, Sykes and its representatives may engage in contact with the person or group of persons making the Takeover Proposal solely to clarify the terms and conditions thereof or to request that any Takeover Proposal made orally be made in writing and, if Sykes’ Board (or a committee thereof) has determined in good faith (after consultation with its independent financial advisor and outside legal counsel) that such Takeover Proposal either constitutes a Superior Proposal (as defined below) or would reasonably be expected to result in a Superior Proposal, then Sykes and Sykes’ Board (or a committee thereof) may, subject to limitations described below, directly or indirectly through any representative: (A) participate in negotiations or discussions with any third party that has made a bona fide, unsolicited Takeover Proposal in writing; and (B) thereafter furnish to such third party non-public information relating to Sykes or any of its subsidiaries, subject to (x) first entering into an executed confidentiality agreement with such third party and (y) Sykes promptly (and in any event within 24 hours) providing to Parent any such non-public information in the event such information was not previously made available to Parent; but in each case referred to in the foregoing clauses (A) and (B), only if Sykes’ Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under law.

“Superior Proposal” means a bona fide written Takeover Proposal (except that, for purposes of this definition, each reference in the definition of “Takeover Transaction” to “15%” shall be “50%”) that Sykes’ Board determines in good faith (after consultation with outside legal counsel and its independent financial advisor) (i) is more favorable from a financial point of view to the holders of its common stock than the transactions contemplated by the Merger Agreement, taking into account: (a) all financial considerations; (b) the identity of the third party making such Takeover Proposal; (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal; (d) the other terms and conditions of such Takeover Proposal and the implications thereof on Sykes; and (e) any revisions to the terms of the Merger Agreement and the Merger proposed by Parent during the Superior Proposal Notice Period (as defined below); (ii) is reasonably expected to be consummated on a timely basis and does not contain any condition on the third party’s obligation to consummate the Superior Proposal that is related to the third party’s completion of due diligence (for the avoidance of doubt, a right of the third party to access to or notification of information or documents shall not be deemed a due diligence closing condition) or the third party’s having obtained financing for the Superior Proposal and (iii) the financing of which is fully committed or reasonably determined in good faith by Sykes’ Board to be available.

From the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Effective Time, Sykes will notify Parent in writing as promptly as reasonably practicable (but in no event later than two (2) calendar days) after it receives or, to its knowledge, its representatives receive, any Takeover Proposal, or any inquiry that could reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to Sykes or any of its subsidiaries or for access to the business, properties, assets, books, or records of Sykes or any of its subsidiaries by any third party. Sykes’ foregoing notice obligation includes the obligation to keep Parent reasonably informed (and in any event within one (1) business day of any material development) of the status and material terms and developments of any such Takeover Proposal, inquiry or request, including any material amendment or proposed amendment as to price or material terms thereof.

Change in the Sykes Board Recommendation

Except as described below, Sykes’ Board will not effect a Company Adverse Recommendation Change (as defined below) or enter into (or permit any subsidiary to enter into) a Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of Sykes Shareholder Approval, Sykes’ Board may effect a Company Adverse Recommendation Change or enter into (or permit any subsidiary to enter into) a definitive written Company Acquisition Agreement in connection with such Company Adverse Recommendation Change, only if:

(i) Sykes promptly notifies Parent, in writing, at least five (5) business days (the “Superior Proposal Notice Period”) before making a Company Adverse Recommendation Change or entering into (or causing a subsidiary to enter into) such definitive written Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal;

(ii) prior to effecting such Company Adverse Recommendation Change or such termination, Sykes and its representatives, during the Superior Proposal Notice Period, negotiate with Parent in good faith to make such adjustments to the terms and conditions of the Merger Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, elects to engage in such negotiations (and for each revision in price or any material revision to the terms of a Superior Proposal, such Superior Proposal Notice Period shall be extended, if applicable, to ensure that least three (3) business days remain in such period (it being understood that there may be multiple extensions));

(iii) Sykes has complied in all material respects with the foregoing obligations with respect to such Takeover Proposal; and

(iv) Sykes’ Board determines in good faith, after consulting with outside legal counsel and its financial advisor, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Parent during the Superior Proposal Notice Period to the terms and conditions of the Merger Agreement.

“Company Adverse Recommendation Change” means Sykes’ Board: (a) failing to make or withdrawing, or amending, modifying, or materially qualifying in a manner adverse to Parent, Sykes’ Board recommendation that Sykes’ shareholders approve the Merger (the “Company Board Recommendation”); (b) failing to include the Company Board Recommendation in this proxy statement or in any other material press release or written communication to the Sykes’ shareholders in connection with the Special Meeting prior to obtaining the Company Shareholder Approval; (c) adopting, approving, endorsing, recommending or otherwise declaring advisable a Takeover Proposal; (d) failing to unanimously recommend against acceptance of any tender offer or exchange offer for the shares of Sykes’ common stock within ten (10) business days after the commencement of such offer or failing to maintain at any time such a recommendation against such offer at any time before the expiration or withdrawal of such offer; (e) making any public statement inconsistent with the Company Board Recommendation; or (f) resolving, proposing or agreeing, or proposing to resolve or agree, to take any of the foregoing actions.

Intervening Event

Notwithstanding anything to the contrary, in response to an Intervening Event that has occurred after the date of the Merger Agreement but prior to the receipt of Sykes Shareholder Approval, Sykes’ Board may effect a Company Adverse Recommendation Change if:

(i) prior to effecting Sykes Adverse Recommendation Change, Sykes promptly notifies Parent, in writing, at least five (5) business days (the “Intervening Event Notice Period”) before taking such action of its intent to consider such action (which notice will not, by itself, constitute a Company Adverse Recommendation Change), and which notice will include a reasonably detailed description of the underlying facts giving rise to the Intervening Event, and the reasons for taking, such action;

(ii) Sykes will, and will cause its representatives to, during the Intervening Event Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of the Merger Agreement so that Sykes’ Board would no longer determine underlying facts giving rise to, and the reasons for taking such action, ceases to constitute an Intervening Event, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after the commencement of the Intervening Notice Period, if there is any material development in an Intervening Event, the Intervening Event Notice Period shall be extended, if applicable, to ensure that at least three (3) business days remain in the Intervening Event Notice Period subsequent to the time when Sykes notifies Parent of any such material development, and that there may be multiple such extensions);

(iii) Sykes has complied in all material respects with its obligations under the Merger Agreement with respect to such Intervening Event; and

(iv) Sykes’ Board determines in good faith, after consulting with outside legal counsel and its independent financial advisor, that the failure to effect such Company Adverse Recommendation Change, after taking into account any adjustments made by Parent during the Intervening Event Notice Period, would be reasonably likely to be inconsistent with Sykes’ Board’s fiduciary duties under law.

“Intervening Event” means, with respect to Sykes any material event, circumstance, change, effect, development, or condition that was not known to or reasonably expected by any member of Sykes’ Board, as of or prior to the date hereof and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by Sykes (or to be refrained from being taken by Sykes) pursuant to, this Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an Intervening Event:

(a) the receipt, existence, or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a Takeover Proposal;

(b) the mere fact in and of itself, that Sykes meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period; or

(c) any change in the price, or change in trading volume, of Sykes Common Stock (provided, however, that, without limiting and subject to clause (a), it is understood that clauses (b) and (c) shall not apply to the underlying causes giving rise to or contributing to such meeting, exceeding or change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred).

The Board has not effected a Company Adverse Recommendation Change.

Company Shareholders Meeting

Sykes has agreed to take all action required under the FBCA and the Company’s articles of incorporation and bylaws to duly call, give notice of and convene a special meeting of Sykes shareholders (the “Special Meeting”) promptly following mailing of this proxy statement to consider and vote upon the approval of the Merger Agreement, such date to be selected in compliance with the FBCA and after reasonable consultation with Parent. Sykes may postpone or adjourn the Special Meeting with Parent’s consent and in accordance with the applicable provisions of the FBCA.

The Board is required to recommend in this proxy statement and at the Special Meeting that Sykes shareholders vote in favor of the adoption of the Merger Proposal, and to use its reasonable best efforts to take customary lawful actions to solicit such adoption, subject to the fiduciary termination right in the Merger Agreement and provided that the Board may change its recommendation in the manner described above in the section entitled “The Merger Agreement — Company Takeover Proposal; Non-Solicitation — Change in the Sykes Board Recommendation.”

Notwithstanding the foregoing, if the Company reasonably determines in good faith that the Company Shareholder Approval is unlikely to be obtained at the Special Meeting, including due to an absence of quorum, the Company may adjourn, delay or postpone the Special Meeting to solicit additional proxies in favor of the Merger Proposal; provided, however, that the Company shall not adjourn, delay or postpone the Special Meeting without the consent of Parent.

Subject to the Board’s right to make a Company Adverse Recommendation Change, as described in the section entitled “The Merger Agreement — Company Takeover Proposal; Non-Solicitation — Change in the Sykes Board Recommendation,” the Board must include its recommendation regarding the Merger Proposal in this proxy statement.

Financing and Financing Cooperation

Parent has obtained committed financing consisting of debt financing to be provided by the Debt Commitment Parties. In connection with the Merger Agreement, Parent and Merger Sub have delivered to the Company copies of the Commitment Letter. Notwithstanding anything in the Merger Agreement to the contrary, in no event will the receipt or availability of any funds or financing (including the financing contemplated by the Commitment Letter) by or to Parent or any of its affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub under the Merger Agreement.

Debt Financing

The Commitment Letter provides that the Debt Commitment Parties will provide, upon the terms and subject to the conditions set forth in the Commitment Letter, in the aggregate up to approximately $2,838 million in debt financing, consisting of a U.S. dollar denominated term b loan tranche in an aggregate principal amount of $1,400 million, a Euro denominated term b loan tranche in an aggregate principal amount of €1,000 million, and a $250 million senior secured revolving credit facility (not all of which is expected, or available, to be drawn at the closing of the Merger).

We refer to the financing described above as the “debt financing.” The proceeds of the debt financing will be used (i) to finance, in part, the payment of the amounts payable under the Merger Agreement, (ii) for the repayment or refinancing of certain existing indebtedness of Sitel Group and the Company outstanding as of the closing of the Merger, (iii) for the payment of fees and expenses relating to the transactions and (iv) to provide ongoing working capital and for other general corporate purposes.

The obligations of the Debt Commitment Parties to provide the debt financing under the Commitment Letter are subject to a number of customary conditions, including, but not limited to (as applicable):

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the consummation of the Merger substantially concurrently with the closing under the debt financing facilities in accordance with the Merger Agreement as in effect on June 17, 2021 (without giving effect to any material amendments, waivers, modifications or consents thereof that are materially adverse to the lenders in their capacities as such without the consent of the Lead Arrangers (as defined in the Commitment Letter) (such approval not to be unreasonably withheld, delayed or conditioned);

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the payment of all accrued fees of the Lead Arrangers owing pursuant to the Commitment Letter and the Fee Letter (as defined in the Commitment Letter), all fees owed to the lenders pursuant to the Fee Letter, and all expenses of the Lead Arrangers required to be paid or reimbursed on or prior to the Closing Date pursuant to the Commitment Letter;

•	The delivery of certain audited, unaudited and pro forma financial information;

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The delivery of all documentation and other information required by bank regulatory authorities under applicable “know-your-customer”, beneficial ownership and anti-money laundering rules and regulations, including the PATRIOT Act, at least three (3) business days prior to the Closing Date;

•	The execution and delivery of the senior secured facilities documentation by the Parent and loan parties, as applicable;

•

The consummation of the refinancing of certain existing indebtedness of Sitel Group and Sykes shall have been consummated, immediately following consummation of the Merger, and neither the Parent nor any of its subsidiaries will have any indebtedness other than certain indebtedness specifically permitted under the Commitment Letter;

•

subject to certain limitations and exceptions, the accuracy in all material respects as of the closing of the Merger of certain specified representations and warranties in the Merger Agreement and certain specified representations and warranties in the loan documents under which the debt financing will be provided;

•	Unless a Successful Syndication (as defined in the Fee Letter) has occurred prior to the Closing Date, the Closing Date shall not occur prior to August 20, 2021; and

•	Since December 31, 2020, there has not been or occurred any Company Material Adverse Effect (as defined in the Merger Agreement).

As of the date hereof, the documentation governing the debt financing contemplated by the Commitment Letter has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this proxy statement.

The consummation of the Merger is not subject to any financing condition.

Financing Cooperation

Pursuant to the Merger Agreement, Parent will use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper and advisable to consummate and obtain the proceeds of the debt financing prior to the Outside Date on the terms and conditions described in the Commitment Letter, including using its reasonable best efforts to:

•	maintain in effect the Commitment Letter in accordance with the terms and subject to the conditions thereof;

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negotiate and enter into all of the definitive agreements with respect to the debt financing (the “Definitive Agreements”) consistent with the terms and conditions contained therein (including, as necessary, the “flex” provisions contained in any related fee letter) on or prior to the Closing Date or on other terms no less favorable to the Parent taken as a whole (including with respect to the conditionality thereof);

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satisfy on a timely basis (or obtain a waiver to) all conditions to funding that are applicable to Parent and its subsidiaries in the Commitment Letter and the Definitive Agreements with respect to the Financing contemplated by the Commitment Letter,

•	fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Commitment Letter as and when they become due;

•	comply with its obligations in the Commitment Letter and the Definitive Agreements and enforce its rights under the Commitment Letter and Definitive Agreements; and

•	consummate the debt financing contemplated by the Commitment Letter and Definitive Agreements substantially concurrently with the Closing.

If any portion of the debt financing becomes (or would reasonably be expected to become) unavailable on the terms and conditions contemplated by the Commitment Letter, Parent will (i) promptly notify Sykes of such unavailability and the reason therefor and will use reasonable best efforts, as promptly as reasonably practicable, to obtain alternative debt financing (in an amount sufficient, together with cash on hand, to consummate the Merger and to pay related fees and expenses) from the same or other sources that are on terms that are no less favorable, taken as a whole, to Parent than those set forth in the Commitment Letter or the Definitive Agreements, as applicable (the “Alternative Financing”), and (ii) obtain one or more new financing commitment letters with respect to such Alternative Financing.

In connection with the efforts of Parent to arrange the debt financing, prior to the closing of the Merger, Sykes is required to use reasonable best efforts to provide, and to cause its subsidiaries (and its and their representatives) to use their respective reasonable best efforts to provide, to Parent (at Parent’s sole expense) such reasonable cooperation requested by Parent in connection with the debt financing (provided that such cooperation does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries) including, subject to certain limitations included in the Merger Agreement, using its reasonable best efforts to (among other things):

•	cooperating with any marketing efforts of Parent and the Lenders for any portion of the debt financing;

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participating in a reasonable and limited number of meetings (including customary meetings among the finance providers, prospective lenders and investors, and senior management and representatives of the Company and its subsidiaries and meetings with rating agencies);

•	providing all reasonably available financial information as may be reasonably requested in connection with the debt financing;

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reasonably assisting in (x) the preparation and, to the extent Sykes or any of its subsidiaries becomes a borrower or a guarantor under the definitive financing documents, execution and delivery of one or more credit or other agreements governing the debt financing and (y) the facilitation of pledging of collateral and provision of payoff letters and lien releases;

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providing promptly to Parent and its financing sources all documentation and other information reasonably requested by such financing sources which are required to comply with applicable “know your customer”, beneficial ownership and anti-money laundering rules and regulations; and

•	obtaining and delivering to Parent an executed pay-off letter in customary form reasonably acceptable to Parent with respect to the Sykes’ existing credit agreement.

Notwithstanding the foregoing, subject to certain exceptions set forth in the Merger Agreement, nothing in the Merger Agreement will require such cooperation to the extent it would, or would be likely to:

•	interfere unreasonably with the business or operations of Sykes or any of its subsidiaries;

•	require Sykes or any of its subsidiaries to take any action that will conflict with or violate Sykes’s or any such subsidiary’s constitutional documents or any applicable law;

•	require Sykes or any of its subsidiaries to enter into or approve any documentation referred to above that takes effect or is effective prior to the Closing;

•

require Sykes or any of its subsidiaries to bear any out of pocket cost or expense or pay any fee (other than those costs and fees that Parent commits to reimburse) or provide any indemnity, in each case effective prior to the Closing;

•	give any indemnities in connection with the debt financing that are effective prior to the Closing;

•	provide in connection with the debt financing any information the disclosure of which is prohibited or restricted under law or is legally privileged;

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require the pre-Closing Board of Directors of Sykes and the directors, managers and general partners of Sykes’s subsidiaries to adopt resolutions approving the agreements, documents and instruments pursuant to which the debt financing is obtained;

•	require Sykes or any of its subsidiaries to take any corporate actions prior to the Closing to permit the consummation of the debt financing; or

•	none of the Company or its subsidiaries or any of their respective representatives shall be required to prepare or deliver certain types of excluded information.

Pursuant to the Merger Agreement, Parent is required to (x) promptly reimburse Sykes and its subsidiaries for all out-of-pocket costs and expenses (including reasonable legal fees and expenses) incurred by Sykes and/or any of its subsidiaries in connection with providing the support and cooperation related to the debt financing and (y) indemnify and hold harmless Sykes and each of its subsidiaries, and each of their respective directors, officers, employees, agents and other representatives, from and against any and all damages, claims, interest, costs or expenses (including reasonable legal fees and expenses), awards, judgments, penalties and amounts paid in settlement suffered or incurred by any of them in connection with the arrangement of the debt financing (including any information utilized in connection therewith and any misuse of the logos or marks of Sykes or its subsidiaries in each case prior to the Closing occurring), except to the extent that such losses arise out of or in connection with the willful misconduct or fraud by Sykes or any of its subsidiaries.

Sykes Indebtedness

Sykes is currently party to the Credit Agreement (as defined in the Merger Agreement). Sykes has agreed to use its reasonable best efforts to deliver to Parent at least one business day before the closing date an executed payoff letter in customary form reasonably acceptable to Parent with respect to the Credit Agreement.

Employee Matters

The Merger Agreement provides that during the period commencing at the Effective Time and ending on the date which is twelve months from the Effective Time (or if earlier, the date of the employee’s termination of employment with Parent and its subsidiaries), Parent will cause the Sykes and each of its subsidiaries, as applicable, to provide the employees of Sykes and its subsidiaries who remain employed immediately after the Effective Time with annual base salary or wage level, annual target bonus opportunities, and employee benefits (excluding, any U.S.-based defined benefit pension plans, any non-qualified deferred compensation plans or programs, and any equity compensation arrangements) that are, in the aggregate, no less favorable than the annual base salary or wage level, annual target bonus opportunities, and employee benefits provided by Sykes and its subsidiaries on the date of the Merger Agreement.

With respect to any employee benefit plan, as defined in Section 3(3) of ERISA, maintained by Parent or any of its subsidiaries (excluding, any U.S.-based defined benefit pension plans, any non-qualified deferred compensation plans or programs, and any equity compensation arrangements), in which any continuing employees will participate effective as of the Effective Time, and subject to the terms of the governing plan documents, the Merger Agreement provides that Parent will, or will cause Sykes to, credit all service of such continuing employees with Sykes or any of its subsidiaries, as if such service were with Parent, for purposes of eligibility to participate and vesting (but not for purposes of benefit accrual, except for vacation, if applicable) for full or partial years of service in any such benefit plan maintained by Parent or its subsidiaries in which such continuing employees may be eligible to participate after the Effective Time; provided, that such service shall not be credited to the extent that: (i) such crediting would result in a duplication of benefits; or (ii) such service was not credited under the corresponding benefit plan offered by Sykes.

Additionally, the Merger Agreement provides that, if Parent provides written notice to Sykes no later than five business days prior to the Effective Time, that it has determined in good faith (after consultation with the Company) to terminate Sykes’ 401(k) plan, Sykes, shall adopt resolutions terminating any such plan.

Efforts to Complete the Merger

Sykes, Parent and Merger Sub are each required to use their respective reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to the transactions contemplated by the Merger Agreement as promptly as reasonably practicable, including

•

obtaining of all necessary permits, waivers, and actions from governmental entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entities;

•	executing and delivering any additional instruments necessary to consummate the Merger.

Additionally, Sykes and Parent are required to promptly cooperate and coordinate with the other in the taking of the actions described above and supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party also is required to promptly inform the other parties of any communication from any governmental entity regarding the Merger, to use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request and to discuss in advance with the other parties the strategy and timing for obtaining any clearances required under antitrust laws. However, Parent, on behalf of the parties (but only to the extent relating to the matters that occur from and after the Closing or that would be conditioned on the occurrence of the Closing) will devise and lead all meetings, communications, negotiations and strategy for dealing with any governmental entity in connection with obtaining all consents, approvals, clearances and other authorizations of any governmental entity that are conditions to the closing of the Merger.

The parties also are required to: (i) provide as promptly as reasonably practicable to governmental entities with jurisdiction over antitrust laws information and documents requested by such governmental authorities as necessary, proper, or advisable to permit consummation of the Merger, including preparing and filing any notification and report form and related material required under the HSR Act and any additional consents and filings under any other Antitrust Laws as promptly as reasonably practicable (and, that in the case of the filing under the HSR Act, within 15 business days of the date of the Merger Agreement) and thereafter to respond as promptly as reasonably practicable to any request for additional information or documentary material that may be made under the HSR Act or any other applicable antitrust laws; and (ii) subject to the terms of the Merger Agreement, use their reasonable best efforts to promptly take such actions as are necessary or advisable to obtain approval of the consummation of the Merger by any governmental entity or expiration of applicable waiting periods as promptly as reasonably practicable.

Parent has agreed to use its reasonable best efforts to promptly take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust law that so as to enable the parties to consummate Merger as promptly as reasonably practicable (including proposing, negotiating, committing to and effecting, by consent decree, order, hold separate orders, or otherwise the sale, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to the Merger Agreement as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the Merger. In addition, Parent is required to use its reasonable best efforts to defend any claim asserted by any party to avoid entry of, or to have vacated or terminated, any order that would prevent the consummation of the Merger. However, neither Parent nor the Company is required to take or agree to take any action (including any disposition, licensing, holding separate or conduct remedy) or to limit or agree to limit Parent’s freedom of action or that of the Company or of any subsidiary in any respect unless (x) such agreement, action or limitation would not reasonably be expected to, individually or in the aggregate, result in a substantial detriment (as defined in the Merger Agreement) and (y) the effectiveness of any such agreement, action or limitation is conditioned upon the Closing.

Indemnification and Insurance

Pursuant to the Merger Agreement, all rights to indemnification, advancement of expenses, and exculpation existing as of the date of the Merger Agreement in favor of each person who is as of the date of the Merger Agreement, or has been at any time prior to the date thereof or who becomes prior to the Effective Time an officer or director of Sykes or any of its subsidiaries (each an “Indemnified Party”) for any acts or omissions occurring prior to the Effective Time, as provided in Sykes’ charter documents as in effect on the date of the Merger Agreement, or pursuant to any other contracts in effect on the date thereof, will be assumed by the surviving corporation at the Effective Time and survive the Merger and remain in full force and effect in accordance with their terms. Additionally, for a period of six years from the Effective Time, the surviving corporation is required to maintain in effect exculpation, indemnification, and advancement of expenses at least as favorable to the provisions of Sykes’ charter documents as in effect as of the date of the Merger Agreement with respect to acts or omissions by any Indemnified Party occurring prior to the Effective Time.

Sykes is required, pursuant to the Merger Agreement, to obtain as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts as in its directors’ and officers’ liability insurance policy in effect as of the date of the Merger Agreement and containing terms and conditions that are not less advantageous to the Indemnified Parties, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time; provided that in no event will the cost of such tail policy exceed 300% of the annual premium paid by Sykes prior to the date of the Merger Agreement in respect of such insurance.

The obligations described above are not intended to be exclusive of any other rights to which any Indemnified Party is entitled. Parent is required, pursuant to the Merger Agreement, to pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in connection with the valid and successful enforcement of their indemnification rights provided in the Merger Agreement.

Coordination on Transaction Litigation

Parent and Sykes have agreed to provide each other with prompt notice of and keep each other reasonably informed of the status of any of any Legal Action brought against Parent, the Company or any of its directors by any shareholder of the Company (on their own behalf or on behalf of the Company) relating to the Merger Agreement or the transactions contemplated thereby. Each party has agreed to give the other party the opportunity to consult and participate in any such Legal Action regarding the defense or settlement of any such Legal Action, and shall consider such party’s views and comments with respect to such Legal Action. The Company shall not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any such Legal Action unless Parent has provided its prior written consent (which consent shall not be unreasonably withheld, delayed, or conditioned).

Other Actions

From the date of the Merger Agreement until the earlier to occur of the Effective Time or the termination of the Merger Agreement, the Company and Parent have agreed that they will not, and will not permit any of their respective subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Merger or the other transactions contemplated by Merger Agreement.

Delisting and Deregistration of Sykes Common Stock

Prior to the closing date, Sykes must cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable law and the rules and policies of the NASDAQ to enable the delisting by the surviving corporation of its shares from the NASDAQ and the deregistration of its shares under the Exchange Act as promptly as practicable after the Effective Time.

Other Covenants and Agreements

The Merger Agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between the parties in connection with public announcements with respect to the transactions contemplated by the Merger Agreement;

•	filing of this proxy statement;

•	resignation of existing directors;

•	actions related to takeover statutes and reporting requirements under Section 16 of the Exchange Act; and

•	the obligation, subject to certain exceptions, of each party to pay the fees and expenses incurred by such party in connection with the Merger.

Conditions to the Closing of the Merger

Each party’s obligation to complete the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

•	adoption of the Merger Agreement by the Company’s shareholders;

•	the expiration or termination of the applicable waiting periods to the Merger under the HSR Act;

•

no law, order or injunction having been enacted, issued, enforced or promulgated by a governmental entity having jurisdiction over the parties that is in effect and illegal, enjoin, or otherwise prohibit consummation of the Merger or the other transactions contemplated by the Merger Agreement; and

•

all consents, approvals, clearances and other authorizations from certain specified governmental entities shall have been obtained and any applicable waiting periods with respect thereto shall have expired or been terminated.

The respective obligations of Parent and Merger Sub to complete the Merger are subject to the satisfaction or waiver by Parent and Merger Sub on or before the Effective Time of the following additional conditions:

•

the accuracy, except for any de minimis inaccuracies, of certain representations and warranties of the Company with respect to capitalization and indebtedness, in each case as of the date of the Merger Agreement and the closing date (except to the extent that any such representation and warranty speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

•

the accuracy in all material respects of certain representations and warranties of the Company with respect to organization, authority, absence of certain changes or events, no litigation, brokers’ and finders’ fees, antitakeover statutes and fairness opinion that are not qualified by materiality qualifications, in each case as of the date of the Merger Agreement and the closing date (except to the extent that any such representation and warranty speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

•

the accuracy in all respects of certain representations and warranties of the Company with respect to organization, authority, absence of certain changes or events, no litigation, brokers’ and finders’ fees, antitakeover statutes and fairness opinion that are qualified by materiality qualifications, in each case as of the date of the Merger Agreement and the closing date (except to the extent that any such representation and warranty speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

•

the accuracy of the other representations and warranties of the Company as of date of the Merger Agreement and the closing date (without giving effect to any materiality or Company Material Adverse Effect qualifications and except to the extent that any such representation and warranty speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such failures to be true and correct would not, individually or in the aggregate have or reasonably be expected to have a Company Material Adverse Effect;

•	the performance by the Company in all material respects of the covenants, obligations and agreements required to be performed or complied with under the Merger Agreement at or prior to the closing;

•	the absence of a Company Material Adverse Effect having occurred after the date of the Merger Agreement;

•	the absence of a Substantial Detriment resulting from the required consents, approvals, clearances, and other authorizations or expirations related to the HSR Act or other antitrust laws; and

•

the receipt by Parent of a certificate signed by the Company’s Chief Executive Officer or Chief Financial Officer, confirming that the conditions set forth in the preceding bullet points have been satisfied.

The obligation of the Company to complete the Merger is subject to the satisfaction or waiver by the Company on or before the Effective Time of the following additional conditions:

•

the accuracy in all material respects of the representations and warranties of Parent and Merger Sub as of date of the Merger Agreement and the closing date (except to the extent that any such representation and warranty speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

•

the performance by each of Parent and Merger Sub in all material respects of the covenants, obligations and agreements required to be performed or complied with under the Merger Agreement at or prior to the closing; and

•	the receipt by the Company of a certificate signed by an officer of Parent, confirming that the conditions set forth in the two preceding bullet points have been satisfied.

The consummation of the Merger is not conditioned on Parent’s receipt of financing. Before the closing, each of Sykes, Parent and Merger Sub may waive any of the conditions to its obligation to consummate the Merger even though one or more of the conditions described above has not been met, except where waiver is not permissible under law.

Termination

The Merger Agreement may be terminated in the following circumstances:

•	at any time prior to the Effective Time by the mutual written consent of Sykes, Parent and Merger Sub;

•	at any time prior to the Effective Time by written notice of either Sykes or Parent:

•

if the Merger has not been consummated on or before November 17, 2021 (the “Outside Date”) (provided that, if all of the conditions to closing, other than the conditions related to the obtainment of required governmental consents or those related to expiration or termination of applicable waiting period under the HSR Act and other applicable antitrust laws, have been satisfied or are capable of being satisfied at such time, then either the Company or Parent is be entitled to extend the Outside Date on no more than two successive occasions of two months each (not to exceed nine months after the date of the Merger Agreement), however, this right to terminate is not available to any party whose breach of any representation, warranty, covenant, or agreement set forth in the Merger Agreement is the cause of, or resulted in, the failure of the Closing to have occurred on or before the Outside Date;

•	if any governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced, or entered any law or order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by the Merger Agreement and such law or order has become final and nonappealable; provided, however, that this right to terminate will not be available to a party if such law or order resulted from the material breach of any representation, warranty, covenant, or other agreement of such party; or

•	if the Merger Agreement has been submitted to the shareholders of the Company for adoption at a duly convened shareholders meeting and the Company’s shareholders have not adopted the Merger Agreement;

•	at any time prior to the Effective Time by written notice of Parent:

•

if prior to the adoption of the Merger Agreement by the Company’s shareholders , (i) a Company Adverse Recommendation Change shall have occurred or (ii) the Company has willfully and materially breached its “no-shop” obligations; or

•

if the Company breaches or there is any inaccuracy in any of its representations or warranties, or if it fails to perform any of its covenants or other agreements contained in Merger Agreement and such breach, inaccuracy or failure to perform (i) occurred or was continuing to occur on the Closing Date and would result in a failure of certain closing conditions and (ii) is either not curable or is not cured by the earlier of (A) the Outside Date and (B) the date that is 30 days following written notice from Parent to the Company of such breach, inaccuracy or failure;

•	at any time prior to the Effective Time by written notice of Sykes:

•

in order concurrently to enter into a definitive, written Company Acquisition Agreement for a transaction that constitutes a Superior Proposal prior to the adoption of the Merger Agreement by the Company’s shareholders if, (i) the Company has complied in all material respects with the Merger Agreement with respect to such Superior Proposal, and (ii) prior to or substantially concurrently with such termination the Company pays the Company Termination Fee (as defined below) due to Parent and (iii) substantially concurrently with such termination, the Company enters into such definitive written Company Acquisition Agreement;

•

if either Parent or Merger Sub shall have breached or there is any inaccuracy in any of its representations or warranties, or shall have breached or failed to perform any of its covenants or other agreements contained in the Merger Agreement, which breach, inaccuracy or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of certain closing conditions and (ii) is either not curable or is not cured by the earlier of (A) the Outside Date and (B) the date that is 30 days following written notice from the Company to Parent of such breach, inaccuracy or failure; or

•

if (i) all of the closing conditions have been and continue to be satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), (ii) Parent and Merger Sub fail to consummate the Merger on the date upon which Parent is required to consummate the Merger, (iii) the Company has irrevocably notified Parent in writing that it is ready, willing and able to consummate the Closing, (iv) the Company has given Parent written notice at least three business days prior to such termination stating the Company’s intention to terminate the Merger Agreement if Parent and Merger Sub fail to consummate the Merger and (v) Parent and Merger Sub fail to consummate the Merger on the later of the expiration of such three business day period or the date set forth in the foregoing notice (a “Closing Failure Termination”).

Termination Fees and Expenses

Company Termination Fee

If Parent terminates the Merger Agreement in accordance with the Merger Agreement because, prior to the receipt of the Company Shareholder Approval, (i) a Company Adverse Recommendation Change has occurred or

(ii) the Company has willfully and materially breached its “no-shop” obligations, the Company is required to promptly pay to Parent within two business days after such termination, a termination fee equal to $66,000,000 (the “Company Termination Fee”).

If the Merger Agreement is terminated by the Company in accordance with the Merger Agreement in order concurrently to enter into a definitive, written Company Acquisition Agreement for a transaction that constitutes a Superior Proposal prior to the receipt of the Company Shareholder Approval, provided it has complied in all material respects with the Merger Agreement with respect to such Superior Proposal, the Company is required to promptly pay to Parent the Company Termination Fee within two business days after such termination.

If (A) the Merger Agreement is terminated by either Sykes or Parent in accordance with the Merger Agreement because (i) the Merger has not been consummated by the Outside Date (subject to the extension of the Outside Date discussed above) or (ii) the Company’s shareholders have not adopted the Merger Agreement, (B) following the execution and delivery of the Merger Agreement and prior to such termination of the Merger Agreement, a Takeover Proposal has been publicly announced or disclosed and not withdrawn or otherwise abandoned, and (C) within one year following such termination of the Merger Agreement either a Takeover Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of a Takeover Transaction (provided that for purposes of this paragraph, all references to “15%” in the definition of “Takeover Transaction” are deemed to be references to “50%”), the Company is required to promptly pay to Parent Company Termination Fee upon the earlier of the consummation or entry into a definitive agreement with respect to such Takeover Transaction.

Parent Termination Fee

If (A) a Closing Failure Termination has occurred or (B) the Merger Agreement is terminated by the Company or Parent in accordance with the Merger Agreement because the Merger has not been consummated by the Outside Date (subject to the extension of the Outside Date discussed above) at a time when the Company could have terminated the Merger Agreement pursuant to (A) above, Parent is required to promptly pay to the Company within two business days after such termination, a termination fee equal to $99,000,000 (the “Parent Termination Fee”).

If either Parent or the Company fail to pay the Parent Termination Fee or the Company Termination Fee, respectively, in accordance with the Merger Agreement, the party in breach thereof is required to pay to other party the reasonable costs and expenses of the other party (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with enforcing its rights under the Merger Agreement, together with interest on the termination fees at the prime lending rate prevailing during such period as published in The Wall Street Journal.

In no event will any party be required to pay its applicable termination fee on more than one occasion.

Limitation on Remedies

The parties have agreed that, if the Merger Agreement is terminated in circumstances requiring the payment of either the Company Termination Fee or the Parent Termination Fee, and if such fee is paid to the party entitled to receive such fee, then the receipt of such fee will be that party’s sole and exclusive remedy. Notwithstanding anything to the contrary in the Merger Agreement, in no event will Sykes be entitled to monetary recovery, award or fees in excess of $99,000,000 in the aggregate, and in no event will Parent or Merger Sub be entitled to monetary recovery, award or fees in excess of $66,000,000 in the aggregate, in each case, subject to certain applicable expense and/or reimbursement obligations provided for in the Merger Agreement.

Amendment and Waiver of the Merger Agreement

Any provision of the Merger Agreement may be amended or waived by the parties at any time prior to the Effective Time if such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties to the Merger Agreement. Notwithstanding the foregoing, the Merger Agreement may not be amended or supplemented after receipt of the Company Shareholder Approval if law or rules of any relevant self-regulatory organization would require further approval by shareholders without such approval.

Expenses

Subject to certain exceptions provided in the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such expense, except that all filing fees payable to any governmental entity in connection with any antitrust filings made to obtain any antitrust clearances will be borne equally by Parent and the Company.

Specific Performance

The parties have agreed in the Merger Agreement that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not perform the provisions of the Merger Agreement in accordance with its specified terms or otherwise breach such provisions, including failing to take such actions as are required of them in order to consummate the Merger and effect the closing. The parties have agreed that (i) they will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, (ii) neither the Company Termination Fee nor the Parent Termination Fee, as applicable, will be construed to diminish or impair any party’s right to an injunction, specific performance and other equitable relief, and (iii) the right of specific enforcement is an integral part of transactions contemplated under the Merger Agreement and without that right the parties would not have entered into the Merger Agreement. Any party seeking an order or injunction to prevent and to enforce specifically the terms and provisions of the Merger Agreement will not be required to provide any bond or other security in connection with any such order or injunction.

Sykes, the Company, Parent and Merger Sub have also acknowledged and agreed that the Company be entitled to specific performance of Parent’s obligation to cause the Parent and Merger Sub to consummate the Closing in accordance with the Merger Agreement and to enforce the terms of the Merger Agreement (including Parent’s obligations to use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper and advisable to consummate and obtain the proceeds of the debt financing prior to the Outside Date) if and only if and for so long as:

•

all conditions required for Parent and Merger Sub to close the Merger (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing, but which conditions at such time are capable of being satisfied if the Closing were to occur) have been and continue to be satisfied or waived by Parent at the time when the Closing would be required to occur;

•	Parent and Merger Sub fail to consummate the Closing on the date when the Closing should have occurred;

•	the proceeds of the debt financing has been funded or will be funded in accordance with the terms thereof at the Closing; and

•

the Company has not terminated the Merger Agreement and has irrevocably confirmed in a written notice to Parent that all conditions to be satisfied or waived (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing, but which conditions at such time are capable of being satisfied if the Closing were to occur), and that if specific performance is granted and debt financing is funded, the Company is prepared to consummate the Closing, and Parent and Merger Sub fail to complete the Closing within three business days after the delivery of the Company’s irrevocable written confirmation.

Notwithstanding anything in the Merger Agreement to the contrary, under no circumstances will the Company be entitled to receive both (A) a grant of specific performance of Parent’s obligation to consummate the Closing and (B) the payment of the Parent Termination Fee (and the fee enforcement expenses described above) or monetary damages; provided however, that, in the case of the grant of any monetary award by a court of competent jurisdiction in favor of the Company (other than certain reimbursable expenses and indemnification obligations by Parent related to its debt financing) the Company may enforce such award and accept such monetary payment only if, within two (2) weeks following such grant of monetary award, the Company shall offer and commit to complete the Merger and Parent and Merger Sub have not consummated the Merger by the conclusion of such two (2) weeks; provided further that, the Company shall, and shall cause its representatives to, dismiss with prejudice any legal action still pending at such time as Parent and Merger Sub consummate the Merger.

Governing Law

Under the Merger Agreement, each of the parties has agreed that any claims, controversies, disputes or proceedings in connection with transactions contemplated by the Merger Agreement will be governed by the laws of the State of Delaware, provided that the provisions respecting the consummation, effect and consequences of the Merger under the FBCA shall be interpreted, construed and governed by and in accordance with the FBCA. In addition, each of the parties has agreed that any claims, controversies, disputes or proceedings and matters relating to the interpretation, construction, validity and enforcement against any of the financing sources in any way relating to the Commitment Letter or the performance of the debt financing will be governed exclusively by, and construed and interpreted in accordance with the laws of the State of New York.

Jurisdiction

The parties will not bring or support any litigation against any debt financing source or its related parties relating to the Merger Agreement, the debt financing or any of the transactions contemplated thereby in any forum other than the United States District Court for the Southern District of New York or any New York State court sitting in the borough of Manhattan in New York City.

Subject to the foregoing, each of the parties has agreed that it will bring any claims, controversies, disputes or proceedings in connection with transactions contemplated by the Merger Agreement exclusively in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof.

Required Vote; Recommendation of the Board

The approval of the Merger Proposal requires the affirmative vote of at least a majority of all votes entitled to be cast by the holders of Sykes common stock outstanding on the record date. If you fail to submit a proxy or to vote in person at the Special Meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote “AGAINST” the Merger Proposal.

The Board recommends that Sykes shareholders vote “FOR” the Merger Proposal.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION PROPOSAL (PROPOSAL 2)

In accordance with Section 14A of the Exchange Act, Sykes is providing its shareholders with the opportunity to cast a non-binding, advisory vote on the compensation that will be paid or may become payable to the named executive officers of Sykes in connection with the Merger, the value of which is set forth in the table entitled “Golden Parachute Compensation” on page 59. This proposal, commonly known as “say-on-golden parachutes” is referred to in this proxy statement as the named executive officer Merger-related compensation proposal. As required by Section 14A of the Exchange Act, Sykes is asking its shareholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Sykes’ named executive officers in connection with the Merger, as disclosed under “The Merger Proposal (Proposal 1) — Interests of Sykes’ Executive Officers and Directors in the Merger — Golden Parachute Compensation,” including the table, associated footnotes and narrative discussion, is hereby APPROVED.”

The vote on the named executive officer Merger-related compensation proposal is a vote separate and apart from the vote on the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote not to approve the named executive officer Merger-related compensation proposal, and vice versa. Because the vote to approve the named executive officer Merger-related compensation proposal is only advisory in nature, it will not be binding on Sykes, Parent or the surviving corporation. Approval of the named executive officer Merger related compensation proposal is not required to complete the Merger. Accordingly, because Sykes is contractually obligated to pay such Merger-related compensation, the compensation will be paid or payable, subject only to the conditions applicable thereto, if the Merger Proposal is approved, regardless of the outcome of the advisory vote.

Approval of the named executive officer Merger-related compensation proposal (on a non-binding, advisory basis) requires the affirmative vote of at least a majority of the votes cast at the Special Meeting. Abstentions will have the same effect as a vote “AGAINST” the named executive officer Merger-related compensation proposal. The failure to vote your shares will have no effect on the outcome of the proposal, assuming that a quorum exists. Broker non-votes, if any, will have no effect on the outcome of the named executive officer Merger-related compensation proposal, assuming a quorum is present. If you sign and return a proxy and do not indicate how you wish to vote on the executive officer Merger-related compensation proposal, your shares will be voted in favor of the proposal.

The Board recommends that Sykes shareholders vote “FOR” the named executive officer Merger-related compensation proposal.

THE ADJOURNMENT PROPOSAL (PROPOSAL 3)

Sykes shareholders are being asked to approve a proposal that will give us authority from the shareholders to adjourn the Special Meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal or in the absence of a quorum, subject to the terms of the Merger Agreement. If Sykes determines that Company Shareholder Approval is unlikely to be obtained at the Special Meeting, including due to an absence of quorum, the Company may adjourn, delay or postpone the Special Meeting to solicit additional proxies in favor of the Merger Proposal. Sykes may not postpone or adjourn the Special Meeting without Parent’s prior written consent.

If a quorum is not present, the shareholders holding a majority of the shares of Sykes common stock present in person or by proxy at the Special Meeting and entitled to vote thereat may adjourn the Special Meeting from time to time until a quorum shall be present.

In addition, the Board could postpone the Special Meeting before it commences, subject to the terms of the Merger Agreement. If the Special Meeting is adjourned or postponed, shareholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If a new record date is or must be fixed under law, a notice of the adjourned meeting must be given to each shareholder of record as of the new record date and who is otherwise entitled to notice of and vote at such meeting.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast at the Special Meeting. Abstaining from voting will have the same effect as a vote “AGAINST” the Adjournment Proposal. The failure to vote your shares will have no effect on the outcome of the Adjournment Proposal. Broker non-votes, if any, will have no effect on the outcome of the Adjournment Proposal. If you sign and return a proxy and do not indicate how you wish to vote on the Adjournment Proposal, your shares will be voted in favor of the Adjournment Proposal. Sykes does not intend to call a vote on this proposal if the Merger Proposal has been approved at the Special Meeting.

The Board recommends that Sykes shareholders vote “FOR” the Adjournment Proposal.

MARKET PRICES OF SYKES COMMON STOCK

Market Information

Sykes common stock trades on the NASDAQ Global Select Market under the symbol “SYKE”. As of the record date, there were 39,796,017 shares of Sykes common stock outstanding.

The sales price of Sykes common stock on the NASDAQ on July 23, 2021, the most recent practicable date prior to the date of this proxy statement, was $53.74 per share. The sales price of Sykes common stock on the NASDAQ on June 17, 2021, the last trading day prior to the execution of the Merger Agreement, was $44.17. You are urged to obtain current market quotations for Sykes common stock when considering whether to approve the Merger Proposal.

Holders

At the close of business on the record date, 39,796,017 shares of Sykes common stock were issued and outstanding, held by approximately 694 holders of record. The actual number of shareholders is greater than this number of record holders and includes shareholders who are beneficial owners but whose shares are held in street name by brokers and other nominees.

Dividends

We have not paid cash dividends in the past and the Board has no current plans to institute a cash dividend payment policy in the foreseeable future. Under the terms of the Merger Agreement, Sykes is prohibited from declaring, setting aside, or paying any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned subsidiaries.

Stock Repurchases.

Below is a summary of stock repurchases for the quarter ended June 30, 2021 (in thousands, except average price per share).

Period	Total Number of Shares Purchased	Average Price Paid For Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Number of Shares That May Yet Be Purchased Under Plans or Programs (1)
April 1, 2021 – April 30, 2021	—	—	—	1,748
May 1, 2021 – May 31, 2021	—	—	—	1,748
June 1, 2021 – June 30, 2021	—	—	—	1,748

Total	—	—	—	1,748

(1)

The total number of shares approved for repurchase under the 2011 Share Repurchase Program dated August 18, 2011, as amended on March 16, 2016, is 10.0 million. The 2011 Share Repurchase Program has no expiration date.

Under the terms of the Merger Agreement, Sykes is prohibited from repurchasing, redeeming, or otherwise acquiring, or offering to repurchase, redeem, or otherwise acquire, any of its securities or its subsidiaries securities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of Sykes’ common stock as of July 20, 2021, for each of Sykes’ current directors and executive officers, and by all of Sykes’ directors and executive officers as a group.

Name	Common Stock	Options Currently Exercisable Or Exercisable within 60 days	Stock- Settled Stock Appreciation Rights Vested and Vesting within 60 days	Total Stock and Stock Based Holdings	Percent of Total Outstanding Stock
Jeanne Beliveau-Dunn	694	—	—	694	*
Mark C. Bozek	10,402	—	—	10,402	*
Vanessa C.L. Chang	20,798	—	—	20,798	*
Carlos E. Evans	20,751	—	—	20,751	*
Lorraine L. Lutton	30,366	—	—	30,366	*
James S. MacLeod(1)	46,861	—	—	46,861	*
William D. Muir, Jr.	29,436	—	—	29,436	*
Charles E. Sykes(2)	815,760	—	—	815,760	2%
W. Mark Watson	11,409	—	—	11,409	*
John Chapman(3)	170,704	—	—	170,704	*
Lawrence R. Zingale(4)	206,049	—	—	206,049	*
James T. Holder(5)	75,992	—	—	75,992	*
David L. Pearson(6)	131,859	—	—	131,859	*
Kelly J. Morgan(7)	45,594	—	—	45,594	*
Others	132,384	—	—	132,384	*
All directors and executive officers as a group – 16 persons	1,749,059			1,749,059	4.4

*	Less than 1.0%
(1)	Includes 2,500 shares held by Mr. MacLeod in an IRA.
(2)	Includes 409,011 shares of restricted stock issued as part of the various equity-based, long-term incentive awards and 9,372 vested shares as part of the Executive Deferred Compensation Plan.
(3)	Includes 125,146 shares of restricted stock issued as part of the various equity-based, long-term incentive awards, and 2,918 vested shares as part of the Executive Deferred Compensation Plan.
(4)	Includes 128,135 shares of restricted stock issued as part of the various equity-based, long-term incentive awards and 7,608 vested shares as part of the Executive Deferred Compensation Plan.
(5)	Includes 51,365 shares of restricted stock issued as part of the various equity-based, long-term incentive awards and 9,013 vested shares as part of the Executive Deferred Compensation Plan.
(6)	Includes 47,049 shares of restricted stock issued as part of the various equity-based, long-term incentive awards and 12,305 vested shares as part of the Executive Deferred Compensation Plan.
(7)	Includes 41,925 shares of restricted stock issued as part of the various equity-based, long-term incentive awards and 122 vested shares as part of the Executive Deferred Compensation Plan.

As of July 20, 2021, Sykes’ records and other information available from outside sources indicated that the following shareholders were beneficial owners of more than five percent of the outstanding shares of the Sykes’ common stock. The information below is as reported in their filings with the Securities and Exchange Commission. Sykes is not aware of any other beneficial owner of more than 5% of the Company’s common stock.

Name	Shares	Percent
Black Rock, Inc.(1) 55 East 52nd Street New York, New York 1055	6,053,721	15.21%
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	4,276,074	10.75%
Dimensional Fund Advisors LP(3) Building One 6300 Bee Cave Road Austin, TX 78746	3,110,867	7.82%
Magnetar Capital Partners LP(4) 1603 Orrington Avenue Evanston, IL 60201	2,389,480	6.00%
Victory Capital Management Inc.(5) 4900 Tiedeman Rd. 4th Floor Brooklyn, OH 44144	2,386,182	6.00%

(1)

All information is based upon the Schedule 13G filed with the Securities and Exchange Commission by BlackRock, Inc. (“BlackRock”) on January 25, 2021. BlackRock is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G). Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock. No one person’s interest in the common stock is more than five percent of the total outstanding common stock, other than iShares Core S&P Small-Cap ETF.

(2)	All information is based upon the Schedule 13G filed with the Securities and Exchange Commission by The Vanguard Group (“Vanguard”) on February 10, 2021. Vanguard is a registered investment adviser.
(3)

All information is based upon the Schedule 13G filed with the Securities and Exchange Commission by Dimensional Fund Advisors LP (“Dimensional”) on February 16, 2021. Dimensional is a registered investment adviser that furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional or its subsidiaries may possess voting and/or investment power over the securities of owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all securities reported in the Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. To the knowledge of Dimensional, the interest of any one such Fund does not exceed 5% of the class of securities.

(4)	All information is based upon the Schedule 13D filed with the Securities and Exchange Commission by Magnetar Capital LLC (“Magnetar”) on July 2, 2021.
(5)

All information is based upon the Schedule 13G filed with the Securities and Exchange Commission Victory Capital Management Inc. on February 4, 2021. The clients of Victory Capital Management Inc., including investment companies registered under the Investment Company Act of 1940 and separately managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock reflected in Victory Capital Management Inc.’s Schedule 13G. No client has the right to receive or the power to direct the receipt of dividends from Sykes Enterprises Incorporated, or the proceeds from the sale of, more than 5% of such common stock

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s ownership percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. The information in the table above regarding beneficial owners of 5% or more of our common stock is based on our review of Schedule 13D and Schedule 13G filings by such persons with the SEC.

As of the record date, there were 39,796,017 shares of Sykes common stock outstanding.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a general discussion of the material U.S. federal income tax consequences of the Merger to “U.S. holders” (as defined below) whose shares are exchanged for cash in the Merger. This discussion is based on provisions of the Code, U.S. Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in force as of the date hereof. Those authorities are subject to change or differing interpretation at any time, perhaps retroactively, and any such change or interpretation could result in U.S. federal income tax consequences different from those summarized below.

This summary is not a comprehensive discussion of all of the tax considerations that may be relevant to a particular investor whose shares of Sykes common stock are exchanged for cash in the Merger. In particular, this summary is directed only to U.S. holders that hold shares of Sykes common stock as capital assets within the meaning of Section 1221 of the Code (generally, for investment purposes) and does not address tax consequences to holders who may be subject to special tax rules, such as banks, brokers or dealers in securities or currencies, traders in securities electing to mark to market, financial institutions, insurance companies, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes, S corporations, real estate investment trusts, regulated investment companies or other flow-through entities (and their respective investors), tax-exempt entities, holders that at any time during the five-year period ending on the date of the Merger owned (directly, indirectly or constructively) more than 5% of our common stock, mutual funds, persons holding our common stock as part of a hedging or conversion transaction or a straddle or other integrated transaction for tax purposes, holders other than U.S. holders, holders whose functional currency is not the U.S. dollar, holders required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement, or holders who acquired our common stock pursuant to the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation. Moreover, this summary does not address state, local or foreign taxes, U.S. federal non-income taxes (e.g., estate and gift taxes), the Medicare contribution tax applicable to net investment income of certain non-corporate U.S. holders, any considerations with respect to any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations promulgated thereunder and intergovernmental agreements entered into in connection therewith and any laws, regulations or practices adopted in connection with any such agreement), or the alternative minimum tax. This summary is not binding on the U.S. Internal Revenue Service (“IRS”) or the courts and, therefore, could be subject to challenge, which could be sustained. We will not seek any ruling from the IRS with respect to the Merger. This summary does not address the tax consequences of any transaction other than the Merger.

You should consult your own tax advisors about the consequences of the Merger, including the relevance to your particular situation of the considerations discussed below and any consequences arising under foreign, state, local or other tax laws.

For purposes of this summary, a “U.S. holder” is a beneficial owner of shares of Sykes common stock that is (a) an individual who is a citizen or resident of the United States, (b) a corporation (or an entity or arrangement treated as a corporation for U.S. federal income tax purposes) that is created or organized under the laws of the United States, any state thereof, or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income tax regardless of its source or (d) a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (ii) such trust has a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person in effect.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Sykes common stock, the U.S. federal income tax considerations relating to the Merger will generally depend upon the status and activities of such partnership and the particular partner. Any such partnership should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners relating to the Merger.

The exchange of Sykes common stock for cash in the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Sykes common stock are exchanged for cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis generally will equal the price the U.S. holder paid for such shares. Such gain or loss generally will be capital gain or loss and generally will be treated as long-term capital gain or loss if the U.S. holder has held such shares of Sykes common stock for more than one year as of the date the Merger is effective. Long-term capital gains of certain non-corporate U.S. holders (including individuals) are generally eligible for preferential rates of taxation. The deductibility of capital losses is subject to limitations. U.S. holders who acquired different blocks of shares of Sykes common stock at different times or different prices should consult their tax advisors as to the determination of the tax bases, gain or loss and holding period with respect to each such block.

Information Reporting and Backup Withholding. Information reporting will generally apply, and backup withholding may apply, to payments made to a U.S. holder in exchange for shares of Sykes common stock in the Merger. Backup withholding will not apply, however, to a U.S. holder of Sykes common stock who (1) timely provides an IRS Form W-9 (or appropriate successor form) that furnishes a correct taxpayer identification number (“TIN”) and certifies that such holder is a U.S. person and is not subject to backup withholding, and otherwise complies with all applicable requirements of the backup withholding rules; or (2) is otherwise exempt from backup withholding (and, if required, provides proof of exemption). Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner. The IRS may impose a penalty upon any taxpayer that fails to provide the correct TIN.

THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE YOU TO CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (SUCH AS THE ESTATE OR GIFT TAX RULES) OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

FUTURE SYKES SHAREHOLDER PROPOSALS

If the Merger is completed, Sykes will have no public shareholders and there will be no public participation in any future meetings of shareholders of Sykes. However, if the Merger is not completed, Sykes shareholders will continue to be entitled to attend and participate in Sykes’ annual meeting of shareholders.

If the Merger is completed on the expected timetable, Sykes does not intend to hold a 2022 annual meeting of its shareholders. If, however, the Merger is not completed or Sykes otherwise holds its 2022 annual meeting of shareholders, shareholders who want to bring a nominee for director or other business before the 2022 Annual Meeting of Shareholders other than through a shareholder proposal pursuant to the SEC’s rules must notify the Secretary of the Company in writing and provide the information required by the provision of the Bylaws dealing with advance notice of shareholder proposals. The Bylaws are available on the Corporate Governance section of the Investor Relations area of our website at http://investor.sykes.com/ company/investors/investor-relations-home/default.aspx. The shareholder notice must be delivered to and received at the address below no later than December 17, 2021.

James T. Holder, Corporate Secretary

Sykes Enterprises, Incorporated

400 N. Ashley Drive, Suite 2800, Tampa, FL 33602

If the date of the annual meeting is moved more than 30 days before or 60 days after the anniversary of the prior year’s annual meeting, then notice of a shareholder proposal that is not intended to be included in the Company’s proxy statement under the SEC rules must be received no later than the close of business on the later of the 90th day prior to the annual meeting and the 10th day following the day on which notice of the annual meeting was mailed or publicly announced by the Company.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS

The SEC has adopted rules that permit companies and intermediaries, such as brokers and banks, to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing an address by delivering a single proxy statement, as applicable, addressed to those shareholders, unless contrary instructions have been received. This procedure, which is commonly referred to as “householding,” reduces the amount of duplicate information that shareholders receive and lowers printing and mailing costs for companies.

Certain brokerage firms may have instituted householding for beneficial owners of Sykes common stock held through brokerage firms. If your family has multiple accounts holding Sykes common stock, you may have already received a householding notification from your broker. You may decide at any time to revoke your decision to household, and thereby receive multiple copies of proxy materials. If you wish to opt out of this procedure and receive a separate set of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one, you should contact your broker, trustee or other nominee or Sykes at the address and telephone number below. A separate copy of these proxy materials will be promptly delivered upon request by writing to: Sykes Enterprises, Incorporated, Attention: James T. Holder, Corporate Secretary, 400 N. Ashley Drive, Suite 2800, Tampa, FL 33602.

WHERE YOU CAN FIND MORE INFORMATION

Sykes files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information filed with the SEC at the SEC’s public reference room:

Public Reference Room

100 F Street NE

Room 1024

Washington, D.C. 20549

For information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. These filings made with the SEC are also available free to the public through the website maintained by the SEC at http://www.sec.gov or from commercial document retrieval services. In addition, you may obtain free copies of the documents Sykes files with the SEC by going to Sykes’ website at https://investor.sykes.com/company/investors/financial-reports-and-filings/sec-filings/default.aspx. The Internet website address of Sykes is provided as inactive textual references only. The information provided on, or that may be accessed through, the Sykes website is not part of this proxy statement and, therefore, is not incorporated by reference.

Statements contained in this proxy statement, or in any document incorporated by reference into this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document.

You can obtain a copy of Sykes’ reports and other documents filed with the SEC from the SEC or through the SEC’s website referred to above. You may also request a copy of Sykes’ reports and other documents filed with the SEC at no cost by requesting them in writing or by telephone from Sykes at the following address and telephone number:

Sykes Enterprises, Incorporated

400 N. Ashley Drive, Suite 2800, Tampa, FL 33602

(813) 274-1000

If you request any of these documents from Sykes, Sykes will mail them to you by first-class mail, or similar means.

Sykes has supplied all information contained in or incorporated by reference into this proxy statement relating to Sykes and its affiliates.

You should rely only on the information contained in, or incorporated by reference into, this proxy statement in voting your shares at the Special Meeting, as applicable. Sykes has not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated July 26, 2021. You should not assume that the information contained in this proxy statement is accurate as of any other date, and neither the mailing of this proxy statement to Sykes shareholders nor the consummation of the Merger will create any implication to the contrary.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES OF SYKES COMMON STOCK AT THE SPECIAL MEETING. SYKES HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JULY 26, 2021.

YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor:

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

Banks and Brokers Call Collect: (212) 297-0720

All Others Call Toll Free: (877) 629-6356

Email: info@okapipartners.com

ANNEX A

AGREEMENT AND PLAN OF MERGER

By and Among

SITEL WORLDWIDE CORPORATION

FLORIDA MERGERSUB, INC.

and

SYKES ENTERPRISES, INCORPORATED

Dated as of June 17, 2021

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is entered into as of June 17, 2021, by and among Sykes Enterprises, Incorporated, a Florida corporation (the “Company”), Sitel Worldwide Corporation, a Delaware corporation (“Parent”), and Florida Mergersub, Inc., a Florida corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 8.01 hereof.

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein;

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, and in accordance with the Florida Business Corporation Act (the “FBCA”), each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), will be converted into the right to receive the Merger Consideration except as otherwise provided in this Agreement;

WHEREAS, after considering such factors as the Board of Directors of the Company (the “Company Board”) deems relevant, including the long-term prospects and interests of the Company and its shareholders, and the social, economic, legal, or other effects of any action on the employees, suppliers, customers of the Company and its Subsidiaries, the communities and society in which the Company and its Subsidiaries operate, and the economy of the state and the nation, the Company Board has unanimously: (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and the Company’s shareholders; (b) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein; (c) directed that this Agreement be submitted to a vote of the Company’s shareholders for adoption at the Company Shareholders Meeting; and (d) resolved to recommend that Company shareholders vote in favor of adoption of this Agreement in accordance with the FBCA;

WHEREAS, the respective Boards of Directors of Parent and Merger Sub have each unanimously: (a) determined that it is in the best interests of Parent or Merger Sub, as applicable, and their respective shareholders, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the FBCA, at the Effective Time, Merger Sub will merge with and into the Company (the “Merger”) whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its existence under Florida law as the surviving corporation in the Merger and a wholly owned subsidiary of Parent (sometimes referred to herein as the “Surviving Corporation”).

Section 1.02 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. local time, as soon as practicable (and, in any event, within three (3) Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto; provided that, subject to Parent’s waiver in its sole discretion, in no event shall the Closing Date be prior to August 20, 2021. The Closing shall be held at the offices of Freshfields Bruckhaus Deringer US LLP, 601 Lexington Avenue, New York, NY 10022 (provided that the Closing may take place by conference call and electronic delivery (e.g., email/PDF) of signatures), unless another place is agreed to in writing by the parties hereto, and the actual date of the Closing is hereinafter referred to as the “Closing Date”.

Section 1.03 Effective Time. On the Closing Date, the Company and Merger Sub shall file with the Department of State of the State of Florida articles of merger (the “Articles of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the FBCA in order to effect the Merger. The Merger shall become effective at such time as the Articles of Merger have been filed with the Department of State of the State of Florida or at such time as may be agreed between the parties and specified in Articles of Merger in accordance with the relevant provisions of the FBCA (such time is hereinafter referred to as the “Effective Time”).

Section 1.04 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the FBCA. From and after the Effective Time, the Surviving Corporation shall possess all of the property, rights, powers, privileges, franchises of the Company and be subject to all of the debts, liabilities and duties of the Company.

Section 1.05 Articles of Incorporation; By-Laws. At the Effective Time: (a) the articles of incorporation of the Surviving Corporation shall be amended and restated so as to to read substantially identically to the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and such amended and restated articles of incorporation will become the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the FCBA and such articles of incorporation; provided, however, that at the Effective Time the articles of incorporation of the Surviving Corporation will be amended so that the name of the Surviving Corporation will be “Sykes Enterprises, Incorporated”; and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until thereafter amended in accordance with the terms thereof, the articles of incorporation of the Surviving Corporation, or as provided by applicable Law.

Section 1.06 Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK; PAYMENT FOR SHARES

Section 2.01 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, or the Company or the holder of any capital stock of Parent, Merger Sub, or the Company:

(a) Cancellation of Certain Company Common Stock. Each share of Company Common Stock that is owned by Parent or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries as of immediately prior to the Effective Time (“Cancelled Shares”) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) will be converted into the right to receive $54.00 in cash, without interest thereon (the “Merger Consideration”).

(c) Cancellation of Shares. At the Effective Time, all shares of Company Common Stock will no longer be outstanding and all shares of Company Common Stock will be cancelled and retired and will cease to exist, and each holder of: (i) a certificate formerly representing any shares of Company Common Stock (each, a “Certificate”); or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of Company Common Stock (each, a “Book-Entry Share”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.02 hereof.

(d) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub common stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

Section 2.02 Surrender and Payment.

(a) Paying Agent; Payment Fund. Prior to the Effective Time, Parent shall appoint a paying agent reasonably acceptable to the Company (the “Paying Agent”) to act as the agent for the purpose of paying the Merger Consideration for: (i) the Certificates; and (ii) the Book-Entry Shares. On or before the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, sufficient funds to pay the aggregate Merger Consideration that is payable in respect of all of the shares of Company Common Stock represented by the Certificates and the Book-Entry Shares (other than Cancelled Shares) (the “Payment Fund”) in amounts and at the times necessary for such payments. In connection therewith, Parent shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares shall be entitled under Section 2.01(b), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit additional cash with the Paying Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation shall in any event be liable for the payment thereof. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses of the Paying Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration. Promptly after the Effective Time (but in no event later than five (5) Business Days after the Effective Time), Parent shall cause the Paying Agent to send, to each record holder of shares of Company Common Stock (as of immediately prior to the Effective Time), whose Company Common Stock was converted pursuant to Section 2.01(b) into the right to receive the Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Paying Agent, and which letter of transmittal will be in customary form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) for use in such exchange.

(b) Procedures for Surrender; No Interest. Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Book-Entry

Share upon: (i) surrender to the Paying Agent of a Certificate, together with a duly completed and validly executed letter of transmittal in accordance with the instructions thereto and such other documents as may reasonably be requested by the Paying Agent; or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of thisArticle II, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.

(c) Investment of Payment Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Payment Fund will be invested by the Paying Agent, as directed by Parent or the Surviving Corporation, in: (i) obligations of or fully guaranteed by the United States; (ii) short-term commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; (iii) certificates of deposit, bank repurchase agreements, or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available); or (iv) money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months. No losses with respect to any investments of the Payment Fund will affect the amounts payable to the holders of Certificates or Book-Entry Shares. Any income from investment of the Payment Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(d) Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e) Full Satisfaction. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in thisArticle II.

(f) Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock twelve months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.02 (and Section 2.05 in the case of lost, stolen or destroyed Certificates) prior to that time shall thereafter look only to Parent (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Merger Consideration without any interest. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.03 Adjustments. Without limiting the other provisions of this Agreement, including the restrictions set forth in Section 5.01, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

Section 2.04 Withholding Rights. Each of the Paying Agent, Parent, Merger Sub, and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws. To the extent that amounts are so deducted and withheld and remitted to the appropriate Governmental Entity by the Paying Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Paying Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.05 Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by Parent or the Paying Agent as a condition precedent to the payment of the Merger Consideration due with respect thereto, the posting by such Person of a bond, in such reasonable amount as Parent or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this Article II.

Section 2.06 Treatment of Company Equity Awards.

(a) Restricted Stock Units and Performance Stock Units and Performance Stock Units.

(i) The Company shall take all requisite action so that, at the Effective Time, each Company Restricted Stock Unit or Company Performance Stock Unit that is outstanding under any Company Stock Plan immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, vest in full and become free of restrictions and shall be cancelled and converted automatically, in accordance with the procedures set forth in this Agreement, into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the Merger Consideration multiplied by the total number of shares of Company Common Stock subject to such award immediately prior to the Effective Time (with any such Company Performance Stock Units deemed achieved at one hundred percent (100%) of the Company Performance Stock Units granted) less any Taxes required to be withheld with respect to such Company Restricted Stock Unit or Company Performance Stock Unit in accordance with Section 2.04.

(ii) As promptly as reasonably practicable following the Closing Date, but in no event later than the next regularly scheduled payroll date that is at least two (2) Business Days following the Closing Date, Parent shall cause the Surviving Corporation to pay the Merger Consideration described in Section 2.06(a)(i) to holders of Company Equity Awards through the payroll system or payroll provider of the Surviving Corporation (after giving effect to any required Tax withholding). If any payment of the Merger Consideration cannot be made through the Company’s or the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such holder (less applicable withholding Taxes), which check will be sent by overnight courier to such holder as promptly as reasonably practicable following the Closing Date.

(b) Company Stock Appreciation Rights.

(i) At the Effective Time, each Company stock appreciation right (“Company SAR”) that is outstanding under any Company Stock Plan immediately prior to the Effective Time shall have all rights thereunder cancelled by virtue of the Merger and without any action on the part of the holder thereof, and each former holder of any cancelled In-the-Money SAR, in exchange therefor shall be entitled to an amount in cash, without interest, equal to the product of (A) the SAR Per Share Consideration multiplied by (B) the number of shares of Company Common Stock subject to such In-the-Money SAR, less any applicable withholding Taxes. Each Company SAR that is not an In-the-Money SAR shall be automatically cancelled immediately prior to the Effective Time for no consideration. Following the Effective Time, no holder of any Company SAR shall have the right to acquire any equity interest in the Company or the Surviving Corporation in respect thereof.

(ii) With respect to In-the-Money SARs held by employees, as promptly as reasonably practicable following the Closing Date, but in no event later than the next regularly scheduled payroll date that is at least two (2) Business Days following the Closing Date, Parent shall cause the Surviving Corporation to deliver through its payroll system the consideration provided for bySection 2.06(b)(i) to such holder. If such payment cannot be made through the Company’s or the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such holder, which check will be sent by overnight courier to such holder as promptly as reasonably practicable following the Closing Date, but in no event later than the first regularly scheduled payroll date following thirty days after the Closing Date. With respect to non-employee holders of In-the-Money SARs, the Paying Agent shall pay to each such holder the consideration provided for herein following the Closing Date.

(c) Resolutions and Other Company Actions. At or prior to the Effective Time, the Company, the Company Board, and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including, if appropriate, amending the Company Stock Plans and individual grant agreements and obtaining consents from the holders of the Company SARs and/or delivering the holders thereof notices thereto) necessary to give effect to the transactions provided for in this Section 2.06 and to ensure that from and after the Effective Time, each holder of an outstanding Company SAR or a Company Restricted Share shall cease to have any rights with respect thereto and no participant in any other Company Benefit Plan will have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any of their respective Subsidiaries; and the termination as of the Effective Time of all Company Stock Plans and any other Company Benefit Plan providing for any equity interest in respect of the Company or its Subsidiaries.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered Section of the disclosure letter, dated as of the date of this Agreement and delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”), that relates to such Section or in another Section of the Company Disclosure Letter (but only to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section), and except as set forth in the Company SEC Documents that are publicly available at least two days prior to the date hereof (other than disclosures contained or referenced therein under the captions “Risk Factors,” (except to the extent such disclosures are historical factual statements specifically about the Company or its Subsidiaries contained therein) “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature) (it being acknowledged that nothing disclosed in the Company SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Section 3.02, Section 3.03(a), Section 3.03(d) or Section 3.05(a)), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.01 Organization.

(a) The Company and each of its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization, and has all the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its properties and assets and to carry on its business as now conducted except where the failure to be in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has made available to Parent a true, complete and correct copy of the articles of incorporation, by-laws, or like organizational documents, each as amended to date, of the Company and each of its Subsidiaries that are a ‘significant subsidiary’ as such term is defined in Rule 1-02(w) of Regulation S-X promulgated pursuant to the Exchange Act (collectively, the “Charter Documents”). Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents.

Section 3.02 Capital Structure.

(a) Capital Stock. The authorized capital stock of the Company consists of: (i) 200,000,000 shares of Company Common Stock; and (ii) 10,000,000 shares of preferred stock, par value $.01 per share, of the Company (the “Company Preferred Stock”). As of the close of business on June 14, 2021 (the “Capitalization Date”): (A) 39,795,283 shares of Company Common Stock were issued and outstanding (not including shares held in treasury); (B) 143,825 shares of Company Common Stock were issued and held by the Company in its treasury; and (C) no shares of Company Preferred Stock were issued and outstanding or held by the Company in its treasury. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of the Company owns any shares of Company Common Stock. From the Capitalization Date to the date of this Agreement, the Company has not issued or granted (or agreed or committed to issue or grant) any Company Securities.

(b) Stock Awards.

(i) As of the Capitalization Date, an aggregate of 4,164,874 shares of Company Common Stock were reserved for issuance pursuant to Company Stock Plans, zero shares of Company Common Stock subject to vesting, repurchase, or other lapse of restrictions were issued and outstanding, 359,199 shares of Company Common Stock were subject to issuance pursuant to Company Restricted Stock Units, 961,283 shares of Company Common Stock were subject to issuance pursuant to Company Performance Stock Units (assuming achievement of maximum performance), 70,997 shares of Company Common Stock were subject to issuance pursuant to Company SARs, of which all such shares of Company Common Stock were subject to issuance pursuant to In-the-Money SARs with a weighted average exercise price of $28.24 per share. Section 3.02(b)(i) of the Company Disclosure Letter sets forth as of the date of this Agreement a list of each outstanding Company Equity Award granted under the Company Stock Plans and: (A) the name of the holder of such Company Equity Award; (B) the maximum number of shares of Company Common Stock subject to such outstanding Company Equity Award and the plan under which it was granted; (C) if applicable, the exercise price, purchase price, or similar pricing of such Company Equity Award; (D) the date on which such Company Equity Award was granted or issued; and (E) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof. All shares of Company Common Stock subject to issuance under the Company Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

(ii) Except as set forth in Section 3.02(b)(ii) of the Company Disclosure Letter, there are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Other than the Company Equity Awards set forth in Section 3.02(b)(i) above, as of the date hereof, there are no outstanding: (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of the Company; (B) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company; or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”). All outstanding shares of Company Common Stock, all outstanding Company Equity Awards and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(c) Company Subsidiary Securities. As of the date hereof, there are no outstanding: (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for capital stock, voting securities, or other ownership interests in any Subsidiary of the Company; (ii) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of the Company; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Company, in each case that have been issued by a Subsidiary of the Company (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Company Subsidiary Securities”).

Section 3.03 Authority; Non-Contravention; Governmental Consents; Board Approval.

(a) Authority. The Company has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of the holders of a majority of the outstanding shares of Company Common Stock to adopt this Agreement (the “Company Shareholder Approval”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company Board and, except for the Company Shareholder Approval and the filing of the Articles of Merger with the Department of State of the State of Florida, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium or other similar Laws affecting creditor’s rights generally and the availability of equitable relief and any implied covenant of good faith and fair dealing (the “Enforceability Exceptions”).

(b) Non-Contravention. The execution, delivery, and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) subject, in the case of the consummation of the Merger, to obtaining the Company Shareholder Approval, contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any of its Subsidiaries; (ii) assuming that all Consents contemplated by clauses (i) through (v) of Section 3.03(c) have been obtained or made and, in the case of the consummation of the Merger, obtaining the Company Shareholder Approval, conflict with or violate in any material respect any Law applicable to the Company or any of its Subsidiaries; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the Company’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Company Material Contract to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Governmental Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Articles of Merger with the Department of State of the State of Florida; (ii) the filing of the Company Proxy Statement in definitive form with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or (B) any other Laws that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (“Foreign Antitrust Laws” and, together with the HSR Act, the “Antitrust Laws”), in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the Nasdaq Global Select Market (“Nasdaq”); (v) the other Consents of

Governmental Entities listed in Section 3.03(c)(v) of the Company Disclosure Letter (the “Other Governmental Approvals”); and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Board Approval. After considering such factors as the Company Board deems relevant, including the long-term prospects and interests of the Company and its shareholders, and the social, economic, legal, or other effects of any action on the employees, suppliers, customers of the Company and its Subsidiaries, the communities and society in which the Company and its Subsidiaries operate, and the economy of the state and the nation, the Company Board has unanimously: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and the Company’s shareholders; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein; (iii) directed that this Agreement be submitted to a vote of the Company’s shareholders for adoption at the Company Shareholders Meeting; and (iv) resolved to recommend that Company shareholders vote in favor of adoption of this Agreement in accordance with the FBCA (collectively, the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way (subject to any Company Adverse Recommendation Change occurring after the date of this Agreement in accordance with Section 5.04).

Section 3.04 SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance; Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a) SEC Filings. The Company has timely filed with or furnished to, as applicable, all forms, documents and reports required to be filed or furnished by it with the United States Securities and Exchange Commission (the “SEC”) since December 31, 2019 (the “Company SEC Documents”). As of their respective dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Financial Statements. The consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments that are not material and to any other adjustments described therein, including in the notes thereto), (ii) were prepared in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply as to form in all material respects with the applicable accounting requirements under the Securities Act, the Exchange Act and the applicable rules and regulations of the SEC. There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC that have not been so disclosed in the Company SEC Documents.

(c) Internal Controls. The Company and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, including (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, including policies and procedures that require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) that transactions are made only in accordance with appropriate authorizations of the Company’s management and the Company Board and provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that has had or could reasonably be expected to have a material effect on, or in respect of the financial reporting of, the Company or its Subsidiaries.

(d) Disclosure Controls and Procedures. The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to provide reasonable assurances that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes Oxley Act. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of: (i) any “significant deficiency” or “material weakness” (each as defined in Rule 12b-2 of the Exchange Act) in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

(e) Undisclosed Liabilities. The audited balance sheet of the Company dated as of December 31, 2020 contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the “Company Balance Sheet.” Neither the Company nor any of its Subsidiaries has any Liabilities of any nature, whether known or unknown, on- or off-balance sheet, that would be required to be reflected on or reserved against a consolidated balance sheet prepared in accordance with GAAP other than Liabilities that: (i) are reflected or reserved against in the Company Balance Sheet (including in the notes thereto); (ii) are or were incurred in the ordinary course of business since the date of the Company Balance Sheet; (iii) are incurred as expressly contemplated in connection with the transactions contemplated by this Agreement or in connection with existing Contracts or applicable Law (other than Liabilities for breach of Contract, torts or violation of Law); (iv) that have been discharged or paid in full in the ordinary course of business or (v) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Off-Balance Sheet Arrangements. Except as described in the Company SEC Documents filed as of the date of this Agreement, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to any off-balance sheet joint venture, off-balance sheet partnership or any other “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), other than those that would be de minimis to the Company and its Subsidiaries taken as a whole.

(g) Sarbanes-Oxley and Nasdaq Compliance. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2020, and such assessment concluded that such system was effective. Since December 31, 2019, each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company is also in material compliance with all of the other applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of Nasdaq.

Section 3.05 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet:

(a) there has not been or occurred any Company Material Adverse Effect; or

(b) except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, through the date of this Agreement, the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business and there has not been or occurred any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01.

Section 3.06 Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) All Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account customary, automatic extensions of time to file) and all such Tax Returns are true, complete and correct in all respects.

(b) All Taxes shown as due and payable on Tax Returns filed by or with respect to the Company or any of its Subsidiaries, and all Taxes (whether or not reflected on such Tax Returns) required to have been paid have been paid or appropriate reserves have been established on the financial statements of the Company in accordance with GAAP.

(c) There are no Liens for Taxes upon any assets of the Company or any of its Subsidiaries other than Permitted Liens.

(d) Neither the Company nor any of its Subsidiaries has waived or extended the statute of limitations or the period of assessment or collection of any Taxes relating to the Company or any of its Subsidiaries, which waiver or extension is still in effect, and no power of attorney with respect to any such Taxes has been granted to any Person.

(e) Each of the Company and its Subsidiaries has complied in all respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements), with respect to payments made to any employee, independent contractor, creditor, stockholder or other third party, and has timely collected, deducted or withheld and paid over to the appropriate Governmental Entity all amounts required to be so collected, deducted or withheld and paid over in accordance with applicable Laws.

(f) Except as set forth in Section 3.06(f) of the Company Disclosure Letter, there are no Legal Actions with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries pending or threatened in writing and no Governmental Entity has asserted in writing any deficiency or claim with respect to Taxes or any adjustment to Taxes against the Company or any of its Subsidiaries with respect to any taxable period for which the period of assessment or collection remains open which has not been fully paid or finally settled or for which the Company or the relevant subsidiary has not properly set aside or reserved for in its accounts for such purpose.

(g) Except as set forth in Section 3.06(g) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries (i) is or has been a member of any affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is or was the Company or any Subsidiary of the Company), (ii) is a party to, bound by, or obligated under any Tax sharing, allocation, indemnity or similar agreement or arrangement (other than (x) any such agreement or arrangement that is solely between or among the Company and/or any of its Subsidiaries, or (y) customary provisions in commercial arrangements entered into in the ordinary course of its business and the primary purpose of which arrangement or agreement is not related to Taxes), or (iii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor.

(h) Neither Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) any change in method of accounting occurring prior to the Closing pursuant to Section 481(a) of the Code (or any similar provision of state, local or foreign Law), (ii) any installment sale or open transaction made prior to Closing, (iii) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, provincial, local or foreign Law) entered into prior to or existing as of immediately prior to the Closing, (iv) any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) entered into prior to the Closing, (v) any prepaid amount received or paid prior to the Closing, or (vi) any election pursuant to Section 108(i) of the Code.

(i) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or foreign Law).

(j) In the last two years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

Section 3.07 Intellectual Property.

(a) Scheduled Company-Owned IP. Section 3.07(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of all material Company-Owned IP that is the subject of any issuance, registration, certificate, application, or other filing by, to, or with any Governmental Entity or authorized private registrar, including patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations, together with any other material Company-Owned IP.

(b) Right to Use; Title. The Company or one of its Subsidiaries own the right, title, and interest in and to the Company-Owned IP, and to their Knowledge have the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted (such Intellectual Property together with the Company-Owned IP, the “Company IP”), in each case, free and clear of all Liens other than Permitted Liens, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The consummation of the transactions contemplated by this Agreement will not: (i) constitute a material breach of or material default under any instrument, license, or other Contract pursuant to which the Company or any of its Subsidiaries receive any rights under any material Intellectual Property of any third person, (ii) alter, encumber, impair, or extinguish any Company IP, or (iii) materially impair the right of the Parent or the Surviving Corporation to use, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, or dispose of any material Intellectual Property.

(c) Validity and Enforceability. The Company and each of its Subsidiaries have taken commercially reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all trade secrets, know-how, and other confidential or proprietary information included in the Company IP, except where the failure to take such actions has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Non-Infringement. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the conduct of the businesses of the Company and any of its Subsidiaries has not infringed, misappropriated, or otherwise violated (except as has been resolved), nor does infringe, misappropriate, or otherwise violate, any Intellectual Property of any other Person in any material respect; and (ii) to the Knowledge of the Company, no third party has infringed, violated, or misappropriated (except as has been resolved), or is infringing upon, violating, or misappropriating, any Company IP.

(e) IP Legal Actions and Orders. Except as set forth in Section 3.07(e) of the Company Disclosure Letter, as of the date hereof, there are no Legal Actions pending or, to the Knowledge of the Company, threatened in writing: alleging any infringement, misappropriation, or violation by the Company or any of its Subsidiaries, in any material respect, of any Intellectual Property of any Person, except for such Legal Actions that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Employee and Consultant Intellectual Property Developments. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each current or former employee, consultant, contractor of the Company and each of its Subsidiaries or other individual, in each case, who has been involved in the creation, invention or development of Intellectual Property for or on behalf of and intended to be owned by the Company or its Subsidiaries, has executed valid and enforceable written agreements acknowledging the Company’s or its Subsidiaries’ sole and exclusive ownership of, and assigning to the Company or its Subsidiary ownership interest in or to, any and all such Intellectual Property.

(g) Open Source Software. Except as had not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and its Subsidiaries are in compliance with all license obligations under Open Source Software, and (ii) neither the Company nor any of its Subsidiaries have used Open Source Software in any manner that would require the Company or any of its Subsidiaries to (A) disclose any trade secret or other confidential Intellectual Property right or (B) forgo any rights in any software included in the Company-Owned IP as a result of the use of Open Source Software.

(h) Company IT Systems. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries use appropriate technical and organizational measures to protect the operation, confidentiality, integrity, and security of the Company IT Systems and all information stored or contained therein or transmitted thereby against any unauthorized use, access, interruption, modification, or corruption, and to ensure the availability of information contained within Company IT Systems and that all Company IT Systems are fully functional and free from any bug, virus, malware, and the like, and (ii) the Company and its Subsidiaries have implemented, maintained and tested appropriate backup and disaster recovery procedures and facilities for their respective businesses. Except as set forth in Section 3.07(h) of the Company Disclosure Letter, there have been no failures, breakdowns, viruses, or any security breaches of any Company IT Systems that have caused the substantial disruption or interruption in or to the use of the Company IT Systems or the operation of the business of the Company or its Subsidiaries. Except as set forth in Section 3.07(h) of the Company Disclosure Letter, the Company is not bound by any Contracts to indemnify, defend, hold harmless, or reimburse any other Person with respect to, nor has it otherwise assumed or agreed to discharge or otherwise taken responsibility for, any existing or potential security breach relating to the Company IT Systems or the systems of any Person.

(i) Privacy and Data Security.

(i) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries maintain and enforce appropriate technical and organizational policies, procedures, rules, and measures regarding data privacy, protection, and security. Section 3.07(i)(i) of the Company Disclosure Letter contains each privacy policy of the Company and its Subsidiaries currently in effect. Except where such failure would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, and except as set forth in Section 3.07(i)(i) of the Company Disclosure Letter, each of the Company and its Subsidiaries (A) has complied at all times with all applicable privacy policies and with all Privacy Requirements, (B) has acquired, collected, used, shared, and processed all Personal Data pursuant to, and in accordance with, the terms of all Privacy Requirements, and has made all required notices and filings with any Governmental Entity, including local privacy and data protection authorities, as may be required by all applicable Laws, and (C) is and has been in compliance with each material term of any agreement, contractual clause, representation, warranty, or covenant it has agreed to with any Person regarding compliance by the Company with any obligations to protect privacy, data protection, or data security with respect to Personal Data. Each of the Company and its Subsidiaries uses reasonable encryption methods for storage and transit of Personal Data according to its sensitivity and proportional to the risk that the inappropriate use or disclosure of that information could cause material financial, physical, or reputational harm to an individual or any customer or client of the Company and its Subsidiaries.

(ii) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and except as set forth on Section 3.07(i)(ii) of the Company Disclosure Letter, (a) there has been no charge, challenge, complaint, claim, notice (including any enforcement notice), or demand from any Person (including any Governmental Entity) with respect to any actual or alleged (A) Cybersecurity Incident or any other incidents of security breaches or intrusions or unauthorized access or use of any of the Company IT Systems or trade secrets of the Company or any of its Subsidiaries, (B) unauthorized access to or collection, use, processing, storage, sharing, distribution, transfer, disclosure, destruction, or disposal of any such trade secrets or other confidential information, or (C) noncompliance or potential noncompliance with all Laws pertaining to privacy, data protection, Personal Data or data security, industry requirements, Contract relating to the processing of Personal Data, or Company privacy policies (collectively, “Privacy Requirements”); (b) none of the Company, its Subsidiaries or any third party acting at the direction or authorization of the Company or its Subsidiaries has paid any perpetrator of any actual or threatened Cybersecurity Incident; and (c) none of the Company or any of its Subsidiaries has been or is currently subject to any Legal Action relating to noncompliance or potential noncompliance with Privacy Requirements or the Company’s processing of Personal Data.

Section 3.08 Compliance with Laws; Permits.

(a) Compliance. The Company and each of its Subsidiaries are and, since December 31, 2019, have been, in material compliance with, all Laws or Orders applicable to the Company or any of its Subsidiaries. Since December 31, 2019, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity stating that the Company or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Permits. The Company and its Subsidiaries hold (and comply with the terms of), to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, registrations, variances, clearances, exemptions, orders, authorizations, and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold (or comply with) such Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.09 Litigation. There is no Legal Action to which the Company or any of its Subsidiaries, or any of the respective present or former officers or directors is a party (or to which the assets of the Company or any of its Subsidiaries is subject) that is pending or, to the Knowledge of the Company, threatened against the Company, its Subsidiaries, and there is no outstanding order, writ, assessment, decision, injunction, decree, ruling, or judgment (“Order”) of a Governmental Entity, (a) that, as of the date hereof, challenges or seeks to prevent, enjoin, alter or materially delay, or recover any damages or obtain any other remedy in connection with, this Agreement or the transactions contemplated by this Agreement or (b) is, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 3.10 Brokers’ and Finders’ Fees. Except for fees payable to the Person set forth on Section 3.10 of the Company Disclosure Letter (such Person, the “Company Financial Advisor”), neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 3.11 Affiliate Transactions. Except as set forth in Section 3.11 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a creditor or debtor to, or party to any Contract or transaction with, any holder of five percent (5%) or more of the shares of Company Common Stock or any present or former director, officer, employee or Affiliate of the Company or any of its Subsidiaries, or to any “immediate family member” (within the meaning of Item 404 of Regulation S-K promulgated by the SEC) of any of the foregoing, or has engaged in any transaction with any of the foregoing within the 12 months preceding the date of this Agreement that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company SEC Documents, except for employment or compensation agreements or arrangements with directors, officers and employees made in the ordinary course consistent with past practice, and which has not been so disclosed in the Company SEC Documents.

Section 3.12 Employee Matters.

(a) Schedule. Section 3.12(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of each Company Benefit Plan. Neither the Company nor any ERISA Affiliate of the Company has committed to modify any Company Benefit Plan (except to the extent required by Law, to conform any such Company Benefit Plan to the requirements of any applicable Law, as previously disclosed to Parent in writing or as required by this Agreement), or to adopt or enter into any Company Benefit Plan.

(b) Documents. The Company has made available to Parent correct and complete copies (or, if a plan or arrangement is not written, a written description) of all Company Benefit Plans and amendments thereto, and, to the extent applicable: (i) all related trust agreements, funding arrangements, insurance contracts, annuity and service provider agreements now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (ii) the most recent determination letter received regarding the tax-qualified status of each Company Benefit Plan, and correspondence to or from the IRS or the DOL with respect to such letter; (iii) the most recent financial statements for each Company Benefit Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the most recent plan year for each Company Benefit Plan; (v) the current summary plan description for each Company Benefit Plan including any summary of material modifications thereto; (vi) all actuarial valuation reports related to any Company Benefit Plan; (vii) all material correspondence to or from any governmental agency relating to any Company Benefit Plan within the past year; and (viii) all works council agreements (Betriebsvereinbarungen) or collective bargaining agreements (Tarifverträge) or any similar agreements which apply to the Company or any of its Subsidiaries and contain substantial restructuring obstacles (in particular, but not limited to, restrictions to terminate employees, site guarantees, obligations to be a member in an employers’ association or to apply collective bargaining agreements for any other reason or other material provisions regarding remuneration including base salary and variable remuneration, any kind of allowances, benefit schemes, protection against salary reduction and fringe benefits; provided, however, that to the extent any such materials have not been made available to Parent as of the date hereof, Company shall provide copies of such materials as promptly as reasonable practicable and in no event later than thirty (30) calendar days after the date hereof.

(c) Section 3.12(c) of the Company Disclosure Letter sets forth a complete and accurate list of (i) all employment agreements with employees of the Company or any of its Subsidiaries, other than standard form offer letters and other similar employment agreements entered into in the ordinary course of business and agreements materially consistent with such standard forms; and (ii) all severance agreements, programs and policies of the Company or any of its Subsidiaries with or relating to its officers that could reasonably be expected to result in a material liability, excluding programs and policies required to be maintained by Law.

(d) Other than would not reasonably be expected to result in a material Liability, (i) all Company Benefit Plans comply and have been established, maintained, funded, operated, and administered in accordance with their terms and the requirements of all Laws applicable thereto; (ii) there are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened, involving any Company Benefit Plan; and (iii) there have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan.

(e) Each Company Benefit Plan that is maintained in any non-United States jurisdiction primarily for the benefit of any current or former employee of the Company or its Subsidiaries whose principal work location is outside of the United States (a “Non-U.S. Employee Plan”) has been established, maintained and administered in compliance in all material respects with its terms and conditions and with the requirements prescribed by any applicable laws. Furthermore, no Non-U.S. Employee Plan has material unfunded liabilities that as of the Effective Time will not be offset by insurance or fully accrued. Except as required by applicable law, to the Knowledge of the Company, no condition exists that would prevent the Company from terminating or amending any Non-U.S. Employee Plan at any time for any reason without material liability to the Company or its Subsidiaries (other than ordinary notice and administration requirements and expenses or routine claims for benefits).

(f) Other than would not reasonably be expected to result in a material Liability, (i) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a current favorable determination letter or opinion letter from the IRS, and, to the Knowledge of the Company, there are no existing circumstances or events that would reasonably be expected to adversely affect the qualified status of each such Company Benefit Plan; (ii) no Company Benefit Plan is under audit or is the subject of an audit, investigation or other administrative proceeding by the IRS, the Department of Labor, or any other Governmental Entity, nor is any such audit, investigation or other administrative proceeding threatened; and (iii) all contributions, reimbursements, premium payments and other payments required to have been made under or with respect to each Company Benefit Plan as of or prior to the date hereof have been made or accrued (as applicable) on a timely basis in accordance with applicable Law and such Company Benefit Plan’s terms.

(g) No Company Benefit Plan is, and none of the Company, its Subsidiaries, or any of its ERISA Affiliates, during the six (6) years prior to the date hereof, has maintained, contributed to, been required to contribute to or otherwise had any Liability with respect to: (i) any plan that is or was subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code, or (ii) any Multiemployer Plan; or (iii) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA). Neither the Company nor any of its Subsidiaries has any Liability, or is reasonably expected to have any, material Liability: (i) under Title IV of ERISA; or (ii) on account of at any time being considered a single employer under Section 414 of the Code with any other Person. No Company Benefit Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(h) Except as set forth in Section 3.12(h) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any Liability under any Company Benefit Plan or otherwise for providing post-termination or retiree health, medical, life or other welfare benefits to any Person, other than as required under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or applicable Law at the sole expense of such employee. Neither the Company nor any of its Subsidiaries has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Tax or other material penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(i) Except as expressly provided under this Agreement, as required by applicable Law, or as set forth on Section 3.12(i) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (alone or in combination with any other event): (i) entitle any current or former employee, officer, independent contractor or director of the Company or any of its Subsidiaries to severance pay or any other payment, (ii) result in any payment becoming due, accelerate the time of payment or vesting of benefits or increase the amount of or result in the forfeiture of any compensation or benefits due to any such employee, officer, independent contractor or director, (iii) result in any forgiveness of indebtedness of any such employee, officer, independent contractor or director or trigger any funding obligation under any Company Benefit Plan, (iv) trigger any other material obligation under or result in any breach or violation of or default under or limit the Company’s right to amend, modify or terminate any Company Benefit Plan or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (within the meaning of Section 280G of the Code) that would reasonably be expected to, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code). Except as disclosed on Section 3.12(i) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries maintains any obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(j) Each Company Benefit Plan and any other agreement, plan, Contract or arrangement maintained by the Company or a Subsidiary that is, in any part, a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(k) Except as set forth on Section 3.12(k) of the Company Disclosure Letter, there are no labor unions, works councils, or other labor organizations representing any employees employed by the Company or any of its Subsidiaries. Except as would not reasonably be expected to result in a material Liability, since December 31, 2020, there has not occurred and, to the Knowledge of the Company, there is not threatened, (i) any strike, slowdown, picketing, material labor-related arbitration, material grievance, or work stoppage by, or lockout of, or to the Knowledge of the Company, union organizing activities with respect to, any employees of the Company or any of its Subsidiaries, (ii) any Legal Action against the Company or any of its Subsidiaries relating to the alleged violation of any Laws pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Entity, or (iii) any application for representation or certification of a labor union, works council, or other labor organization seeking to represent any employees of the Company or any of its Subsidiaries. With respect to the transactions contemplated hereby, the Company and its Subsidiaries have satisfied in all material respects any notice, consultation or bargaining obligations owed to their employees or their employees’ representatives under applicable Law, Labor Agreement or other Contract.

(l) The Company and each of its Subsidiaries are in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, applicant and employee background checking, immigration, workers’ compensation, occupational safety and health requirements, mass layoffs, plant closings, wages and hours, worker classification, withholding of Taxes, employment discrimination, disability rights or benefits (including reasonable accommodation), harassment, retaliation, equal opportunity, labor relations, workers’ compensation, employee leave issues, plant closures and layoffs, affirmative action and unemployment insurance and related matters (including, to the extent applicable, the legal requirements with respect to the Regulation (EU) 2016/679 (General Data Protection Regulation) (“GDPR”), with respect to the relevant national laws adapting the GDPR and any collective agreements dealing with personal data of the applicable employees). The Company and each of its Subsidiaries (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees; (ii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). Since January 1, 2019, neither the Company nor any Subsidiary has received a written notice from a competent authority alleging that the Company nor any Subsidiary has not complied with the aforementioned regulations.

(m) Except as set forth on Section 3.12(m) of the Company Disclosure Letter: (i) none of the Company or its Subsidiaries has entered into a settlement agreement with a current or former officer, director or employee of the Company or any of its Subsidiaries resolving allegations of sexual harassment or misconduct by an executive officer, director or employee of the Company or any of its Subsidiaries since January 1, 2019, and (ii) there are no, and since January 1, 2019, there have not been any Legal Action pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, in each case, involving allegations of sexual harassment or misconduct by an officer, director or employee of the Company or any of its Subsidiaries. The Company and its Subsidiaries have promptly, thoroughly and impartially investigated all material sexual harassment or other material discrimination allegations with respect to current and former employees of which it is or was aware.

(n) Except as would not be expected to result in a material Liability, the Company and each of its Subsidiaries are and have been in material compliance with all notice and other requirements under WARN, and any similar foreign, state or local law relating to plant closings and layoffs. Neither the Company nor any of its Subsidiaries is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of WARN or any similar state, local or foreign law.

(o) To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or relating to the use of trade secrets or proprietary information of others.

Section 3.13 Real Property and Personal Property Matters.

(a) Real Estate. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company or a Subsidiary of the Company has good and valid title to the Owned Real Estate and to all of the buildings, structures and other improvements thereon, free and clear of all Liens (other than Permitted Liens), (b) the Company or a Subsidiary of the Company has a good and valid leasehold interest in each material Lease, free and clear of all Liens (other than Permitted Liens), and (c) none of the Company or any of its Subsidiaries has received written notice of any material default under any agreement evidencing any Lien or other agreement affecting the Owned Real Estate or any Lease, which default continues on the date of this Agreement.

(b) Personal Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by the Company or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens.

Section 3.14 Environmental Matters. Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and its Subsidiaries are in compliance with all Environmental Laws, and each has, or has applied for, all Environmental Permits necessary for the operation of the business of the Company and its Subsidiaries as currently conducted.

(b) Since December 31, 2019, neither the Company nor any of its Subsidiaries has received written notice, demand, letter or claim alleging that the Company or such Subsidiary is in violation of, or liable under, any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances.

Section 3.15 Material Contracts.

(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company or any of its Subsidiaries is a party or any of the respective assets are bound (excluding any Leases):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) (other than any Company Benefit Plan);

(ii) any Contract that expressly imposes any material restriction on the right or ability of the Company or any of its Subsidiaries (or, upon Closing, Parent or any of its Subsidiaries) to compete with any other Person, engage in any business line or solicit any client or customer;

(iii) any Contract with one of the twenty largest customers of the Company and its Subsidiaries, taken as a whole, based on receipts for the 12-month period ending on December 31, 2020 (each a “Major Customer”) that expressly obligates the Company or its Subsidiaries (or upon Closing, Parent or its Subsidiaries) to conduct business with any third party on a preferential or exclusive basis or that contains “most favored nation” or similar covenants;

(iv) any Contract under which the Company and its Subsidiaries has (x) made aggregate payments in excess of $7,000,000 during the fiscal year ended December 31, 2020, or (y) received aggregate payments in excess of $20,000,000 during the fiscal year ended December 31, 2020;

(v) any Contract that (x) materially limits or otherwise materially restricts the ability of the Company or its Subsidiaries to engage or compete in any business or geographic area (or that, following the Merger, would by its terms apply such limits or other restrictions to Parent or its Subsidiaries) or (y) has any standstill or similar agreement pursuant to which the Company or its Subsidiaries has agreed not to acquire any assets or securities of another Person;

(vi) any Contract containing a put, call, right of first refusal or similar right pursuant to which the Company or its Subsidiaries could be required to purchase or sell, or otherwise acquire or transfer, as applicable any equity interest of any Person or contribute capital;

(vii) any Contract pursuant to which the Company or any of its Subsidiaries has “earn-out” or other material contingent payment obligations;

(viii) any Company employment agreement with any current executive officer or any current member of the Company Board;

(ix) any collective bargaining agreement or other Contract with any labor union, labor organization, or works council (each a “Labor Agreement”);

(x) any Contract entered into on or after December 31, 2020, that is a settlement agreement or includes a settlement agreement entered into in connection with a Legal Action and that materially restricts the operation of the business of the Company or any of its Subsidiaries;

(xi) any Contract relating to indebtedness for borrowed money (other than intercompany indebtedness owed by the Company or any wholly owned Subsidiary to any other wholly owned Subsidiary, or by any wholly owned Subsidiary to the Company) of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $1,000,000;

(xii) any Contract that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries;

(xiii) any material Contracts pursuant to which the Company or any of its Subsidiaries (A) receives or is granted any license (including any sublicense) to, or covenant not to be sued under, any Intellectual Property (other than licenses to commercially available software, including off-the-shelf software, or other technology) or (B) grants any license (including any sublicense) to, or covenant not to be sued under, any Company IP (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice);

(xiv) any Contract with the ten largest vendors of the Company and its Subsidiaries, taken as a whole, with respect to the fiscal year ended December 31, 2020 based on amounts paid to such vendor during such period;

(xv) any Contract entered into on or after December 31, 2020 that provides for the acquisition or disposition of any assets (other than acquisitions or dispositions of sale in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise) or capital stock or other equity interests of any Person, and with any outstanding obligations as of the date of this Agreement, in each case with a value in excess of $5,000,000;

(xvi) any material joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries; and

(xvii) any Contract with an Affiliate or other Person that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated by the SEC.

(xviii) All contracts of the types referred to in clauses (i) through (xi) above are referred to herein as “Company Material Contracts.”

(b) Major Customers and Suppliers. Since December 31, 2019, none of either (i) any Major Customer; or (ii) the twenty largest suppliers of the Company and its Subsidiaries, taken as a whole, based on payables for the 12-month period ending on December 31, 2020 (each a “Major Supplier”), has materially reduced the aggregate value of its annual transactions with the Company or its Subsidiaries, or, to the Knowledge of the Company, has threatened in writing to do so, or has informed or otherwise provided written notice to the effect that such Major Customer or Major Supplier intends to cease being a customer or supplier, as applicable, of the Company or its Subsidiaries or intends to materially decrease the rate of, or materially change the terms with respect to, buying or supplying, as applicable, products or services from or to the Company and its Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

(c) Schedule of Material Contracts; Documents. Section 3.15 of the Company Disclosure Letter sets forth a complete list, and the Company has made available to Parent true and complete copies, of each Company Material Contract.

(d) No Breach. (i) All the Company Material Contracts are legal, valid, and binding on the Company or its applicable Subsidiary, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions, and is in full force and effect; (ii) neither the Company nor any of its Subsidiaries and, to the Knowledge of the Company, no other party thereto is in material breach of any Company Material Contract; and (iii) neither the Company nor any of its Subsidiaries has received or delivered written notice of material breach, of any Company Material Contract, in respect of each of subsections (i) and (ii), except as would not be material to the Company and its Subsidiaries, taken as a whole.

Section 3.16 Insurance. Except as set forth on Section 3.16 of the Company Disclosure Schedule, and except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have all material insurance policies covering the Company, its Subsidiaries, and their respective employees, properties and assets, including policies of life, property, fire, workers’ compensation, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Company and its Subsidiaries. Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all insurance policies of the Company and its Subsidiaries are in full force and effect, all premiums due and payable thereon have been paid when due and the Company is in compliance in all material respects with the terms and conditions of such insurance policies. The Company has not received any written notice regarding any invalidation or cancellation of any such insurance policy that has not been renewed in the ordinary course without any lapse in coverage.

Section 3.17 Company Information. None of the information included or incorporated by reference in the letter to the shareholders, notice of meeting, proxy statement, and forms of proxy (collectively, the “Company Proxy Statement”), to be filed with the SEC in connection with the Merger, will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Company Proxy Statement.

Section 3.18 Anti-Corruption and Sanctions Matters.

(a) Except as set forth in Section 3.18 of the Company Disclosure Letter, none of the Company, any of its Subsidiaries nor to the Knowledge of the Company, any director or officer of the Company or any of its Subsidiaries, in each case, acting on behalf of the Company or any of its Subsidiaries, has in the three years immediately preceding the date hereof, made, authorized, or promised to make: (i) unlawful payments relating to an act by any Governmental Entity; (ii) any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or otherwise violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; (iii) any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters.

(b) Each of the Company and its Subsidiaries is, and has been during the last three years, in material compliance with Sanctions Laws and Anti-Corruption Laws and is not currently and has not received written notice that it is the subject of any allegation, voluntary disclosure, investigation, prosecution or enforcement action related to any Sanctions Laws or Anti-Corruption Laws.

(c) None of the Company, any of its Subsidiaries, nor any of their directors or officers, nor, to the Knowledge of the Company, any of their employees, agents, or other third-party representatives acting for or on behalf of any of the foregoing is or has been a Sanctioned Person or otherwise is engaging or has engaged in dealings with a Sanctioned Person.

Section 3.19 Fairness Opinion. The Company has received the oral opinion of the Company Financial Advisor (which will be subsequently confirmed in writing and, upon receipt in writing, will promptly provide a copy of such opinion to Parent for informational purposes) to the effect that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in preparing such opinion as set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked, or modified.

Section 3.20 State Takeover Statutes.

(a) The Company Board has taken all action necessary to render all potentially applicable anti-takeover statutes or regulations and any similar provisions in the Company’s certificate of incorporation or bylaws inapplicable to this Agreement and the transactions contemplated by this Agreement.

(b) All waivers of standstills that the Company has granted, on or before the date hereof, to any Person who signed such standstill in connection with its consideration of a possible Takeover Proposal have expired or been revoked.

Section 3.21 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article III (as qualified by the Company Disclosure Letter), neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company. Without limiting the generality of the foregoing, except and only to the extent expressly set forth in this Article III, neither the Company nor any other Person has made or makes any representation or warranty with respect to any projections, estimates, or budgets of future revenues, future results of operations, future cash flows, or future financial condition (or any component of any of the foregoing) of the Company, including any information made available in the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent or its Representatives, or in any other form in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.01 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation, except where the failure to be so organized, validly existing and in good standing are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

Section 4.02 Authority; Non-Contravention; Governmental Consents; Board Approval.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, subject to, in the case of the consummation of the Merger, the adoption of this Agreement by Parent as the sole shareholder of Merger Sub. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of the consummation of the Merger, the adoption of this Agreement by Parent as the sole shareholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the legal, valid, and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as limited by the Enforceability Exceptions.

(b) Non-Contravention. The execution, delivery, and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation or by-laws of Parent or Merger Sub; (ii) assuming that all of the Consents contemplated by clauses (i) through (v) of Section 4.02(c) have been obtained, conflict with or violate any

Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Parent’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which Parent or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Parent or any of its Subsidiaries pursuant to any Contract, permit or other instrument or obligation to which either Parent, Merger Sub of any of their Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or affected, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(c) Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery, and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Articles of Merger with the Secretary of State of the State of Florida; (ii) the filing, if applicable, with the SEC of any documents required to be filed in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under the HSR Act or other Antitrust Laws, in any case that are applicable to the transactions contemplated by this Agreement; (iv) if applicable, such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of Nasdaq; (v) the Other Governmental Approvals; and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(d) Transaction Approval.

(i) No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to adopt this Agreement and consummate the Merger. The vote or consent of Parent, as the sole shareholder of Merger Sub, is the only vote or consent of the holders of any capital stock of, or other equity interests in, Merger Sub necessary to adopt this Agreement and consummate the Merger.

(ii) The board of directors of Merger Sub by resolutions duly adopted by a unanimous vote at a meeting of all directors of Merger Sub duly called and held and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Merger Sub and Parent, as the sole shareholder of Merger Sub, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, and (C) resolved to recommend that Parent, as the sole shareholder of Merger Sub, approve the adoption of this Agreement in accordance with the FBCA.

Section 4.03 Proxy Statement. None of the statements made in the Company Proxy Statement based on information supplied, or required to be supplied, by or on behalf of Parent, Merger Sub or any of their Affiliates to the Company expressly for use or incorporation in the Company Proxy Statement, will, at the date such Company Proxy Statement is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company or its Representatives.

Section 4.04 Financial Capability.

(a) Subject to the receipt of the Financing, Parent will have sufficient funds available to it for Parent to complete the transactions contemplated hereby, and to satisfy all of the obligations of Parent as and when contemplated by this Agreement and to pay or otherwise perform the obligations of Parent under any other agreements or documents entered into in connection with the transactions contemplated hereby and the Commitment Letter, including paying the aggregate Merger Consideration at Closing, and any required refinancings or repayments of existing indebtedness of the Company or any of its Subsidiaries and paying all related fees and expenses.

(b) Parent has received and accepted a fully executed commitment letter dated as of the date hereof (together with all exhibits, annexes and schedules thereto, and as amended, supplemented or replaced in compliance with this Agreement, the “Commitment Letter”) from the lender named therein (the “Initial Lender”, and, collectively with any additional lenders or financing sources who become party to the Commitment Letter or the Definitive Agreements (including, in each case, by way of joinder or assignment), the “Lenders”) pursuant to which the Initial Lender has agreed, subject to the terms and conditions thereof, to provide the amounts of debt financing set forth therein, and for the purposes described therein. The debt financing committed pursuant to the Commitment Letter is referred to in this Agreement as the “Financing”.

(c) Parent has delivered to the Company a true, complete and correct copy of the executed Commitment Letter (and if certain terms of the debt financing commitment are set forth in a fee letter, Parent has provided to the Company, on a confidential basis, copies of such fee letter that have been redacted to delete any confidential compensation information, market flex provisions and fee amounts (none of which would adversely affect the amount, conditionality, enforceability, termination or availability of the Financing in any material respect or that would reduce the amount below an amount needed to make all payments required by this Agreement or materially delay or prevent the Closing). The Commitment Letter constitutes the entire and complete agreement of the parties thereto with respect to the Financing and as of the date of this Agreement there are no side letters or other contracts or arrangements (except for customary fee letters and engagement letters (none of which adversely affect the amount, conditionality, enforceability, termination or availability of the Financing in any material respect)) relating to the funding, of the full amount of, or the conditionality, enforceability, termination or availability of, the Financing other than as expressly set forth in or contemplated by the Commitment Letter.

(d) Except as expressly set forth in the Commitment Letter, there are no conditions precedent to the obligations of the Initial Lender to provide the Financing or any terms or contingencies that would, or could reasonably be expected to, permit the Initial Lender to reduce the total amount of the Financing. Assuming the satisfaction of the conditions in ARTICLE VI, as of the date of this Agreement, Parent does not have any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in the Commitment Letter on or prior to the Closing Date, nor to the knowledge of Parent, does Parent have any reason to believe that the Initial Lender will not perform its obligations thereunder.

(e) The Financing, when funded in accordance with the Commitment Letter, together with cash on hand, shall provide Parent with cash proceeds on the Closing Date sufficient to pay all amounts required to be paid by Parent pursuant to Article II at the Closing and any expenses incurred by Parent in connection therewith. Parent has not incurred, and is not contemplating or aware of, any obligation, commitment, restriction or other liability of any kind, in each case that would impair or adversely affect such resources, funds or capabilities.

(f) The Commitment Letter is (i) a legal, valid, binding and enforceable obligation of Parent and, to the knowledge of Parent, of each of the other parties thereto in accordance with their respective terms (subject to the Enforceability Exceptions) (ii) in full force and effect, and (iii) does not contain any material misrepresentation by Parent. As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Parent or, to the knowledge of Parent, any other parties thereto under the terms of the Commitment Letter, or otherwise result in any portion of the Financing contemplated thereby to be unavailable. Parent has irrevocably paid in full (or caused to be paid) any and all commitment fees or other fees and expenses required to be paid pursuant to the terms of the Commitment Letter on or before the date of this Agreement, and will continue to timely pay in full (or caused to be paid) any such amounts arising under the Commitment Letter as and when they become due and payable. As of the date of this Agreement, the Commitment Letter has not been modified, amended, withdrawn or restated as of the date hereof, the Commitment Letter will not be amended or modified as of Closing Date except to the extent permitted by Section 5.17, and none of the respective commitments under any of the Commitment Letter has been withdrawn, terminated or rescinded in any respect (and no such withdrawal, termination or rescission is contemplated). Except as set forth in the Commitment Letter, there are no side letters or other agreements, contracts or arrangements to which Parent or any of its Subsidiaries is a party relating to the funding or investing, as applicable (except for customary fee letters and engagement letters and customary arrangements or agreements to syndicate a portion of the Financing), of the full amount of the Financing. There are no conditions precedent (x) related to the funding of the full amount of the Financing or any provisions that could reduce the aggregate amount of the Financing set forth in the Commitment Letter or the aggregate proceeds contemplated by the Commitment Letter or (y) that could otherwise adversely affect the conditionality, enforceability or availability of the Commitment Letter with respect to all or any portion of the Financing, other than as set forth in the Commitment Letter in the form so delivered to the Company. As of the date hereof, no party to any Commitment Letter has any right to impose, and Parent and Merger Sub do not have an obligation to accept, (i) any condition precedent to the funding of the Financing other than as expressly set forth in or contemplated by the Commitment Letter or (ii) any reduction to the aggregate amount available under the Commitment Letter at Closing (nor any term or condition that would have the effect of reducing the aggregate amount available under the Commitment Letter at Closing) to an amount that would be insufficient for the Parent and Merger Sub to consummate the transactions contemplated hereby.

Section 4.05 Legal Proceedings. As of the date hereof, there is no pending or, to the Knowledge of Parent, threatened, Legal Action against Parent or any of its Subsidiaries, including Merger Sub, nor is there any injunction, order, judgment, ruling, or decree imposed upon Parent or any of its Subsidiaries, including Merger Sub, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 4.06 Ownership of Company Common Stock. Neither Parent, Merger Sub or any of their stockholders, directors or executive officer is the beneficial owner of any shares of Company Common Stock.

Section 4.07 Brokers. Except for fees payable to Lazard Frères SAS, the fees and expenses of which will be paid by Parent, neither Parent nor Merger Sub has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement for which the Company would be liable in connection the Merger.

Section 4.08 Disclaimer of Reliance. Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that none of the Company or any other Person has made or is making, and Parent and Merger Sub expressly disclaim reliance upon, any representations, warranties, or statements relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article III, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, Merger Sub, or any of their respective Representatives. Without limiting the generality of the foregoing, Parent and Merger Sub acknowledge that, except and only to the extent expressly set forth in Article III of this Agreement, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets, or prospect information that may have been made available to Parent, Merger Sub, or any of their respective Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other transactions contemplated by this  Agreement).

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business of the Company.

(a) During the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, except as expressly permitted by this Agreement (including the restrictions contemplated in this Section 5.01(a)) or as required by applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), to use its commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith and subject to the restrictions contemplated in this Section 5.01(a), the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to (i) preserve substantially intact its and its Subsidiaries’ business organizations, assets, properties, Contracts or other legally binding understandings, licenses and business organizations in all material respects, (ii) maintain its existence in good standing under the Laws of its incorporation or formation, (iii) keep available the services of its current employees at the level of Vice President or above and (iv) preserve the current relationships with material customers, suppliers, lessors, licensors, licensees, creditors, contractors and other Persons with which the Company and its Subsidiaries have business relations. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly permitted by this Agreement, as set forth in Section 5.01(a) of the Company Disclosure Letter, or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed):

(i) amend or propose to amend its Charter Documents;

(ii) (A) split, combine, or reclassify any Company Securities or Company Subsidiary Securities, (B) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Company Securities or Company Subsidiary Securities, or (C) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries);

(iii) issue, sell, pledge, grant, transfer, dispose of or encumber or authorize the issuance, sale, pledge, grant, transfer, guarantee, disposition or encumbrance of any Company Securities, other than the issuance of shares of Company Common Stock in respect of the exercise or settlement of Company Equity Awards outstanding under Company Stock Plans as of the date of this Agreement as required by their terms;

(iv) except as required by applicable Law or by any Company Benefit Plan or Contract in effect as of the date of this Agreement, (A) increase the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers, employees or other service providers, other than increases in compensation made in the ordinary course of business consistent with past practice for employees or other service providers below the level of Vice President, (B) establish, adopt, enter into, amend, terminate or exercise any discretion under any Company Benefit Plan or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, except for adoptions, amendments or terminations in the ordinary course of business consistent with past practice for employees or other service providers below the level of Vice President that do not materially increase costs, (C) make any contribution to any Company Benefit Plan, other than contributions required by Law, the terms of such Company Benefit Plan as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practice for employees or other service providers below the level of Vice President, (D) enter into any change-in-control Contract or grant any change-in-control benefits to, any officer, employee, director or independent contractor of the Company or any of its Subsidiaries, (E) enter into any retention, severance, termination or other similar Contract with, or grant any retention, severance, termination or similar compensation or benefits to, any officer, employee, director or independent contractor of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice for employees or other service providers below the level of Vice President, (F) accelerate the time of payment or vesting of any compensation or benefits for any current or former officer, employee, director or independent contractor of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice for employees or other service providers below the level of Vice President, (G) hire, engage, promote, temporarily layoff, furlough or terminate (other than termination for cause) any current or former officer, employee, director or independent contractor of the Company or any of its Subsidiaries, except in the ordinary course of business with respect to employees or independent contractors below the level of Vice President, (H) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or service provider of the Company or any of its Subsidiaries at the level of Vice President or above, (I) forgive any loans to any current or former employee or service provider of the Company or any of its Subsidiaries at the level of Vice President or above, or (J) effectuate a “plant closing,” “mass layoff” (each as defined in WARN) or other employee layoff event affecting in whole or in part any site of employment, facility, operating unit or employee;

(v) enter into, amend, negotiate or extend any Labor Agreement or, unless required by Law, recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of the Company or its Subsidiaries;

(vi) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person in each case other than a wholly owned Subsidiary of the Company (or any assets thereof), if such acquisition or loan is in excess of $2,000,000 individually or $5,000,000 in the aggregate;

(vii) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person (other than a wholly owned subsidiary of the Company), or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for borrowings under the Credit Agreement so long as the aggregate outstanding balances under the Credit Agreement do not exceed $40,000,000;

(viii) (A) incur or commit to incur any capital expenditures (x) in excess of the amounts specified for such capital expenditures in the Company’s latest capital expenditures forecast made available to Parent prior to the execution of this Agreement or (y) that individually have a cost that exceeds $1,000,000 (whether or not contemplated in the Company’s latest capital expenditures forecast); or (B) enter into, or modify or amend in any material respect (including, for the avoidance of doubt, any material modification or material amendment in respect of economic terms), or terminate any Company Material Contract or Contract that would constitute a Company Material Contract if such Contract were entered into prior to the date of this Agreement;

(ix) (A) transfer, license, sell, lease, surrender, divest, cancel, abandon or allow to lapse or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, mortgage or otherwise subject to any Lien (other than a Permitted Lien), any assets of the Company or its Subsidiaries having a value in excess of $2,000,000 individually or $5,000,000 in the aggregate to any Person (other than to the Company or a Subsidiary of the Company and other than (1) sales of inventory, (2) sales of rental equipment in the ordinary course or obsolete or worthless equipment, or (3) commodity, purchase, sale or hedging agreements that can be terminated upon 90 days or less notice without penalty (which term shall not be construed to include customary settlement costs), in each case in the ordinary course of business consistent with past practice, or (B) to adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization other than any restructuring, recapitalization, or other reorganization solely among the Company and its Subsidiaries or among the Company’s Subsidiaries;

(x) terminate, fail to renew, abandon, cancel, let lapse, fail to continue to prosecute or defend, encumber, license (including through covenants not to sue, non-assertion provisions or releases, immunities from suit that relate to Intellectual Property or any option to any of the foregoing), sell, transfer or otherwise dispose of any material Company IP, in each case, other than the ordinary course of business and consistent with past practices;

(xi) settle, waive, release, compromise or otherwise resolve any Legal Action (excluding any audit, claim or other proceeding in respect of Taxes) in a manner resulting in liability for, or restrictions on the conduct of business by, the Company or any of its Subsidiaries, other than settlements, waivers or releases of, or compromises for or resolutions of any Legal Action (1) funded, subject to payment of a deductible, by insurance coverage maintained by the Company or any of its Subsidiaries or (2) for payment of less than $500,000 individually or $1,500,000 in the aggregate during any calendar quarter (after taking into account insurance coverage maintained by the Company or any of its Subsidiaries) in the aggregate beyond the amounts reserved on the consolidated financial statements of the Company; provided, that, in the case of the foregoing exceptions in clauses (1) and (2), that such settlements do not obligate the Company or any of its Subsidiaries to take any action (other than make a payment or agree to de minimis actions that do not impose material liabilities or material restrictions on the Company or its Subsidiaries);

(xii) make any material change in any method of financial accounting principles or practices, or revalue in any material respect any of its properties or assets, including writing off notes or accounts receivables, in each case except for impairments required by GAAP and any such change required by a change in GAAP or applicable Law;

(xiii) except as set forth in Section 5.01(a) of the Company Disclosure Letter, (A) settle consent to or compromise any material Tax claim, audit, or assessment for an amount materially in excess (other than by a de minimis amount) of the amount reserved or accrued on the Company Balance Sheet (or most recent consolidated balance sheet included in the Company SEC Documents), (B) make, revoke or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (C) make any material amendment to any Tax Returns, (D) surrender or waive any right to claim a material Tax refund or (E) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xiv) subject to Section 5.01(c) in respect of Cyber Policies, terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(xv) propose or adopt a plan or complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary; or

(xvi) agree or commit to do any of the foregoing.

Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective businesses, assets, and operations.

(b) Notwithstanding anything to the contrary in Section 5.01(a), the Company and its Subsidiaries may, without Parent’s consent (i) make or continue any reasonably necessary changes in their respective business practices as required by applicable Law (including to the extent such business practices were adopted prior to the date hereof in response to the COVID-19 Pandemic and any COVID-19 Measures to comply with applicable Law), and (ii) continue or take such further actions as are commercially reasonably necessary in order to (A) protect the Company’s and its Subsidiaries’ employees, suppliers, partners and other individuals having business dealings with the Company and its Subsidiaries in response to any health or safety emergency caused by the COVID-19 pandemic or any COVID-19 Measures where time is of the essence and obtaining Parent’s prior consent would not be reasonably practicable under the circumstance, or (B) respond to third-party supply or service disruptions caused by the COVID-19 pandemic or any COVID-19 Measures in a commercially reasonable manner; provided further, that, to the extent permitted by applicable Law, the Company shall, as promptly as practicable, keep Parent reasonably informed of, and consult with Parent with respect to, any action(s) that would otherwise require Parent’s consent prior to taking any such action(s) under Section 5.01, and the Company, to the extent reasonably practicable, shall consider in good faith all recommendations made by Parent.

(c) The Company shall, and shall cause its Subsidiaries to (i) maintain in effect the insurance coverage provided by the Cyber Policies through the expiration date thereof, and (ii) to obtain, cause to be bound, and pay for, as promptly as practicable (and in any event prior to the expiration or termination of the Cyber Policies), and take all such actions reasonably necessary and advisable to, renew the Cyber Policies (or in the alternative, replace the Cyber Policies (such renewed policies or replaced policies, the “New Cyber Policies”)) on the most favorable terms reasonably available; provided that in connection with the foregoing, the Company shall promptly (i) keep Parent apprised of any material developments with securing the New Cyber Policies, (ii) provide to Parent copies of all substantially final summaries, binders, and policies in respect of the New Cyber Policies prior to committing to, entering into, or otherwise obtaining such New Cyber Policies, and (iii) to the extent reasonably practicable, consider in good faith all comments and recommendations made by Parent.

(d) The Company shall notify Parent promptly (and in any event within three (3) Business Days) of: (i) any actual or, to the Company’s Knowledge, threatened Cybersecurity Incident involving or related to the Company or its Subsidiaries; or (ii) any notice or other communication from any Person alleging an actual or threatened Cybersecurity Incident may have occurred involving or related to the Company or its Subsidiaries and, promptly following the occurrence of any of the foregoing clauses (i) or (ii), the Company shall appoint a point of contact to be responsible for keeping Parent promptly and reasonably appraised of all material developments with respect to such matter.

Section 5.02 Other Actions. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VII, the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 5.03 Access to Information; Confidentiality.

(a) For purposes of furthering the transactions contemplated hereby, from the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VII, the Company shall, and shall cause its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access, during normal business hours upon reasonable advance notice to the Company and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent such other information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request from time to time. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would (i) violate the attorney-client privilege of the Company or any of its Subsidiaries or (ii) conflict with any (A) Law applicable to the Company or any of its Subsidiaries or the assets, or operation of the business, of the Company or any of its Subsidiaries or (B) confidentiality obligation contained within a Contract to which the Company or any of its Subsidiaries is a party or by which any of their assets or properties are bound. Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the immediately preceding sentence, it shall promptly provide notice to Parent that it is withholding such access or information and the basis for such withholding and shall use its reasonable best efforts to enable full access to such information to be furnished or made available to Parent without so violating privilege or protection, incurring liability, or contravening applicable Law or Contract or obligation, including by entering into a customary joint defense agreement or common interest agreement with Parent (to the extent such an agreement would preserve the applicable privilege or protection), seeking the consent of third parties, redacting parts of documents or sharing “clean summaries of information”. Notwithstanding anything to the contrary contained in this Section 5.03(a), any document, correspondence or information or other access provided pursuant to this Section 5.03(a) may be redacted or otherwise limited to the extent required to prevent disclosure of information prepared by a financial advisor concerning the valuation of the Company or other similarly confidential or competitively sensitive information.

(b) The parties hereto hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with Confidentiality Agreement, effective as of May 13, 2021, between Parent and the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 5.04 No Solicitation.

(a) The Company shall not, and shall cause its Subsidiaries and its and their respective directors, officers and employees not to, and shall direct and use reasonable best efforts to cause its and their respective agents, advisors, investment bankers and other representatives (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) not to, directly or indirectly, solicit, initiate, propose or knowingly take any action to facilitate, encourage or induce the making, the submission or announcement of, any Takeover Proposal or the making of any proposal that would reasonably be expected to lead to any Takeover Proposal, or, subject to Section 5.04(b): (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to any Person or its Representatives, or afford to any Person or its Representatives access to the business, properties, assets, books, records or other non-public information, or to any personnel of the Company or its Subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in each case, which actions or circumstances would reasonably be expected to lead to, result in or facilitate or that is otherwise known to be relating to a Takeover Proposal, including the making, submission or announcement thereof; (ii) knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal; (iii) except where the Company Board makes a good faith determination that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or any limit on making Takeover Proposals; or (iv) approve, recommend, or propose to approve or recommend, or execute or enter into any letter of intent, term sheet or other Contract or other agreement or understanding (whether binding or non-binding, written or oral, preliminary or definitive) relating to any Takeover Proposal (each, a “Company Acquisition Agreement”). The Company shall, and shall cause its Subsidiaries, and shall direct and use reasonable best efforts to cause its and their respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal, including immediately terminating all access granted to any third party to any physical or electronic data room, and shall direct and use its commercially reasonable efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to promptly return or destroy all such information. Without limiting the foregoing, it is agreed that if any Representative of the Company or any of its Subsidiaries, acting at the Company’s direction or with the Knowledge of the Company, take any action that, if taken by the Company, would constitute a breach of this Section 5.04, such action shall constitute a breach of this Section 5.04 by the Company.

(b) Notwithstanding Section 5.04(a), if, at any time following the date hereof but prior to the receipt of the Company Shareholder Approval, the Company or any of its Representatives receives an unsolicited bona fide written Takeover Proposal that did not result from a breach of this Section 5.04, (i) the Company and its Representatives may engage in contact with the Person or group of Persons making the Takeover Proposal solely to clarify the terms and conditions thereof or to request that any Takeover Proposal made orally be made in writing; and (ii) if the Company Board (or a committee thereof) has determined in good faith (after consultation with its independent financial advisor and outside legal counsel) that such Takeover Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal, then the Company and the Company Board (or a committee thereof) may, subject to Section 5.04(c), directly or indirectly through any Representative: (A) participate in negotiations or discussions with any third party that has made a bona fide, unsolicited Takeover Proposal in writing; and (B) thereafter furnish to such third party non-public information relating to the Company or any of its Subsidiaries, subject to (x) first entering into an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement with such third party and (y) the Company promptly (and in any event within 24 hours) providing to Parent any such non-public information in the event such information was not previously made available to Parent; but in each case referred to in the foregoing clauses (A) and (B), only if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law. Nothing contained herein shall prevent the Company Board from disclosing to the Company’s shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if the Company Board determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law, it being understood that (i) any such disclosure made by the Company Board must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board and the rights of Parent under this Section 5.04 and (ii) nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof) to effect a Company Adverse Recommendation Change other than in accordance with Section 5.04(d) and Section 5.04(e).

(c) From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall notify Parent in writing as promptly as reasonably practicable (but in no event later than two (2) calendar days) after it receives or, to the Knowledge of the Company, its Representatives receive, any Takeover Proposal, or any inquiry that could reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries by any third party. In such notice, the Company shall include (i) the identity of the third party making any such Takeover Proposal, inquiry or request, (ii) a copy of any such Takeover Proposal, inquiry or request made in writing and any other written terms and proposals provided (including financing commitments) to the Company or its Representatives, (iii) a written summary of the material terms and conditions of any such Takeover Proposal, inquiry or request not made in writing, and (iv) an indication of whether the Company or Company Board intends to take any of the actions referred to in clauses (ii)(A) and (B) of Section 5.04(b). For the avoidance of doubt, the foregoing obligations of the Company shall include an obligation to keep Parent reasonably informed, on a prompt basis (and in any event within one (1) Business Day of any material developments), of the status and material terms and developments of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof.

(d) Except as expressly permitted by this Section 5.04, the Company Board shall not effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Company Shareholder Approval, the Company Board may effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a definitive written Company Acquisition Agreement in connection with such Company Adverse Recommendation Change, only if: (i) the Company promptly notifies Parent, in writing, at least five (5) Business Days (the “Superior Proposal Notice Period”) before making a Company Adverse Recommendation Change or entering into (or causing a Subsidiary to enter into) such definitive written Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly (A) that the Company has received a Takeover Proposal that has not been withdrawn and that the Company Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal; (B) to the extent not previously provided to Parent pursuant to Section 5.04(c) (and without limiting the obligations under Section 5.04(c)), the material terms of such Takeover Proposal, the identity of the Person or group of Persons making such Takeover Proposal and copies of all agreements, proposals and other documents (including financing commitments) relating to such Takeover Proposal; and (C) that the Company Board intends to effect a Company Adverse Recommendation Change or to terminate this Agreement pursuant to Section 7.04(a) absent revisions to the terms and conditions of this Agreement, which notice will specify the basis for such Company Adverse Recommendation Change or such termination; and (ii) prior to effecting such Company Adverse Recommendation Change or such termination, the Company and its Representatives, during the Superior Proposal Notice Period, negotiate with Parent in good faith to make such adjustments to the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, elects to engage in such negotiations (it being agreed that in the event that, after commencement of the Superior Proposal Notice Period, there is any revision in price or any material revision to the terms of a Superior Proposal, the Superior Proposal Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Superior Proposal Notice Period subsequent to the time the Company notifies Parent of any such revision in price or material revision (it being understood that there may be multiple extensions and that all notice obligations of the Company set forth in Section 5.04(c) and this Section 5.04(d) shall apply with respect to each such revision in price or material revision)); (iii) the Company has complied in all material respects with its obligations pursuant to this Section 5.04 with respect to such Takeover Proposal and (iv) the Company Board determines in good faith, after consulting with outside legal counsel and its Company Financial Advisor, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Parent during the Superior Proposal Notice Period to the terms and conditions of this Agreement.

(e) Notwithstanding anything to the contrary in the foregoing, in response to an Intervening Event that has occurred after the date of this Agreement but prior to the receipt of the Company Shareholder Approval, the Company Board may effect a Company Adverse Recommendation Change if: (i) prior to effecting the Company Adverse Recommendation Change, the Company promptly notifies Parent, in writing, at least five (5) Business Days (the “Intervening Event Notice Period”) before taking such action of its intent to consider such action (which notice shall not, by itself, constitute a Company Adverse Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to the Intervening Event, and the reasons for taking, such action; (ii) the Company shall, and shall cause its Representatives to, during the Intervening Event Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that the Company Board would no longer determine underlying facts giving rise to, and the reasons for taking such action, ceases to constitute an Intervening Event, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Intervening Event Notice Period, there is any material development in an Intervening Event, the Intervening Event Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Intervening Event Notice Period subsequent to the time the Company notifies Parent of any such material development (it being understood that there may be multiple extensions)); (iii) the Company has complied in all material respects with its obligations pursuant to this Section 5.04(e) with respect to such Intervening Event and (iv) the Company Board determines in good faith, after consulting with outside legal counsel and its Company Financial Advisor, that the failure to effect such Company Adverse Recommendation Change, after taking into account any adjustments made by Parent during the Intervening Event Notice Period, would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law. The Company acknowledges and hereby agrees that any Company Adverse Recommendation Change effected (or proposed to be effected) in response to or in connection with any Takeover Proposal may be made solely and exclusively pursuant to Section 5.04(d) only, and may not be made pursuant to this Section 5.04(e), and any Company Adverse Recommendation Change may only be made pursuant to thisSection 5.04 and no other provisions of this Agreement.

Section 5.05 Shareholder Meeting; Preparation of Proxy Materials; Approval by Sole Shareholder of Merger Sub.

(a) The Company shall take all action necessary to conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act, establish a record date, duly call, give notice of, convene, and hold the Company Shareholders Meeting, in each case, as soon as reasonably practicable after the date of this Agreement (and shall not adjourn or postpone the Company Shareholders Meeting without the consent of Parent), and, in connection therewith, the Company shall mail the Company Proxy Statement to the holders of Company Common Stock in advance of such meeting. Except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change as permitted by Section 5.04 hereof, the Company Proxy Statement shall include the Company Board Recommendation. Subject to Section 5.04 hereof, the Company shall use commercially reasonable efforts to: (i) solicit from the holders of Company Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger; and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by applicable Law to obtain such approval.

(b) In connection with the Company Shareholders Meeting, as soon as reasonably practicable following the date of this Agreement (and in any event within fifteen (15) Business Days) the Company shall prepare and file the preliminary Company Proxy Statement with the SEC. Parent, Merger Sub, and the Company will cooperate and consult with each other in the preparation of the Company Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement. The Company shall not file the Company Proxy Statement, or any amendment or supplement thereto, without providing Parent and its legal counsel a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company) and the Company agrees that all information relating to Parent and its Subsidiaries included in the Proxy Statement shall be in form and content reasonably satisfactory to Parent. The Company shall use its commercially reasonable efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Company Proxy Statement as promptly as practicable after receipt thereof and to cause the Company Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s shareholders as promptly as commercially reasonably practicable following filing with the SEC. The Company agrees to consult with Parent prior to responding to SEC comments with respect to the preliminary Company Proxy Statement. Each of Parent, Merger Sub, and the Company agree to correct any information provided by it for use in the Company Proxy Statement which shall have become false or misleading and the Company shall promptly prepare and mail to its shareholders an amendment or supplement setting forth such correction (to the extent such correction is material and a filing alone with the SEC of such correction would not be sufficient). The Company shall as soon as commercially reasonably practicable: (i) notify Parent of the receipt of any comments from the SEC with respect to the Company Proxy Statement and any request by the SEC for any amendment to the Company Proxy Statement or for additional information; and (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Proxy Statement.

(c) Immediately following the execution and delivery of this Agreement, Parent, as sole shareholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with applicable Law.

Section 5.06 Notices of Certain Events; Shareholder Litigation; No Effect on Disclosure Letter.

(a) The Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of: (i) any notice or other communication from any Person alleging that the material consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any material notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (iii) any event, change, or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of the conditions set forth in Section 6.01, Section 6.02(a), Section 6.02(b), or Section 6.02(c) of this Agreement (in the case of the Company and its Subsidiaries) or Section 6.01, Section 6.03(a) or Section 6.03(b) of this Agreement (in the case of Parent and Merger Sub), to be satisfied.

(b) Prior to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, each party shall promptly advise the other in writing after becoming aware of any Legal Action commenced after the date hereof against Parent, the Company or any of its directors by any shareholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Merger) and shall keep the other party reasonably informed regarding any such Legal Action. Each party shall give the other party the opportunity to consult and participate in any such Legal Action regarding the defense or settlement of any such Legal Action, and shall consider such party’s views and comments with respect to such Legal Action. Notwithstanding anything to the contrary in Section 5.01, the Company shall not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any such Legal Action unless Parent has provided its prior written consent (which consent shall not be unreasonably withheld, delayed, or conditioned). For purposes of this Section 5.06(b), “participate” means that each party will be kept apprised of proposed strategy and other significant decisions by the other party with respect to Legal Actions (to the extent that attorney-client privilege between such party and its counsel is not impaired; it being understood that the Company and Parent shall use reasonable best efforts to enter into arrangements to avoid impairing privilege), and each party may offer comments or suggestions with respect to such Legal Actions but will not be afforded any decision-making power over such Legal Action prior to the Effective Time, except for the settlement or compromise consent set forth above and except that each party shall take into account such other party’s recommendations in good faith.

(c) In no event shall: (i) the delivery of any notice by a party pursuant to Section 5.06(a) limit or otherwise affect the respective rights, obligations, representations, warranties, covenants, or agreements of the parties or the conditions to the obligations of the parties under this Agreement or the remedies available to the parties under this Agreement; or (ii) disclosure by the Company or Parent pursuant to Section 5.06(a) be deemed to amend or supplement the Company Disclosure Letter or constitute an exception to any representation or warranty. Section 5.06(a) shall not constitute a covenant or agreement for purposes of Section 6.02(b) or Section 6.03(b).

Section 5.07 Employees; Benefit Plans.

(a) During the period commencing at the Effective Time and ending on the date which is twelve months from the Effective Time (or if earlier, the date of the employee’s termination of employment with Parent and its Subsidiaries), Parent shall cause the Surviving Corporation and each of its Subsidiaries, as applicable, to provide the employees of the Company and its Subsidiaries who remain employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) with annual base salary or wage level, annual target bonus opportunities, and employee benefits (excluding, any U.S.-based defined benefit pension plans, any non-qualified deferred compensation plans or programs, and any equity compensation arrangements, the “Excluded Benefits”) that are, in the aggregate, no less favorable than the annual base salary or wage level, annual target bonus opportunities, and employee benefits provided by the Company and its Subsidiaries on the date of this Agreement.

(b) With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries, excluding the Excluded Benefits (collectively, “Parent Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Effective Time, and subject to the terms of the governing plan documents, Parent shall, or shall cause the Surviving Corporation to, credit all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be as if such service were with Parent, for purposes of eligibility to participate and vesting (but not for purposes of benefit accrual, except for vacation, if applicable) for full or partial years of service in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided, that such service shall not be credited to the extent that: (i) such crediting would result in a duplication of benefits; or (ii) such service was not credited under the corresponding Company Benefit Plan.

(c) If Parent provides written notice to the Company no later than five (5) Business Days prior to the Effective Time, that it has determined in good faith (after consultation with the Company and taking into account the Company’s recommendation in good faith) to terminate the Company’s Company Benefit Plan intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, the Company, shall one (1) Business Day prior to the Effective Time, adopt resolutions terminating any such Company Benefit Plan intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, effective no later than the day immediately preceding the date the Company and Parent become members of the same controlled group of corporations (as defined in Section 414(b) of the Code). The form and substance of such resolutions shall be subject to the reasonable approval of Parent, and the Company shall provide evidence that such resolutions have been adopted by the Company and/or its Subsidiaries, as applicable.

(d) This Section 5.07 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.07, express or implied, shall confer upon any Company Employee, any beneficiary, or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.07. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement; (ii) shall alter or limit the ability of the Surviving Corporation, Parent, or any of their respective Affiliates to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them; or (iii) shall prevent the Surviving Corporation, Parent, or any of their respective Affiliates from terminating the employment of any Company Continuing Employee following the Effective Time. The parties hereto acknowledge and agree that the terms set forth in this Section 5.07 shall not create any right in any Company Employee or any other Person to any continued employment with the Surviving Corporation, Parent, or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alters any existing at-will employment relationship between any Company Employee and the Surviving Corporation.

(e) With respect to matters described in this Agreement, including this Section 5.07, the Company will not send any written notices or other written communication materials to Company Employees without the prior written consent of Parent.

Section 5.08 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Merger Sub agree to cause the Surviving Corporation to assure that all rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries (each an “Indemnified Party”) for any acts or omissions by such Indemnified Party occurring prior to the Effective Time, as provided in the Charter Documents of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.08 of the Company Disclosure Letter, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms.

For a period of six years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification, and advancement of expenses at least as favorable to the provisions of the Charter Documents of the Company as in effect as of the date of this Agreement with respect to acts or omissions by any Indemnified Party occurring prior to the Effective Time, and shall not (except as required by applicable Law) amend, repeal, or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim.

(b) The Company shall obtain as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts as in the Company’s directors’ and officers’ liability insurance policy in effect as of the date hereof (“D&O Insurance”) and containing terms and conditions that are not less advantageous to the Indemnified Parties, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”); provided that in no event shall the cost of the D&O Tail Policy exceed 300% of the annual premium paid by the Company prior to the date hereof in respect of the D&O Insurance. During the term of the D&O Tail Policy, Parent shall not (and shall cause the Surviving Corporation not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived.

(c) The obligations of Parent, Merger Sub, and the Surviving Corporation under this Section 5.08 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.08 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.08 applies shall be third party beneficiaries of this Section 5.08, each of whom may enforce the provisions of this Section 5.08).

(d) In the event Parent, the Surviving Corporation or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of its applicable obligations set forth in this Section 5.08. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 5.08 is not prior to, or in substitution for, any such claims under any such policies.

(e) The Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 5.08 in connection with the valid and successful enforcement of their rights provided in this Section 5.08.

Section 5.09 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.09), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to the transactions contemplated by this Agreement as promptly as reasonably practicable (and in no event later than the Outside Date), including: (i) the obtaining of all necessary Permits, waivers, and actions or nonactions from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities; and (ii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Company and Parent shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i) and (ii) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company, on the one hand, or Parent or Merger Sub, on the other hand, receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement. Neither party hereto shall participate in any meeting or teleconference with any Governmental Entity where material issues are reasonably expected to be discussed in connection with this Agreement and the transaction contemplated hereby unless, so long as reasonably practicable and permitted by applicable Law, it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat. Each party hereto shall furnish the other party with copies of all material correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to this Agreement and the transaction contemplated hereby, and furnish the other party with such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity; provided, however, that each party may, as it deems advisable and necessary, reasonably designate any competitively sensitive materials provided pursuant to this Section 5.09 as “outside counsel only,” and provided further that materials may be redacted (i) to remove references concerning the valuation of Company or Parent and the transaction contemplated hereby or other confidential information, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable privilege or confidentiality concerns. The parties shall discuss in advance the strategy and timing for obtaining any clearances required under Antitrust Laws; provided, however, that (but, for the avoidance of doubt, subject to the Company’s consultation and participation rights described above,Section 5.05(b), Section 5.06(b) and Section 5.09(d)), Parent shall, on behalf of the parties, (but only to the extent relating to the matters that occur from and after the Closing or that would be conditioned on the occurrence of the Closing) devise and lead all meetings, communications, negotiations and strategy (including defense strategy) for dealing with any Governmental Entity in connection with obtaining all consents, approvals, clearances and other authorizations of any Governmental Entity set forth on Section 6.01 of the Company Disclosure Letter, satisfying the conditions set forth in Section 6.01(b), and any matters that otherwise relate to Antitrust Laws in connection with this Agreement or the transactions contemplated hereby. For the avoidance of doubt, nothing in the foregoing sentence shall (x) give Parent the right to control or lead on matters unrelated to this Agreement or unrelated to the consummation of the transactions contemplated hereby, or (y) require the Company to take or agree to take any action (including any disposition, licensing, holding separate or conduct remedy) or to limit or agree to limit the Company’s freedom of action in any respect unless, as set forth in Section 5.09(d) below, the effectiveness of any such agreement, action or limitation is conditioned upon (and such action or limitation takes effect following) the Closing. Notwithstanding anything herein to the contrary, (A) Parent’s obligations to take or cause to take any actions described in this Section 5.09, shall be subject, in each case, to the right of Parent, in Parent’s good faith reasonable discretion, to take reasonable periods of time in order to advocate and negotiate with Governmental Entities with respect to such actions, and (B) subject to the Company’s consultation and participation rights described above, if there are multiple alternative actions or remedies which may result in obtaining any consents, approvals, clearances and other authorizations of any Governmental Entity set forth on Section 6.01 of the Company Disclosure Letter and satisfying the conditions set forth in Section 6.01(b), then Parent shall have sole discretion over which alternative actions or remedies to propose (to the extent that no such remedies take effect prior to the Closing without the Company’s consent).

(b) Without limiting the generality of the undertakings pursuant toSection 5.09(a) hereof, the parties hereto shall: (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Entities with jurisdiction over the Antitrust Laws (each such Governmental Entity, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority as necessary, proper, or advisable to permit consummation of the transactions contemplated by this Agreement as promptly as reasonably practicable (and in no event later than the Outside Date), including preparing and filing any notification and report form and related material required under the HSR Act and any additional consents and filings under any other Antitrust Laws as promptly as reasonably practicable following the date of this Agreement (provided, that in the case of the filing under the HSR Act, such filing shall be made within fifteen (15) Business Days of the date of this Agreement) and thereafter to respond as promptly as reasonably practicable to any request for additional information or documentary material that may be made under the HSR Act or any other applicable Antitrust Laws; and (ii) subject to the terms set forth in Section 5.09(d) hereof, use their reasonable best efforts to promptly take such actions as are necessary or advisable to obtain approval of the consummation of the transactions contemplated by this Agreement by any Governmental Entity or expiration of applicable waiting periods as promptly as reasonably practicable (and in no event later than the Outside Date).

(c) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of the Company and Parent shall, subject to Section 5.09(d), cooperate and use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated hereby from occurring prior to the Outside Date.

(d) Without limiting the generality of Parent’s undertakings pursuant to this Section 5.09, Parent agrees to use its reasonable best efforts including by promptly taking any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Entity or any other Person so as to enable the parties to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable (and in no event later than the Outside Date), including proposing, negotiating, committing to and effecting, by consent decree, order, hold separate orders, or otherwise the sale, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement from occurring prior to the Outside Date. In addition, Parent shall use its reasonable best efforts including by defending through Legal Action on the merits any claim asserted in any Governmental Entity by any party in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent the consummation of the Closing from occurring prior to the Outside Date. Notwithstanding anything herein to the contrary, (i) the Company shall not take or agree to take any actions described in this Section 5.09(d) without the prior written approval of Parent and (ii) neither Parent nor the Company shall be required to take or agree to take any action (including any disposition, licensing, holding separate or conduct remedy) or to limit or agree to limit Parent’s freedom of action or that of the Company or of any Subsidiary in any respect unless (x) such agreement, action or limitation would not reasonably be expected to, individually or in the aggregate, result in a Substantial Detriment and (y) the effectiveness of any such agreement, action or limitation is conditioned upon the Closing. “Substantial Detriment” means a material adverse effect on the Company and its Subsidiaries, taken as a whole, Parent, or the pro forma Parent

(together with the Company and its Subsidiaries) (but assuming for this purpose that Parent or the pro forma Parent is the size, and has the aggregate financial and operating metrics, of the Company and its Subsidiaries, taken as a whole).

Section 5.10 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company, Parent, and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or other Governmental Entity to which the relevant party is subject or submits, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 5.10 shall not apply to any release or announcement made or proposed to be made in connection with and related to a Company Adverse Recommendation Change or in compliance with Section 5.04.

Section 5.11 Anti-Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Law becomes or is deemed to be applicable to Parent, the Merger Sub, the Company, the Merger, or any other transaction contemplated by this Agreement, then each of the Company and the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such anti-takeover Law on the transactions contemplated hereby.

Section 5.12 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

Section 5.13 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 5.14 Stock Exchange Delisting. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of Nasdaq to cause (a) the delisting of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

Section 5.15 Resignations. At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of the directors of the Company and its Subsidiaries set forth on Section 5.15 of the Company Disclosure Schedule, effective at the Effective Time.

Section 5.16 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 5.17 Financing.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper and advisable to consummate and obtain the proceeds of the Financing prior to the Outside Date on the terms and conditions described in the Commitment Letter, including using its reasonable best efforts to:

(i) maintain in effect the Commitment Letter in accordance with the terms and subject to the conditions thereof;

(ii) negotiate and enter into all of the definitive agreements with respect to the Financing (the “Definitive Agreements”) consistent with the terms and conditions contained therein (including, as necessary, the “flex” provisions contained in any related fee letter) on or prior to the Closing Date or on other terms no less favorable to the Parent taken as a whole (including with respect to the conditionality thereof);

(iii) satisfy on a timely basis (or obtain a waiver to) all conditions to funding that are applicable to Parent and its Subsidiaries in the Commitment Letter and the Definitive Agreements with respect to the Financing contemplated by the Commitment Letter,

(iv) fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Commitment Letter as and when they become due;

(v) comply with its obligations in the Commitment Letter and the Definitive Agreements and enforce its rights under the Commitment Letter and Definitive Agreements; and

(vi) consummate the Financing contemplated by the Commitment Letter and Definitive Agreements substantially concurrently with the Closing.

(b) In the event that all conditions contained in the Commitment Letter have been satisfied (or upon such funding will be satisfied), Parent shall use reasonable best efforts to cause the Lenders to fund the Financing to the extent required to consummate the transactions contemplated by this Agreement and to pay related fees and expenses on the Closing Date. Parent shall comply with its obligations under the Commitment Letter.

(c) Parent shall not, without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed):

(i) permit any amendment, replacement, supplement or modification to, or any waiver of any provision or remedy under, the Commitment Letter (or, following entry into the Definitive Agreements related to the Financing, such Definitive Agreements) if such amendment, replacement, supplement, modification or waiver (individually or in the aggregate with any other amendments, modifications or waivers) would reasonably be expected to (v) add any new or additional (or otherwise expand, amend or modify any existing) conditions to the consummation of all or any portion of the Financing, (w) reduce the amount of the Financing below the amount required, together with cash on hand, to consummate the transactions contemplated hereby (including by changing the amount of fees to be paid or original issue discount thereof), (x) make the funding of any portion of the Financing (or satisfaction of any condition to obtaining any portion of the Financing) materially less likely to occur, (y) adversely affects in any material respect the ability of Parent to enforce its rights against other parties to the Commitment Letter or the Definitive Agreements as so amended, replaced, supplemented or otherwise modified, relative to the ability of Parent to enforce its rights against such other parties to the Commitment Letter as in effect on the date hereof or in the Definitive Agreements, or (z) impede or delay in any material respect the consummation of the transactions contemplated by this Agreement or otherwise make the Financing materially less likely to occur; or

(ii) terminate, rescind or withdraw, or permit the termination, rescission or withdrawal of, any Commitment Letter, unless such Commitment Letter is replaced with a new commitment that, were it structured as an amendment to an existing Commitment Letter, would satisfy the requirements of the foregoing clause (i).

For the avoidance of doubt, nothing herein shall prevent Parent from replacing or amending the Commitment Letter in order to add lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Commitment Letter as of the date hereof or as required pursuant to the market flex provisions in the related fee letters. Parent shall promptly deliver to the Company copies of any such amendment, modification, supplement, waiver or replacement.

(d) In the event that any portion of the Financing becomes (or would reasonably be expected to become) unavailable on the terms and conditions set forth in the Commitment Letter, regardless of the reason therefor, Parent will (i) promptly notify the Company of such unavailability and the reason therefor and will use reasonable best efforts, as promptly as reasonably practicable following the occurrence of such event, to obtain alternative debt financing (in an amount sufficient, together with cash on hand, to consummate the transactions contemplated by this Agreement and to pay related fees and expenses) from the same or other sources that are on terms that are no less favorable, taken as a whole, to Parent than those set forth in the Commitment Letter or the Definitive Agreements, as applicable (the Alternative Financing), and (ii) obtain one or more new financing commitment letters with respect to such Alternative Financing (the New Commitment Letters), which New Commitment Letters will replace the existing Commitment Letter in whole or in part. Parent shall promptly provide the Company with a copy of any New Commitment Letters (and any redacted fee letter in connection therewith). For the purposes of this Agreement, (x) the term Commitment Letter shall be deemed to include any New Commitment Letter (or similar agreement) with respect to any alternative debt financing arranged in compliance herewith (and any Commitment Letter remaining in effect at the time in question), as well as all amendments, modifications and supplements permitted under this Agreement, (y) the term Financing shall be deemed to include any such alternative debt financing, and (z) the term Lenders shall be deemed to include the financing sources providing any such alternative debt financing. The Parent and Merger Sub shall be subject to the same obligations with respect to such Alternative Financing as are set forth in this Section 5.17 with respect to the Financing.

(e) To the extent requested, Parent shall keep the Company reasonably informed on a reasonably current basis of the status of its efforts to arrange the Financing. Parent shall provide the Company with copies of all executed definitive agreements related to the Financing. Without limiting the generality of the foregoing, Parent shall provide the Company with prompt notice (and in any event within two (2) Business Days) (i) of any material breach or default by any party to any Commitment Letter or the Definitive Agreements of which Parent becomes aware, (ii) of the receipt of any written notice or other written communication from any Lender with respect to any (1) breach, default, termination or repudiation by any party to the Commitment Letter or the Definitive Agreements of any provision thereof (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing or Definitive Agreements) or (2) material dispute or disagreement between or among any parties to the Commitment Letter or any definitive agreements related to the Financing but only to the extent that the Parent believes in good faith that (X) it will not be able to obtain any portion of the Financing as a result of such dispute or disagreement or (Y) the Closing could reasonably be expected to be delayed or prevented as a result of such dispute or disagreement, (iii) if and when Parent becomes aware that any portion of the Financing contemplated by the Commitment Letter may not be available, (iv) if for any reason Parent believes in good faith that it will not be able to obtain any portion of the Financing on the terms, in the manner and from the sources contemplated by the Commitment Letter (including any related flex terms) and (v) of any expiration or termination of the Commitment Letter or other Definitive Agreement; provided that any information disclosed in such notice shall be subject to the confidentiality covenants set forth in Section 5.03. Notwithstanding the foregoing and subject to Section 8.12(b) hereof, compliance by Parent with thisSection 5.17 shall not relieve Parent of its obligation to consummate the transactions contemplated by this Agreement whether or not the Financing is available and Parent acknowledges that this Agreement and the transactions contemplated hereby are not contingent on Parent’s ability to obtain the financing (or any alternative financing) or any specific term with respect to such financing.

Section 5.18 Financing Cooperation.

(a) Prior to the Closing, the Company shall use reasonable best efforts to provide, and to cause its Subsidiaries (and its and their Representatives) to use their respective reasonable best efforts to provide, to Parent (at Parent’s sole expense) such reasonable cooperation requested by Parent in connection with the Financing (provided that such cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries) including, using its reasonable best efforts to:

(i) cooperating with any marketing efforts of Parent and the Lenders for any portion of the Financing, including using reasonable efforts to ensure that the marketing and syndication efforts benefit from the existing banking relationships of the Company and its Subsidiaries and assisting with the preparation of materials for customary rating agency presentations, bank information memoranda and similar syndication and marketing materials necessary for the Financing; participating in a reasonable and limited number of meetings (including customary meetings among the finance providers, prospective lenders and investors, and senior management and representatives of the Company and its Subsidiaries and meetings with rating agencies) and providing customary authorization letters to the financing providers authorizing the distribution of information to prospective lenders or investors and containing a representation to the Lenders that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or its or their respective securities and executing ratings agency engagement letters as required in connection with the Financing (provided, that the Company shall not be required to pay any cost or expenses relating to rating agency engagement letters);

(ii) providing all reasonably available financial information (including, without limitation, any additional financial information required under the Commitment Letter) as may be reasonably requested in connection with the structuring, arrangement and syndication of the Financing and that is customary to be included in marketing materials for senior secured indebtedness (or any documentation or deliverables in connection therewith) similar to the Financing; provided that the filing of the required financial statements on Form 10-K and Form 10-Q will satisfy the requirements of this clause with respect to annual and quarterly financials;

(iii) reasonably assisting in (x) the preparation and, to the extent the Company or any of its Subsidiaries becomes a borrower or a guarantor under the definitive financing documents on or after the Closing, execution and delivery of one or more credit or other agreements governing the Financing, as well as any security documents, intercreditor documents, certificates or other definitive or ancillary financing documents in connection with the Financing and (y) the facilitation of pledging of collateral and provision of payoff letters and lien releases, it being understood that any documents contemplated by this subsection (iii) will not become effective until the Closing;

(iv) providing promptly (and in any event at least five (5) Business Days before Closing; provided that the request for such information has been made at least ten (10) Business Days prior to the Closing Date) to Parent and its financing sources all documentation and other information reasonably requested by such financing sources which are required to comply with applicable “know your customer”, beneficial ownership and anti-money laundering rules and regulations (including the USA Patriot Act and the Lenders’ corresponding internal policies of general application to all borrowers and guarantors);

(v) obtaining and delivering to Parent, at least one (1) Business Day prior to the Closing Date, an executed pay-off letter in customary form reasonably acceptable to Parent with respect to the Credit Agreement; and

(vi) taking all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Financing,

provided, however, that nothing herein shall require such cooperation to the extent it would, or would be likely to, (1) interfere unreasonably with the business or operations of the Company or any of its Subsidiaries, (2) require the Company or any of its Subsidiaries to take any action that will conflict with or violate the Company’s or any such Subsidiary’s constitutional documents or any applicable Law, (3) require the Company or any of its Subsidiaries to enter into or approve any documentation referred to in paragraph (iii) above that takes effect or is effective prior to the Closing or (4) require the Company or any of its Subsidiaries to bear any out of pocket cost or expense or pay any fee (other than those costs and fees that Parent commits to reimburse) or provide any indemnity, in each case effective prior to the Closing (5) give any indemnities in connection with the Financing that are effective prior to the Closing, (6) provide in connection with the Financing any information the disclosure of which is prohibited or restricted under Law or is legally privileged, (7) require the pre-Closing Board of Directors of the Company and the directors, managers and general partners of the Company’s Subsidiaries to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained, (8) require the Company or any of its Subsidiaries to take any corporate actions prior to the Closing to permit the consummation of the Financing, or (9) require the Company or any of its Subsidiaries to provide (A) the preparation of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information, (B) any description of all or any component of the Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”, (C) projections, risk factors or other forward-looking statements relating to all or any component of the Financing, (D) Subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, (E) Compensation Disclosure and Analysis required by Item 402(b) of Regulation S-K, or (F) any solvency certificate or similar certification or representation; provided, however, that notwithstanding anything herein to the contrary, the Company shall be obligated to provide projections (of the type that are customary to be included in private side marketing materials for senior secured indebtedness similar to the Financing) and other customary forward-looking information relating to the Company’s future performance for use in private side marketing materials. Nothing in this Section 5.18 will require (1) any officer or Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action that could reasonably be expected to result in personal liability to such officer or Representative, or (2) the members of the Company Board as of immediately prior to the Closing to approve any financing or Contracts related thereto. For the avoidance of doubt, any action taken by the Company or its Subsidiaries in accordance with this Section 5.18 shall not be deemed to breach any of the Company’s or its Subsidiaries obligations under Section 5.01.

(b) Parent shall promptly reimburse the Company and its Subsidiaries for all out-of-pocket costs and expenses (including reasonable legal fees and expenses) incurred by the Company and/or any of its Subsidiaries in connection with providing the support and cooperation contemplated by this Section 5.18. Parent shall indemnify and hold harmless the Company and each of its Subsidiaries, and each of their respective directors, officers, employees, agents and other representatives, from and against any and all damages, claims, interest, costs or expenses (including reasonable legal fees and expenses), awards, judgments, penalties and amounts paid in settlement suffered or incurred by any of them in connection with the arrangement of the Financing (including any information utilized in connection therewith and any misuse of the logos or marks of the Company or its Subsidiaries in each case prior to the Closing occurring), except to the extent that such losses arise out of or in connection with the willful misconduct or fraud by the Company or any of its Subsidiaries.

(c) Subject to the Parent’s indemnification obligations under this Section 5.18, Parent shall be entitled to use the Company’s or its Subsidiary’s logos in connection with the Financing; provided that such logos (i) are used solely in a manner that is not intended or likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries, and (ii) are used solely in connection with a description of the Company, its business and operations or the Transactions.

ARTICLE VI

CONDITIONS

Section 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing Date of each of the following conditions:

(a) Company Shareholder Approval. This Agreement will have been duly adopted by the Company Shareholder Approval.

(b) Regulatory Approvals. All waiting periods applicable to the Merger (including any timing agreement with the U.S. Department of Justice or Federal Trade Commission) shall have expired or been terminated under the HSR Act.

(c) No Injunctions, Restraints, or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that is in effect and make illegal, enjoin, or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

(d) Governmental Consents. All consents, approvals, clearances and other authorizations of any Governmental Entity set forth in Section 6.01 of the Company Disclosure Letter shall have been obtained and any applicable waiting periods with respect thereto shall have expired or been terminated, as the case may be.

Section 6.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by Parent and Merger Sub on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.02 (Capital Structure) shall be true and correct in all respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except for those representations and warranties that address matters only as of a particular date, which shall be true and correct as of that date) except for de minimis inaccuracies, (ii) the representations and warranties of the Company set forth in Section 3.01 (Organization), Section 3.03(a) (Authority), Section 3.05(b) (Absence of Certain Changes or Events), Section 3.09 (No Litigation), Section 3.10 (Brokers’ and Finders’ Fees), Section 3.19 (Antitakeover Statutes) and Section 3.20 (Fairness Opinion) that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all material respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except for those representations and warranties that address matters only as of a particular date, which shall be so true and correct as of that date) and (B) that are qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except for those representations and warranties that address matters only as of a particular date, which shall be so true and correct as of that date), and (iii) all other representations and warranties of the Company set forth in Article III of this Agreement shall be true and correct (without giving effect to any materiality qualification or Company Material Adverse Effect set forth therein) in all respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be so true and correct in all respects as of that date), except for such failures to be true and correct that have not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect.

(d) Government Consents. None of the consents, approvals, clearances, and other authorizations or expirations referenced in Section 6.01(b) or Section 6.01(d) shall have resulted in a Substantial Detriment.

(e) Officers Certificate. Parent will have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b), and Section 6.02(c) hereof.

Section 6.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article IV of this Agreement shall be true and correct in all material respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be so true and correct in all respects as of that date).

(b) Performance of Covenants. Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by them at or prior to the Closing.

(c) Officers Certificate. The Company will have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 6.03(a) andSection 6.03(b).

ARTICLE VII

TERMINATION, AMENDMENT, AND WAIVER

Section 7.01 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time (whether before or after the receipt of the Company Shareholder Approval) by the mutual written consent of Parent, Merger Sub, and the Company.

Section 7.02 Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time:

(a) if (whether before or after the receipt of the Company Shareholder Approval) the Closing shall not have occurred on or before 5:00 p.m. Eastern Time on November 17, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or before the Outside Date and provided, further, however, that, if all of the conditions set forth in Article VI, other than the conditions set forth in Section 6.01(b), Section 6.01(c) (to the extent the failure of such condition arises from or relates to Antitrust Laws) or Section 6.01(d), shall have been satisfied or shall be capable of being satisfied at such time, then either the Company or Parent shall be entitled to extend the Outside Date on no more than two successive occasions of two (2) months each (not to exceed 9 months after the date of this Agreement) by delivering written notice to the other party no later than such then-scheduled Outside Date, and the expiration date of the last extension period shall thereafter be deemed to be the Outside Date.

(b) if (whether before or after the receipt of the Company Shareholder Approval) any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to a party if such Law or Order resulted from the material breach of any representation, warranty, covenant, or other agreement of such party set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order; or

(c) if this Agreement has been submitted to the shareholders of the Company for adoption at a duly convened Company Shareholders Meeting and the Company Shareholder Approval shall not have been obtained at such meeting (or, if such Company Shareholders Meeting has been adjourned or postponed, the Company Shareholder Approval shall not have been obtained at the final adjournment or postponement thereof).

Section 7.03 Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time:

(a) if prior to the receipt of the Company Shareholder Approval at the Company Shareholders Meeting, (i) a Company Adverse Recommendation Change shall have occurred or (ii) the Company has willfully (meaning such breach was the result of an action that was both intentional and known to be a breach) and materially breached its obligations under Section 5.04; or

(b) if the Company shall have breached or there is any inaccuracy in any of its representations or warranties, or shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which breach, inaccuracy or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.02(a), or Section 6.02(b) and (ii) is either not curable or is not cured by the earlier of (A) the Outside Date and (B) the date that is 30 days following written notice from Parent to the Company of such breach, inaccuracy or failure.

Section 7.04 Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time:

(a) in order concurrently to enter into a definitive, written Company Acquisition Agreement for a transaction that constitutes a Superior Proposal prior to the receipt of the Company Shareholder Approval at the Company Shareholders Meeting if, (i) the Company has complied in all material respects with Section 5.04 with respect to such Superior Proposal, and (ii) prior to or substantially concurrently with such termination the Company pays the Termination Fee due to Parent in accordance with Section 7.06(a)(ii) and (iii) substantially concurrently with such termination, the Company enters into such definitive written Company Acquisition Agreement;

(b) if either Parent or Merger Sub shall have breached or there is any inaccuracy in any of its representations or warranties, or shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which breach, inaccuracy or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.03(a) orSection 6.03(b) and (ii) is either not curable or is not cured by the earlier of (A) the Outside Date and (B) the date that is 30 days following written notice from the Company to Parent of such breach, inaccuracy or failure; or

(c) if (i) all of the conditions set forth in Section 6.01 and Section 6.02 have been and continue to be satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), (ii) Parent and Merger Sub fail to consummate the Merger on the date upon which Parent is required to consummate the Merger pursuant to Section 1.02, (iii) the Company has irrevocably notified Parent in writing that (A) it is ready, willing and able to consummate the Closing and (B) all conditions set forth in Section 6.03 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that the Company is willing to waive any unsatisfied conditions set forth in Section 6.03, (iv) the Company has given Parent written notice at least three (3) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 7.04(c) if Parent and Merger Sub fail to consummate the Merger on the date required pursuant to Section 1.02 and (v) Parent and Merger Sub fail to consummate the Merger on the later of the expiration of such three (3) Business Day period contemplated by the foregoing clause or the date set forth in the foregoing notice.

Section 7.05 Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Article VII (other than pursuant to Section 7.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 7.05 shall be effective immediately upon delivery of such written notice to the other party. In the event of termination of this Agreement pursuant to this Article VII, this Agreement shall terminate (except that the Confidentiality Agreement, Section 5.18(b), this Section 7.05, Section 7.06 andArticle VIII shall survive any termination), and there shall be no Liability of any party hereto (or any partner, member, manager, shareholder, director, officer, employee, Affiliate, agent or other representative of such party, and, collectively referred to herein as “Related Parties”) to the other parties hereto, as applicable, except as provided in Section 5.18(b), Section 7.06, Section 8.11 and Section 8.12. The parties acknowledge and agree that (i) nothing in this Section 7.05 shall be deemed to affect the parties’ rights to specific performance under Section 8.12 (except as expressly set forth in Section 8.12); and (ii) no termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement.

Section 7.06 Fees and Expenses Following Termination.

(a) Company Payments.

(i) If this Agreement is terminated by Parent pursuant toSection 7.03(a), then the Company shall promptly pay to Parent within two (2) Business Days after such termination, the Termination Fee.

(ii) If this Agreement is terminated by the Company pursuant to Section 7.04(a), then prior to or concurrently with such termination the Company must pay to Parent the Termination Fee.

(iii) If (A) this Agreement is terminated pursuant to Section 7.02(a) or Section 7.02(c), (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 7.02(a) orSection 7.02(c), a Takeover Proposal has been publicly announced or disclosed and not withdrawn or otherwise abandoned, and (C) within one (1) year following the termination of this Agreement pursuant to Section 7.02(a) or Section 7.02(c), as applicable, either a Takeover Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of a Takeover Transaction, then, in any such event, the Company shall promptly pay the Termination Fee upon the earlier of the consummation or entry into a definitive agreement with respect to such Takeover Transaction. For purposes of this Section 7.06(a)(iii), all references in the definition of the term Takeover Transaction to “15%” will be deemed to be references to “50%.”

(b) Parent Payments.

(i) If this Agreement is terminated by the Company pursuant to Section 7.04(c), or by Company or Parent pursuant to Section 7.02(a) at a time when the Company would have been entitled to terminate this Agreement pursuant to Section 7.04(c), then Parent shall promptly pay to the Company, within two (2) Business Days after such termination, the Reverse Termination Fee.

(c) Payments; Default. The Company, Parent and Merger Sub each acknowledge and hereby agree that the provisions of this Section 7.06 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, the Company, Parent and Merger Sub would not have entered into this Agreement. If the Company shall fail to pay in a timely manner the amounts due pursuant to Section 7.06(a), and, in order to obtain such payment, Parent makes a claim against the Company that results in a judgment against the Company, or Parent shall fail to pay in a timely manner the amounts due pursuant to Section 7.06(b) and, in order to obtain such payment, the Company makes a claim against Parent that results in a judgment against Parent, either the Company or Parent, as applicable, shall pay to other party the reasonable costs and expenses of the other party (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 7.06 at the prime lending rate prevailing during such period as published in The Wall Street Journal (the “Fee Enforcement Expenses”). Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year. All payments under this Section 7.06 to be made by the Company to Parent shall be made by wire transfer of immediately available funds to an account designated in writing by Parent, and all payments under this Section 7.06 to be made by Parent to the Company shall be made by wire transfer of immediately available funds to an account designated in writing by the Company. The parties acknowledge and agree that in no event shall (i) the Company be obligated to pay the Termination Fee on more than one occasion or (ii) Parent be obligated to pay the Reverse Termination Fee on more than one occasion. The parties hereto also agree that each of the Termination Fee and the Reverse Termination Fee constitutes liquidated damages and not a penalty.

(d) Sole and Exclusive Remedy.

(i) Under no circumstances will the collective monetary damages payable by Parent, Merger Sub, any of their Affiliates, the Debt Financing Parties or any of the respective Related Parties of the foregoing in connection with breaches under this Agreement (other than Section 5.18(b) and the Fee Enforcement Expenses) exceed the aggregate amount of $99,000,000 (the “Parent Liability Limitation”). Other than for any breach by Parent, Merger Sub or any of their Affiliates of the Confidentiality Agreement or Section 5.18(b) and the Fee Enforcement Expenses, in no event will any of the Company’s Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award in excess of the Parent Liability Limitation against (A) Parent, Merger Sub, any of their Affiliates, the Debt Financing Parties or any of the respective Related Parties of the foregoing, and in no event will the Company be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Liability Limitation against Parent, Merger Sub, any of their Affiliates, the Debt Financing Parties or any of the respective Related Parties of the foregoing for, or with respect to, this Agreement or the transactions contemplated hereby, the termination of this Agreement, the failure to consummate any of the transactions contemplated hereby or any claims or actions under applicable Law arising out of any such breach, termination or failure. Other than the obligations of Parent and Merger Sub to the extent expressly provided in this Agreement and other than the obligations of Parent, Merger Sub or any of their respective Affiliates to the extent expressly provided in the Confidentiality Agreement, in no event will Parent, Merger Sub, any of their Affiliates, any Debt Financing Party or any of the respective Related Parties of the foregoing or any other Person other than Parent and Merger Sub have any liability for monetary damages to the Company or any other Person relating to or arising out of this Agreement or the Transactions.

(ii) Parent’s receipt of the Termination Fee to the extent owed pursuant to Section 7.06(a), will be the only monetary damages that Parent and each of its Affiliates may recover from the Company and the Company’s Related Parties in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate any of the transactions contemplated hereby and thereby or any claims or actions under applicable Law arising out of any such breach, termination or failure, and upon payment of such amount, (1) none of the Company nor the Company’s Related Parties will have any further liability or obligation to Parent relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination (except that the Company will remain obligated with respect to, and Parent may be entitled to remedies with respect to (x) the Confidentiality Agreement and (y) the Fee Enforcement Expenses); and (2) none of Parent nor any other Person will be entitled to bring or maintain any claim, action or proceeding against the Company or the Company’s Related Parties arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination (except that the Company will remain obligated with respect to, and Parent may be entitled to remedies with respect to (x) the Confidentiality Agreement and (y) the Fee Enforcement Expenses).

(iii) Under no circumstances will the collective monetary damages payable by the Company or its Affiliates for breaches under this Agreement (other than the Fee Enforcement Expenses) exceed the aggregate amount of $66,000,000 (the “Company Liability Limitation”). In no event will any of the Parent’s Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award (other than the Fee Enforcement Expenses) in excess of the Company Liability Limitation against the Company or any of the Company’s Related Parties, and in no event will Parent or the Parent’s Related Parties be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Company Liability Limitation (other than the Fee Enforcement Expenses) against the Company or any of the Company’s Related Parties for, or with respect to, this Agreement or the transactions contemplated hereby, the termination of this Agreement, the failure to consummate any of the transactions contemplated hereby or any claims or actions under applicable Law arising out of any such breach, termination or failure. Other than the obligations of the Company to the extent expressly provided in this Agreement, in no event will the Company’s Related Parties or any other Person other than the Company have any liability for monetary damages to Parent or any other Person relating to or arising out of this Agreement or the transactions contemplated hereby.

(iv) The Company’s receipt of the Reverse Termination Fee to the extent owed pursuant to Section 7.06(b), will be the only monetary damages that the Company and its Affiliates may recover from Parent, Merger Sub, any of their Affiliates, any Debt Financing Party or any of the respective Related Parties of the foregoing in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate any of the transactions contemplated hereby or any claims or actions under applicable law arising out of any such breach, termination or failure, and upon payment of such amount, (1) none of Parent, Merger Sub, any of their Affiliates, any Debt Financing Party or any of the respective Related Parties of the foregoing will have any further liability or obligation to the Company relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination (except that the Parent will remain obligated with respect to, and the Company may be entitled to remedies with respect to (x) the Confidentiality Agreement, (y)Section 5.18(b) and (z) the Fee Enforcement Expenses); and (2) none of the Company nor any other Person will be entitled to bring or maintain any claim, action or proceeding against Parent, Merger Sub, any of their Affiliates, any Debt Financing Party or any of the respective Related Parties of the foregoing arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination (except that the Parent will remain obligated with respect to, and the Company may be entitled to remedies with respect to (x) the Confidentiality Agreement, (y) Section 5.18(b) and (z) the Fee Enforcement Expenses).

(e) Acknowledgement Regarding Specific Performance. Notwithstanding anything to the contrary in Section 7.06(d)) or the existence of the Parent Liability Limitation or the availability of monetary damages, it is agreed that the Company will be entitled to an injunction, specific performance or other equitable relief subject to the terms and limitations set forth in Section 8.12(b).

(f) Expenses. Except as expressly set forth in this Section 7.06, all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses, provided, however, that (i) Parent shall be responsible for fifty percent (50%) all filing fees incurred in connection with the HSR Act or any other Antitrust Law in connection with the consummation of the transactions contemplated by this Agreement, and (ii) Company shall be responsible for fifty percent

(50%) of all filing fees incurred in connection with the HSR Act or any other Antitrust Law in connection with the consummation of the transactions contemplated by this Agreement.

Section 7.07 Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval, by written agreement signed by each of the parties hereto; provided, however, that following the receipt of the Company Shareholder Approval, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self-regulatory organization would require further approval by the holders of Company Common Stock without such approval.

Section 7.08 Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement (provided that such agreement need not contain any standstill restrictions if the Company Board or a committee thereof determines in good faith after consultation with outside counsel that inclusion of such restrictions would be reasonably likely to violate the fiduciary duties of the Company Board or such committee).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Affordable Care Act” means the Patient Protection and Affordable Care Act (PPACA), as amended by the Health Care and Education Reconciliation Act (HCERA).

“Agreement” has the meaning set forth in the Preamble.

“Anti-Corruption Laws” means, collectively, (i) the US Foreign Corrupt Practices Act of 1977, (ii) the UK Bribery Act 2010, and (iii) any other law, rule, regulation, or other legally binding measure of any jurisdiction that implements the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or that otherwise relates to bribery or corruption.

“Antitrust Laws” has the meaning set forth in Section 3.03(c).

“Articles of Merger” has the meaning set forth in Section 1.03.

“Book-Entry Share” has the meaning set forth in Section 2.01(c).

“Business Day” means any day, other than Saturday, Sunday, or any day on which banking institutions located in New York City are authorized or required by Law or other governmental action to close.

“Cancelled Shares” has the meaning set forth in Section 2.01(a).

“Certificate” has the meaning set forth in Section 2.01(c).

“Charter Documents” has the meaning set forth in Section 3.01(b).

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” has the meaning set forth in Section 4.03.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 5.04(a).

“Company Adverse Recommendation Change” shall mean the Company Board: (a) failing to make or withdrawing, or amending, modifying, or materially qualifying in a manner adverse to Parent, the Company Board Recommendation; (b) failing to include the Company Board Recommendation in the Company Proxy Statement that is mailed to the Company’s shareholders or in any other material press release or written communication to the Company’s shareholders in connection with the Company Shareholders Meeting prior to obtaining the Company Shareholder Approval; (c) adopting, approving, endorsing, recommending or otherwise declaring advisable a Takeover Proposal; (d) failing to unanimously recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten (10) Business Days after the commencement of such offer or failing to maintain at any time such a recommendation against such offer at any time before the expiration or withdrawal of such offer; (e) making any public statement inconsistent with the Company Board Recommendation; or (f) resolving, proposing or agreeing, or proposing to resolve or agree, to take any of the foregoing actions.

“Company Balance Sheet” has the meaning set forth in Section 3.04(e).

“Company Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other equity or equity-based incentive, compensation, severance, employment, consulting, change-in-control, retention, vacation, paid time off, fringe benefit, bonus, incentive, savings, retirement, deferred compensation, or other compensatory or benefit plan, agreement, program, policy or arrangement, whether or not subject to ERISA, entered into, contributed to (or required to be contributed to), sponsored by or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party. For the avoidance of doubt, Company Benefit Plan shall include both U.S. and non-U.S. plans.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.03(d).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Continuing Employees” has the meaning set forth in Section 5.07(a).

“Company Disclosure Letter” has the meaning set forth in the introductory language in Article III.

“Company Employee” means each current employee, independent contractor, consultant, or director of the Company or any of its Subsidiaries.

“Company Equity Award” means a Company SAR, a Company Restricted Share, a Company Restricted Stock Unit or Company Performance Stock Unit granted under one of the Company Stock Plans, as the case may be.

“Company Financial Advisor” has the meaning set forth in Section 3.10.

“Company IP” has the meaning set forth in Section 3.07(b).

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any change, effect, event, occurrence, circumstance, occurrence, condition, effect or development that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, excluding, however, the impact of (A) any changes or developments in domestic, foreign or global markets or domestic, foreign or global economic conditions generally, including (1) any changes or developments in or affecting the domestic or any foreign securities, equity, credit or financial markets or (2) any changes or developments in or affecting domestic or any foreign interest or exchange rates, (B) changes in GAAP or any official interpretation or enforcement thereof, (C) changes in applicable Law or any changes or developments in the official interpretation or enforcement thereof by Governmental Entities, (D) changes in domestic, foreign or global political conditions (including the outbreak or escalation of war, military actions, or acts of terrorism), including any worsening of such conditions threatened or existing on the date of this Agreement, (E) weather conditions or other acts of God (including storms, earthquakes, tornados, floods or other natural disasters), (F) a decline in the trading price or trading volume of the Company’s common stock or any change in the ratings or ratings outlook for the Company or any of its Subsidiaries (provided, that the underlying causes thereof may be considered in determining whether a Company Material Adverse Effect has occurred if not otherwise excluded hereunder), (G) the failure to meet any projections, guidance, budgets, forecasts or estimates (provided, that the underlying causes thereof may be considered in determining whether a Company Material Adverse Effect has occurred if not otherwise excluded hereunder), (H) any action taken or omitted to be taken by the Company or any of its Subsidiaries at the written request of Parent (but excluding, for the avoidance of doubt, requests to comply with Section 5.01), (I) any actions or claims made or brought by any of the current or former shareholders of the Company (or on their behalf or on behalf of the Company) against the Company or any of its directors, officers or employees arising out of this Agreement or the Merger, (J) the announcement or the existence of this Agreement if arising from the identity of Parent or its Affiliates, (K) changes in, or effects arising from or relating to, any epidemic, pandemic or disease outbreak (including the COVID-19 Pandemic or any COVID-19 Measure), curfews or other restrictions that relate to, or arise out of, any epidemic, pandemic or disease outbreak (including the COVID-19 Pandemic) or material worsening of such conditions threatened or existing as of the date of this Agreement, and (L) the failure to obtain any approvals or consents from any Governmental Entity required by the transactions contemplated by this Agreement (provided, that the underlying causes thereof may be considered in determining whether a Company Material Adverse Effect has occurred if not otherwise excluded hereunder); except, with respect to clauses (A), (B), (C), (D), (E) or (K), to the extent that such impact is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to others in the industry or industries in which the Company and its Subsidiaries operate (in which case the such disproportionate effect(s) may be taken into account in determining whether there has been a Company Material Adverse Effect); or (ii) would reasonably be expected to prevent or materially hinder, materially impair or materially delay the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement by the Outside Date.

“Company Material Contract” has the meaning set forth in Section 3.15(a).

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Performance Stock Units” means a performance restricted stock unit issued by the Company pursuant to a Company Stock Plans that vests on the basis of time and the achievement of performance targets, pursuant to which the holder has a right to receive Company Common Stock after the vesting or lapse of restrictions applicable to such performance restricted stock unit.

“Company Preferred Stock” has the meaning set forth in Section 3.02(a).

“Company Proxy Statement” has the meaning set forth in Section 3.17.

“Company Restricted Share” has the meaning set forth in Section 2.06(a).

“Company Restricted Stock Units” means a restricted stock unit issued by the Company pursuant to a Company Stock Plans that vests solely on the basis of time, pursuant to which the holder has a right to receive Company Common Stock or cash after the vesting or lapse of restrictions applicable to such restricted stock unit.

“Company SAR” has the meaning set forth in Section 2.06(b).

“Company SEC Documents” has the meaning set forth in Section 3.04(a).

“Company Securities” has the meaning set forth in Section 3.02(b)(ii).

“Company Shareholder Approval” has the meaning set forth in Section 3.03(a).

“Company Shareholders Meeting” means the special meeting of the shareholders of the Company to be held to consider the adoption of this Agreement.

“Company Stock Plans” means the following plans, in each case as amended: the 2011 Equity Incentive Plan and the 2019 Equity Incentive Plan.

“Company Subsidiary Securities” has the meaning set forth in Section 3.02(c).

“Confidentiality Agreement” has the meaning set forth in Section 5.03(b).

“Consent” has the meaning set forth in Section 3.03(c).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other instruments or commitments that are binding or purport to be binding, whether written or oral.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, order, directive, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or response to the COVID-19 Pandemic, including the CARES Act and Families First Act.

“COVID-19 Pandemic” means the infectious disease caused by severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and commonly known as “COVID-19”, any evolution thereof or related or associated epidemics, pandemics or disease outbreaks.

“Credit Agreement” means that certain Credit Agreement, dated as of February 14, 2019, by and among the Company, the financial institutions party thereto and KeyBank National Association, as administrative agent thereunder, as amended, restated, supplemented or otherwise modified prior to the Closing Date.

“Cyber Policies” means the Cyber/Technology Errors and Omissions, and the Excess Cyber/Technology Errors and Omissions insurance coverage, underwritten by a consortium with Lloyd’s of London, each expiring on June 30, 2021, under which the Company and its Subsidiaries are insured parties.

“Cybersecurity Incident” means any event that actually or potentially jeopardizes, disrupts or otherwise impacts the integrity, confidentiality or availability of the Company IT Systems or data retained thereon, including, but not limited to, a ransomware attack or a denial-of-service attack.

“Debt Financing Parties” has the meaning set forth in Section 8.13.

“Definitive Agreements” has the meaning set forth in Section 5.17.

“Effective Time” has the meaning set forth in Section 1.03.

“Environmental Laws” means any applicable Law (a) relating to pollution or the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of) any hazardous or toxic materials, substances or wastes or (b) that regulates, imposes liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage) or establishes standards of care with respect to any of the foregoing.

“Environmental Permit” means any permit, certificate, registration, notice, approval, identification number, license or other authorization required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 3.03(c).

“FBCA” has the meaning set forth in the Recitals.

“Financing” has the meaning set forth in Section 4.03.

“Foreign Antitrust Laws” has the meaning set forth in Section 3.03(c).

“GAAP” has the meaning set forth in Section 3.04(b).

“GDPR” has the meaning set forth in Section 3.12(k).

“Governmental Antitrust Authority” has the meaning set forth in Section 5.09(b).

“Governmental Entity” has the meaning set forth in Section 3.03(c).

“Hazardous Substance” shall mean: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HSR Act” has the meaning set forth in Section 3.03(c).

“In-the-Money SAR” means a vested Company SAR for which the SAR Per Share Consideration is greater than zero.

“Indemnified Party” has the meaning set forth in Section 5.08(a).

“Initial Lender” has the meaning set forth in Section 4.03.

“Intellectual Property” means any and all intellectual property, or other proprietary or similar rights, throughout the world, including rights in and to: (a) trademarks, service marks, trade dress, logos, trade names, corporate names, and similar indicia of source or origin, and the goodwill connected with the use of and symbolized by the foregoing; (b) works of authorship and copyrights and, regardless of the medium of fixation or means of expression; (c) trade secrets, business or financial information, know-how and other non-public, or confidential information; (d) inventions and invention disclosures (whether or not patentable), industrial designs, and patents; (e) internet domain names, IP addresses, web addresses, social media accounts; (f) data, databases, computer software programs and software systems, whether in source code, object code, or human readable form; (g) other intellectual property and related proprietary rights; and (h) any registrations or applications for registration for any of the foregoing, and any provisionals, divisionals, continuations, continuations in part, renewals, reissuances, re-examinations and extensions of any of the foregoing (as applicable).

“Intervening Event” means, with respect to the Company any material event, circumstance, change, effect, development, or condition that was not known to or reasonably expected by any member of the Company Board, as of or prior to the date hereof and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by the Company (or to be refrained from being taken by the Company) pursuant to, this Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an Intervening Event: (a) the receipt, existence, or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a Takeover Transaction (which, for the purposes of the Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition of Takeover Transaction); (b) the mere fact in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period; or (c) any change in the price, or change in trading volume, of the Company Common Stock (provided, however, that, without limiting and subject to clause (a), it is understood that clauses (b) and (c) shall not apply to the underlying causes giving rise to or contributing to such meeting, exceeding or change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred).

“Intervening Event Notice Period” has the meaning set forth in Section 5.04(e).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to the Company and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 8.01 of the Company’s Disclosure Letter, after due inquiry.

“Laws” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.

“Lease” shall mean all leases, subleases, licenses, concessions, and other agreements (written or oral) under which the Company or any of its Subsidiaries holds any Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

“Leased Real Estate” shall mean all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company or any of its Subsidiaries.

“Legal Action” means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, or examinations.

“Lender” has the meaning set forth in Section 4.03.

“Liability” shall mean any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

“Merger” has the meaning set forth in Section 1.01.

“Merger Consideration” has the meaning set forth in Section 2.01(b).

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

“Nasdaq” has the meaning set forth in Section 3.03(c).

“New Cyber Policies” has the meaning set forth in Section 5.01(c).

“Non-U.S. Employee Plan” has the meaning set forth in Section 3.12(e).

“Open Source Software” means any software that is distributed under “open source” or “free software” terms, including any software distributed under the GPL, LGPL, Mozilla License, Apache License, Common Public License, BSD license or similar terms and including any software distributed with any license term or condition that: (a) requires or could require, or conditions or could condition, the use or distribution of such software on the disclosure, licensing, or distribution of any source code for any portion of such software or any derivative work of such software; or (b) otherwise imposes or could impose any limitation, restriction, or condition on the right or ability of the licensee of such software to use or distribute such software or any derivative work of such software.

“Order” has the meaning set forth in Section 3.09.

“Other Governmental Approvals” has the meaning set forth in Section 3.03(c).

“Outside Date” has the meaning set forth in Section 7.02(a).

“Owned Real Estate” shall mean all land, together with all buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and appurtenances relating thereto, owned by the Company or any of its Subsidiaries.

“Parent” has the meaning set forth in the Preamble.

“Parent Benefit Plans” has the meaning set forth in Section 5.07(b).

“Paying Agent” has the meaning set forth in Section 2.02(a).

“Payment Fund” has the meaning set forth in Section 2.02(a).

“Permits” has the meaning set forth in Section 3.08(b).

“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (e) any right of way or easement related to public roads and highways; (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation; (g) statutory and contractual Liens to secure obligations to landlords under Real Property Leases; (h) unrecorded easements, restrictions and similar agreements that do not materially detract from the value of or materially impair the occupancy or use of the affected real property for the purposes for which it is currently used in connection with such Person’s businesses; and (i) Liens arising under or in connection with the Company’s or the Parent’s, as applicable, credit facility.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Personal Data” means information relating to or reasonably capable of being associated with an identified or identifiable person, device, or household, including, but not limited to natural person’s name, street address, telephone number, email address, photograph, social security number, driver’s license number, passport number, or customer or account number, identifiable health information or any other piece of information that on its own or in combination with any other piece of information allows the direct or indirect identification of a natural person, “Personal Data” as defined by the European Union’s General Data Protection Regulation, “Personal Information” as defined by the California Consumer Privacy Act, as well as any “personal data,” “personal information,” “protected health information,” “nonpublic personal information,” and any other personally identifiable data governed by all Laws pertaining to privacy, data protection, Personal Data, data security or any other Privacy Requirement.

“Privacy Requirements” has the meaning set forth in Section 3.07(i).

“Real Estate” means the Owned Real Estate and the Leased Real Estate.

“Representatives” has the meaning set forth in Section 5.04(a).

“Reverse Termination Fee” means $99,000,000.

“Sanctioned Person” means any Person (i) designated on the US Department of Treasury’s Office of Foreign Assets Control’s list of Specially Designated Nationals and Blocked Persons, the Consolidated List of Financial Sanctions Targets maintained by Her Majesty’s Treasury or on any list of targeted persons issued under the Economic Sanctions Law of any other country, (ii) that is, or is part of, a government of a Sanctioned Territory, (iii) owned or controlled by, or acting on behalf of, any of the foregoing, (iv) located within or operating from a Sanctioned Territory, or (v) otherwise targeted under any Sanctions Law.

“Sanctioned Territory” means any country or other territory subject to a general export, import, financial or investment embargo under Economic Sanctions Law, which countries and territories, as of the date of this Agreement, include the region of Crimea, Cuba, Iran, North Korea, and Syria.

“Sanctions Law” means any economic or financial sanctions or export controls administered by the US Department of Treasury’s Office of Foreign Assets Control, the US State Department, the US Commerce Department, any other agency of the US government, the United Nations, the United Kingdom, the European Union or any member state thereof.

“SAR Per Share Consideration” means, with respect to a Company SAR, an amount equal to the difference between (a) the Merger Consideration, minus (b) the per share exercise price of such Company SAR.

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.04(a).

“SEC” has the meaning set forth in Section 3.03(c).

“Securities Act” has the meaning set forth in Section 3.04(a).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Superior Proposal” means a bona fide written Takeover Proposal (except that, for purposes of this definition, each reference in the definition of “Takeover Transaction” to “15%” shall be “50%”) that the Company Board determines in good faith (after consultation with outside legal counsel and the Company Financial Advisor) (i) is more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement, taking into account: (a) all financial considerations; (b) the identity of the third party making such Takeover Proposal; (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal; (d) the other terms and conditions of such Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory, and other aspects of such Takeover Proposal deemed relevant by the Company Board; and (e) any revisions to the terms of this Agreement and the Merger proposed by Parent during the Superior Proposal Notice Period set forth in Section 5.04(d); (ii) is reasonably expected to be consummated on a timely basis and does not contain any condition on the third party’s obligation to consummate the Superior Proposal that is related to the third party’s completion of due diligence (for the avoidance of doubt, a right of the third party to access to or notification of information or documents shall not be deemed a due diligence closing condition) or the third party’s having obtained financing for the Superior Proposal and (iii) the financing of which is fully committed or reasonably determined in good faith by the Company Board to be available.

“Superior Proposal Notice Period” has the meaning set forth in Section 5.04(d).

“Surviving Corporation” has the meaning set forth in Section 1.01.

“Takeover Proposal” means any proposal or offer made by any Person or group (other than Parent and its Subsidiaries and Affiliates) (as defined pursuant to Section 13(d) of the Exchange Act), and whether involving a transaction or series of related transactions, for a Takeover Transaction.

“Takeover Transaction” means any (i) a merger, reorganization, share exchange, consolidation, business combination, dissolution, liquidation or similar transaction involving the Company pursuant to which any Person or group (as defined pursuant to Section 13(d) of the Exchange Act) would hold securities representing more than 15% of the total outstanding voting power of the Company after giving effect to the consummation of such transaction, (ii) the direct or indirect acquisition by any Person or group (other than Parent and its Affiliates) (as defined pursuant to Section 13(d) of the Exchange Act) of assets constituting or accounting for more than 15% of the assets, revenue or net income of the Company and its Subsidiaries, on a consolidated basis (in each case, including securities of the Subsidiaries of the Company, and measured by the fair market value thereof as of the date of such acquisition, as determined in good faith by the Company Board), or (iii) the direct or indirect acquisition by any Person or group (other than Parent and its Affiliates) (as defined pursuant to Section 13(d) of the Exchange Act) of securities representing more than 15% of the total outstanding voting power of the Company or outstanding equity of the Company after giving effect to the consummation of such acquisition, including pursuant to a tender offer or exchange offer.

“Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” means $66,000,000.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

Section 8.02 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions of this Agreement; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.03 Survival. None of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time, except for covenants and agreements that contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 8.04 Governing Law; Submission to Jurisdiction. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the State of Delaware (including with respect to any claim for damages pursuant to this Agreement, which calculation of damages will be determined in all respects in accordance with Laws of the State of Delaware) without regard to the conflicts of law principles thereof; provided that, for the avoidance of doubt, the provisions respecting the consummation, effect and consequences of the Merger under the FBCA shall be interpreted, construed and governed by and in accordance with the FBCA. Each of the parties hereto irrevocably (i) agrees that any Legal Action with respect to, arising out of or relating to this Agreement, the Merger and the rights and obligations arising hereunder, or for recognition, interpretation and enforcement of any provisions of this Agreement shall be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, and irrevocably submits itself and its property with respect to any such action to the exclusive jurisdiction of such court, (ii) agrees not to bring or support or permit any of its Related Parties to bring or support any Legal Action of any kind in any forum other than the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, and (iii) agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 8.06 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement, the Merger or any other transaction contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement, the Merger and the rights and obligations arising thereunder or hereunder, or for recognition and enforcement of any judgment in respect of this Agreement, the Merger and the rights and obligations arising thereunder or hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.04; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action, or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action, or proceeding is improper, or (z) this Agreement, the Merger or the subject matter thereof or hereof, may not be enforced in or by such courts. Notwithstanding anything to the contrary in this Agreement, each of the parties hereto, on behalf of themselves, their respective Subsidiaries and each of their respective Affiliates agrees (A) that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Parties in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Commitment Letter or the Financing in any forum other than the United States District Court for the Southern District of New York or any New York State court sitting in the borough of Manhattan in New York City, (B) that except as specifically set forth in the documents relating to the Financing, any such action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the Commitment Letter or other applicable definitive document relating to the Financing, and (C) that the provisions of Section 8.05 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.

Section 8.05 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, FINANCING OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.05.

Section 8.06 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.06):

If to Parent or Merger Sub, to:	Sitel Worldwide Corporation 600 Brickell Avenue Unit 3200 Miami, FL 33131 Attention: Elisabeth Destailleur Email: elisabeth.destailleur@sitel.com

with a copy (which will not constitute notice to Parent or Merger Sub) to:	Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue; 31st Floor
New York, NY 10022
Email: ethan.klingsberg@freshfields.com
           joseph.halloum@freshfields.com
Attention: Ethan Klingsberg
Joseph Halloum

If to the Company, to:	Sykes Enterprises, Incorporated 400 North Ashley Drive Suite 2800 Tampa, FL 33602 Attention: James Holder, Chief Legal Officer Email: james.holder@sykes.com

with a copy (which will not constitute notice to the Company) to:	Shumaker, Loop & Kendrick, LLP 101 E. Kennedy Blvd., Ste. 2800 Tampa, FL 33602 Attention: Gregory C. Yadley, Esq. Email: gyadley@shumaker.com or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 8.07 Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement and the Company Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter), the statements in the body of this Agreement will control.

Section 8.08 No Third-Party Beneficiaries. Except as provided in Section 5.08 hereof (which shall be to the benefit of the parties referred to in such section), Section 7.06(d) (which shall be to the benefit of the parties referred to in such section) and Section 8.13 hereof (which shall be to the benefit of the parties referred to in such section), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.09 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.10 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Parent or Merger Sub, on the one hand, nor the Company on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other party (Parent in the case of Parent and Merger Sub), which consent shall not be unreasonably withheld, conditioned, or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.11 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy; provided however that under no circumstances will a party be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and monetary damages.

Section 8.12 Specific Performance.

(a) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (A) the parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (B) the provisions of Section 7.06 are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, the parties would not have entered into this Agreement. The parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by any party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any party under this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. The parties hereto further agree that (i) by seeking the remedies provided for in this Section 8.12, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.12 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 8.12 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under thisSection 8.12 prior or as a condition to exercising any termination right under Article VII (and pursuing damages after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 8.12 or anything set forth in this Section 8.12 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter.

(b) Notwithstanding anything contained in this Agreement to the contrary, including, Section 8.12(a), the parties hereby further acknowledge and agree that the Company shall be entitled to specific performance of Parent’s obligation to cause the Parent and Merger Sub to consummate the Closing in accordance with Section 1.02 and to enforce the terms of this Agreement (including, for the avoidance of doubt, Section 5.17 (Financing)) if (and only if and for so long as) (A) all conditions set forth in Section 6.01 and Section 6.02 (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing, but which conditions at such time are capable of being satisfied if the Closing were to occur) have been and continue to be satisfied or (to the extent permitted by applicable Law) waived by Parent at the time when the Closing would be required to occur pursuant to Section 1.02, (B) Parent and Merger Sub fail to consummate the Closing on the date when the Closing should have occurred pursuant to Section 1.02, (C) the proceeds of the Financing has been funded or will be funded in accordance with the terms thereof at the Closing and (D) the Company has not terminated this Agreement in accordance with Article VII and has irrevocably confirmed in a written notice to Parent that all conditions to be satisfied or (to the extent permitted by applicable Law) waived (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing, but which conditions at such time are capable of being satisfied if the Closing were to occur), and that if specific performance is granted and Financing is funded, the Company is prepared to consummate the Closing in accordance with the terms of this Agreement, and Parent and Merger Sub fail to complete the Closing within three (3) Business Days after the delivery of the Company’s irrevocable written confirmation. Notwithstanding anything in this Agreement to the contrary, under no circumstances shall the Company be entitled to receive both (A) a grant of specific performance of Parent’s obligation to consummate the Closing and (B) the payment of the Reverse Termination Fee and the Fee Enforcement Expenses if any due pursuant to Section 7.06(b) or monetary damages; provided however, that, in the case of the grant of any monetary award by a court of competent jurisdiction in favor of the Company (other than for payment under Section 5.18(b), the Company may enforce such award and accept such monetary payment only if, within two (2) weeks following such grant of monetary award, the Company shall offer and commit to complete the Merger and Parent and Merger Sub have not consummated the Merger by the conclusion of such two (2) weeks; provided further that, the Company shall, and shall cause its Representatives to, dismiss with prejudice any Legal Action still pending at such time as Parent and Merger Sub consummate the Merger.

Section 8.13 Lender Provisions. Notwithstanding anything to the contrary in this Agreement, the Company and the Parent, on behalf of themselves, their respective Subsidiaries and each of their respective Affiliates hereby agrees: (i) that none of the Debt Financing Parties will have any liability to the Company or any of its Subsidiaries, any of its or their respective Affiliates or Representatives, or any successor or assign of any of the foregoing (in each case, other than Parent or its respective Subsidiaries) relating to or arising out of this Agreement, the Financing, the Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, (ii) the Company (on behalf of itself and its Subsidiaries and Affiliates) agree that it will not (and will cause its Subsidiaries and Affiliates to not) commence, voluntarily join, maintain or support any Legal Action against any Debt Financing Party relating to or arising out of this Agreement, the Financing, the Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (and in furtherance and not in limitation of the foregoing, the parties acknowledge and agree that no Debt Financing Party shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature) and (iii) that the Debt Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions of Section 7.05 (as it relates to survival of provisions after termination of this Agreement), Section 7.06(d), Section 8.04 and Section 8.05 and this Section 8.13, and that such provisions (or any of the defined terms used herein or any other provision of this Agreement to the extent a modification, waiver or termination of such defined term or provision would modify the substance of any such Section ) shall not be amended in any way adverse to the Debt Financing Parties without the prior written consent of the Lenders (and any such amendment, waiver or other modification without such prior written consent shall be null and void). For purposes of this Agreement, “Debt Financing Parties” shall mean the Lenders, together with their respective Affiliates and their and their respective officers, directors, employees, partners, controlling persons, advisors, attorneys, agents and representatives and the respective successors and assigns of any of the foregoing, in their capacities as such; provided that neither Parent nor any Affiliate of Parent shall be a Debt Financing Party.

Section 8.14 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all of which shall together be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SYKES ENTERPRISES, INCORPORATED

By:	/s/ James Holder
Name:	James Holder
Title:	Chief Legal Officer

[Signature page to the Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SITEL WORLDWIDE CORPORATION

By:	/s/ Laurent Uberti
Name:	Laurent Uberti
Title:	Chief Executive Officer

FLORIDA MERGERSUB, INC.

By:	/s/ Laurent Uberti
Name:	Laurent Uberti
Title:	Chief Executive Officer

[Signature page to the Agreement and Plan of Merger]

ANNEX B

(Fairness Opinion)

200 West Street | New York, NY 10282-2198 Tel: 212-902-1000

PERSONAL AND CONFIDENTIAL

June 17, 2021

Transaction Committee of the Board of Directors

Sykes Enterprises, Incorporated

400 North Ashley Drive | Suite 3100

Tampa, FL 33602

Gentlemen:

You have request our opinion as to the fairness from a financial point of view to the holders (other than Sitel Worldwide Corporation (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Sykes Enterprises, Incorporated (the “Company”) of the $54.00 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of June 17, 2021 (the “Agreement”), by and among Parent, Florida Mergersub, Inc., a wholly owned subsidiary of Parent, and the Company.

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including Creadev, a significant shareholder of Parent (“Creadev”), and/or its affiliates and portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Transaction Committee of the Board of Directors of the Company (the “Transaction Committee”) in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We may in the future provide financial advisory and/or underwriting services to the Company, Parent, Creadev and/or its affiliates and portfolio companies and their respective affiliates for which our Investment Banking Division may receive compensation. Affiliates of Goldman Sachs & Co. LLC also may have co-invested with Creadev and its affiliates from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2020; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the

Securities and Investment Services Provided by Goldman Sachs & Co. LLC

Transaction Committee of the Board of Directors

Sykes Enterprises, Incorporated

June 17, 2021

Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Transaction Committee (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the business process outsourcing industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgements of the Transaction Committee. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the $54.00 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $54.00 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the potential effects of volatility in the credit, financial and stock markets on the Company, Parent or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Transaction Committee and the Board of Directors of the Company in connection with their consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Transaction Committee of the Board of Directors

Sykes Enterprises, Incorporated

June 17, 2021

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $54.00 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

(GOLDMAN SACHS & CO. LLC)

SYKES ENTERPRISES, INCORPORATED

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 P.M. Eastern Time the day before the Special Meeting date.

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the Special Meeting date. Have your proxy card in hand when you access the website and follow the instructions.

OR

VOTE BY TELEPHONE – 1-800-690-6903

Use a touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the Special Meeting date. Have your proxy card in hand when you call and follow the instructions.

OR

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card

CONTROL NUMBER

If submitting a proxy by mail, please sign and date the card below and fold and detach card at perforation before mailing.

The Board of Directors recommends a vote “FOR” Proposals 1, 2 and 3.

Proposal 1        Adoption of the Agreement and Plan of Merger, dated as of June 17, 2021 (as amended or modified from time to time, the “Merger Agreement”), among Sykes Enterprises, Incorporated, Sitel Worldwide Corporation and Florida Mergersub, Inc.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Proposal 2        Approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to SYKES ENTERPRISES, INCORPORATED’s named executive officers in connection with the merger.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Proposal 3        Approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve Proposal 1 (to approve and adopt the Merger Agreement) or in the absence of a quorum.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Shareholder Signature

Title

Shareholder (Joint Owner) Signature

Title

Note: Please sign your name exactly as it appears hereon. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, give your title. When shares are in the names of more than one person, each should sign.

i TO SUBMIT A PROXY BY MAIL, DETACH ALONG THE PERFORATION, MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION PROMPTLY USING THE ENCLOSED ENVELOPE. i

PRELIMINARY PROXY CARD – SUBJECT TO COMPLETION

SYKES ENTERPRISES, INCORPORATED

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 24, 2021

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of SYKES ENTERPRISES, INCORPORATED, a Florida corporation (the “Company”), revoking all prior proxies, hereby appoints Charles E. Sykes, John Chapman and James T. Holder, and each or any of them, with full power of substitution, to represent and to vote on behalf of the undersigned all shares of common stock, par value $0.01 per share, of the Company (the “Shares”) which the undersigned is entitled to vote at the Special Meeting of Shareholders scheduled to be held on August 24, 2021 at the Rivergate Tower, 400 N. Ashley Drive, Suite 320, 3rd Floor, Conference Room A, Tampa, FL 33602, at 8:00 a.m. Eastern Time, and at any and all postponements or adjournments thereof, upon all matters described in the Notice of Special Meeting of Shareholders and related Proxy Statement for the Special Meeting (receipt of which is hereby acknowledged), and upon any other business that may properly come before such Special Meeting and any adjournments thereof.

If this proxy card is properly executed, the Shares represented by this proxy card will be voted as directed on the reverse side, but if no such direction is made, the proxies named above intend to vote such shares FOR Proposals 1, 2 and 3 and upon other such business as may properly come before the Special Meeting.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE BY THE INTERNET OR BY TELEPHONE.

(Continued and to be signed on the reverse side)